UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

News Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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1211 Avenue of the Americas

New York, New York, 10036

(212) 852-7000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [—], 2013

Dear Stockholder:

A Special Meeting of Stockholders (the “Special Meeting”) of News Corporation (“Parent”) will be held on [—], 2013 at [—] a.m. ([—] Time) at [—].

At the Special Meeting, stockholders will be asked to:

•

approve an amendment to our Restated Certificate of Incorporation to clarify our ability to structure separation transactions, including the contemplated separation of our media and entertainment business and our publishing business, as described below (the “Separation”), such that we can make distributions to our stockholders in separate classes of stock of our subsidiaries comparable to the classes of stock currently held by them;

•

approve an amendment to our Restated Certificate of Incorporation to allow us to make certain non-cash distributions on shares of our stock held by our wholly-owned subsidiaries (“Subsidiary-Owned Shares”) in separation transactions and to create additional Subsidiary-Owned Shares with similar rights to distributions, each to enable us to consummate the Separation in the manner contemplated; and

•	approve an amendment to our Restated Certificate of Incorporation which will change our name to Fox Group, Inc. upon the consummation of the Separation.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice, including the complete text of the proposed amendments to our Restated Certificate of Incorporation, which is attached as Appendix A to the proxy statement. All of our stockholders of record and all holders of record of CHESS Depositary Interests (“CDIs”) exchangeable for shares of our common stock at the close of business on [—], 2013 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Subject to the restrictions described in the section entitled “Restrictions on Voting by Non-U.S. Stockholders” in the proxy statement accompanying this Notice, holders of Class B common stock, par value $0.01 per share (“Class B Common Stock,”) are entitled to one vote per share on all matters to be presented at the Special Meeting or any adjournment or postponement thereof. Holders of Class A common stock, par value $0.01 per share (“Class A Common Stock,” and together with the Class B Common Stock, the “Common Stock”) are entitled to one vote per share on the approval of the amendments to the Restated Certificate of Incorporation in Proposal Nos. 1 and 2 to be presented at the Special Meeting or any adjournment or postponement thereof.

The foregoing items of business relate to Parent’s proposed separation into two independent publicly traded companies, consisting of Parent, which will retain its media and entertainment business and New News Corporation, our wholly-owned subsidiary which, after an internal reorganization, will consist of the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia (“New News Corporation”), and the subsequent distribution of New News Corporation stock to the holders of our Common Stock, as more fully discussed in the Preliminary Information Statement that is attached as Appendix C to the proxy statement and is incorporated by reference therein in its entirety. The Preliminary Information Statement may be further amended and will be filed as an exhibit to New News Corporation’s Form 10, and any such further amendments will be incorporated by reference herein. For more information on the Separation, we suggest you read New News Corporation’s Form 10 and the exhibits attached thereto, including any amendments, in their entirety, as well as the documents incorporated herein by reference. See “Additional Information” herein.

As more fully described in our proxy statement, in order to maintain compliance with U.S. law, the Audit Committee of Parent’s Board of Directors (the “Board”) has, as of [—], suspended [—]% of the voting rights of our Class B Common Stock held by non-U.S. stockholders or those who are deemed to be non-U.S. stockholders. The Audit Committee of the Board may modify the voting suspension percentage to reflect changes, if any, in our foreign ownership based on its assessment of the information reasonably available to it. If you are a holder of Class B Common Stock or CDIs exchangeable for Class B Common Stock, you must identify whether you are a U.S. stockholder or a non-U.S. stockholder by choosing the appropriate designation on the Class B Common Stock proxy card. If you do not provide a response as to your citizenship on the Class B Common Stock proxy card, you will be deemed to be a non-U.S. stockholder and your shares will be subject to the suspension of voting rights unless you are a stockholder of record and you previously submitted a U.S. citizenship certification to our transfer agent or Australian share registrar.

Important Information for Holders of Class A Common Stock and Class B Common Stock

It is important that your shares of our Common Stock be represented and voted at the Special Meeting. If you are a holder of shares of our Common Stock, you may submit a proxy for those shares by telephone or the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials, or if you requested a paper proxy card, you may submit your vote by mail if you prefer. If you attend the Special Meeting, you may vote your shares in person. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares of Common Stock in person even if you previously submitted a proxy. Please note, however, that if your shares of Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Special Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Whether or not you plan to attend the Special Meeting, we urge you to vote your shares of Common Stock by telephone or the Internet or, if you requested a paper proxy card, by completing and returning the proxy card as promptly as possible, prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting if you are unable to attend.

If you are planning to attend the Special Meeting in person, you will be asked to register before entering the Special Meeting. You must request an admission ticket in advance and your request must be received by [—], 2013. All attendees will be required to present the admission ticket and a government-issued photo identification (e.g., driver’s license or passport) to enter the Special Meeting. You may request an admission ticket by:

•	if you are a stockholder of record, visiting [—] and following the instructions provided;
•

sending an e-mail to the Corporate Secretary at [—]@newscorp.com providing the name under which you hold shares of record or a properly executed proxy card, or evidence of your beneficial ownership as described below;

•	calling the Corporate Secretary at (212) 852-7000; or
•

sending a fax to the Corporate Secretary at (212) 852-7217 providing the name under which you hold shares of record or a properly executed proxy card, or evidence of your beneficial ownership as described below.

If you are a stockholder of record, your ownership of our Common Stock will be verified against the list of stockholders of record as of the Record Date prior to your being issued an admission ticket. If you are not a stockholder of record and hold your shares of Common Stock in “street name,” i.e., your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you will need to send a request for an admission ticket either by e-mail or fax along with proof of beneficial ownership as of the Record Date, such as an account statement or letter from your broker, bank or nominee indicating that you were the beneficial owner of the shares on the Record Date, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. Requests for admission tickets will be processed in the order in which they are received and must be received by [—], 2013.

Seating at the Special Meeting will begin at [—] a.m. ([—] Time). Prior to entering the Special Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. The security procedures may require additional time, so please plan accordingly. We suggest arriving at least 45 minutes early to the Special Meeting. If you do not provide an admission ticket and government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Special Meeting. We reserve the right to remove persons from the Special Meeting who disrupt the Special Meeting or who do not comply with the rules and procedures for the conduct of the Special Meeting.

The Special Meeting will be audiocast live on the Internet at www.newscorp.com.

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy statement and other materials (the “proxy materials”) relating to the Special Meeting to stockholders, we may furnish proxy materials to stockholders on the Internet by mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform stockholders when the proxy materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of our proxy materials, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

Laura A. Cleveland

Corporate Secretary

New York, New York

[—], 2013

YOUR VOTE IS IMPORTANT

REGARDLESS OF HOW MANY SHARES OF OUR COMMON STOCK YOU OWN AS OF THE RECORD DATE, PLEASE VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO US OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR VOTE BY TELEPHONE, INTERNET OR PROXY CARD.

Appendix A: Amendment to Parent’s Restated Certificate of Incorporation
Appendix B: Definition of “non-U.S. stockholder”
Appendix C: Preliminary Information Statement of New News Corporation

1211 Avenue of the Americas

New York, New York, 10036

PROXY STATEMENT

Special Meeting of Stockholders—[—], 2013

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of News Corporation (“Parent”) of proxies for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held on [—], 2013 at [—] a.m. ([—] Time) at [—] and at any adjournment or postponement thereof.

This proxy statement is first being mailed to stockholders on or about [—], 2013. You are requested to submit your proxy in order to ensure that your shares are represented at the Special Meeting.

The expense of soliciting proxies will be borne by us. Proxies will be solicited principally through the use of the mail, but our Directors, officers and regular employees may solicit proxies personally, by telephone or special letter without any additional compensation. Also, we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding our proxy statement and other materials relating to the Special Meeting (the “proxy materials”) to beneficial owners.

Outstanding Shares

We have two classes of common stock, Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Subject to the restrictions described in the section entitled “Restrictions on Voting by Non-U.S. Stockholders,” holders of Class B Common Stock are entitled to one vote per share on all matters to be presented at the Special Meeting. Holders of Class A Common Stock are entitled to one vote per share only on the approval of the amendments to the Restated Certificate of Incorporation in Proposal Nos. 1 and 2 to be presented at the Special Meeting. All references to “you,” “your,” “yours” or other words of similar import in this proxy statement refer to holders of Common Stock.

Our shares are also traded on the Australian Securities Exchange in the form of CHESS Depositary Interests (“CDIs”). CDIs are exchangeable, at the option of the holder, into shares of either Class A Common Stock or Class B Common Stock, whichever is applicable, at the rate of one CDI per one such share of Common Stock.

Record Date

The Board has fixed the close of business on [—], 2013 as the record date for determining which of our stockholders are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof in person or by proxy (the “Record Date”). If the Special Meeting is adjourned or postponed, notice of such adjournment or postponement will be sent to all stockholders of record entitled to vote at the Special Meeting in accordance with applicable law and our Amended and Restated By-laws (the “By-laws”).

As of the Record Date, there were [—] shares of Class B Common Stock outstanding held by approximately [—] holders of record and [—] shares of Class A Common Stock outstanding held by approximately [—] holders of record. Subject to the restrictions described in the section entitled “Restrictions on Voting by Non-U.S. Stockholders”, each share of Class B Common Stock held as of the Record Date is entitled to one vote per share on all matters to be presented at the Special Meeting. Holders of Class A Common Stock as of the Record Date

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are entitled only to vote on the approval of the amendments to the Restated Certificate of Incorporation in Proposal Nos. 1 and 2 to be presented at the Special Meeting. A list of the stockholders of record as of the Record Date will be available at the Special Meeting and at our principal executive offices during the ten (10) days prior to the Special Meeting.

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record, and these proxy materials are being sent directly to you from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Special Meeting.

If your shares of Common Stock are held in “street name,” meaning your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Common Stock. However, since you are not the stockholder of record, you may not vote these shares of Common Stock in person at the Special Meeting unless you obtain a signed proxy from the stockholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

Holders of CDIs exchangeable for Common Stock have a right to direct CHESS Depositary Nominees Pty Ltd. (“CDN”), the legal holder of the CDIs, on how it should vote with respect to the proposals described in this proxy statement.

Internet Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the proxy materials relating to the Special Meeting to stockholders, we may furnish proxy materials to stockholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform stockholders when the proxy materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of our proxy materials, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

We intend to commence distribution of the Notice of Internet Availability to stockholders on or about [—], 2013.

We will first make available the proxy solicitation materials at www.proxyvote.com on or about [—], 2013 to all stockholders entitled to vote at the Special Meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com.

If you are a CDI holder, you may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.investorvote.com.au; or by telephone at 1300-652-536 (within Australia) or 613-9415-4883 (outside of Australia).

Only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless the stockholders have notified us of their desire to receive multiple copies of the proxy statement. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of the proxy statement for the current year or future years should be directed to the Corporate Secretary at News Corporation, 1211 Avenue

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of the Americas, New York, New York 10036. Alternatively, additional copies of this proxy statement may be requested via Internet at www.proxyvote.com, by telephone at 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact the Corporate Secretary to request that only a single copy of the proxy statement be mailed in the future.

Voting and Submission of Proxies

The persons named on the proxy card and on our voting website at www.proxyvote.com (the “proxy holders”) have been designated by the Board to vote the shares represented by proxy at the Special Meeting. The proxy holders are officers of Parent. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted “FOR” Proposal Nos. 1, 2 and 3, which, prior to our mailing of this proxy statement to you, will have been approved, declared advisable and recommended by the Board, as described in this proxy statement. If any other matter properly comes before the Special Meeting, the proxy holders will vote on that matter in their discretion.

If you are a holder of Common Stock, telephone and Internet voting is available 24 hours a day through 11:59 p.m. (Eastern Time) on the day before the Special Meeting date or the applicable cut-off date. If you are located in the United States or Canada and are a stockholder of record, you can vote your shares by calling toll-free 1-800-690-6903. Whether you are a stockholder of record or a beneficial owner, you can also vote your shares by Internet at www.proxyvote.com. Both the telephone and Internet voting systems have easy to follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your shares by telephone or Internet, you should have in hand when you call or access the website, as applicable, the Notice of Internet Availability or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you vote by telephone or Internet, you do not need to return your proxy card to us. A telephone or Internet proxy must be received no later than 11:59 p.m. (Eastern Time) on the day before the Special Meeting date or the applicable cut-off date.

If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Special Meeting.

If you hold CDIs, Internet voting is available 24 hours a day through 5:00 p.m. (Australian Eastern Time) on [—], 2013. You may vote your CDIs by Internet at www.investorvote.com.au. The Internet system has easy to follow instructions on how you may vote your CDIs and allows you to confirm that the system has properly recorded your vote. If you vote your CDIs by Internet, you should have in hand when you access the website the Notice of Internet Availability or the voting instruction card (for those CDI holders who have received, by request, a hard copy of the voting instruction card). If you vote your CDIs by Internet, you do not need to return your voting instruction form to us. If you have received, by request, a hard copy of the voting instruction card, and wish to submit your vote by mail, you should complete and return the voting instruction card to CDN by 5:00 p.m. (Australian Eastern Time) on [—], 2013.

While we encourage holders of Common Stock to vote by proxy, you also have the option of voting your shares of Common Stock in person at the Special Meeting. If your shares of Common Stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares of Common Stock and you have the right to attend the Special Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Special Meeting or vote in person, you must obtain and provide when you request an admission ticket a properly executed proxy from the stockholder of record (i.e., your broker, bank or other nominee) giving you the right to vote the shares of Common Stock.

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Revocation of Proxies

A proxy may be changed or revoked by a stockholder at any time prior to the voting at the Special Meeting:

•	if you are a holder of record of Common Stock, by notifying in writing our Corporate Secretary, Laura A. Cleveland, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036;
•	by attending the Special Meeting and voting in person (your attendance at the Special Meeting will not by itself revoke your proxy);
•	by submitting a later-dated proxy card;
•	if you voted by telephone or Internet, by voting a second time by telephone or Internet; or
•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

CDI holders may change prior voting instructions by submitting a later-dated CDI voting instruction form or, if voted by Internet, by voting a second time by Internet, before 5:00 p.m. (Australian Eastern Time) on [—], 2013. Revocation of prior voting instructions must be submitted in writing and received before 5:00 p.m. (Australian Eastern Time) on [—], 2013.

Attending the Special Meeting in Person

As discussed above, if your shares of Common Stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares of Common Stock and you have the right to attend the Special Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Special Meeting or vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record giving you the right to vote the shares of Common Stock.

If you are planning to attend the Special Meeting in person, you will be asked to register prior to entering the Special Meeting. You must request an admission ticket in advance and your request must be received by [—], 2013. All attendees will be required to present the admission ticket and a government-issued photo identification (e.g., driver’s license or passport) to enter the Special Meeting. You may request an admission ticket by:

•	if you are a stockholder of record, visiting [—] and following the instructions provided;
•

sending an e-mail to the Corporate Secretary at [—]@newscorp.com providing the name under which you hold shares of record or a properly executed proxy card, or evidence of your beneficial ownership as described below;

•	calling the Corporate Secretary at (212) 852-7000; or
•

sending a fax to the Corporate Secretary at (212) 852-7217 providing the name under which you hold shares of record or a properly executed proxy card, or evidence of your beneficial ownership as described below.

If you are a stockholder of record, your ownership of Common Stock will be verified against the list of stockholders of record as of the Record Date prior to being issued an admission ticket. If you are not a stockholder of record and hold your shares of Common Stock in “street name,” i.e., your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you will need to send a request for an admission ticket either by e-mail or fax along with proof of beneficial ownership as of the Record Date, such as an account statement or letter from your broker, bank or nominee indicating that you were the beneficial owner of the shares on the Record Date, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership on the Record Date. Requests for admission tickets will be processed in the order in which they are received and must be received by [—], 2013.

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Seating at the Special Meeting will begin at [—] a.m. ([—] Time). Prior to entering the Special Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. The security procedures may require additional time, so please plan accordingly. We suggest arriving at least 45 minutes early to the Special Meeting. If you do not provide an admission ticket and government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Special Meeting. We reserve the right to remove persons from the Special Meeting who disrupt the Special Meeting or who do not comply with the rules and procedures for the conduct of the Special Meeting.

If you require any special accommodations at the Special Meeting due to a disability, please contact the Corporate Secretary at (212) 852-7000 or send an email to [—]@newscorp.com and identify your specific need no later than [—], 2013.

The Special Meeting will be audiocast live on the Internet at www.newscorp.com.

Required Vote

Quorum.  In order for us to conduct the Special Meeting, a majority of the holders of each of the Class A Common Stock and Class B Common Stock outstanding as of the Record Date must be present in person or represented by proxy at the Special Meeting. Abstentions and “broker non-votes” will be counted for purposes of establishing a quorum at the Special Meeting. A “broker non-vote” occurs when you do not give your broker or nominee instructions on how to vote your shares of Common Stock. Shares subject to the suspension of voting rights, as described in the section entitled “Restrictions on Voting by Non-U.S. Stockholders,” will not be considered as shares outstanding and entitled to vote and, accordingly, will not be counted for purposes of establishing a quorum at the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to vote your shares of Common Stock by submitting your proxy by telephone or the Internet or, if you requested a hard copy of the proxy card or voting instruction card, by completing and returning the proxy card or voting instruction card as promptly as possible in the accompanying postage-paid envelope prior to the Special Meeting to ensure that your shares of Common Stock will be represented at the Special Meeting if you are unable to attend and so that we will know as soon as possible that enough votes will be present for the Special Meeting to be held.

Approval of the Amendments to the Restated Certificate of Incorporation.  The approval of the amendments to our Restated Certificate of Incorporation in Proposal No. 1 and Proposal No. 2 require that a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class, be voted “FOR” the proposals. The approval of the amendment to our Restated Certificate of Incorporation in Proposal No. 3 requires that a majority of the outstanding shares of the Class B Common Stock be voted “FOR” the proposal. Holders of our Class A Common Stock are not entitled to vote on Proposal No. 3. Abstentions and broker-non-votes will have the same effect as a vote “AGAINST” the proposals.

Restrictions on Voting by Non-U.S. Stockholders

Under U.S. federal law, no broadcast station licensee may be owned by a corporation if more than 25% of that corporation’s stock is owned or voted by non-U.S. stockholders if the Federal Communications Commission finds that the public interest will be served by the refusal or revocation of the license. We own broadcast station licensees in connection with our ownership and operation of 27 U.S. television stations.

A non-U.S. stockholder is defined in Appendix B attached to this proxy statement.

In order to maintain compliance with U.S. law and in accordance with Article IV, Section 5 of Parent’s Restated Certificate of Incorporation, the Audit Committee of Parent’s Board has, as of [—], suspended [—]% of

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the voting rights of Class B Common Stock held by non-U.S. stockholders. The Audit Committee of the Board may modify the voting suspension percentage to reflect changes, if any, in our foreign ownership based on its assessment of the information reasonably available to it.

If you are a holder of Class B Common Stock or CDIs exchangeable for Class B Common Stock (“Class B CDIs”), you must identify whether you are a U.S. stockholder or a non-U.S. stockholder by choosing the appropriate designation on Item 4 on the Class B Common Stock proxy card. If you do not provide a response to Item 4 on the Class B Common Stock proxy card, you will be deemed to be a non-U.S. stockholder and your shares will be subject to the suspension of voting rights unless you are a stockholder of record and you previously submitted a U.S. citizenship certification to our transfer agent or Australian share registrar. For all matters to be voted on at the Special Meeting, shares of Class B Common Stock or Class B CDIs subject to the suspension of voting rights will not be counted as a vote cast “FOR” or “AGAINST” any proposal and will not be considered as shares entitled to vote for purposes of a quorum. Fractional shares will be counted as a fraction of a share cast “FOR” or “AGAINST” any proposal.

If you are a non-U.S. stockholder subject to the suspension of voting rights, you should still give voting instructions for, or submit a proxy for, all of the shares you own when submitting your voting instructions or proxy. If you are subject to the suspension of voting rights and you are a holder of record, the Inspector of Elections will apply the then applicable suspension to a percentage of the voting rights of the Class B Common Stock or Class B CDIs represented by your Class B Common Stock proxy card. If you are subject to the suspension of voting rights and you are a beneficial owner who holds in street name, the proxy tabulator will apply the then applicable suspension to a percentage of the voting rights of the Class B Common Stock represented by your voting instructions.

On April 18, 2012, the Murdoch Family Trust and K. Rupert Murdoch (together the “Murdoch Family Interests”) entered into an agreement with Parent, whereby the Murdoch Family Interests agreed to limit their voting rights during the voting rights suspension period (the “Voting Agreement”). Under this Voting Agreement, the Murdoch Family Interests will not vote or provide voting instructions with respect to a portion of their shares of Class B Common Stock to the extent that doing so would increase their percentage of voting power from what it was prior to the suspension of voting rights. Accordingly, the shares held by the Murdoch Family Interests that are subject to the restrictions in the Voting Agreement will not be counted as shares cast “FOR” or “AGAINST” any proposal, but they will be considered as shares present at the meeting for purposes of a quorum.

In connection with the above-referenced restrictions, we have petitioned the Federal Communications Commission (the “FCC”) to allow non-U.S. stockholders to vote all of their shares on the proposals contained herein. If the FCC grants our petition, all of the Class B Common Stock or Class B CDIs voted by non-U.S. stockholders will be voted as instructed either “FOR” or “AGAINST” any proposal and will be considered as shares entitled to vote for purposes of a quorum to the extent that any non-U.S. stockholder has provided voting instructions or submitted a proxy with respect to such shares. However, should the FCC reject or not respond to our petition, we intend to proceed with the vote and the voting suspension will remain in effect for the applicable non-U.S. stockholders, as discussed herein.

All shares of Common Stock represented by properly executed proxies, which are returned and not revoked, will be voted in accordance with your instructions. If no instructions are provided in a properly executed proxy, the number of shares of Common Stock represented by such proxy will be voted:

•

“FOR” the approval of an amendment to our Restated Certificate of Incorporation to clarify our ability to structure separation transactions, including the contemplated separation of our media and entertainment business and our publishing business, as described below (the “Separation”), such that we can make distributions to our stockholders in separate classes of stock of our subsidiaries comparable to the classes of stock currently held by them;

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•

“FOR” the approval of an amendment to our Restated Certificate of Incorporation to allow us to make certain non-cash distributions on shares of our stock held by our wholly-owned subsidiaries (“Subsidiary-Owned Shares”) in separation transactions and to create additional Subsidiary-Owned Shares with similar distribution rights, each to enable us to consummate the Separation in the manner contemplated; and

•	“FOR” the approval of an amendment to our Restated Certificate of Incorporation which will change our name to Fox Group, Inc. upon the consummation of the Separation.

All Proposals will be voted upon separately by the stockholders entitled to vote at the Special Meeting. It should be noted that any failure of the stockholders to approve Proposal Nos. 1 and 2 will result in the abandonment by Parent of the amendments to the Restated Certificate of Incorporation. As a result, we will abandon the separation of Parent into two independent publicly traded companies, consisting of Parent, which will retain its media and entertainment business and New News Corporation, our wholly-owned subsidiary which, after an internal reorganization, will consist of the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia (“New News Corporation”), and the subsequent distribution of New News Corporation stock to the holders of our Common Stock as more fully discussed in the Preliminary Information Statement attached hereto as Appendix C, which is incorporated by reference herein in its entirety. If Proposal No. 3 is not approved and Proposal Nos. 1 and 2 are approved, we still intend to consummate the Separation. If the Separation is consummated under such circumstances, then we will retain the name “News Corporation.” We expect to effect the amendments in Proposal Nos. 1 and 2 even if the Separation is not consummated. If Proposal Nos. 1 and 2 are not approved or Parent Board elects to exercise its discretion to abandon the Separation prior to its effectiveness, then the proposed name change in Proposal No. 3 would not take effect and would be abandoned, we would retain the name of News Corporation and our Restated Certificate of Incorporation would remain in full force and effect.

The Preliminary Information Statement may be further amended and will be filed as an exhibit to New News Corporation’s Form 10, and any such further amendments will be incorporated by reference herein. For more information on the Separation, we suggest you read New News Corporation’s Form 10 and the exhibits attached thereto, including any amendments, in their entirety, as well as the documents incorporated herein by reference.

A representative of American Election Services, LLC will be appointed to act as independent inspector of election for the Special Meeting and will tabulate the votes.

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PROPOSAL NO. 1

Amendment to Parent’s Restated Certificate of Incorporation Clarifying Our Ability to Make Distributions

in Comparable Securities in Connection With Separation Transactions, Including the Separation

General

As described in the Preliminary Information Statement, we currently intend to effect the Separation by distributing New News Corporation Class A Common Stock to holders of our Class A Common Stock and distributing New News Corporation Class B Common Stock to holders of our Class B Common Stock. See the Preliminary Information Statement for a description of the terms of New News Corporation’s Class A Common Stock and Class B Common Stock. This will have the effect of replicating our dual-class common stock structure at New News Corporation. We are seeking an amendment to our Restated Certificate of Incorporation to clarify that we can undertake separation transactions, including the Separation, in this manner.

Specifically, the proposed amendment to our Restated Certificate of Incorporation clarifies our ability to make distributions to the holders of our Class A Common Stock and our Class B Common Stock in equity securities of any of our subsidiaries with characteristics identical or comparable to those of our Class A Common Stock or our Class B Common Stock, as applicable (such equity securities being “Comparable Securities”). This description is qualified in its entirety by reference to the complete text of the proposed amendments to Parent’s Restated Certificate of Incorporation, the draft form of which is attached as Appendix A to this proxy statement. The text of this amendment, as included in this proxy statement, may be amended based on further consideration by our management and Board prior to our mailing of this proxy statement to you. Prior to our mailing of this proxy statement to you, our Board will have approved, declared advisable and recommended the final form of this amendment, and upon such approval, declaration and recommendation, will submit it to the holders of our Class A Common Stock and our Class B Common Stock for their approval. If Proposal Nos. 1 and 2 are both approved, this amendment will become immediately effective upon its filing with the office of the Delaware Secretary of State. We expect to effect the amendments in Proposal Nos. 1 and 2 even if the Separation is not consummated. However, the Board retains discretion under Delaware law not to implement Proposal No. 1. If the Board were to exercise such discretion, Proposal No. 1 would not take effect and our Restated Certificate of Incorporation would remain in full force and effect.

Background of the Proposal

The Board regularly reviews our businesses to ensure that our resources are utilized in a manner that is in the best interests of Parent and our stockholders. In this process, the Board, with input and advice from our management, has evaluated distinct alternatives, including potential acquisitions, dispositions, business combinations and separations, with the objective of increasing stockholder value.

In 2012, the Board again reviewed potential strategic alternatives, including the proposed Separation, as more fully discussed in the Preliminary Information Statement attached hereto as Appendix C, which is incorporated by reference herein in its entirety. As a result of this evaluation, after considering a variety of factors in light of our businesses and their operations at that time, and with input from our management and our financial advisors, the Board determined that pursuing the Separation would be in the best interests of Parent and our stockholders and would enhance stockholder value.

In connection with its review of the proposed Separation, the Board considered the benefits of clarifying our ability to make distributions in Comparable Securities. Proposal No. 1 would clarify our ability to effectuate the Separation and to do the same in the case of any future separation transactions through the distribution of Comparable Securities, should the Board determine that such transaction structure would be in the best interests of Parent and our stockholders.

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Purpose of the Proposal

As part of its consideration of the proposed Separation, the Board determined that making distributions to our stockholders in Comparable Securities as part of the Separation or in any future separation transaction could provide certain advantages to Parent and its stockholders and also present certain potential disadvantages to Parent and its stockholders. The advantages identified by the Board included, among others:

•	effectively replicating the dual-class capital structure under which the business of New News Corporation is currently managed as a part of Parent, preserving continuity of strategy;
•	allowing for stability of New News Corporation’s (or any future separated entity’s) voting stockholder base; and
•	allowing for equal treatment of our stockholders within each existing class.

The potential disadvantages identified by the Board included, among others:

•	allowing for the decoupling of voting and economic interests of the stockholders;
•	creating potential differences between the trading prices of the voting and non-voting shares of New News Corporation; and
•

perpetuating certain negative consequences of our existing dual-class capital structure, to the extent that New News Corporation’s significant voting stockholders could pursue their own interests to the detriment of New News Corporation’s other stockholders (e.g., by blocking a third party acquisition such significant stockholders do not find attractive even if other stockholders and/or the Board would have determined that such acquisition was in the best interests of stockholders, as a whole).

After taking into account the factors discussed above, among others, and consulting with our management team and financial advisors, the Board determined that making a distribution to our stockholders in Comparable Securities was in the best interests of Parent and our stockholders.

We seek stockholder approval of the proposed amendment because doing so would clarify our ability to make a distribution to our stockholders in Comparable Securities in instances where the Board determines such structure is in the best interests of Parent and our stockholders in connection with effectuating a separation or other similar transaction by way of any distribution (including, without limitation, any distribution pursuant to a stock dividend or a “spin-off,” “split-off” or “split-up” reorganization or similar transaction), including the proposed Separation, as more fully discussed in the Preliminary Information Statement attached hereto as Appendix C, which is incorporated by reference herein in its entirety.

Modification of Outstanding Securities

Reasons for modification and general effect on holders

As discussed above, the reason for the modification of the rights of our outstanding Class A Common Stock and Class B Common Stock is to clarify our ability to make distributions to our stockholders in Comparable Securities in the Separation and to do the same in the case of any future separation transaction, should the Board determine such structure to be in the best interests of Parent and our stockholders.

This proposal will not change the voting rights of our Class A Common Stock or Class B Common Stock, and the terms of our Common Stock will be identical in all respects to our currently outstanding Class A Common Stock and Class B Common Stock, respectively, with the exception of certain aspects with regard to the right to receive distributions, as discussed below. Each stockholder’s percentage ownership of their Class A Common Stock or Class B Common Stock will not change as a result of this proposal.

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If the holders of our Class A Common Stock and Class B Common Stock approve Proposal Nos. 1 and 2 and our Board determines to consummate the Separation discussed herein, the holders of our Class A Common Stock will receive [—] share[s] of New News Corporation Class A Common Stock for each share of our Class A Common Stock they hold as of the record date of the Separation as determined by the Board and the holders of our Class B Common Stock will receive [—] share[s] of New News Corporation Class B Common Stock for each share of our Class B Common Stock they hold as of the record date of the Separation as determined by the Board.

Impact on distributions

This proposal would allow us to, in the case of any distributions in Comparable Securities, make such distributions to the holders of Class A Common Stock only in equity securities of such subsidiary with voting characteristics identical or comparable to those of the Class A Common Stock (or securities convertible into, or exercisable or exchangeable for such shares or equity interests), and make such distributions to the holders of Class B Common Stock only in equity securities of such subsidiary with voting characteristics identical or comparable to those of the Class B Common Stock (or securities convertible into, or exercisable or exchangeable such equity securities).

This proposal would not change the right of our Class A Common Stock and Class B Common Stock with regard to the right to receive cash dividends or distributions in the form of our Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof)).

PRIOR TO THE MAILING OF THIS PROXY STATEMENT, THE BOARD WILL HAVE RECOMMENDED A VOTE “FOR” THE PROPOSED AMENDMENT.

ANY FAILURE OF THE STOCKHOLDERS TO APPROVE PROPOSAL NOS. 1 AND 2 WILL RESULT IN THE ABANDONMENT BY PARENT OF THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION AND, AS A RESULT, THE SEPARATION.

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PROPOSAL NO. 2

Amendment to Parent’s Restated Certificate of Incorporation to Allow Us to Make Certain Distributions to

the Subsidiary-Owned Shares and Create Additional Subsidiary-Owned Shares

General

As described in the separation and distribution agreement to be filed as an amendment to New News Corporation’s Form 10 in connection with the Separation, we currently intend to effect the Separation by distributing Comparable Securities on shares of Parent that are held by our wholly-owned subsidiaries (referred to herein as “Subsidiary-Owned Shares”) and creating additional Subsidiary-Owned Shares, which will enable us to consummate the Separation in the manner contemplated. We are seeking an amendment to our Restated Certificate of Incorporation to clarify that we can undertake separation transactions, including the Separation, in this manner.

The proposed amendments to Parent’s Restated Certificate of Incorporation in this Proposal No. 2 permit us to make distributions in Comparable Securities to Subsidiary-Owned Shares and to create additional Subsidiary-Owned Shares having the right to receive distributions both in Comparable Securities and shares of our Common Stock, each to enable us to consummate the Separation in the manner contemplated. This description is qualified in its entirety by reference to the complete text of the proposed amendments to Parent’s Restated Certificate of Incorporation, the draft form of which is attached as Appendix A to this proxy statement. The text of this amendment, as included in this proxy statement, may be amended based on further consideration by our management and Board prior to our mailing of this proxy statement to you. Prior to our mailing of this proxy statement to you, our Board will have approved, declared advisable and recommended the final form of this amendment, and upon such approval, declaration and recommendation, will submit it to the holders of our Class A Common Stock and our Class B Common Stock for their approval. If Proposal Nos. 1 and 2 are both approved, this amendment will become immediately effective upon its filing with the office of the Delaware Secretary of State. We expect to effect the amendments in Proposal Nos. 1 and 2 even if the Separation is not consummated. However, the Board retains discretion under Delaware law not to implement Proposal No. 2. If the Board were to exercise such discretion, Proposal No. 2 would not take effect and our Restated Certificate of Incorporation would remain in full force and effect.

Background of the Proposal

In connection with its review of the proposed Separation, the Board considered the benefits of making distributions in Comparable Securities to holders of Subsidiary-Owned Shares and creating additional Subsidiary-Owned Shares with the desired rights to distributions, each as it related to the structuring of the Separation. The proposal would grant the Board the flexibility to effectuate certain separation transactions in a manner that would be expedient, efficient and in the best interests of Parent and our stockholders.

Purpose of the Proposal

As part of its consideration of the proposed Separation, the Board determined that making distributions in Comparable Securities to the holders of Subsidiary-Owned Shares and creating additional Subsidiary-Owned Shares with the desired rights to distributions could, in certain potential transaction structures, including the structure of the Separation, lead to structuring efficiencies that would be in the best interests of Parent and our stockholders.

In this regard, we note that the issuance of Comparable Securities to our subsidiaries in the Separation would have no impact on the ownership structure of New News Corporation, the number of our outstanding publicly-traded shares or the relative voting power of our stockholders as, pursuant to certain intercompany arrangements between Parent and New News Corporation to be entered into in connection with the Separation,

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the Comparable Securities received by subsidiaries that remain with Parent following the Separation would be immediately exchanged for our shares. Following such exchange, no Comparable Securities would be held by our subsidiaries and the exchanged shares of our Class A Common Stock and Class B Common Stock held by our wholly-owned subsidiaries would have no voting power and not be treated as outstanding.

In future separation transactions, absent similar arrangements, we, through the ownership of Comparable Securities received by our subsidiaries, may retain certain rights with regard to voting, distributions and other corporate matters.

We seek stockholder approval of the proposed amendment because doing so would allow us to make distributions in Comparable Securities to the holders of Subsidiary-Owned Shares and enable creation of additional Subsidiary-Owned Shares with the desired rights to distributions in order to enable us to consummate the Separation in the manner contemplated, as more fully discussed in the Preliminary Information Statement attached hereto as Appendix C, which is incorporated by reference herein in its entirety.

Modification of Outstanding Securities

Reasons for modification and general effect on holders

As discussed above, the reason for the modification of the rights of our outstanding Class A Common Stock and Class B Common Stock is to allow for the making of distributions in Comparable Securities to Subsidiary-Owned Shares and to allow us to create additional Subsidiary-Owned Shares with the desired rights to distributions to enable us to consummate the Separation in the manner contemplated.

This proposal will not change the voting rights of our Class A Common Stock or Class B Common Stock or grant any voting rights to the holders of Subsidiary-Owned Shares with respect to our Class A or Class B Common Stock, and the terms of our Common Stock will be identical in all respects to the Common Stock now outstanding, with the exception of certain aspects with regard to the right to receive distributions, as discussed below. Each stockholder’s percentage ownership of their Class A Common Stock or Class B Common Stock will not change as a result of this proposal.

If the holders of our Class A Common Stock and Class B Common Stock approve Proposal Nos. 1 and 2 and our Board determines to consummate the separation and distribution transaction discussed herein, the holders of our Class A Common Stock will receive [—] share[s] of New News Corporation Class A Common Stock for each share of our Class A Common Stock they hold as of the record date of the Separation as determined by the Board and the holders of our Class B Common Stock will receive [—] share[s] of New News Corporation Class B Common Stock for each share of our Class B Common Stock they hold as of the record date of the Separation as determined by the Board.

Impact on distributions

Currently, holders of the Subsidiary-Owned Shares are only entitled to receive distributions on our Class A Common Stock and Class B Common Stock payable in the form of our Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof)). The proposal would allow us to make distributions in Comparable Securities to Subsidiary-Owned Shares.

PRIOR TO THE MAILING OF THIS PROXY STATEMENT, THE BOARD WILL HAVE RECOMMENDED A VOTE “FOR” THE PROPOSED AMENDMENT.

ANY FAILURE OF THE STOCKHOLDERS TO APPROVE PROPOSAL NOS. 1 AND 2 WILL RESULT IN THE ABANDONMENT BY PARENT OF THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION AND, AS A RESULT, THE SEPARATION.

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PROPOSAL NO. 3

Amendment to Parent’s Restated Certificate of Incorporation to Change Our Name

General

Prior to our mailing of this proxy statement to you, our Board will have approved, declared advisable and recommended the final form of this amendment, and upon such approval, declaration and recommendation, will submit it to the holders of our Class B Common Stock for their approval, the proposed amendment to Parent’s Restated Certificate of Incorporation changing our name from News Corporation to Fox Group, Inc. This description is qualified in its entirety by reference to the complete text of the proposed amendments to Parent’s Restated Certificate of Incorporation, the draft form of which is attached as Appendix A to this proxy statement. The text of this amendment, as included in this proxy statement, may be amended based on further consideration by our management and Board prior to our mailing of this proxy statement to you. If Proposal No. 3 is approved, this amendment will become immediately effective upon its filing with the office of the Delaware Secretary of State, which is intended to occur upon the consummation of the Separation. However, the Board retains discretion under Delaware law not to implement and to abandon Proposal No. 3. If the Board were to exercise such discretion, Proposal No. 3 would not take effect and our Restated Certificate of Incorporation would remain in full force and effect. If Proposal Nos. 1 and 2 are not approved or Parent Board elects to exercise its discretion to abandon the Separation prior to its effectiveness, then the proposed name change in Proposal No. 3 would not take effect, we would retain the name of News Corporation and our Restated Certificate of Incorporation would remain in full force and effect.

Background of the Proposal

In connection with its review of the proposed Separation, the Board considered the benefits of allocating the News Corporation name to the publishing business and renaming the media and entertainment business Fox Group, Inc. The proposal would allow both the publishing business and the media and entertainment business to utilize the strength of News Corporation’s current brands to provide stability and continuity to each business.

Purpose of the Proposal

The Board believes that it is in the best interests of Parent and its stockholders for New News Corporation to utilize the News Corporation name. News Corporation is a respected and recognized name worldwide in the news print and newswire business and the Board believes that enabling the business that will contain all of Parent’s publishing assets to utilize the name will provide a desired continuity and stability for the business.

The Board sought to provide Parent, which will continue to hold the media and entertainment businesses, with a name that was equally as respected and recognizable. In doing so, the Board determined to capitalize on the strength and iconic nature of the Fox brand, which reflects a diverse media and entertainment business that includes production, distribution and creation of media content in the film, television, and digital landscape. As the media and entertainment organization already utilizes the Fox brand across many of its businesses, the Board believed that the Fox name would allow for a continuity of business and strategy.

We have reserved the stock symbols “—” and “—” for our Class A Common Stock and Class B Common Stock, respectively, on the NASDAQ Global Select Market (“NASDAQ”). In addition, for the CHESS Depositary Interests representing the Class A Common Stock and Class B Common Stock, we have reserved the symbols “—” and “—,” respectively, on the Australian Securities Exchange. If the name change is approved, we intend to request that our Class A Common Stock and Class B Common Stock trade under the new stock symbols on the NASDAQ and Australian Securities Exchanges. The name change will not affect the validity or transferability of any of our currently outstanding Class A Common Stock or Class B Common Stock and stockholders will not be requested to surrender for exchange.

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Stockholder Action

The holders of our Class B Common Stock are being asked to approve the following resolutions:

“Resolved, that the stockholders approve the amendment of Article I of Parent’s Restated Certificate of Incorporation to read as follows:

‘The name of the corporation (hereinafter called the “Corporation”) is Fox Group, Inc.’

and it is further;

Resolved, that, notwithstanding the approval of the foregoing amendment, the Board of the Corporation may abandon the amendment without further action by the stockholders at any time prior to the time at which the amendment becomes effective.”

PRIOR TO THE MAILING OF THIS PROXY STATEMENT, THE BOARD WILL HAVE RECOMMENDED A VOTE “FOR” THE PROPOSED AMENDMENT.

IF PROPOSAL NO. 3 IS NOT APPROVED AND PROPOSAL NOS. 1 AND 2 ARE APPROVED, WE STILL INTEND TO CONSUMMATE THE SEPARATION. IF THE SEPARATION IS CONSUMMATED UNDER SUCH CIRCUMSTANCES, THEN WE WILL RETAIN THE NAME “NEWS CORPORATION.” IF PROPOSAL NOS. 1 AND 2 ARE NOT APPROVED OR PARENT BOARD ELECTS TO EXERCISE ITS DISCRETION TO ABANDON THE SEPARATION PRIOR TO ITS EFFECTIVENESS, THEN THE PROPOSED NAME CHANGE IN PROPOSAL NO. 3 WOULD BE ABANDONED AND WOULD NOT TAKE EFFECT, WE WOULD RETAIN THE NAME OF NEWS CORPORATION AND OUR RESTATED CERTIFICATE OF INCORPORATION WOULD REMAIN IN FULL FORCE AND EFFECT.

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SECURITY OWNERSHIP OF NEWS CORPORATION

The following table sets forth the beneficial ownership of both Class A Common Stock and Class B Common Stock as of December 17, 2012 for the following: (i) each person who is known by Parent to own beneficially more than 5% of the outstanding shares of Class B Common Stock; (ii) each member of the Board; (iii) each named executive officer of Parent; and (iv) all Directors and executive officers of Parent as a group.

	Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Option Shares	Percent of Class(3)
Name(2)	Non-Voting Class A Common Stock	Voting Class B Common Stock(4)	Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock(4)
Murdoch Family Trust(5) c/o McDonald Carano Wilson LLP 100 W. Liberty Street 10th Floor Reno, NV 89501	57,000	306,623,480	0	*	38.4%

HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud(6) c/o Kingdom Holding Company Kingdom Centre—Floor 66 P.O. Box 2 Riyahd, 11321 Kingdom of Saudi Arabia	0	56,237,915	0	0	7.0	%(12)

K. Rupert Murdoch(7)	8,791,232	317,290,709	0	*	39.7%
José María Aznar	4,350	0	0	*	0
Natalie Bancroft	0	2,500	0	0	*
Peter L. Barnes	7,959	0	0	*	0
James W. Breyer	0	0	0	0	0
Chase Carey(8)	85,520	0	0	*	0
Elaine L. Chao	0	0	0	0	0
David F. DeVoe	8,160	0	0	*	0
Viet Dinh	0	1,010	0	0	*
Sir Roderick I. Eddington	134,770	0	0	*	0
Joel Klein	0	0	0	0	0
James R. Murdoch(9)	3,596,320	1,644	0	*	*
Lachlan K. Murdoch	456	5,857	0	*	*
Stanley S. Shuman(10)	0	0	0	0	0
Arthur M. Siskind(11)	29,960	7,600	0	*	*
Álvaro Uribe	0	0	0	0	0
Gerson Zweifach	0	0	0	0	0
All current Directors and executive officers as a group (17 members)	12,658,727	317,309,320	0	*	39.7%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A Common Stock or Class B Common Stock, as applicable, on December 17, 2012.
(1)	This table does not include, unless otherwise indicated, any shares of Class A Common Stock or any shares of Class B Common Stock or other equity securities of Parent that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various Directors and officers serve as directors or trustees.
(2)	The address for all Directors and executive officers of News Corporation is c/o News Corporation, 1211 Avenue of the Americas, New York, New York 10036.

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(3)	Applicable percentage of ownership is based on 1,536,104,283 shares of Class A Common Stock and 798,520,953 shares of Class B Common Stock outstanding as of December 17, 2012, together with the exercisable stock options, for such stockholder or group of stockholders, as applicable. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of December 17, 2012 are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(4)	Beneficial ownership of Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of Class B Common Stock represents both sole voting and sole investment power.
(5)	Beneficial ownership of the Class A Common Stock is as of November 10, 2008 as reported on Form 4 filed with the SEC on November 13, 2008. Beneficial Ownership of Class B Common Stock is as of December 31, 2008, as reported on Schedule 13G/A filed with the SEC on February 17, 2009. Cruden Financial Services LLC, a Delaware limited liability company (“Cruden Financial Services”), the corporate trustee of the Murdoch Family Trust, has the power to vote and to dispose or direct the vote and disposition of the reported Class B Common Stock. In addition, Cruden Financial Services has the power to exercise the limited vote and to dispose or direct the limited vote and disposition of the reported Class A Common Stock. As a result of Mr. K.R. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. As described in the section entitled “Restrictions on Voting by Non-U.S. Stockholders,” the Murdoch Family Interests will not vote or provide voting instructions with respect to a portion of their shares of Class B Common Stock to the extent that doing so would increase their percentage of voting power from what it was prior to the suspension of voting rights.
(6)	Beneficial ownership of Class B Common Stock is as of December 31, 2011 as reported on Schedule 13G/A filed by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (“HRH”) on February 14, 2012. Based on the Schedule 13G/A, 11,815,336 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-134, Ltd. (“KR-134”), 1,250,000 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-137, Ltd. (“KR-137”), 5,605,500 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-138, Ltd. (“KR-138”), 8,094,249 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-146, Ltd. (“KR-146”), 21,659,246 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-222, Ltd. (“KR-222”), and 7,813,584 shares of the reported Class B Common Stock are owned by Kingdom Holding Company (“KHC”). KR-134, KR-137 and KR-138 are wholly-owned subsidiaries of Kingdom 5-KR-11, Ltd. (“KR-11”). KR-11, KR-146 and KR-222 are wholly-owned subsidiaries of KHC. HRH, as the majority stockholder of KHC, has the power to elect a majority of the directors of KHC and, through this power, has the power to appoint a majority of the directors of KR-11, KR-146 and KR-222, and in turn, KR-11, as sole stockholder of KR-134, KR-137 and KR-138 has the power to appoint a majority of the directors of KR-134, KR-137 and KR-138. Accordingly, for purposes of Regulations 13D-G under the Exchange Act, HRH can indirectly control the disposition and voting of the shares of Class B Common Stock held by KR-11, KR-134, KR-137, KR-138, KR-146, KR-222 and KHC.
(7)	Beneficial ownership reported includes 57,000 shares of Class A Common Stock and 306,623,480 shares of Class B Common Stock beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership reported also includes 10,646,571 shares of Class B Common Stock held by the K.R. Murdoch 2004 Revocable Trust of which Mr. K.R. Murdoch holds a beneficial and trustee interest. Beneficial ownership reported also includes 4,800 shares of Class A Common Stock and 4,540 shares of Class B Common Stock held by certain members of Mr. K.R. Murdoch’s family. Beneficial ownership also includes 8,729,432 shares of Class A Common Stock held by the GCM Trust that is administered by independent trustees for the benefit of Mr. K.R. Murdoch’s minor children. Mr. K.R. Murdoch, however, disclaims beneficial ownership of such shares. A portion of the shares held by Mr. K.R. Murdoch may be pledged from time to time to secure a line of credit.

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(8)	Beneficial ownership reported includes 85,520 shares of Class A Common Stock held by the Charles G. Carey 2002 Trust of which Mr. Carey holds a beneficial and trustee interest.
(9)	Beneficial ownership reported includes 3,055,301 shares of Class A Common Stock held by the JRM Family Trust which is administered by an independent trustee for the benefit of Mr. J.R. Murdoch and his immediate family.
(10)	Mr. Shuman is a Director Emeritus.
(11)	Mr. Siskind is a Director Emeritus.
(12)	In order to maintain compliance with federal law and in accordance with Article IV, Section 5 of Parent’s Restated Certificate of Incorporation, Parent has suspended [—]% of the voting rights of Class B Common Stock of Parent held by non-U.S. stockholders or those who are deemed to be non-U.S. stockholders. The Audit Committee of the Board may modify the voting suspension percentage to reflect changes, if any, in Parent’s foreign ownership based on its assessment of the information reasonably available to it. Accordingly, as a non-U.S. stockholder, HRH will have voting rights with respect to the Class B Common Stock he owns in accordance with the voting percentage suspension in effect for the Annual Meeting. For further information, see the discussion under the section entitled “Restrictions on Voting by Non-U.S. Stockholders.”

17

ANNUAL REPORT ON FORM 10-K

We filed our Annual Report on Form 10-K for the year ended June 30, 2012 with the SEC on August 14, 2012, and an amendment to such Annual Report was filed on October 1, 2012. The Annual Report on Form 10-K, including all exhibits and amendments, can also be found on our website: www.newscorp.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from us, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of our Investor Relations Office by mail at News Corporation, 1211 Avenue of the Americas, New York, New York 10036, by telephone at (212) 852-7059 or by email at investor@newscorp.com.

2013 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be presented at the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received in writing by our Corporate Secretary at the principal executive offices at News Corporation, 1211 Avenue of the Americas, New York, New York 10036 no later than May 7, 2013 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2013 proxy statement and proxy.

In order for proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than July 18, 2013. Additionally, stockholder proposals made outside the processes of Rule 14a-8 under the Exchange Act must be received at our principal executive offices, in accordance with the requirements of the By-laws between June 18, 2013 and July 18, 2013; provided, however, that in the event that the 2013 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the 2012 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2013 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of the 2013 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting of Stockholders is made. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

ADDITIONAL INFORMATION

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower our printing and postage costs, stockholders can elect to receive future News Corporation proxy statements, annual reports and related materials electronically instead of by mail. Parent highly recommends that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should select the “Enrollment for Electronic Delivery of Stockholder Materials” link in the “Investor Relations” section of our website at www.newscorp.com. You may resume receiving copies of these documents by mail at any time by selecting the appropriate stockholder link on this enrollment page and canceling your participation in this program.

In addition to the information regarding News Corporation, we suggest you read New News Corporation’s registration statement filed on Form 10 and the exhibits attached thereto, including any amendments, in their entirety for more information on the Separation. We note that statements made in the registration statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet

18

website maintained by the SEC at www.sec.gov. Information contained on any website referenced in the Preliminary Information Statement is not incorporated by reference in the Preliminary Information Statement or the registration statement.

By Order of the Board of Directors

[                      ]

New York, [                     ], 2013

YOUR VOTE IS IMPORTANT. THEREFORE, PLEASE PROMPTLY VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED.

19

Appendix A

CHARTER AMENDMENT

FORM OF

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NEWS CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware (“DGCL”)

NEWS CORPORATION organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: Article I of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as set forth below:

“The name of the corporation (hereinafter called the “Corporation”) is FOX GROUP, INC.”

SECOND: Section 4(b)(i) of Article IV of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as set forth below:

“(i) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock, holders of Class A Common Stock and holders of Class B Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board of Directors from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor; provided, however, that the holders of Class A Common Stock and Class B Common Stock shall have such dividend rights set forth in clauses (ii) and (iii) below; and provided further, however, that if dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively); and provided still further, however, that, in the case of any dividend or other distribution (including, without limitation, any distribution pursuant to a stock dividend or a “spin-off,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity which immediately prior to the time of the dividend or distribution is a subsidiary of the Corporation and which possesses authority to issue more than one class of common equity securities (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of the Class A Common Stock and the Class B Common Stock, respectively (such stock or equity interest being “Comparable Securities”), the dividends or distributions payable to the holders of Class A Common Stock shall be paid only in shares or equity interests of such subsidiary with voting characteristics identical or comparable to those of the Class A Common Stock (or securities convertible into, or exercisable or exchangeable for such shares or equity interests), and the dividends or distributions payable to the holders of Class B Common Stock shall be paid only in shares or equity interests of such subsidiary with voting characteristics identical or comparable to those of the Class B Common Stock (or securities convertible into, or exercisable or exchangeable such shares or equity interests), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively). In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.”

THIRD: Section 4(b)(iii) of Article IV of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as set forth below:

“(iii) Any dividends declared by the Board of Directors on a share of Common Stock with respect to fiscal years 2008 and thereafter (regardless of the date on which such dividends shall be declared or paid) shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock (as determined in good faith by the Board of Directors in its sole discretion), provided however that in the case of dividends (i) payable in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation, or (ii) payable in Comparable Securities, such dividends shall be paid as provided for in Section 4(b)(i) hereof.”

FOURTH: Section 4(f)(i)(A) of Article IV of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as set forth below:

“(A) no dividend shall be payable on any share of Class A Common Stock or Class B Common Stock of the Corporation that is owned of record by a Subsidiary of the Corporation; except in the case of dividends payable in (i) shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation or (ii) Comparable Securities; for the purposes of this Subsection (f), any such share owned of record by a Subsidiary of the Corporation is referred to as a “Subsidiary—Owned Share” and “Subsidiary” shall have the meaning ascribed to such term in Section 5(a)(xviii) of this Article IV;”

FIFTH: Section 4(f)(iii) of Article IV of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as set forth below:

“(iii) A Subsidiary—Owned Share shall not include any share of capital stock of the Corporation that (x) is held on behalf of an employee stock ownership or other plan for the benefit of employees or (y) is held in a fiduciary capacity on behalf of a person or entity which is not a Subsidiary of the Corporation.”

SIXTH: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, News Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this          day of                     , 2013.

NEWS CORPORATION

By:

Name:

Title:

Appendix B

A non-U.S. stockholder is any holder of our Class B Common Stock who is:

•	An individual who is not a United States citizen;
•	An entity that holds Class B Common Stock on behalf of a person who is not a United States citizen or an entity not organized under the laws of the United States;
•	A corporation, partnership, limited partnership, limited liability company or trust that is not organized under the laws of the United States;
•	A corporation that is organized under the laws of the United States, with respect to that portion of its stock that is owned of record or voted by non-U.S. citizens or non-U.S. entities;
•

A partnership or limited partnership that is organized under the laws of the United States, if it has one or more non-U.S. citizens or non-U.S. entities serving as a general partner or as a limited partner;

•	A limited liability company that is organized under the laws of the United States, if any of its membership units are held by non-U.S. citizens or non-U.S. entities; and
•

A Trust that is organized under the laws of the United States, if any of the Trustees are non-U.S. citizens or non-U.S. entities (and if any beneficiary is a non-U.S. citizen or non-U.S. entity, with respect to that portion of the Trust that is held for the benefit of such non-U.S. citizen or non-U.S. entity).

For purposes of this definition, a U.S.-organized limited partnership or limited liability company shall not be treated as a non-U.S. Stockholder if, notwithstanding the presence of limited partners or members who are non-U.S. citizens or non-U.S. entities, the governing document of the partnership or the limited liability company provides that such non-U.S. persons or non-U.S. entities may not be materially involved, directly or indirectly, in the management or operation of the media-related activities of the partnership or the limited liability company.

In addition, for purposes of this definition, any holder of Class B Common Stock or Class B CDIs who does not provide citizenship information on the Class B Common Stock proxy card will be deemed to be a non-U.S. stockholder unless the holder is a stockholder of record and has previously submitted a U.S. citizenship certification to our transfer agent or Australian share registrar.

Appendix C

Preliminary and Subject to Completion, dated December 20, 2012

INFORMATION STATEMENT

New News Corporation

Class A Common Stock, Par Value $.01 Per Share

Class B Common Stock, Par Value $.01 Per Share

This information statement is being furnished in connection with the distribution by News Corporation (“Parent”) to its stockholders of all of the outstanding shares of common stock of New News Corporation (“New News Corporation”), a wholly-owned subsidiary of Parent that will hold the following businesses of Parent: newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. To implement the distribution, Parent will distribute the shares of New News Corporation common stock on a pro rata basis to Parent’s stockholders in a manner that is intended to be tax-free to its stockholders for U.S. federal income tax purposes, except for cash that stockholders receive in lieu of fractional shares. For tax consequences to Australian holders, see “The Distribution—Certain Australian Tax Consequences of the Distribution.”

New News Corporation was organized as New Newscorp LLC, a limited liability company under the laws of the State of Delaware, and, prior to the distribution, will be converted to a Delaware corporation.

For every share of Parent Class A Common Stock held of record by you as of the close of business on —, 2013, the record date for the distribution, you will receive — share[s] of New News Corporation Class A Common Stock. For every share of Parent Class B Common Stock held of record by you as of the record date for the distribution, you will receive — share[s] of New News Corporation Class B Common Stock. You will receive cash in lieu of any fractional shares of New News Corporation Class A Common Stock or Class B Common Stock which you would have received after application of the above ratio, as applicable. As discussed under “The Distribution—Trading Prior to the Distribution Date,” if you sell your Parent Class A Common Stock or Parent Class B Common Stock in the “regular-way” market after the record date and before the distribution, you also will be selling your right to receive shares of New News Corporation Class A Common Stock or shares of New News Corporation Class B Common Stock, as applicable, in connection with the distribution. However, if you sell your Parent Class A Common Stock or Parent Class B Common Stock in the ex-distribution market up to and including the distribution date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the distribution. It is anticipated that trading of CHESS Depositary Interests (“CDIs”) representing our Class A Common Stock and Class B Common Stock on the Australian Securities Exchange will commence on or shortly before the record date and continue up to and through to the distribution date, initially, on a “conditional and deferred,” and then on a “deferred” settlement basis. We expect the applicable shares of New News Corporation common stock to be distributed by Parent to you on —, 2013. We refer to the date of the distribution of New News Corporation common stock as the “distribution date.” Immediately after the distribution becomes effective, New News Corporation will be an independent, publicly traded company.

No approval of the distribution by Parent’s stockholders is required. However, in order to effectuate the distribution in the manner discussed in this information statement, Parent intends to amend its Restated Certificate of Incorporation, and will hold a Special Meeting of its stockholders (the “Special Meeting”) in connection therewith. Parent is currently distributing a separate proxy statement to you, which will contain information regarding the Special Meeting. The distribution contemplated by this information statement assumes that certain proposals contained in the separate proxy statement will be approved by Parent’s stockholders and completion of the distribution is conditioned upon such approval. You do not need to pay any consideration, exchange or surrender your existing common stock of Parent or take any other action to receive your applicable shares of New News Corporation common stock.

Parent currently owns all of the outstanding shares of New News Corporation. Accordingly, there is no current trading market for New News Corporation common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of New News Corporation common stock to begin on the first trading day following the completion of the distribution. New News Corporation intends to apply to have both its Class A Common Stock and Class B Common Stock authorized for listing on the [—] under the symbols “[—]” and “[—],” respectively, and to have CDIs representing its Class A Common Stock and Class B Common Stock listed and traded on the Australian Securities Exchange under the symbols “[—]” and “[—],” respectively.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 18.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is —, 2013.

i

INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the distribution or other information that may be important to you. To better understand the distribution and New News Corporation’s business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the combined financial statements of New News Corporation, which will consist of the entities associated with the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia, assumes the completion of all the transactions referred to in this information statement in connection with the distribution. Unless the context otherwise requires, references in this information statement to “New Newscorp LLC,” “New News Corporation,” “we,” “us,” “our” and “our company” refer to New News Corporation and its combined subsidiaries. References in this information statement to “Parent” refers to News Corporation, a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, New News Corporation and its combined subsidiaries), unless the context otherwise requires. We anticipate that, coincident with the distribution and subject to the approval of a majority of the holders of Parent’s Class B Common Stock entitled to vote, Parent will change its name to Fox Group, Inc. and we will assume the name News Corporation. If such name changes are completed as anticipated, then from the time of the distribution when such name changes become effective, references to “New News Corporation” shall be deemed to refer to News Corporation and its combined subsidiaries and references to “Parent” shall be deemed to refer to Fox Group, Inc. and its combined subsidiaries.

New News Corporation was organized as a limited liability company under the laws of the State of Delaware. In accordance with the distribution, actions will be taken so as at the time immediately prior to the distribution, New News Corporation will have been converted from a limited liability company to a Delaware corporation.

This information statement describes the businesses to be transferred to New News Corporation by Parent as if the transferred businesses were our businesses for all historical periods described. References in this information statement to our historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as they were conducted as part of Parent and its subsidiaries prior to the distribution.

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

Why New News Corporation Sent This Document to You

New News Corporation sent this document to you because you were a holder of Parent’s Class A Common Stock or Class B Common Stock on the record date for the distribution of New News Corporation Class A Common Stock or Class B Common Stock, as applicable. Accordingly, you are entitled to receive [•] share[s] of New News Corporation Class A Common Stock or [•] share[s] of New News Corporation Class B Common Stock, as applicable, for every share of Parent’s Class A Common Stock or Class B Common Stock that you held as of the record date. No action is required on your part to participate in the distribution, and you do not have to surrender or exchange your shares of Parent or pay cash or any other consideration to receive your shares of New News Corporation common stock. The number of shares of Parent’s Class A Common Stock or Class B Common Stock that you currently own will not change as a result of the distribution.

This information statement describes New News Corporation’s business, its relationship with Parent, how this transaction affects Parent’s stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of New News Corporation common stock that you will receive in the distribution.

Parent

News Corporation, a Delaware corporation, is a diversified global media company currently with operations in the following six industry segments: (i) Cable Network Programming; (ii) Filmed Entertainment; (iii) Television; (iv) Direct Broadcast Satellite Television; (v) Publishing; and (vi) Other. The activities of News Corporation are conducted principally in the U.S., the U.K., Continental Europe, Australia, Asia and Latin America. Parent owns all of our common stock issued and outstanding prior to the distribution. After the distribution, Parent will not own any of our common stock. It is anticipated that, coincident with the distribution and subject to the approval of a majority of the holders of Parent’s Class B Common Stock entitled to vote, Parent will change its name to Fox Group, Inc.

Our Company

We are a global diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers and businesses throughout the English-speaking world, as well as increasingly in other countries across the globe. Our company is comprised of leading businesses across a range of media, including: news and information services, digital real estate services, book publishing, and sports programming and pay-TV distribution in Australia, that are distributed under some of the world’s most recognizable and respected brands, including The Wall Street Journal, Dow Jones, Herald Sun, The Sun, The Times, HarperCollins Publishers, FOX SPORTS Australia, realestate.com.au, and many others. We are also a rapidly developing provider of digital education content, assessment and delivery services. Our commitment to high-quality premium editorial content makes our media properties a trusted source of news and information among consumers; at the same time many of these properties deliver broad reach and high audience engagement levels in their respective markets, making them attractive advertising vehicles for our advertising customers. Key components of our business include:

•

News and Information Services: Our key brands include The Wall Street Journal, Dow Jones Newswires and Factiva, Herald Sun in Australia, The Sun and The Times in the U.K. and News America Marketing Group.

•	Digital Real Estate Services: We own 61.6% of REA Group Limited, which owns the leading digital portals for residential and commercial property in Australia based on monthly site visits.

•

Book Publishing: HarperCollins is the third largest English-language consumer publisher in the world based on global revenue, with an active print and digital catalog of over 50,000 publications and over 60 branded imprints.

•	Cable Network Programming: FOX SPORTS Australia is the leading sports programming provider in Australia based on total subscribers.

•	Amplify: Our innovative digital education business is focused on the digitization of K-12 education.

•	Foxtel: We own 50% of Foxtel, the largest pay-TV provider in Australia based on total subscribers.

We deliver our premium content to consumers across numerous distribution platforms consisting not only of traditional print and television, but also through an expanding array of digital platforms including websites, electronic readers and applications for tablets and mobile devices. We are focused on pursuing integrated strategies across our businesses to continue to capitalize on the transition from print to digital consumption of high-quality content. We believe that the increasing availability of high-speed Internet access, electronic readers and connected mobile devices will allow us to continue to deliver our content in a more engaging, timely and personalized manner; provide opportunities to more effectively monetize our content via strong customer relationships and more compelling and engaging advertising solutions; and reduce our physical production and distribution costs as we continue to shift to digital platforms.

Our diversified revenue base consists of recurring subscriptions, circulation copies, licensing fees, affiliate fees and direct sales, as well as the sale of advertising and sponsorships. We manage our businesses to take advantage of opportunities to share technologies and practices across geographies and businesses and bundle selected offerings to provide greater value to consumers and advertising partners. Headquartered in New York, we operate primarily in North America, Australia, and the U.K., and our content is distributed and consumed worldwide. Our North American, Australian and U.K. premium content and trusted brands include:

North America	Australia	U.K.

For the fiscal year ended June 30, 2012, we generated combined revenue of $8,654 million and total Segment EBITDA of $782 million. For a reconciliation of total Segment EBITDA to GAAP (loss) income before income tax benefit (expense), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

It is anticipated that, coincident with the distribution and subject to the approval of a majority of the holders of Parent’s Class B Common Stock entitled to vote, Parent will change its name to Fox Group, Inc. and we will assume the name News Corporation.

Our operations are organized into five reporting segments: (i) News and Information Services; (ii) Digital Real Estate Services; (iii) Book Publishing; (iv) Cable Network Programming (a separate segment since November 2012—see “Cable Network Programming” below); and (v) Other, which primarily consists of Amplify, our education business, and general corporate overhead expenses. We account for our 50% stake in Foxtel as an equity investment.

News and Information Services

The News and Information Services segment comprises different products and services targeting consumer and enterprise customers and includes the global product offerings of The Wall Street Journal and Barron’s publications, The Wall Street Journal Digital Network (“WSJDN”) and our suite of information services, including Dow Jones Newswires and Factiva. In addition to WSJ.com and Barrons.com, WSJDN includes MarketWatch, AllThingsD and related services. We also own, among other publications, The Australian, Herald Sun, The Daily Telegraph and The Courier Mail in Australia, The Times, The Sunday Times and The Sun in the U.K. and the New York Post in the U.S. Many of our newspapers are among the leading news brands by total circulation in their respective markets. For example, The Wall Street Journal is the leading circulation daily newspaper in the U.S., with total average print and digital circulation of 2.3 million for the six months ended September 30, 2012 based on Alliance of Audited Media (“AAM”) data. In Australia, our daily, Sunday, weekly and bi-weekly newspapers account for more than 63% of the total circulation of newspapers in Australia, and in the U.K., The Sun, The Times and The Sunday Times account for approximately one-third of all national newspaper sales. This segment also includes News America Marketing Group (“NAMG”), a leading provider of free-standing coupon inserts, in-store marketing products and digital-savings marketing solutions. NAMG’s customers include many of the largest consumer packaged goods (“CPG”) advertisers in the U.S. and Canada. The News and Information Services segment generates revenue primarily through print and digital advertising sales and through circulation and subscriptions.

Digital Real Estate Services

We own 61.6% of REA Group Limited, a publicly traded company listed on the Australian Securities Exchange (ASX: REA) that is a leading digital advertising business specializing in real estate services. REA operates Australia’s largest residential property website, realestate.com.au, which has approximately 19 million visits each month based on Nielsen total audience ratings for the month of August 2012 (more than double the second-ranked site), as well as Australia’s leading commercial property website, realcommercial.com.au, which has approximately 760,000 visits each month based on Nielsen total audience ratings for the month of August 2012. REA Group also operates a market-leading Italian property site, casa.it, and other property sites and apps across Europe and Hong Kong. REA’s portfolio of property sites is used by approximately 21,000 agents, with over 31 million visits per month based on Nielsen total audience ratings for the month of August 2012. REA generates revenue primarily through the sale of basic and premium advertising subscription packages and advertising listing upgrades to real estate agents. REA also provides unique digital advertising solutions to help real estate agents sell or rent properties and win new listings. REA increasingly generates revenue as a result of customers upgrading to premium listing services.

Book Publishing

Our HarperCollins book publishing segment is the third largest English-language consumer publisher in the world based on global revenue, with particular strengths in general fiction, nonfiction, children’s and religious publishing, and an industry leader in digital publishing. HarperCollins includes over 60 branded publishing imprints including Avon, Harper, HarperCollins Children’s Publishers, William Morrow and Christian publishers Zondervan and Thomas Nelson, and publishes works by well-known authors such as J.R.R. Tolkien, Paulo Coelho, Rick Warren and Agatha Christie and popular titles such as The Hobbit, Goodnight Moon and To Kill a Mockingbird. HarperCollins’ active print and digital global catalog includes over 50,000 publications and over 100,000 SKUs, including various print and digital editions of the same title. Nearly all of our titles published in the last four years, as well as the majority of our entire catalog, are available in electronic reader and tablet formats. Our growing digital publishing business provides us opportunities to enhance our products and secure new avenues to reach our consumers, including through Amazon, Apple, Google and Barnes & Noble, and to improve our profitability.

Cable Network Programming

Our Cable Network Programming segment consists of FOX SPORTS Australia, Australia’s leading sports programmer based on total subscribers. FOX SPORTS Australia is focused on live national and international sports events and is distributed via long-term carriage agreements with various pay-TV providers (mainly Foxtel) in Australia. FOX SPORTS Australia provides featured original and licensed premium sports content tailored to the Australian market, including live sports such as National Rugby League, the domestic football league, English Premier League, Australian and international cricket, as well as the NFL and NBA. FOX SPORTS Australia offers seven standard definition television channels, high definition versions of five of those channels, an interactive viewing application and one internet protocol (“IPTV”) channel. Its channels include FOX SPORTS, FOX FOOTY, FOX SPORTS NEWS, FUEL TV, SPEED and SPORTS Play. FOX SPORTS Australia’s channels provide premium compelling live broadcasts, including almost every game of the highly popular Australian Football League. FOX SPORTS Australia also operates foxsports.com.au and offers a range of interactive mobile and tablet applications. Revenues comprise primarily affiliate fees, as well as advertising sales.

Prior to November 2012, we owned a 50% interest in FOX SPORTS Australia, which we accounted for as an equity investment. In November 2012, we acquired Consolidated Media Holdings Limited (“CMH”), a media investment company that owned the remaining 50% interest in FOX SPORTS Australia. As a result of the CMH acquisition, our ownership interest in FOX SPORTS Australia increased to 100% and, accordingly, the results of FOX SPORTS Australia are included within a new Cable Network Programming segment beginning in November 2012.

Other

Our Other segment primarily consists of Amplify, our digital education business focused on the K-12 learning market, and general corporate overhead expenses. Amplify focuses on three areas of business: assessment and analytics; digital content and curriculum; and mobile distribution systems designed for education. Amplify’s assessment and analytics division operates as Wireless Generation, Inc. (“Wireless Generation”), which commenced operations in 2000 and was acquired by Parent in 2010. Wireless Generation provides premium assessment and analytics services to enable real-time personalization of educational content. Through its Amplify Learning division, Amplify is creating innovative digital curricula for K-12 education designed to enhance teaching and learning in English Language Arts, Science and Math. Through its Amplify Access division, Amplify is developing an open, tablet-based education platform that integrates its existing assessment and analytics tools and services with its digital curricula, as well as third-party content and interactive applications.

Equity Investments

Foxtel

We own 50% of Foxtel, Australia’s largest pay-TV provider, serving approximately 2.2 million subscribing households in Australia, or over 30% of the country’s population (as of June 30, 2012). Foxtel’s 200-plus channel selection (which includes standard definition channels, high definition versions of some of those channels, and audio and interactive channels) provides premium and exclusive content, and a wide array of digital and mobile features not available to viewers via the four major Free-To-Air (“FTA”) networks in Australia, which collectively broadcast 15 channels. Foxtel’s premium content includes FOX SPORTS Australia’s suite of sports channels and TV shows from HBO, BSkyB and the BBC, among others. An extensive range of movie programming is sourced through arrangements with major U.S. studios. Through product innovations such as high definition channels, the extension of pay-TV programming to mobile devices, tablets and IPTV, and the use of DVR and Electronic Program Guide technology, we believe Foxtel offers subscribers a compelling alternative to FTA TV. The remaining 50% of Foxtel is owned by Telstra Corporation Limited (“Telstra”), one of Australia’s leading telecommunications companies. Foxtel generates revenue primarily through subscription revenue as well as advertising revenue.

Our Competitive Strengths

Extensive portfolio of premium content and trusted brands

We distribute high quality content through some of the world’s leading and most trusted brands. For example, our news and information products and services, including The Wall Street Journal, Barron’s, WSJDN, Factiva, Dow Jones Newswires and other sources, provide timely, premium information for their respective customer bases. Likewise the sports content offered via FOX SPORTS Australia’s channels and the content offered by our HarperCollins titles are compelling and entertaining for our customers. We distribute content via trusted brands such as The Wall Street Journal, The Australian and The Times that have cultural relevance, longevity and stature in their respective markets with audiences and advertisers alike. The nature and quality of our content as well as the strength of our brands allow us to effectively monetize our content via a combination of subscriptions, circulation, licensing fees, affiliate fees and direct sales, as well as the sale of advertising and sponsorships.

Leadership positions across most of our key businesses

We enjoy strong leadership positions across most of our key businesses, allowing us to not only effectively monetize our content but also to innovate and take advantage of opportunities to transform and grow our businesses in the digital era. The Wall Street Journal is the leading daily newspaper in the U.S. based on average print and digital circulation for the six months ended September 30, 2012. We also own leading news brands by circulation in Australia, such as Herald Sun, and the U.K., such as The Sunday Times. This position has helped us to actively transition these products for effective digital consumption and monetization through, for example, the successful implementation of digital subscriptions. NAMG is a leading provider of free-standing coupon inserts, in-store marketing products and digital-savings marketing solutions for advertisers in the U.S. and Canada. Our HarperCollins book publishing segment is the third largest English-language consumer publisher in the world based on global revenue, with particular strengths in general fiction, nonfiction, children’s and religious publishing, and an industry leader in digital publishing. REA owns the leading residential and commercial real estate websites in Australia based on monthly site visits. Likewise, FOX SPORTS Australia and Foxtel are leaders based on total subscribers and each is leveraging digital technology to improve and expand its product offerings.

Global reach and distribution of premium content across major English-speaking markets

We create and distribute our proprietary content through print, digital and pay-TV platforms to major English-speaking markets worldwide. Our expanding global presence, as well as large multi-platform footprint, in each of our markets allows us to produce, distribute and monetize our content in a cost-effective manner, develop new offerings, engage new audiences, and share practices and models across geographies. Our size and breadth of platforms allow us to cross-market our products across many of our customers, as well as to create more compelling product offerings via cross-branded and bundled offerings.

Ownership in the leading Australian media and sports franchises across print, digital media and video

We have an advantageous position in Australia as a result of our leading national and local presence across each of our businesses. Through News Limited, we are the leader in print and digital news content in Australia based on total circulation. Through FOX SPORTS Australia, we own the largest sports programmer in Australia based on total subscribers, with seven TV sports channels and, together with Foxtel, the rights to one of the most compelling suites of sports video programming in the country. Additionally we own foxsports.com.au, a leading general sports website in Australia, an IPTV sports channel, as well as an 89.5% equity stake in SportingPulse, one of the leading online community sports networks in the country. Combined with our Australian newspaper publications’ sports editorial content we have created one of the strongest multi-platform sports media franchises in Australia with further opportunities to increase subscription and advertising revenues through continued investment in premium sports content, increased provision of enhanced services to our audience and advertisers and further integration across our properties. Foxtel, in which we own a 50% equity stake, is the leading pay-TV provider in Australia based on total subscribers and delivers premium news, sports and entertainment programming through highly-demanded content packages to consumers and integrated advertising and sponsorship options to its advertising partners. Through significant investments in proprietary technology, Foxtel has amassed a leading portfolio of programming and developed leading traditional and digital delivery capabilities. We believe Foxtel is uniquely positioned to deliver a compelling alternative to FTA TV, thus increasing penetration and driving significant growth in Australian pay-TV.

History of successful innovation in and expansion across digital media platforms

Our ongoing commitment to innovation and the development of new business models and sources of revenue have resulted in numerous new businesses and growth opportunities. The combination of our size, premium content and leading market positions has been instrumental in the development of businesses such as

WSJDN, REA Group and HarperCollins’ e-book business, among others. Other examples of our digital expansion include the launch of paid-for digital platforms across a number of our newspapers, including Herald Sun in Australia and The Times in the U.K., as well as the introduction of one of the earliest print-at-home coupon websites in the U.S. We have leveraged technology to enhance our ability to monetize our content through digital subscriptions, electronic reader products and mobile applications and to retain and attract advertisers seeking integrated digital advertising solutions. As the shift to digital consumption continues, we believe we have the vision and the expertise to utilize current and emerging technologies to provide adaptive and transformative products and create future revenue opportunities, including in our digital education business.

Strong balance sheet and diversified revenue base

Our strong balance sheet provides us with the financial flexibility to continue our development of premium content, make investments across our businesses to maintain our leadership position amidst the continuing digital evolution, allocate capital towards investments in higher growth initiatives, and take advantage of strategic opportunities, including potential acquisitions, across the range of the media categories in which we operate. We also expect to benefit from our diversified revenue base, which reduces our dependence on any one geography, business or customer, as well as the cash flow generation from our portfolio of businesses.

Experienced management team with a proven track record

We will be led by company founder and Executive Chairman, K. Rupert Murdoch, our CEO, Robert Thomson, and a management team with demonstrated industry expertise and an established track record of success. The team shares a vision to capitalize on our current strengths and strategically invest in new initiatives and businesses to grow our platform and generate value for our stockholders. The management team is supported by experienced senior executives with significant tenure in our company and the industries in which we operate.

Goals and Strategies

Continue to invest in high quality premium content

We intend to continue investing in compelling content and new and existing brands to build on our leadership positions and to continually improve the quality of the platforms, products and services we deliver to our audiences and advertisers. We believe that these investments will allow us to grow and increase the engagement level of our audiences and improve the monetization of our content through subscription revenues, as well as increase our advertising revenues through the provision of increasingly effective marketing solutions.

Leverage our brands to expand our content across digital products and platforms

We plan to continue to take advantage of emerging technologies and consumer preferences in order to expand the channels through which we distribute our content and enhance our existing digital products, such as web sites, smartphone and tablet applications, video-on-demand services, online video, IPTV and other emerging digital technology. We are transforming each of our businesses by leveraging their powerful brands through enabling investments in new technologies, platforms and partnerships with leading distributors to deliver an enhanced value proposition to our audiences and advertisers alike. Additionally, we expect to continue to build new business models and revenue streams through exploitation of our existing content and brands as well as product innovations and strategic relationships.

Improve profitability through increased integration, focus on operational efficiencies and the continued expansion of our digital platforms

We are focused on the implementation of operational initiatives across all of our businesses and in each of our geographies to continue to enhance profitability. We intend to maintain cost discipline across the organization through tighter integration of technology and purchasing across our businesses, as well as enhanced sharing of new products, business models and practices. We also intend to continue to simplify our organizational structure and processes while maintaining the high journalistic and content standards that our products are known for. Recent examples include: unifying our U.S. newsroom by combining Wall Street Journal and Dow Jones Newswires newsroom staff and improving our operations by consolidating newspaper warehouses and outsourcing non-strategic functions such as printing (in the U.S.) and distribution. Separately, the expansion of our businesses across digital platforms presents opportunities to continue to reduce our distribution and warehousing infrastructure and overall operational footprint.

Integrate our media offerings in Australia and strengthen our sports leadership position

We continue to focus on finding ways to integrate our diverse set of businesses and improve our organizational structure. In our Australian news business we have integrated our operations into a single, data-driven, customer-focused marketing organization and have built a collaborative, national editorial structure. At FOX SPORTS Australia, we will continue to invest in compelling sports programming and extend distribution of our content across our multiple media platforms. We plan on integrating foxsports.com.au with the digital properties of our existing Australian news sports brands and SportingPulse, a leading online community sports network, which provides unique local sports content to incorporate into our community newspaper and other digital properties. As we expand our digital presence, we expect to cross-sell advertising across multiple platforms to create stronger integrated advertising offerings.

Increasingly supplement advertising revenue with recurring subscription revenue

Many of our businesses (including Dow Jones Newswires, Factiva and FOX SPORTS Australia) generate revenues largely via recurring subscriptions for their content and services. In these businesses, we strive to grow our revenues by expanding our subscriber base. Other businesses, including The Wall Street Journal, The Times and other newspapers, generate revenues largely via the sale of advertising or a combination of subscriptions and advertising sales. Within these businesses, we are pursuing strategies to grow subscription revenues by, among other things, continuing to monetize our digital content by increasing digital subscriptions and expanding the size of our customer base through a focus on customer service, ongoing investments in subscriber management and customer insight platforms and other initiatives. As we execute on these strategies across our businesses, we expect that the revenues we generate from the sale of advertising will increasingly be supplemented by stable and growing sources of recurring subscription revenues.

Establish Amplify as the leading digital education provider for improving outcomes in K-12 education

We believe that technological innovation coupled with the movement to Common Core Standards and a desire by educators and taxpayers to deliver world-class educational services in a scaled, cost-effective manner will drive fundamental changes in the nature and delivery of education services in the coming years. We plan to take advantage of these changes and grow our education business, Amplify, by building an innovative and compelling digital curriculum for K-12 education to enhance teaching and learning in English Language Arts, Science and Math. We also aim to develop a 4G mobile tablet-based platform for students and teachers that will support our assessment tools, our digital curriculum as well as other third-party content and interactive applications. We believe Amplify will be a transformative and effective solution for the challenges facing K-12 education, and are focused on creating content as immersive and entertaining as the best films and games to drive the growth of this business.

Risks Associated with the Proposed Transaction and Our Business

You should carefully consider the matters discussed under the heading “Risk Factors” of this information statement.

The Distribution

Internal Reorganization

The separation and distribution agreement will provide for the transfers of entities and related assets and liabilities so that as of the distribution Parent will retain the entities associated with Parent’s media and entertainment business and New News Corporation will retain the entities associated with the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. We are currently a wholly-owned subsidiary of Parent. In connection with the distribution, Parent will undertake a series of internal reorganization transactions to facilitate the transfers of entities and the related assets and liabilities described above. See “Our Relationship With Parent Following the Distribution—The Separation and Distribution Agreement” for further discussion.

Reasons for the Distribution

The board of directors of Parent determined that pursuit of the distribution of the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia is in the best interest of Parent and Parent’s stockholders. The following benefits were considered by the board of directors of Parent in determining to pursue the distribution:

•	the opportunity to allow each company to focus on and pursue distinct strategic priorities and industry-specific opportunities that would maximize each company’s long-term potential;

•	the opportunity to allow each company to benefit from greater financial and operational flexibility and better position each company to compete;

•	the opportunity to allow each company to respond and react more quickly to rapidly-evolving technology and global market opportunities;

•	the opportunity to provide investors in each company with a more targeted investment opportunity, each with different inherent values, including different financial and operational structures; and

•

the opportunity to allow each company to tailor its capital structure, allocate and deploy resources and implement compensation plans in a manner consistent with strategic objectives that best enhance value for its stockholder group.

On December 4, 2012, the board of directors of Parent authorized management to proceed with the proposed distribution, subject to the satisfaction or waiver of certain conditions and the board of directors’ ongoing consideration of the transaction and its final approval, which may not be granted.

Regulatory Approval

Prior to completing the distribution, New News Corporation must complete the necessary registration under U.S. federal securities laws of New News Corporation Class A Common Stock and New News Corporation Class B Common Stock, as well as the applicable [•] and Australian Securities Exchange listing requirements for such shares. Parent will need to obtain approval under the Australian Foreign Acquisition and Takeovers Act of 1975 (“FATA”) and the Australian Government’s foreign investment policy to implement the restructuring of News News Corporation to effect the internal reorganization and to make the distribution. Parent will apply for the relevant approvals prior to implementing the various transaction steps.

Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

Conditions

The distribution is subject to a number of conditions, including, among others:

•	the approval by the board of directors of Parent of the distribution and all related transactions (and such approval not having been withdrawn);

•	the affirmative vote of the stockholders of Parent approving certain amendments to Parent’s Restated Certificate of Incorporation;

•	Parent’s receipt of certain tax rulings and tax opinions;

•	no pending, threatened or issued order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint that would prevent the consummation of the distribution;

•

no events or developments having occurred prior to the distribution that, in the judgment of the board of directors of Parent, would result in the distribution having a material adverse effect on Parent or its stockholders;

•	Parent’s and New News Corporation’s execution of the separation and distribution agreement and all other ancillary agreements relating to the distribution;

•	Parent’s receipt of the regulatory approvals described above; and

•	no rating agency action having occurred that is likely to result in either Parent or us being downgraded below investment grade after giving effect to the distribution.

We cannot assure you that any or all of the conditions will be satisfied or waived. See “The Distribution—Conditions to the Distribution” for additional details.

No Appraisal Rights

Parent’s stockholders will not have any appraisal rights in connection with the distribution.

Corporate Information

New News Corporation was formed in Delaware on December 11, 2012. The address of New News Corporation’s principal executive offices is 1211 Avenue of the Americas, New York, New York, 10036. New News Corporation’s telephone number is 212-852-7000. New News Corporation’s corporate website will be located at [•]. The information that will be contained on our website, or that can be accessed via our website, is not part of this information statement.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

What is New News Corporation and why is Parent separating New News Corporation’s business and distributing its stock?	New News Corporation is currently a wholly-owned subsidiary of Parent formed to hold the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. The separation of New News Corporation from Parent and the distribution of New News Corporation common stock are intended to provide you with equity investments in two separate companies, each able to focus on its respective business. See “The Distribution—Background of the Distribution” and “The Distribution—Reasons for the Distribution.”

Why is the separation of New News Corporation structured as a distribution?	Parent believes that the distribution of New News Corporation common stock to Parent’s stockholders in a manner that is intended to be tax-free for U.S. federal income tax purposes (except for cash that stockholders receive in lieu of fractional shares) is an efficient way to separate the businesses to be held by New News Corporation and Parent’s media and entertainment businesses in a manner that will create long-term value for Parent, New News Corporation and their respective stockholders.

Is stockholder approval required for the distribution?	Stockholder approval of the distribution is not required. The distribution of New News Corporation Class A Common Stock or Class B Common Stock, as applicable, will be accomplished by distributing all such shares to holders of Parent’s Class A Common Stock or Class B Common Stock, as described herein. Accordingly, the distribution of shares of New News Corporation common stock will be approved by the board of directors of Parent pursuant to its authority under Parent’s Restated Certificate of Incorporation and applicable Delaware law regarding the declaration and payment of dividends.

While you are not being asked to vote on the distribution, in order to effectuate the distribution in the manner discussed in this information statement, Parent intends to amend its Restated Certificate of Incorporation, and will hold the Special Meeting in connection therewith. Parent is currently distributing a separate proxy statement to you, which will contain information regarding the Special Meeting. The distribution contemplated by this information statement assumes that certain proposals contained in the separate proxy statement will be approved by Parent’s stockholders and completion of the distribution is conditioned upon such approval.

What do stockholders need to do to participate in the distribution?	No action is required on the part of stockholders, but you are encouraged to read this entire information statement carefully. Stockholders of Parent on the record date for the distribution are not required to take any action, including making any payments in cash or exchanging or delivering their shares of Parent, to receive shares of New News Corporation. Please do not deliver your shares of Parent.

What will I receive in the distribution?	For every share of Parent’s Class A Common Stock that you own as of the record date, you will receive [•] share[s] of New News Corporation Class A Common Stock. For every share of Parent’s Class B Common Stock that you own as of the record date, you will receive [•] share[s] of New News Corporation Class B Common Stock. If you would be entitled to a fractional share of either New News Corporation Class A Common Stock or New News Corporation Class B Common Stock, as applicable, you will receive a check for the market value thereof. See “The Distribution” for additional details.

What is the record date for the distribution?	Record ownership will be determined as of 5:00 p.m. Eastern Time on [•], 2013, which we refer to as the record date.

When will the distribution occur?	We expect that shares of New News Corporation Class A Common Stock or Class B Common Stock, as applicable, will be distributed on or about [•], 2013, which we refer to as the distribution date.

If I sell my Parent shares prior to the distribution, will I still be entitled to receive shares of New News Corporation in the distribution?	If you hold shares of Parent Class A Common Stock or Parent Class B Common Stock on the record date and decide to sell the shares prior to the distribution date, you may choose to sell such shares with or without your entitlement to receive New News Corporation Class A Common Stock or New News Corporation Class B Common Stock, as applicable. If you sell your Parent Class A Common Stock or Parent Class B Common Stock in the “regular-way” market after the record date and before the distribution, you also will be selling your right to receive shares of New News Corporation Class A Common Stock or shares of New News Corporation Class B Common Stock, as applicable, in connection with the distribution. However, if you sell your Parent Class A Common Stock or Parent Class B Common Stock in the ex-distribution market up to and including the distribution date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the distribution.

It is anticipated that trading of CDIs representing our Class A Common Stock and Class B Common Stock on the Australian Securities Exchange will commence on or shortly before the record date and continue up to and through to the distribution date, initially, on a “conditional and deferred,” and then on a “deferred” settlement basis.

You should consult your bank, broker or nominee to discuss your options and alternatives. See “The Distribution—Trading Prior to the Distribution Date” for additional details.

How will fractional shares be treated in the distribution?	No fractional shares will be distributed in connection with the distribution. Instead, holders will receive a cash payment equal to the value of such shares in lieu of the fractional shares.

Can Parent decide to cancel the distribution even if all of the conditions have been satisfied?	Yes. Until the distribution has occurred, Parent has the right to terminate the distribution, even if all the conditions have been satisfied, if the board of directors of Parent determines that the distribution is not in the best interest of Parent and its stockholders or that market conditions or other circumstances are such that the separation of New News Corporation and Parent is no longer advisable at that time.

What are the material U.S. federal income tax consequences of the distribution?	Parent has applied for a ruling from the Internal Revenue Service (the “IRS”) to the effect that the distribution will be a tax-free transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), except with respect to cash paid in lieu of fractional shares. With respect to certain requirements for tax-free treatment on which the IRS will not rule, Parent expects to receive an opinion of Hogan Lovells US LLP to the effect that such requirements will be satisfied.

The tax consequences to you of the distribution depend on your individual situation. You should consult with your own tax advisor as to the specific tax consequences of the distribution to you. See “The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution” for additional details.

What are the material Australian tax consequences of the distribution?	Parent has applied for a Class Ruling from the Australian Taxation Office (“ATO”) confirming that, in the circumstances of the distribution (i) no part of the distribution of New News Corporation shares will be a dividend; and (ii) the Commissioner of Taxation will not make a determination under either section 45A or 45B to deem all or part of the distribution of New News Corporation shares to be an unfranked dividend.

The tax consequences to you of the distribution depend on your individual situation. You should consult with your own tax advisor as to the specific tax consequences of the distribution to you. See “The Distribution—Certain Australian Tax Consequences of the Distribution” for additional details.

Will the number of Parent shares I own change as a result of the distribution?	No, the number of shares of Parent Class A Common Stock or Parent Class B Common Stock that you own will not change as a result of the distribution.

Will my Parent shares continue to trade after the distribution?	Yes. It is anticipated that coincident with the distribution of our shares, and upon the approval of the holders of a majority of Parent’s Class B Common Stock entitled to vote, Parent will change its name to Fox Group, Inc., and its Class A Common Stock and Class B Common Stock will continue to be listed and traded on the NASDAQ Global Select Market (“NASDAQ”), its principal market, under the symbols “[•]” and “[•],” respectively. CDIs representing Parent’s Class A Common Stock and Class B Common Stock will continue to be listed and traded on the Australian Securities Exchange under the symbols “[•]” and “[•],” respectively. See “The Distribution—Trading Prior to the Distribution Date” for additional details.

What will the price be for my New News Corporation shares and when will I be able to trade my shares?	There is no current trading market for New News Corporation common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of New News Corporation common stock to begin on the first trading day following the completion of the distribution. We cannot predict our trading price for our common stock prior to, on or after the distribution date. It is possible that some of Parent’s stockholders may sell our common stock received in the distribution because, among other things, our business profile or market capitalization does not fit their investment objectives or because our common stock is not included in certain indices. Until the market has analyzed fully the operations and financial characteristics of New News Corporation separate from Parent, the price of New News Corporation’s shares may fluctuate significantly. See “The Distribution—Listing and Trading of the Shares of New News Corporation” for additional details.

Are there risks associated with owning shares of New News Corporation?	Yes. New News Corporation’s business is subject to both general and specific risks and uncertainties relating to its business, including risks specific to its industry and its operation, and risks associated with its ongoing contractual relationships with Parent and others, as well as its status as a separate, publicly traded company. See “Risk Factors” for additional information.

Does New News Corporation intend to pay cash dividends?	Following the distribution, we expect to pay regular cash dividends, although the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our board of directors. Our board of directors cannot provide any assurances that any dividends will be declared or paid. See “Dividend Policy.”

What will be the relationship between Parent and New News Corporation following the distribution?	Parent will not own any shares of New News Corporation following the distribution. New News Corporation and Parent will enter into a separation and distribution agreement and other agreements, including with respect to matters such as transition services, employment arrangements, tax sharing and indemnification, intellectual property and information technology, and on-going commercial relationships, among others. Such agreements will provide a framework for New News Corporation’s relationship with Parent after the distribution, certain transition services, allocations of assets and liabilities and certain indemnification arrangements. Following the distribution, there will be an overlap between certain senior management of Parent and New News Corporation; K. Rupert Murdoch will serve as our Executive Chairman and the Chairman and Chief Executive Officer of Parent, and Gerson Zweifach will serve as our General Counsel and as Senior Executive Vice President and Group General Counsel of Parent. See “Risk Factors—Risks Related to the Distribution,” “Our Relationship With Parent Following the Distribution” and “Management” for additional details.

Will there be any anti-takeover protections at New News Corporation following the distribution?	Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws may have the effect of making the acquisition of control of our company in a transaction that is not approved by our board of directors more difficult. See “Description of Our Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.” Additionally, certain provisions of the agreements entered into by us and Parent in connection with the distribution could discourage potential acquisition proposals. See “Risk Factors—We Might Not Be Able to Engage in Desirable Strategic Transactions and Equity Issuances Following the Distribution Because of Certain Restrictions Relating to Requirements for Tax-Free Distributions for U.S. Federal Income Tax Purposes.”

Do I have appraisal rights in connection with the distribution?	No. Holders of Parent common stock have no appraisal rights in connection with the distribution. See “The Distribution—No Appraisal Rights” for additional details.

Who is the transfer agent for New News Corporation shares?	Computershare Trust Company, N.A.

Where can I get more information?	If you have any questions regarding the distribution, you should contact the transfer agent at the following address and telephone number:

[•].

SUMMARY HISTORICAL AND UNAUDITED

PRO FORMA COMBINED FINANCIAL INFORMATION

The following table presents the summary historical and unaudited pro forma combined financial data for New News Corporation. The combined operating and balance sheet data included in the following table reflect our combined operations. We derived the combined operating data for the three years ended June 30, 2012, and the combined balance sheet data as of June 30, 2012, as set forth below, from our audited combined financial statements, which are included elsewhere in this information statement. We derived the combined operating data for the three months ended September 30, 2012 and 2011, and the combined balance sheet data as of September 30, 2012, from our unaudited combined financial statements, which are included elsewhere in this information statement. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth in this section.

The summary unaudited pro forma combined financial data as of and for the three months ended September 30, 2012 and the year ended June 30, 2012 have been prepared to reflect the expected impact of events directly attributable to the distribution and related transaction agreements that are factually supportable, and for the purposes of the statement of operations, are expected to have a continuing impact on us. However, such adjustments are subject to change based on finalization of the terms of the separation and distribution agreement and related agreements. The unaudited pro forma combined statement of operations data for the three months ended September 30, 2012 and the fiscal year ended June 30, 2012 reflects our results as if the distribution and related transactions described below had occurred on July 1, 2011. The unaudited pro forma combined balance sheet data as of September 30, 2012 reflects our results as if the distribution-related events described below had occurred as of such date. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

The unaudited pro forma combined financial statement data presented below are not necessarily indicative of our results of operations or financial condition had the distribution and our anticipated post-distribution capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

You should read this summary financial data together with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included elsewhere in this information statement.

	As of and for the three months ended September 30,					As of and for the year ended June 30,
(in millions)	Pro Forma 2012			2012	2011	Pro Forma 2012			2012	2011	2010
Statement of Operations Data:
Revenues	$	[	•]	$2,133	$2,165	$	[	•]	$8,654	$9,095	$8,752
(Loss) income before income tax benefit (expense) (1)		[	•]	(111)	66		[	•]	(2,377)	961	461
Net (loss) income attributable to New News Corporation (1)		[	•]	(92)	38		[	•]	(2,075)	678	243
Total segment EBITDA (2)				89	203				782	1,213	813

Balance Sheet Data:
Cash and cash equivalents	$	[	•]	$1,010					$1,133
Total assets		[	•]	13,335					13,090

(1)	Fiscal 2012 results included non-cash impairment charges of approximately $2.6 billion ($2.2 billion, net of tax).
(2)	Segment EBITDA is defined as revenues less operating expenses and selling, general, and administrative expenses. Management believes that Total Segment EBITDA is an appropriate measure for evaluating the operating performance of New News Corporation’s business segments because it is the primary measure used by New News Corporation’s chief operating decision maker to evaluate the performance of, and allocate resources within, New News Corporation’s businesses. Total Segment EBITDA provides management, investors and equity analysts a measure to analyze operating performance of each of New News Corporation’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences). For a reconciliation of total Segment EBITDA to GAAP (loss) income before income tax benefit (expense), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and our common stock. If any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, develop into actual events, it could materially and adversely affect our business, results of operations or financial condition, and could, in turn, impact the trading price of our common stock. The risk factors generally have been separated into three groups: risks related to our business, risks related to the distribution and risks related to our common stock and the securities market.

Risks Related to Our Business

A Decline in Advertising Expenditures in Our Newspaper and Other Businesses Could Cause Our Revenues and Operating Results to Decline Significantly in any Given Period or in Specific Markets.

We derive substantial revenues from the sale of advertising on or in our newspapers, integrated marketing services and digital media properties. We also derive revenues from the sale of advertising on our cable channels and pay-TV programming. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. National and local economic conditions, particularly in major metropolitan markets, affect the levels of retail, national and classified newspaper advertising revenue. Changes in gross domestic product, consumer spending, auto sales, housing sales, unemployment rates, job creation and circulation levels and rates all impact demand for advertising. Consolidation across various industries may also reduce our overall advertising revenue.

Demand for our products is also a factor in determining advertising rates. For example, circulation levels for our newspapers and ratings points for our cable channels are among the factors that are weighed when determining advertising rates. In addition, newer technologies, including new downloading capabilities via the Internet, digital distribution models for books and other devices and technologies are increasing the number of media choices available to audiences. These technological developments may cause changes in consumer behavior that could affect the attractiveness of our offerings to advertisers.

In addition, the range of advertising choices across digital products and platforms and the large inventory of available digital advertising space have historically resulted in significantly lower rates for digital advertising than for print advertising. Consequently, our digital advertising revenue may not be able to replace print advertising revenue lost as a result of the shift to digital consumption. A decrease in advertising expenditures, reduced demand for our offerings or a surplus of advertising inventory could lead to a reduction in pricing and advertising spending, which could have an adverse effect on our businesses and assets.

Circulation and Audience Share May Continue to Decline as Consumers Migrate to Other Media Alternatives.

Our businesses face competition from other sources of news, information and entertainment content delivery, and we may be adversely affected if consumers migrate to other media alternatives. For example, our newspaper advertising and circulation revenues have been declining, reflecting general trends in the newspaper industry, including declining newspaper buying by young people and consumers’ increasing reliance on the Internet for the delivery of news and information, often without charge. In recent years, Internet sites devoted to recruitment, automobile and real estate services have become significant competitors of our newspapers and websites for classified advertising. In addition, due to innovations in content distribution platforms, consumers are now more readily able to watch Internet-delivered content on television sets and mobile devices, in some cases also without charge, which could reduce consumer demand for our television programming and pay-TV services and adversely affect both our subscription revenue and advertisers’ willingness to purchase television advertising from us.

We Must Respond to Changes in Consumer Behavior as a Result of New Technologies in Order to Remain Competitive.

Technology continues to evolve rapidly, leading to alternative methods for the delivery and storage of digital content. These technological advancements have driven changes in consumer behavior and have empowered consumers to seek more control over when, where and how they consume digital content. Content owners are increasingly delivering their content directly to consumers over the Internet, often without charge, and innovations in distribution platforms have enabled consumers to view such Internet-delivered content on portable devices and televisions. There is a risk that our responses to these changes and strategies to remain competitive, including distribution of our content on a “pay” basis, may not be adopted by consumers. In addition, enhanced Internet capabilities and other new media may reduce the demand for newspapers and television viewership, which could negatively affect our revenues. The trending toward digital media may drive down the price consumers are willing to spend on our products disproportionately to the costs associated with generating content. Our failure to protect and exploit the value of our content, while responding to and developing new products and business models to take advantage of advancements in technology and the latest consumer preferences, could have a significant adverse effect on our businesses, asset values and results of operations.

The Inability to Renew Sports Programming Rights Could Cause the Revenue of Certain of Our Australian Operating Businesses to Decline Significantly in any Given Period or in Specific Markets.

The sports rights contracts between certain of our Australian operating businesses, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for the rights contracts. In addition, professional sports leagues or teams may create their own networks or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by us and could adversely affect our revenues. Upon renewal, our results could be adversely affected if escalations in sports programming rights costs are unmatched by increases in subscriber and carriage fees and advertising rates.

No Assurance of Profitability of Amplify.

Many of Amplify’s newer lines of business are still under development. Accordingly, Amplify’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as digital education. Such risks for Amplify include, but are not limited to, an evolving business model and the management of growth. To address these risks, Amplify must, among other things, develop a customer base for its full range of offerings, including by utilizing the existing customers associated with its assessment and analytics business, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its software and content offerings, respond to competitive developments, and attract, retain and motivate qualified personnel. Since inception, Amplify has incurred significant losses. Significant expenses associated with Amplify’s businesses include salaries, employee benefits and other routine overhead associated with product development. There can be no assurance that Amplify will be successful in addressing such risks or in achieving such goals, and the failure to do so could have a material adverse effect on Amplify’s business, prospects, financial condition and results of operations.

We May Make Strategic Acquisitions That Could Introduce Significant Risks and Uncertainties.

In order to position our business to take advantage of growth opportunities, we may make strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include, among others: (1) the difficulty in integrating newly acquired businesses and operations in an efficient and effective manner, (2) the challenges in achieving strategic objectives, cost savings and other anticipated benefits, (3) the potential loss of key employees of the acquired businesses, (4) the risk of diverting the attention of our senior management from our operations, (5) the risks associated with integrating financial reporting and internal control systems, (6) the difficulties in expanding information technology systems and other business processes to accommodate the acquired businesses, (7) potential future impairments of goodwill associated with the acquired business and (8) in some cases, increased regulation. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our business, results of operations and financial condition could be adversely affected.

Global Economic Conditions May Have a Continuing Adverse Effect on Our Business.

The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, lower consumer and business spending and lower consumer net worth. The resulting pressure on the labor and retail markets and the downturn in consumer confidence weakened the economic climate in certain markets in which we do business and has had and may continue to have an adverse effect on our business, results of operations, financial condition and liquidity. A continued decline in these economic conditions could further impact our business, reduce our advertising and other revenues and negatively impact the performance of our newspapers, books, television operations and other consumer products. In addition, these conditions could also impair the ability of those with whom we do business to satisfy their obligations to us. Additionally, we will have a greater proportional exposure to certain Australian business risks, including specific Australian legal and regulatory risks, consumer preferences and competition because we will hold substantially all of Parent’s former Australian assets and those Australian assets will represent a greater proportion of our total assets than of Parent’s former total assets. As a result, our results of operations may be adversely affected by negative developments in the Australian market. Although we believe that our post-distribution capitalization, operating cash flow and current access to capital and credit markets will give us the ability to meet our financial needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the global capital and credit markets will not impair our liquidity or increase our cost of borrowing.

We Do Not Have the Right to Manage Foxtel, Which Means We Are Not Able to Cause Foxtel to Operate in a Manner that is Favorable to Us.

We do not have the right to manage the business or affairs of Foxtel. Rather, our rights take the form of the right to appoint one-half of the board of directors. Although our board representation may enable us to exercise influence over the management or policies of Foxtel, it will not enable us to cause management or the board of directors to take any specific actions on our behalf, including with regards to declaring and paying dividends.

We Face Criminal Investigations Regarding Allegations of Phone Hacking and Inappropriate Payments to Public Officials and Other Related Matters and Related Civil Lawsuits.

U.K. and U.S. regulators and governmental authorities are conducting investigations relating to phone hacking, illegal data access, inappropriate payments to public officials and related matters at our former publication, The News of the World, and at The Sun, which we refer to as the U.K. Newspaper Matters. We, together with Parent, are cooperating with these investigations.

We have admitted liability in a number of civil cases related to the phone hacking allegations and have settled a number of cases. We have announced a process under which parties can pursue claims against us, and management believes that it is probable that additional claims will be filed.

We are not able to predict the ultimate outcome or cost of the investigations. Violations of law may result in civil, administrative or criminal fines or penalties and other costs. These proceedings and any adverse resolution thereof could damage our reputation, impair our ability to conduct our business and adversely affect our results of operations and financial condition.

Our Business Could Be Adversely Impacted by Changes in Governmental Policy and Regulation.

Various aspects of our activities are subject to regulation in numerous jurisdictions around the world, and the introduction of new laws and regulations in countries where our products and services are produced or distributed (and changes in the enforcement of existing laws and regulations in those countries) could have a negative impact on our interests.

For example, our Australian operating businesses may be adversely affected by changes in government policy, regulation or legislation, or the application or enforcement thereof, applying to companies in the Australian media industry or to Australian companies in general. This includes:

•

anti-siphoning legislation which prevents pay-TV providers such as Foxtel from acquiring exclusive rights to televise certain listed events (for example, the Olympic Games and certain Australian rules football and cricket matches) until a right is offered first to the two major government owned broadcasters or to commercial FTA television broadcasters reaching more than 50% of the Australian population; and

•

legislation such as the Broadcasting Services Act that regulates ownership interests and control of Australian media organizations. Such legislation may have an impact on our ownership structure and operations and may restrict our ability to take advantage of acquisition or investment opportunities. For example, current media diversity rules would prevent us from exercising control of a commercial television broadcasting license, a commercial radio license and a newspaper in the same license area.

On April 30, 2012, the Minister for Broadband, Communications and Digital Economy also released the Final Report of a comprehensive review of Australia’s communications and media regulation in light of increasing convergence in media platforms. There is a risk that any change in regulation arising from the review may adversely impact us and our interests in traditional, Internet and other media platforms.

In addition, our newspaper businesses in the U.K. may be subject to greater regulation and oversight following the announcement in mid-2011 by Prime Minister David Cameron of a two-part inquiry into the U.K. press. The inquiry was triggered by allegations of illegal voicemail interception at our former publication, The News of the World. Lord Justice Leveson, Chairman of the Inquiry, has concluded the first part of the inquiry and published a report in late November 2012 containing various recommendations for greater regulation and oversight of the U.K. press. If adopted, the new regime may impose regulatory burdens on the print media in the U.K. that represent competitive disadvantages versus other forms of media including Internet sources of news and entertainment, and more generally may increase the costs of compliance.

Changes in Educational Funding.

Our U.S. educational businesses may be adversely affected by changes in state educational funding as a result of changes in legislation, both at the federal and state level, changes in the state procurement process and changes in the condition of the local, state or U.S. economy. Future changes in federal funding and the state and local tax base could create an unfavorable environment, leading to budget issues resulting in a decrease in educational funding.

We Could Suffer Losses Due to Asset Impairment Charges for Goodwill and Intangible Assets.

In accordance with applicable generally accepted accounting principles, we perform an annual impairment assessment of our recorded goodwill and indefinite-lived intangible assets, including newspaper mastheads and distribution networks, during the fourth quarter of each fiscal year. We also continually evaluate whether current factors or indicators, such as the prevailing conditions in the capital markets, require the performance of an interim impairment assessment of those assets, as well as other investments and other long-lived assets. Any significant shortfall, now or in the future, in advertising revenue and/or the expected popularity of the programming for which we have acquired rights could lead to a downward revision in the fair value of certain reporting units. A downward revision in the fair value of a reporting unit, indefinite-lived intangible assets, investments or long-lived assets could result in an impairment and a non-cash charge would be required. Any such charge could be material to our reported results of operations.

Newsprint Prices May Continue to Be Volatile and Difficult to Predict and Control.

Newsprint is one of the largest expenses of our publishing units. The price of newsprint has historically been volatile and the consolidation of newsprint mills over the years has reduced the number of suppliers, which has led to increases in newsprint prices. Failure to maintain our current consumption levels, further supplier consolidation or the inability to maintain our existing relationships with our newsprint suppliers could adversely impact newsprint prices in the future.

We Rely on Network and Information Systems and Other Technology That May Be Subject to Disruption or Misuse, Which Could Result in Improper Disclosure of Personal Data or Confidential Information as well as Increased Costs or Loss of Revenue.

Network and information systems and other technologies, including those related to our network management, are important to our business activities. Network and information systems-related events, such as computer hackings, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing, could result in a disruption of our services or improper disclosure of personal data or confidential information. Improper disclosure of such information could harm our reputation, require us to expend resources to remedy such a security breach or subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue.

Technological Developments May Increase the Threat of Content Piracy and Limit Our Ability to Protect Intellectual Property Rights.

We seek to limit the threat of content piracy; however, policing unauthorized use of our products and services and related intellectual property is often difficult and the steps taken by us may not in every case prevent the infringement by unauthorized third parties. Developments in technology increase the threat of content piracy by making it easier to duplicate and widely distribute pirated material. We have taken, and will continue to take, a variety of actions to combat piracy, both individually and, in some instances, together with industry associations. However, protection of our intellectual property rights is dependent on the scope and duration of our rights as defined by applicable laws in the U.S. and abroad and the manner in which those laws are construed. If those laws are drafted or interpreted in ways that limit the extent or duration of our rights, or if existing laws are changed, our ability to generate revenue from intellectual property may decrease, or the cost of obtaining and maintaining rights may increase. There can be no assurance that our efforts to enforce our rights and protect our products, services and intellectual property will be successful in preventing content piracy.

Our Business Relies on Certain Intellectual Property and Brands.

Our businesses rely on a combination of trademarks, trade names, copyrights, and other proprietary rights, as well as contractual arrangements, including licenses, to establish and protect our intellectual property and brand names. We believe our proprietary trademarks and other intellectual property rights are important to our continued success and our competitive position. Any impairment of any such intellectual property or brands could adversely impact the results of our operations or financial condition.

Fluctuations in Foreign Exchange Rates Could Have an Adverse Effect on Our Results of Operations.

We have significant operations in a number of foreign jurisdictions and certain of our operations are conducted in foreign currencies. The value of these currencies fluctuates relative to the U.S. dollar. As a result, we are exposed to exchange rate fluctuations, which could have an adverse effect on our results of operations in a given period or in specific markets.

Labor Disputes May Have an Adverse Effect on Our Business.

In a variety of our businesses, we engage the services of employees who are subject to collective bargaining agreements. If we are unable to renew expiring collective bargaining agreements, it is possible that the affected unions could take action in the form of strikes or work stoppages. Such actions, as well as higher costs in connection with these collective bargaining agreements or a significant labor dispute, could have an adverse effect on our business by causing delays in production or by reducing profit margins.

Risks Related to the Distribution

If the Distribution, Together with Certain Related Transactions, Were Ultimately Determined to be Taxable Transactions for U.S. Federal Income Tax Purposes, then We, Parent and Our Stockholders Could Be Subject to Significant Tax Liability.

The distribution is conditioned upon a private letter ruling from the IRS substantially to the effect that, among other things, the distribution of our Class A Common Stock and Class B Common Stock qualifies as tax-free under Sections 368 and 355 of the Code except for cash received in lieu of fractional shares of our stock, as well as upon Parent receiving an opinion from the law firm of Hogan Lovells US LLP confirming the tax-free status of the distribution for U.S. federal income tax purposes, including confirming the satisfaction of the requirements under Section 368 and 355 of the Code not specifically addressed in the IRS private letter ruling. The opinion of Hogan Lovells US LLP will not be binding on the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

The private letter ruling and the opinion will rely on certain facts and assumptions, and certain representations from us and Parent regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the receipt of the private letter ruling and the opinion, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the distribution or the internal transactions should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, the distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes, and U.S. stockholders and certain non-U.S. stockholders could incur significant U.S. federal income tax liabilities as described under “Certain U.S. Federal Income Tax Consequences of the Distribution.” In addition, if the internal reorganization and/or the distribution is ultimately determined to be taxable, Parent would recognize gains on the internal reorganization and/or recognize gain in an amount equal to the excess of the fair market value of shares of our common stock distributed to Parent’s stockholders on the distribution date over Parent’s tax basis in such shares of our common stock.

In addition, under the terms of the tax sharing and indemnification agreement that we intend to enter into in connection with the distribution, we would, in certain circumstances, be responsible for all taxes, including interest and penalties, imposed on Parent as a result of actions taken by us or any of our subsidiaries after the distribution. Specifically, in the event that the distribution or the internal transactions intended not to be subject to tax were determined to be subject to tax and such determination was the result of certain actions taken, or omitted to be taken, after the distribution by us or any of our subsidiaries and such actions (1) were inconsistent with any representation or covenant made in connection with the private letter ruling or opinion of Hogan Lovells US LLP, (2) violated any representation or covenant made in the tax sharing and indemnification agreement, or (3) we or any of our subsidiaries know or reasonably should expect, after consultation with our advisors, may result in any such determination, we will be responsible for any taxes imposed on Parent as a result of such determination.

If the ATO Forms the View that All or Part of the Distribution Should be Treated as an Unfranked Dividend Under Australian Taxation Law, Then Parent and the Australian Resident Stockholders Could be Subject to a Significant Tax Liability.

Parent has requested a Class Ruling from the ATO confirming that (1) no part of the distribution of our Class A Common Stock and Class B Common Stock will be a dividend, and (2) the Commissioner of Taxation will not make a determination to deem all or part of the distribution to be an unfranked dividend.

The Class Ruling will be based upon certain facts and assumptions regarding past and future conduct of our respective businesses. If the ATO considers that the information provided in the application for Class Ruling was not correct, or omitted relevant information, in respect of a material fact or assumption, then the ATO may take the view that it is not bound by the view of the law expressed in the Class Ruling. In those circumstances, or if the ATO refuses to issue the Class Ruling, all or part of the distribution could be taken to be an unfranked dividend, the amount of which would be required to be included in the assessable income of Australian resident holders of Parent common stock or CDIs.

We Could Be Liable for Income Taxes Owed by Parent.

Each member of the Parent consolidated group, which includes Parent, our company and Parent’s other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, we could be liable in the event any such liability is incurred, and not discharged, by any other member of the Parent consolidated group. The tax sharing and indemnification agreement will require Parent to indemnify us for any such liability. Disputes or assessments could arise during future audits by the IRS in amounts that we cannot quantify.

We Might Not Be Able to Engage in Desirable Strategic Transactions and Equity Issuances Following the Distribution Because of Certain Restrictions Relating to Requirements for Tax-Free Distributions for U.S. Federal Income Tax Purposes.

Our ability to engage in significant strategic transactions and equity issuances may be limited or restricted after the distribution in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution by Parent. Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate level taxable gain to Parent under Section 355(e) of the Code if 50% or more, by vote or value, of shares of our stock or Parent’s stock are acquired or issued as part of a plan or series of related transactions that includes the distribution.

To preserve the tax-free treatment to Parent of the distribution and the internal transactions in connection with the distribution for U.S. federal income tax purposes, under the tax sharing and indemnification agreement that we will enter into with Parent, we will be prohibited from taking or failing to take certain actions that may prevent the distribution and related transactions from being tax-free for U.S. federal income tax purposes. Further, for the two-year period following the distribution, without obtaining the consent of Parent, we may be prohibited from:

•	approving or allowing any transaction that results in a change in ownership of more than a specified percentage of our common stock,

•	a merger,

•	a redemption of equity securities,

•	a sale or other disposition of certain businesses or a specified percentage of our assets,

•	an acquisition of a business or assets with equity securities to the extent one or more persons would acquire in excess of a specified percentage of our common stock, or

•	amending our organizational documents or taking any other action through stockholder vote or otherwise that affects the relative economic or voting rights of our outstanding stock.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. Moreover, the tax sharing and indemnification agreement will also provide that we are responsible for any taxes imposed on Parent or any of its affiliates as a result of the failure of the distribution or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain actions taken after the distribution by or in respect of us, any of our affiliates or our stockholders.

The Indemnification Arrangements We Enter Into With Parent in Connection with the Distribution May Require Us to Divert Cash to Satisfy Indemnification Obligations to Parent.

Pursuant to the separation and distribution agreement and certain other related agreements, Parent will agree to indemnify us from certain liabilities and we will agree to indemnify Parent for certain liabilities, as discussed further in the section entitled “Our Relationship With Parent Following the Distribution.” As a result, we could be required, under certain circumstances, to indemnify Parent and its affiliates against certain liabilities to the extent such liabilities result from an action we or our affiliates take or from any breach of our or our affiliates’ representations, covenants or obligations under the separation and distribution agreement, tax sharing and indemnification agreement or any other agreement we enter into in connection with the distribution.

There Can Be No Assurance That We Will Have Access to the Capital Markets on Terms Acceptable to Us.

From time to time we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the sources of capital in place at the time of the distribution will permit us to finance our operations for the foreseeable future on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including, but not limited to: (1) our financial performance, (2) our credit ratings or absence of a credit rating, (3) the liquidity of the overall capital markets and (4) the state of the economy. There can be no assurance, particularly as a new company that currently has no credit rating, that we will have access to the capital markets on terms acceptable to us.

We May be Unable to Achieve Some or All of the Benefits That We Expect to Achieve as an Independent, Publicly-Traded Company.

By separating from Parent there is a risk that we may be more susceptible to market fluctuations and other adverse events than we would have otherwise been while we were still a part of Parent. As part of Parent, we were able to enjoy certain benefits from Parent’s operating diversity and access to capital for investments, which benefits will no longer be available to us after we separate from Parent.

As an independent, publicly-traded company, we believe that our businesses will benefit from, among other things, sharpened focus on the financial and operational resources of our specific business, allowing our management to design and implement a capital structure, corporate strategies and policies that are based primarily on the business characteristics and strategic opportunities of our businesses. We anticipate this will allow us to respond more effectively to industry dynamics and to allow us to create effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the expected benefits. Additionally, completion of the distribution will require a significant amount of our management’s time and effort, which may divert attention from operating and growing our business. If we fail to achieve some or all of the benefits in the time we expect, our business, financial condition and results of operations could be materially and adversely affected.

We Have No Operating History as an Independent, Publicly-Traded Company, and Our Historical and Pro Forma Financial Statements Are Not Necessarily Representative of the Results We Would Have Achieved as an Independent, Publicly-Traded Company and May Not Be Reliable Indicators of Our Future Results.

The historical and pro forma financial statements included in this information statement do not necessarily reflect the results of operations, cash flows and financial condition that we would have achieved as an independent, publicly-traded company during the periods presented or those that we will achieve in the future, primarily as a result of the following factors:

•

Historically, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have been provided by Parent to the extent we did not generate sufficient cash flows to cover our cash requirements. Parent has historically managed and retained cash we have generated. Following completion of the distribution, Parent will not be providing us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain capital from Parent, we may need to access capital markets and there is no guarantee that capital will be available to us or available on terms that are as favorable as those we could have obtained when we were part of Parent.

•

Prior to the distribution, our business was operated by Parent as part of its broader corporate organization, rather than as an independent company. Parent has historically performed various corporate functions for us, including, but not limited to, tax administration, treasury activities, accounting, legal, ethics and compliance program administration, investor and public relations, certain governance functions (including internal audit) and external reporting. Our historical and pro forma financial statements reflect allocations of corporate expenses from Parent for these and similar functions. These allocations may be more or less than the comparable expenses we would have incurred had we operated as an independent, publicly traded company.

•

Other significant changes may occur in our cost structure, management, financing, business operations, personnel needs, tax and structure as a result of our operation as a company separate from Parent. We benefited from Parent’s operating diversity, size and purchasing power, and we will lose such benefits as an independent company. Additionally, we will be entering into transactions with Parent that did not exist prior to the distribution.

Our Accounting and Other Management Systems and Resources May Not be Adequately Prepared to Meet the Financial Reporting and Other Requirements to Which We Will Be Subject Following the Distribution. If We Are Unable to Achieve and Maintain Effective Internal Controls, Our Results of Operations, Cash Flows and Financial Condition Could Be Materially Adversely Affected.

Our financial results previously were included within the consolidated results of Parent, and we believe that our reporting and control systems were appropriate for those of subsidiaries of a public company. However, we were not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the distribution, we will be directly subject to reporting and other obligations under the Exchange Act. Beginning with our annual report on Form 10-K for the fiscal year ending June 30, 2014, we will be required to comply with Section 404 of the Sarbanes Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we may need to upgrade our systems, including information technology, and implement additional financial and management controls, reporting systems and procedures. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Until the Distribution Occurs, Parent Has the Sole Discretion to Change the Terms of the Distribution.

Until the distribution occurs, Parent will have the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to us. In addition, Parent may decide at any time not to proceed with the distribution.

After the Distribution, Certain of Our Directors and Officers May Have Actual or Potential Conflicts of Interest Because of Their Equity Ownership in Parent, and Certain of Our Officers and Directors May Have Actual or Potential Conflicts of Interest Because They Also Serve as Officers and/or on the Board of Directors of Parent.

Following the distribution, certain of our directors and executive officers may own shares of Parent’s common stock or options to acquire shares of Parent’s common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. In addition, following the distribution, certain of our officers and directors will also serve as officers and/or as directors of Parent, including K. Rupert Murdoch, who will serve as our Executive Chairman and the Chairman and Chief Executive Officer of Parent, and Gerson Zweifach, who will serve as our General Counsel and as Senior Executive Vice President and Group General Counsel of Parent. This ownership or service to both companies may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Parent and us.

For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between Parent and us regarding the terms of the agreements governing the internal reorganization, the distribution and the relationship thereafter between the companies. In addition to any other arrangements that we and Parent may agree to implement, we and Parent will agree that officers and directors who serve at both companies will recuse themselves from decisions where conflicts arise due to their positions at the companies.

Risks Related to Our Common Stock and the Securities Market

There Is No Existing Market for Our Common Stock, and a Trading Market That Will Provide You with Adequate Liquidity May Not Develop for Our Common Stock. In Addition, Once Our Common Stock Begins Trading, the Market Price of Our Shares May Fluctuate Significantly.

There is currently no public market for our common stock. It is anticipated that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue up to and including through the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the distribution or be sustained in the future. The lack of an active trading market may make it more difficult for you to sell our shares and could lead to our share price being depressed or more volatile.

We cannot predict the prices at which our common stock may trade after the distribution. The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including: (1) a shift in our investor base; (2) our quarterly or annual earnings, or those of other companies in our industry; (3) actual or anticipated fluctuations in our operating results; (4) success or failure of our business strategy; (5) our ability to obtain financing as needed; (6) changes in accounting standards, policies, guidance, interpretations or principles; (7) changes in laws and regulations affecting our business; (8) announcements by us or our competitors of significant new business developments or customers; (9) announcements by us or our competitors of significant acquisitions or dispositions; (10) the failure of securities analysts to cover our common stock after the distribution; (11) changes in earnings estimates by securities analysts or our ability to meet our earnings guidance; (12) the operating and stock price performance of other comparable companies; (13) results from material litigation or governmental investigations; (14) changes in capital gains taxes and taxes on dividends affecting stockholders; and (15) overall market fluctuations and general economic conditions.

Furthermore, our business profile and our market capitalization may not fit the investment objectives of many of Parent’s stockholders and, as a result, these stockholders may sell our shares after the distribution. See “—Substantial Sales of Common Stock May Occur in Connection with This Distribution, Which Could Cause Our Stock Price to Decline.”

Substantial Sales of Common Stock May Occur in Connection with This Distribution, Which Could Cause Our Stock Price to Decline.

The shares of our common stock that Parent distributes to its stockholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant stockholders of Parent to sell our common stock on or after the record date, it is possible that some of Parent’s stockholders will sell our common stock received in the distribution for reasons such as our business profile or market capitalization as an independent company not fitting their investment objectives or because our common stock is not included in certain indices after the distribution. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

Certain Provisions of Our Certificate of Incorporation, By-laws, Tax Sharing and Indemnification Agreement, Separation and Distribution Agreement, Delaware Law and the Ownership of Our Common Stock by Certain Principal Stockholders May Discourage Takeovers.

Our amended and restated certificate of incorporation and amended and restated by-laws will contain certain anti-takeover provisions that may make more difficult or expensive a tender offer, change in control, or takeover attempt that is opposed by our board of directors or certain stockholders holding a significant percentage of the voting power of our outstanding voting stock. Our equity capital and governance structure is designed to mirror Parent’s existing capital and governance structure to the maximum extent applicable. In particular, our amended and restated certificate of incorporation and amended and restated by-laws provide for, among other things:

•	a dual common equity capital structure;

•	stockholders to remove directors only for cause;

•	a prohibition on stockholders taking any action by written consent without a meeting;

•	special stockholders’ meeting to be called only by the chief executive officer, the board of directors, or the holders of not less than 20% of the voting power of our outstanding voting stock;

•	the requirement that stockholders give us advance notice to nominate candidates for election to the board of directors or to make stockholder proposals at a stockholders’ meeting;

•	the requirement of an affirmative vote of at least 65% of the voting power of our outstanding voting stock to amend or repeal our by-laws;

•	certain restrictions on the transfer of our shares; and

•	the board of directors to issue, without stockholder approval, Preferred Stock and Series Common Stock with such terms as the board of directors may determine.

These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of New News Corporation, even in the case where a majority of the stockholders may consider such proposals, if effective, desirable. See “Description of Our Capital Stock.”

Further, as a result of his ability to appoint certain members of the board of directors of the corporate trustee of the Murdoch Family Trust, which will beneficially own [•]% of our outstanding Class A Common Stock and [•]% of our Class B Common Stock immediately following the distribution, K. Rupert Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. K. Rupert Murdoch, however, disclaims any beneficial ownership of such shares. Also, K. Rupert Murdoch will beneficially own or be deemed to beneficially own an additional [•]% of our Class A Common Stock and [•]% of our Class B Common Stock immediately following the distribution. Thus, K. Rupert Murdoch may be deemed to beneficially own in the aggregate [•]% of our Class A Common Stock and [•]% of our Class B Common Stock immediately following the distribution. Such a concentration of voting power could discourage third parties from making proposals involving an acquisition of New News Corporation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials that we have filed or will file with the Securities Exchange Commission (the “SEC”) contain, or will contain, “forward-looking statements.” Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “believes,” “may,” “will” and variations of such words and similar expressions are intended to identify our forward-looking statements. Where, in any forward-looking statements, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished.

Examples of forward-looking statements include, but are not limited to, statements made regarding business strategies, market potential, future financial performance and other events or developments that we expect or anticipate will occur in the future and statements expressing general views about future operating results. These forward-looking statements are subject to a number of important factors, including those factors discussed in detail under “Risk Factors” in this information statement that could cause our actual results to differ materially from those indicated in any such forward-looking statements. These factors include, but are not limited to, increased competition; changes in advertising demand; increasing consolidation of advertising customers; changes in relationships with our significant customers and suppliers; changes in newsprint prices; newspaper circulation matters, including circulation trends; continued volatility of commodity and other input costs; pricing actions; increased costs of sales; regulatory or legal changes, restrictions or actions; unanticipated expenses such as litigation or legal settlement expenses; unanticipated business disruptions; our ability to predict, identify and interpret changes in consumer preferences and demand; our ability to realize the expected benefits of the distribution; our ability to complete proposed divestitures or acquisitions; our ability to realize the expected benefits of acquisitions if they are completed; uncertainty regarding the availability of financing to us in the future and the terms of such financing; disruptions in our information technology networks and systems; our inability to protect our intellectual property rights; continued consumer weakness; weakness in general global economic conditions; uncertainty in global political, business or regulatory conditions; changes in accounting standards and tax law changes. Additionally, there may be other risks and uncertainties that we are unable to identify at this time or that we do not currently expect to have a material impact on New News Corporation’s business.

We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this information statement, except as required by applicable law or regulation.

THE DISTRIBUTION

Background of the Distribution

On June 28, 2012, Parent announced its intent to pursue the separation of its business into two separate independent public companies, one of which will hold Parent’s global media and entertainment businesses and another which will hold the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. On December 4, 2012, the board of directors of Parent authorized management to proceed with the proposed distribution, subject to the satisfaction or waiver of certain conditions and the board of directors’ ongoing consideration of the transaction and its final approval, which may not be granted.

In connection with the distribution, Parent will undertake the internal reorganization described under “Our Relationship with Parent Following the Distribution.” Following the internal reorganization, Parent will distribute all of the shares of New News Corporation common stock to its stockholders on a pro rata basis. After the distribution, Parent will not own any equity interest in New News Corporation, and we will operate independently from Parent. Parent’s stockholders will not be required to vote to effectuate the distribution. However, in order to effectuate the distribution in the manner discussed in this information statement, Parent will be required to amend its Restated Certificate of Incorporation, and Parent will hold a Special Meeting in connection therewith. You will be mailed a separate proxy statement, which will contain the relevant information regarding the Special Meeting. The distribution contemplated by this information statement assumes that certain proposals contained in the separate proxy statement will be approved by Parent’s stockholders. Parent’s stockholders will not have appraisal rights with regards to the distribution.

The internal reorganization and, in turn, the distribution, are subject to the satisfaction, or waiver by Parent, of a number of conditions. Additionally, Parent may determine not to complete the internal reorganization or the distribution if, at any time, the board of directors of Parent determines, in its sole and absolute discretion, that the distribution is not in the best interest of Parent or its stockholders or is otherwise not advisable.

Reasons for the Distribution

The board of directors of Parent regularly reviews Parent’s businesses to ensure that Parent’s resources are utilized in a manner that is in the best interest of Parent and its stockholders. In this process, the board of directors of Parent, with input and advice from Parent’s management, has evaluated distinct alternatives, including potential acquisitions, dispositions, business combinations and separations, with the objective of increasing stockholder value.

In 2012, the board of directors of Parent again reviewed the potential strategic alternatives, including the proposed distribution. As a result of this evaluation, after considering a variety of factors in light of Parent’s businesses and their operations at that time, and with input from Parent’s management and financial advisors, the board of directors determined that pursuing the distribution would be in the best interest of Parent and Parent’s stockholders and would enhance stockholder value. The board of directors of Parent believes that creating two distinct publicly traded companies will present a number of opportunities, including:

•	allowing each company to focus on and pursue distinct strategic priorities and industry-specific opportunities that would maximize each company’s long-term potential;

•	allowing each company to benefit from greater financial and operational flexibility and better positioning the companies to compete;

•	allowing the companies to each respond and react more quickly to rapidly-evolving technology and global market opportunities;

•	providing investors in each company with a more targeted investment opportunity, each with different inherent values, including different financial and operational structures; and

•

allowing the companies to tailor their capital structures, allocate and deploy resources and implement compensation plans in a manner consistent with strategic objectives that best enhance value for their respective stockholder groups.

In determining whether to pursue the distribution, Parent’s board of directors considered the costs and risks associated with the transaction, including the cost associated with preparing New News Corporation to become an independent publicly traded company, the risk of volatility in New News Corporation’s stock price immediately following the distribution due to sales by Parent’s stockholders whose investment objectives may not be fulfilled by our common stock, the time it may take for New News Corporation to attract its optimal stockholder base, any potential negative impact on Parent’s credit rating as a result of the distribution, the time and effort required by this transaction from Parent’s and New News Corporation’s management and the potential distraction from their respective businesses and the loss of synergies and scale from operating as a single company. Notwithstanding these costs and risks, and taking into account the factors discussed above, Parent’s board of directors determined that pursuing the distribution was the best alternative to achieve the above objectives and enhance stockholder value.

Manner of Effecting the Distribution

The general terms and conditions relating to the distribution will be set forth in the separation and distribution agreement between us and Parent. Under the separation and distribution agreement, the distribution will be effective as of [•], 2013, the distribution date.

The distribution will be made on the basis of [•] share[s] of New News Corporation Class A Common Stock for every share of Parent’s Class A Common Stock and [•] share[s] of New News Corporation Class B Common Stock for every share of Parent’s Class B Common Stock outstanding on the record date. The actual total number of shares of New News Corporation common stock to be distributed will depend on the number of Parent’s shares outstanding on the record date. Based upon the number of New News Corporation Class A and Class B Common Stock outstanding on [•], 2013, approximately [•] shares of New News Corporation Class A Common Stock and [•] shares of New News Corporation Class B Common Stock will be distributed to Parent’s stockholders, as applicable. The shares of New News Corporation common stock to be distributed will constitute 100% of the outstanding shares of New News Corporation common stock.

For most of Parent’s stockholders, the transfer agent will credit their shares of New News Corporation common stock to book-entry accounts established to hold their shares of New News Corporation common stock. The transfer agent will send such stockholders a statement reflecting their ownership of New News Corporation common stock. For stockholders who own Parent’s common stock through a broker or other nominee, their shares of our common stock will be credited to these stockholders’ accounts by the broker or other nominee. Book-entry refers to a method of recording stock ownership in New News Corporation’s records in which no physical certificates are used.

Stockholders of Parent on the record date for the distribution are not required to take any action, including making any payments in cash or exchanging or delivering their common shares of Parent, to receive shares of New News Corporation.

Results of the Distribution

After the distribution, we will be an independent, publicly traded company owning and operating the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. Immediately following the distribution, we expect to have approximately [•] holders of record of New News Corporation Class A Common Stock and [•] holders of record of Class B Common Stock and approximately [•] shares of New News Corporation Class A Common Stock and [•] shares of Class B Common Stock outstanding, based on the number of holders of record and outstanding shares of Parent’s Class A Common Stock and Class B

Common Stock on [•], 2013. The actual number of shares of New News Corporation common stock to be distributed will be determined as of the record date and will reflect any issuance of new shares or exercises of options pursuant to Parent’s equity plans on or prior to the record date. The distribution will not affect the number of outstanding shares of Parent’s common stock or any rights of Parent’s stockholders.

Prior to the distribution, we will enter into several agreements with Parent and certain of its subsidiaries and affiliates, including the separation and distribution agreement. These agreements will govern the relationship between Parent and us up to and after completion of the distribution, including with regards to various commercial, transition services and shared services arrangements, and will allocate between Parent and us various assets, liabilities, rights and obligations, including employee benefits, intellectual property and tax-related assets and liabilities. See “Our Relationship With Parent Following the Distribution.”

Treatment of Fractional Shares

The transfer agent will not distribute any fractional shares of New News Corporation common stock in connection with the distribution. Instead the transfer agent will aggregate all fractional shares of New News Corporation common stock into whole shares and sell them on the open market at the prevailing market prices on behalf of those registered holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon as practicable after the distribution date. The transfer agent will then distribute the aggregate cash proceeds of such sale, in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by us. We do not expect the amount of any such fees to be material to us.

If you physically hold stock certificates of Parent common stock, your check for any cash that you may be entitled to receive instead of fractional shares of New News Corporation common stock will be mailed to you separately. It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures. You should contact your broker or other nominee for additional details.

None of Parent, New News Corporation, or the transfer agent will guarantee any minimum sale price for the fractional shares of New News Corporation common stock. Neither New News Corporation nor Parent will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders. Each stockholder entitled to receive cash proceeds from these fractional shares should consult his, her or its own tax advisor as to the stockholder’s particular circumstances. See “The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution.”

Trading Prior to the Distribution Date

It is anticipated that a “when-issued” market in our common stock will develop on or shortly before the record date and continue up to and through the distribution date. In the context of the distribution, when-issued trading refers to a securities transaction made conditionally on or before the distribution date because the securities of the distributed entity have not yet been distributed. When-issued trades generally settle within four trading days after the distribution date. If you own shares of Parent’s common stock on the record date, you will be entitled to receive shares of our common stock in the distribution. You may trade this entitlement to receive shares of our common stock, without the shares of Parent’s common stock you own, on the when-issued market. On the first trading day following the distribution date, we expect that when-issued trading of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the securities transaction. If the distribution does not occur, all when-issued trading will be null and void.

We also anticipate that, on or shortly before the record date and continuing up to and through the distribution date, there will be two markets in Parent’s common stock: a “regular-way” market and an “ex-distribution” market. Shares of Parent’s common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the distribution. Therefore, if you sell shares of Parent’s common stock in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the distribution. However, if you own shares of Parent’s common stock on the record date and sell those shares in the ex-distribution market up to and including the distribution date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the distribution. On the first trading day following the distribution date, shares of Parent’s common stock will begin trading without any entitlement to receive shares of New News Corporation common stock.

It is anticipated that trading of CDIs representing our Class A Common Stock and Class B Common Stock on the Australian Securities Exchange will commence on or shortly before the record date and continue up to and through to the distribution date, initially, on a “conditional and deferred”, and then on a “deferred” settlement basis. Conditional trading will continue until the Australian Securities Exchange agrees to quote the New News Corporation CDIs and the distribution is made. It is expected that trading will then occur on an unconditional but deferred basis until New News Corporation has advised the Australian Securities Exchange that holding statements have been dispatched to CDI holders. If the distribution is not made, all trades occurring up to that point will be cancelled and of no effect. Investors who choose to trade their New News Corporation CDIs on the Australian Securities Exchange before receipt of their holding statements do so at their own risk. These arrangements will be formally confirmed with the Australian Securities Exchange prior to the record date of the distribution.

Following the distribution, Parent’s Class A Common Stock and Class B Common Stock will continue to be listed and traded on NASDAQ, its principal market, under the symbols “[•]” and “[•],” respectively. CDIs representing Parent’s Class A Common Stock and Class B Common Stock will continue to be listed and traded on the Australian Securities Exchange under the symbols “[•]” and “[•],” respectively.

Listing and Trading of the Shares of New News Corporation

As of the date of this information statement, we are a wholly-owned subsidiary of Parent and, accordingly, there is currently no public market for our common stock, although a “when-issued” market in our common stock may develop prior to the distribution. See “—Trading Prior to the Distribution Date” above for an explanation of a “when-issued” market. We intend to list our shares of Class A Common Stock on [•] under the symbol “[•],” and our shares of Class B Common Stock on [•] under the symbol “[•],” and intend for CDIs representing the Class A Common Stock and Class B Common Stock to be listed and traded on the Australian Securities Exchange under the symbols “[•]” and “[•],” respectively. If when-issued trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our when-issued trading symbol when and if it becomes available.

We cannot assure you as to the price at which our Class A Common Stock or Class B Common Stock will trade before, on or after the distribution date and the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of Parent’s Class A Common Stock and New News Corporation’s Class A Common Stock, and Parent’s Class B Common Stock and New News Corporation’s Class B Common Stock following the distribution may be less than, equal to or greater than the current trading price of Parent’s Class A and Class B Common Stock, respectively. See “Risk Factors—There Is No Existing Market for Our Common Stock, and a Trading Market That Will Provide You with Adequate Liquidity May Not Develop for Our Common Stock. In Addition, Once Our Common Stock Begins Trading, the Market Price of Our Shares May Fluctuate Significantly.”

Shares of New News Corporation Class A Common Stock and Class B Common Stock distributed to Parent’s stockholders will be freely transferable, except for such shares that are distributed to persons who are considered our affiliates. Individuals or entities may be deemed to be affiliates of New News Corporation if they control, are controlled by, or are under common control with, New News Corporation, as those terms generally are interpreted for federal securities law purposes. These persons may include certain or all of our directors, officers, and significant stockholders. In addition, individuals who are affiliates of Parent on the distribution date may be deemed to be affiliates of New News Corporation. Individuals who are our affiliates, or are deemed our affiliates, will be permitted to sell their shares of New News Corporation common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144A thereunder.

Certain U.S. Federal Income Tax Consequences of the Distribution

The following summary discusses certain of the U.S. federal income tax consequences of the distribution. This discussion is based upon the Code, Treasury regulations, published positions of the IRS, judicial decisions and other applicable authorities, all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. The discussion does not address the effects of the distribution under any state, local, or foreign tax laws.

The discussion assumes that Parent stockholders hold their Parent common stock, and will hold New News Corporation common stock, as capital assets within the meaning of Section 1221 of the Code. Further, the discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws such as: (i) insurance companies and other financial institutions; (ii) tax-exempt organizations; (iii) dealers in stocks or securities; (iv) cooperatives; (v) stockholders who acquired their Parent common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; (vi) stockholders that hold Parent common stock as part of a hedge, straddle, a constructive sale or conversion transaction or other risk reduction or integrated investment transaction; (vii) investors in pass-through entities; and (viii) individuals who are not citizens or residents of the U.S., foreign corporations and other foreign entities.

PARENT STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

In November 2012, Parent applied for a ruling from the IRS to the effect that the distribution will qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code. A favorable ruling under these sections will also provide that for U.S. federal income tax purposes:

•

no gain or loss will be recognized by, or be included in the income of, a holder of Parent common stock solely as the result of the receipt of New News Corporation common stock pursuant to the distribution, except as discussed below with respect to cash received in lieu of fractional shares of New News Corporation common stock;

•

the aggregate tax basis of Parent common stock and New News Corporation common stock in the hands of Parent stockholders immediately after the distribution will be the same as the tax basis of Parent common stock immediately before the distribution, allocated between Parent common stock and New News Corporation common stock in proportion to their relative fair market values on the date of the distribution;

•

the holding period of the New News Corporation common stock received by each Parent stockholder will include the holding period at the time of the distribution for Parent common stock on which the distribution is made, provided that such Parent common stock is held as a capital asset on the date of the distribution; and

•

stockholders of Parent who receive cash from the distribution agent in lieu of fractional shares will recognize gain or loss on the sale of the fractional share interest in an amount equal to the difference between the cash received and the stockholder’s tax basis in the fractional share interest. The gain or loss will be capital gain or loss to the stockholder provided the fractional share interest is a capital asset in the hands of the stockholder.

Although a ruling relating to the qualification of the distribution as a tax-free transaction for U.S. federal income tax purposes will be generally binding on the IRS, the continuing validity of such ruling is subject to factual representations and assumptions. The IRS, however, will not rule on some requirements necessary for tax-free treatment under Section 355 of the Code. Therefore, in addition to conditioning the distribution on obtaining the ruling from the IRS, Parent has also made it a condition to the distribution that it obtain an opinion from Hogan Lovells US LLP that the distribution will qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. The opinion will be dependent on, among other things, certain assumptions and representations as to factual matters made by Parent and New News Corporation.

If the distribution does not qualify as a tax-free transaction, Parent would recognize taxable gain equal to the excess of the fair market value of New News Corporation common stock distributed to Parent stockholders over Parent’s tax basis in the New News Corporation common stock. In addition, each Parent stockholder who receives New News Corporation common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the New News Corporation common stock received, including any fractional share sold on behalf of the stockholder. Such stockholder would be taxed on the full value of the New News Corporation common stock received in the distribution (without reduction for any portion of such stockholder’s tax basis in its Parent shares) as a dividend for U.S. federal income tax purposes to the extent of such stockholder’s pro rata share of Parent’s current and accumulated earnings and profits (including Parent’s taxable gain on the distribution).

Even if the distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, it may be disqualified as tax-free to Parent under Section 355(e) of the Code if 50% or more of Parent’s stock or New News Corporation stock is acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of Parent’s stock within two years before the distribution, and any acquisitions or issuances of Parent’s stock or of New News Corporation stock within two years after the distribution, are presumed to be part of such a plan, although Parent or New News Corporation may be able to rebut that presumption. If an acquisition or issuance of Parent’s stock or New News Corporation stock would cause Section 355(e) of the Code to apply, Parent would recognize taxable gain as described above, but the distribution would generally remain tax-free to each Parent stockholder.

In connection with the distribution, Parent and New News Corporation will enter into a tax sharing and indemnification agreement pursuant to which New News Corporation will agree to be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax sharing and indemnification agreement, New News Corporation is required to indemnify Parent against taxes on the distribution that arise as result of certain actions or failures to act by New News Corporation, or a result of changes in ownership of the stock of New News Corporation after the distribution. If New News Corporation is required to indemnify Parent under the circumstances set forth in the tax sharing and indemnification agreement, New News Corporation may be subject to substantial liabilities.

Treasury regulations under Section 355 of the Code require that each Parent stockholder who receives shares of New News Corporation common stock in the distribution attach to such stockholder’s U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the distribution. Within a reasonable period of time after the distribution, Parent will provide its stockholders who receive New News Corporation common stock pursuant to distribution with the information necessary to comply with such requirement.

Certain Australian Tax Consequences of the Distribution

The following contains a general summary of the Australian tax implications of the distribution, by Parent, of New News Corporation CDIs to holders of Parent CDIs who are residents of Australia for income tax purposes and who hold their Parent CDIs on capital account, but who are not members of the Parent company group (“CDI Holders”). This summary does not apply to CDI Holders who do not hold their Parent shares on capital account (for example, holders of Parent CDIs who hold their Parent CDIs as trading stock or revenue assets), holders of Parent CDIs who acquired their CDIs in connection with an employee share plan, or holders of Parent CDIs who are members of the Parent company. The summary does not take account of the individual circumstances of particular Parent stockholders, including CDI Holders, and does not constitute tax advice. It is intended as a general guide only and Parent stockholders, including CDI Holders, should seek independent professional advice on the tax implications of the distribution based on their own individual circumstances.

THIS SUMMARY DOES NOT TAKE INTO ACCOUNT THE TAX LAWS OF COUNTRIES OTHER THAN AUSTRALIA AND HAS BEEN PREPARED ON THE BASIS OF AUSTRALIAN TAXATION LAW AS OF THE DATE OF THIS INFORMATION STATEMENT. THIS SUMMARY DOES NOT TAKE INTO ACCOUNT OR ANTICIPATE CHANGES IN LAW OR JUDICIAL INTERPRETATION AFTER THAT TIME.

Separation Transaction

The transactions which constitute the separation of the Parent businesses prior to the distribution will not have direct income tax consequences for the CDI holders.

Class Ruling

Parent has applied to the ATO for a Class Ruling confirming that, in the circumstances of the distribution (i) no part of the distribution of New News Corporation shares will be a dividend; and (ii) the Commissioner of Taxation will not make a determination under either section 45A or 45B to deem all or part of the distribution of New News Corporation shares to be an unfranked dividend.

If the Commissioner confirms the above statements, no part of the distribution of the New News Corporation shares to the CDI Holders will be an assessable dividend when received by the CDI Holders.

Return of Share Capital

The distribution of New News Corporation shares will not qualify for demerger tax relief under Australian taxation law and will give rise to tax consequences for Parent and may have tax consequences for CDI Holders.

Unless the Commissioner of Taxation makes a determination that any part of the distribution should be treated as an unfranked dividend (this is the subject of the application for Class Ruling—see above), the distribution should be treated, for Australian tax purposes, as a return of share capital in respect of Parent shares held on the date of distribution. The return of capital will constitute a ‘CGT event’ which may give rise to a capital gain or a cost base adjustment for CDI Holders.

Capital Gains Tax (“CGT”)

Unless the Commissioner of Taxation makes a determination that any part of the capital return should be treated as an unfranked dividend (this is the subject of the application for Class Ruling—see above), CDI Holders will derive capital gains if and to the extent that the values of the New News Corporation shares distributed exceed their original CGT cost bases for their Parent CDIs. Any such capital gains would be required to be included in the calculation of any net capital gain, which in turn would be included in the assessable income of the CDI Holders.

CDI Holders who are individuals, trusts or complying superannuation entities may be entitled to reduce capital gains (after taking into account capital losses) by half, in the case of individuals and trusts, or by one-third, in the case of complying superannuation entities, if they have held, or are deemed to have held, their Parent shares for at least 12 months prior to the time of the relevant CGT event. Companies are not entitled to claim the CGT discount.

CDI Holders should seek their own advice as to whether they are entitled to claim a CGT discount and, in particular, trustees should seek advice as to whether the benefit of any discount capital gain derived by a trust will be taken to flow through to beneficiaries of the trust.

If the value of the New News Corporation shares distributed by Parent does not exceed a CDI Holder’s original CGT cost base for their Parent CDIs, no capital gain should arise from the distribution for the CDI Holders and the cost base and reduced cost base of their Parent CDIs should be reduced to the extent of the value of the capital return, unless and to the extent that the ATO makes a determination that any part of the capital return should be treated as an unfranked dividend (this is the subject of the application for Class Ruling—see above). If the Commissioner were to make a determination that any part of the capital return should be treated as an unfranked dividend, CDI Holders would, instead, be required to include the amount of the deemed unfranked dividend in their assessable income or, in the circumstances described above where a CDI Holder would otherwise have made a capital gain from the distribution, the amount of the deemed dividend would effectively reduce the amount of that capital gain, or, if no capital gain arose, reduce the reduction in the cost base and reduced cost base of their Parent CDIs.

Disposals of New News Corporation CDIs

For CGT purposes, CDI Holders will be taken to have acquired their New News Corporation CDIs on the date of the distribution.

The first element of the New News Corporation CDI holders’ cost bases or reduced cost bases for their New News Corporation CDIs will be equal to the market value of the New News Corporation CDIs when distributed.

Where New News Corporation CDI holders dispose of their New News Corporation CDIs after the distribution, they will make an assessable capital gain if the proceeds received on disposal exceed their cost bases (the first element of the cost base is determined as set out above) for their New News Corporation CDIs. Certain New News Corporation CDI holders may be entitled to reduce their capital gains (after taking into account any available capital losses) by the CGT discount (see above). However, the CGT discount will only be available after the New News Corporation CDIs have been held for at least 12 months from the date that the New News Corporation CDIs were acquired (i.e. the date of the distribution).

Conversely, if the proceeds from the disposal of the New News Corporation CDIs are less than the reduced cost base of the New News Corporation CDIs (the first element of which is determined as set out above), New News Corporation CDI holders will make a capital loss. A capital loss can be offset against other capital gains but cannot otherwise be deducted from assessable income.

CDI Holders who receive cash from the distribution agent in lieu of fractional shares of New News Corporation will be taken to have disposed of their fractional shares in New News Corporation for an amount equal to the cash received for those interests.

Dividends Received From New News Corporation After Distribution of New News Corporation Shares

The tax rules applying to dividends received from New News Corporation are the same as the rules applying to dividends received from Parent. Accordingly, New News Corporation CDI holders will be taxed on any dividends they receive from New News Corporation in the same way as they are taxed on any dividends they receive currently from Parent.

Stamp Duty

CDI Holders will pay no Australian stamp duty on the distribution of the New News Corporation shares by Parent.

Goods and Services Tax (“GST”)

CDI Holders will not be liable for (or be required to pay) GST on the receipt of New News Corporation CDIs from Parent.

Conditions to the Distribution

We expect that the distribution will be effective on the distribution date, provided that the conditions described in this information statement under “Our Relationship with Parent Following the Distribution—Conditions to the Distribution” have been satisfied or waived by Parent:

•	the approval by the board of directors of Parent of the distribution and all related transactions (and such approval not having been withdrawn);

•

the affirmative vote of the holders of Parent’s Class A Common Stock and Class B Common Stock, each voting as a separate class, approving certain amendments to Parent’s Restated Certificate of Incorporation, as described more fully in the Proxy Statement filed under Schedule 14A by Parent;

•	the completion of the internal reorganization;

•

Parent’s receipt of the private letter rulings from the IRS in a form satisfactory to Parent in its sole and absolute discretion, to the effect that, among other things, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the contribution of Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia to us and the distribution will qualify for non-recognition of gain or loss to Parent and its stockholders under Sections 368 and 355 of the Code except to the extent of cash received in lieu of fractional shares;

•

Parent’s receipt of the ATO Class Ruling or other evidence in a form satisfactory to Parent in its sole and absolute discretion, confirming that, in the circumstances of the distribution (i) no part of the distribution of New News Corporation shares will be a dividend; and (ii) the Commissioner of Taxation will not make a determination under either section 45A or 45B to deem all or part of the distribution of New News Corporation shares to be an unfranked dividend;

•

Parent’s receipt of an opinion from Hogan Lovells US LLP, in form and substance satisfactory to Parent in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the internal reorganization described under “Our Relationship with Parent Following the Distribution—The Separation and Distribution Agreement” will qualify for non-recognition of gain or loss to Parent and its stockholders pursuant to Sections 368 and 355 of the Code and (ii) the distribution will qualify for non-recognition of gain or loss to Parent and Parent’s stockholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares;

•

no order, injunction or decree that would prevent the consummation of the distribution will be threatened, pending or issued (and still in effect) by any governmental entity of competent jurisdiction and no other legal restraint or prohibition preventing consummation of the distribution will be in effect;

•

no events or developments having occurred prior to the distribution that, in the judgment of the board of directors of Parent, would result in the distribution having a material adverse effect on Parent or its stockholders;

•

Parent’s and New News Corporation’s execution of the separation and distribution agreement, the tax sharing and indemnification agreement, the transition services agreement, and all other ancillary agreements relating to the distribution;

•	Parent’s election of the individuals to be listed as members of our board of directors post-distribution, as described in this information statement, immediately prior to the distribution date;

•	the SEC having declared effective the Form 10, of which this information statement forms a part;

•	no rating agency action having occurred that is likely to result in either Parent or us being downgraded below investment grade after giving effect to the distribution; and

•

our Class A Common Stock and Class B Common Stock having been approved for listing on [•] and CDIs representing the Class A Common Stock and Class B Common Stock having been approved for quotation on the Australian Securities Exchange.

The fulfillment of the above conditions will not create any obligation on Parent’s part to effect the distribution. We are not aware of any material U.S. or non-U.S. federal or state regulatory requirements with which we must comply, other than SEC rules and regulations, or of any material approvals we must obtain, other than the [•] and Australian Securities Exchange approval for listing our common stock and the SEC’s declaration of the effectiveness of the registration statement in connection with the distribution. Parent, in its sole and absolute discretion, will determine the terms of, and whether to proceed with, the distribution and, to the extent it determines to proceed, determine the record date and distribution date.

Our Name

We anticipate that, coincident with the distribution and subject to the approval of a majority of the holders of Parent’s Class B Common Stock entitled to vote, Parent will change its name to Fox Group, Inc. and we will assume the name News Corporation.

Regulatory Approval

New News Corporation must complete the necessary registration under U.S. federal securities laws of New News Corporation Class A Common Stock and New News Corporation Class B Common Stock, as well as the applicable [•] and Australian Securities Exchange listing requirements for such shares.

Parent will need to obtain approval under FATA and the Australian Government’s foreign investment policy to implement the restructuring of New News Corporation to effect the separation and to make the distribution. Parent will apply for the relevant approvals prior to implementing the various transaction steps.

Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Parent’s stockholders will not have any appraisal rights in connection with the distribution.

Reasons for Furnishing this Information Statement

We are furnishing this information statement solely to provide information to Parent’s stockholders who will receive shares of our common stock in the distribution. You should not construe this information statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Parent. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither Parent nor we undertake any obligation to update the information except in the normal course of Parent’s and our public disclosure obligations and practices.

DIVIDEND POLICY

Following the distribution, we expect to pay regular cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our board of directors. Our board of directors’ decisions regarding the payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements and debt facility covenants (if any), other contractual restrictions, as well as legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. Our board of directors cannot provide any assurances that any dividends will be declared or paid.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2012, on a historical and on a pro forma basis to give effect to the separation and distribution and the transactions related to the separation and distribution as if they occurred on September 30, 2012. Explanation of the pro forma adjustments made to our historical combined financial statements can be found under “Unaudited Pro Forma Combined Financial Statements.” The following table should be reviewed in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and accompanying notes included elsewhere in this information statement.

	As of September 30, 2012
	Historical	Pro forma
	(in millions)
Cash and cash equivalents	$1,010	$	[•]

Borrowings:
Current borrowings	$—	$	[•]
Long-term borrowings	—		[•]

Total borrowings	—		[•]

Preferred stock subject to mandatory redemption	—		[•]

Total borrowings and preferred stock subject to mandatory redemption	—		[•]

Equity:
Common stock, par value	—		[•]
Additional paid-in capital	—		[•]
Total parent company equity and noncontrolling interests	9,194		[•]

Total equity	9,194		[•]

Total capitalization	$9,194	$	[•]

We have not yet finalized our post-distribution capitalization. We will have cash on hand in an amount to be determined at or prior to the time of the distribution. Additionally, we may enter into a credit facility which would be undrawn at the time of the distribution. We intend to update our financial information to reflect our post-distribution capitalization in an amendment to this information statement. At the time of the distribution, we expect cash and cash equivalents to be in excess of total borrowings and preferred stock subject to mandatory redemption.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements as of and for the three months ended September 30, 2012 and for the year-ended June 30, 2012 were derived from our unaudited interim and audited combined financial statements included elsewhere in this information statement.

The unaudited pro forma combined financial statements reflect adjustments to our historical financial results in connection with the proposed distribution. The unaudited pro forma combined statements of operations give effect to these events as if they occurred on July 1, 2011. The unaudited pro forma combined balance sheet gives effect to these events as if they occurred as of September 30, 2012, our latest balance sheet date. The unaudited pro forma combined financial statements give effect to the following:

•	the contribution by Parent to New News Corporation, pursuant to the distribution, of all the assets and liabilities that comprise our business;

•

the expected transfer from New News Corporation, upon consummation of the distribution, of certain assets, including investments, and liabilities that were reflected in our historical combined financial statements;

•

the anticipated post-distribution capital structure, including the issuance of up to approximately [•] million shares of our common stock to holders of Parent common stock (this number of shares is based upon the number of Parent common shares outstanding on [•] and an assumed distribution ratio of one share of our common stock for every [•] shares of Parent common stock held on the record date of the distribution); and

•	the impact of, and transactions contemplated by, a tax sharing and indemnification agreement between our company and Parent and the provisions contained therein.

The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. Our management believes that these assumptions and adjustments are reasonable under the circumstances and given the information available at this time. However, these adjustments are subject to change as we and Parent finalize the terms of the separation and distribution agreement and the other agreements related to the distribution.

The unaudited pro forma combined financial statements are for illustrative and informational purposes only and are not intended to represent, or be indicative of, what our financial position or results of operations would have been had the distribution and related transactions occurred on the dates indicated. The unaudited pro forma combined financial statements also should not be considered representative of our financial position. The financial information presented below should not be relied upon as a representation of our future performance.

We expect to experience changes in our ongoing cost structure when we become an independent, publicly traded company. For example, Parent currently provides many corporate functions on our behalf, including, but not limited to, finance, legal, insurance, information technology, compliance and human resource activities. Our historical combined financial statements include allocations of these expenses from Parent. However, these costs may not be representative of the future costs we will incur as an independent public company.

New News Corporation has not yet finalized its post-distribution capitalization. New News Corporation intends to update this information to reflect its anticipated post-distribution capitalization in future filings.

The unaudited pro forma combined financial statements should be read in conjunction with our historical combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this information statement.

NEW NEWS CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012

(in millions, except per share amounts)

	Historical As Reported (a)	Pro Forma Adjustments (1)		Notes		As Adjusted
Revenues	$2,133	$	[•]			$	[•]
Operating expenses	(1,334)		[•]	(b	)		[•]
Selling, general and administrative	(710)		[•]				[•]
Depreciation and amortization	(125)		[•]				[•]
Impairment and restructuring charges	(115)		[•]				[•]
Equity earnings of affiliates	26		[•]				[•]
Interest, net	11		[•]				[•]
Other, net	3		[•]				[•]

(Loss) income before income tax benefit (expense)	(111)		[•]				[•]
Income tax benefit (expense)	28		[•]	(c	)		[•]

Net (loss) income	$(83)	$	[•]			$	[•]

Net (loss) income per share-basic				(g	)		[•]
Net (loss) income per share-diluted				(h	)		[•]

Weighted average units outstanding—basic and diluted				(g	)(h)		[•]

(1)	The change in our cost structure related to our company becoming an independent, publicly traded company is not reflected above.

See accompanying notes to the unaudited pro forma combined financial statements.

NEW NEWS CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2012

(in millions, except per share amounts)

	Historical As Reported (a)	Pro Forma Adjustments (1)		Notes		As Adjusted
Revenues	$8,654	$	[•]			$	[•]
Operating expenses	(5,122)		[•]	(b	)		[•]
Selling, general and administrative	(2,750)		[•]				[•]
Depreciation and amortization	(483)		[•]				[•]
Impairment and restructuring charges	(2,763)		[•]				[•]
Equity earnings of affiliates	90		[•]				[•]
Interest, net	56		[•]				[•]
Other, net	(59)		[•]				[•]

(Loss) income before income tax benefit (expense)	(2,377)		[•]				[•]
Income tax benefit (expense)	337		[•]	(c	)		[•]

Net (loss) income	$(2,040)	$	[•]			$	[•]

Net (loss) income per share-basic				(g	)		[•]
Net (loss) income per share-diluted				(h	)		[•]

Weighted average units outstanding—basic and diluted				(g	)(h)		[•]

(1)	The change in our cost structure related to our company becoming an independent, publicly traded company is not reflected above.

See accompanying notes to the unaudited pro forma combined financial statements.

NEW NEWS CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2012

(in millions)

	Historical As Reported (a)	Pro Forma Adjustments (1)		Notes		As Adjusted
Assets:
Current assets:
Cash and cash equivalents	$1,010	$	[•]			$	[•]
Receivables, net	1,426		[•]				[•]
Other	690		[•]				[•]

Total current assets	3,126		[•]				[•]

Non-current assets:
Investments	1,145		[•]				[•]
Property, plant and equipment, net	3,302		[•]				[•]
Intangible assets, net	2,581		[•]				[•]
Goodwill	2,629		[•]				[•]
Other non-current assets	552		[•]				[•]

Total assets	$13,335	$	[•]			$	[•]

Liabilities and Equity:
Current liabilities:
Accounts payable	$277	$	[•]	(d	)	$	[•]
Accrued expenses	980		[•]				[•]
Deferred revenue	413		[•]				[•]
Other current liabilities	772		[•]	(d	)		[•]

Total current liabilities	2,442		[•]				[•]

Non-current liabilities:
Other liabilities	772		[•]	(d	)		[•]
Deferred income taxes	927		[•]	(d	)		[•]

Equity:
Common stock	—		[•]	(f	)		[•]
Additional paid-in capital	—		[•]	(f	)		[•]
Total parent company equity and noncontrolling interests	9,194		[•]	(e	)(f)		[•]

Total equity	9,194		[•]				[•]

Total liabilities and equity	$13,335	$	[•]			$	[•]

(1)	The change in our cost structure related to our company becoming an independent, publicly traded company is not reflected above.

See accompanying notes to the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a)	Our historical combined financial statements reflect the historical financial position and results of operations of the following businesses of Parent: newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia and may not reflect the impact of certain assets and liabilities that will be contributed to or assumed by us from Parent in the distribution and that are discussed separately in footnote (d).

(b)	Reflects the removal of costs directly related to the distribution that were incurred during the historical period. These costs were primarily for tax, accounting and other professional fees.

(c)	The provision for income taxes reflected in our historical combined financial statements was determined as if we filed separate, stand-alone income tax returns in each relevant jurisdiction. The pro forma adjustments were determined using the statutory tax rate in effect in the respective tax jurisdictions during the periods presented. This adjustment was calculated by applying the statutory tax rate to the pre-tax pro forma adjustments and reflects the estimated tax effects of $[•] million for the three months ended [•] and $[•] million for the year ended June 30, 2012.

(d)	Reflects adjustments to assets and liabilities reflected in our historical combined financial statements that will not be retained after the distribution as well as adjustments to certain assets and liabilities that are expected to be contributed to or assumed by our company from Parent resulting from the separation and distribution agreement, the other ancillary agreements relating to the distribution and the basis of presentation of the combined financial statements.

(e)	Reflects the net transfer from/(distribution to) Parent of $[•] million based upon the anticipated post-distribution capital structure.

(f)	Adjustment reflects the pro forma recapitalization of our equity. As of the distribution date, Parent’s net investment in our company will be exchanged to reflect the distribution of our common stock to Parent’s stockholders and to reflect the par value of approximately [•] million outstanding shares of common stock having a par value of $[•] per share. We have assumed the number of outstanding shares of common stock based on the number of shares of Parent common stock outstanding at [•], which would result in approximately [•] million shares being distributed to holders of Parent common stock, at an assumed distribution ratio of one share of our common stock for every [•] shares of Parent common stock held on the record date of the distribution. Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding are based on the number of shares of Parent common stock outstanding on [•], adjusted for an assumed distribution ratio of one share of our common stock for every [•] shares of Parent common stock held on the record date of the distribution.

(g)	Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding are based on the number of shares of Parent common stock outstanding on [•], adjusted for an assumed distribution ratio of one share of our common stock for every [•] shares of Parent common stock held on the record date of the distribution.

(h)	Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect potential shares of common stock from Parent equity plans in which our employees participate based on the potential distribution ratio. While the actual future impact will depend on various factors, including employees who may change employment from one company to another, we believe the estimate yields an approximation of the future dilutive impact of our equity plans.

BUSINESS

Company Overview

We are a global diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers and businesses throughout the English-speaking world, as well as increasingly in other countries across the globe. Our company is comprised of leading businesses across a range of media, including: news and information services, digital real estate services, book publishing, and sports programming and pay-TV distribution in Australia, that are distributed under some of the world’s most recognizable and respected brands, including The Wall Street Journal, Dow Jones, Herald Sun, The Sun, The Times, HarperCollins Publishers, FOX SPORTS Australia, realestate.com.au, and many others. We are also a rapidly developing provider of digital education content, assessment and delivery services. Our commitment to high-quality premium editorial content makes our media properties a trusted source of news and information among consumers; at the same time many of these properties deliver broad reach and high audience engagement levels in their respective markets, making them attractive advertising vehicles for our advertising customers.

We deliver our premium content to consumers across numerous distribution platforms consisting not only of traditional print and television, but also through an expanding array of digital platforms including websites, electronic readers and applications for tablets and mobile devices. We are focused on pursuing integrated strategies across our businesses to continue to capitalize on the transition from print to digital consumption of high-quality content. We believe that the increasing availability of high-speed Internet access, electronic readers and connected mobile devices will allow us to continue to deliver our content in a more engaging, timely and personalized manner; provide opportunities to more effectively monetize our content via strong customer relationships and more compelling and engaging advertising solutions; and reduce our physical production and distribution costs as we continue to shift to digital platforms.

Our diversified revenue base consists of recurring subscriptions, circulation copies, licensing fees, affiliate fees and direct sales as well as the sale of advertising and sponsorships. We manage our businesses to take advantage of opportunities to share technologies and practices across geographies and businesses and bundle selected offerings to provide greater value to consumers and advertising partners. Headquartered in New York, we operate primarily in North America, Australia, and the U.K., and our content is distributed and consumed worldwide.

It is anticipated that, coincident with the distribution and subject to the approval of a majority of the holders of Parent’s Class B Common Stock entitled to vote, Parent will change its name to Fox Group, Inc. and we will assume the name News Corporation.

Our operations are organized into five reporting segments: (i) News and Information Services; (ii) Digital Real Estate Services; (iii) Book Publishing; (iv) Cable Network Programming (a separate segment since November 2012—see “Cable Network Programming” below); and (v) Other, which primarily consists of Amplify, our education business, and general corporate overhead expenses. We account for our 50% stake in Foxtel as an equity investment.

Business Segments

For the year ended June 30, 2012
	Revenues	Segment EBITDA
	(in millions)
News and Information Services	$7,058	$939
Digital Real Estate Services	286	129
Book Publishing	1,189	86
Other (includes Amplify)	121	(372)

Subtotal	$8,654	$782

Cable Network Programming (a)	484	146

Total	$9,138	$928

(a)

FOX SPORTS Australia’s results of operations are included in a new segment, Cable Network Programming, beginning in November 2012. This business favorably complements our publishing and education portfolio, and the inclusion of the above financial information provides insight into the future structure of our operations. The total Revenues and Segment EBITDA above reflect the inclusion of the results of FOX SPORTS Australia as if it were combined as of July 1, 2011.

NEWS AND INFORMATION SERVICES

Our News and Information Services segment consists of Dow Jones, News Limited, News International, the New York Post and News America Marketing Group.

Dow Jones

Dow Jones is a global provider of news and business information, which distributes its content and data through a variety of media channels including newspapers, newswires, websites, electronic readers, mobile applications, newsletters, magazines, proprietary databases, conferences, radio and video. Dow Jones offers products targeting individual consumer and enterprise customers, including The Wall Street Journal, Dow Jones Newswires, Factiva, Barron’s and MarketWatch, and its revenue is diversified across business-to-consumer and business-to-business subscriptions, advertising, and licensing fees for its print and digital products.

Through its premier brands and authoritative journalism, Dow Jones products targeting individual consumers provide insights, research and understanding that customers need in order to be informed and make educated financial decisions. With a focus on the financial markets, investing and other professional services, many of these products offer advertisers an attractive customer demographic. Products targeting consumers include the following:

•

The Wall Street Journal (WSJ). The Wall Street Journal, the Dow Jones flagship product, is available in print, online at WSJ.com, and across multiple mobile, electronic reader and tablet devices, and covers business developments and trends, national and international news along with analysis, economics, financial markets, investing, opinion, lifestyle, culture and sports. The Wall Street Journal is the leading circulation daily newspaper in the U.S., with total average print and digital circulation of 2.3 million for the six months ended September 30, 2012 based on AAM data. WSJ is printed at plants located around the U.S., including 9 owned by us. WSJ sells regional advertising in 3 major U.S. regional editions (Eastern, Central and Western ) and 21 smaller sub-regional editions. WSJ.com, which offers both free and premium content, averaged more than 34 million visitors per month on average for the 12 months ended September 30, 2012 according to Adobe Omniture, and includes local language editions in Chinese, Japanese, German, Spanish, Portuguese, Bahasa and Korean. Print and digital products under the WSJ brand include:

Print: The Wall Street Journal (including its Asia and Europe editions), The Wall Street Journal Sunday, and WSJ.Magazine.

Digital: WSJ.com (includes CIO Journal and CFO Journal), WSJ.com international sites (asia.WSJ.com, Europe.WSJ.com, WSJ.de (Germany), cn.WSJ.com (China), jp.WSJ.com (Japan), kr.wsj.com (Korea), indo.wsj.com (Indonesia), india.wsj.com and Latin American and Brazil local language sites available through WSJ.com).

Video: WSJ Live (live and on-demand news online through WSJ.com and other platforms including Internet-connected TV and set-top boxes).

•

Barron’s. Barron’s is available in print, online at Barrons.com, and on electronic reader and mobile devices, and delivers news, analysis, investigative reporting, company profiles and insightful statistics for investors and others interested in the investment world. Print and digital products under the Barron’s brand include:

Print: Barron’s (weekly magazine with an average paid weekly circulation of more than 300,000 in fiscal year 2012 based on AAM data).

Digital: Barrons.com (offers both free and premium content providing in-depth analysis and commentary on the markets, updated every business day online, along with alerts and tools) and Barron’s iPad application (paid app which resembles the website). Barrons.com had more than 165,000 paid subscribers on average for the 12 months ended September 30, 2012.

•

The Wall Street Journal Digital Network. WSJDN comprises business and financial news websites and mobile applications. WSJDN had nearly 1.2 million paid subscribers on average for the 12 months ended September 30, 2012 and, during that same period, averaged more than 56 million visitors per month with more than 525 million page views per month according to Adobe Omniture. In addition to WSJ.com and Barrons.com, discussed above, WSJDN includes MarketWatch, AllThingsD and related services.

-

Marketwatch.com. Marketwatch.com is an investing and financial news website targeting active investors. It also provides real-time commentary and investment tools and data. Products include an iPad application (paid application), MarketWatch Mobile (free iPhone application and mobile site), MarketWatch Premium Newsletter (paid newsletters on a variety of investing topics), Big Charts (free investment charting website) and Virtual Stock Exchange (free stock simulation game through the website). MarketWatch.com averaged nearly 14 million visitors per month for the 12 months ended September 30, 2012 according to Adobe Omniture.

-

AllThingsD.com. AllThingsD.com is a personal technology site that features breaking technology news, in-depth coverage of Silicon Valley and the media industry, and product reviews and analysis. Since 2003, the annual D: All Things Digital conference has brought together influential figures in the digital, technology and media industries.

•

Dow Jones Local Media. The Dow Jones Local Media business publishes community-focused print publications–including eight general interest daily newspapers – and related local web sites in California, Maine, Massachusetts, New Hampshire, New York, Oregon and Pennsylvania. The Dow Jones Local Media business also publishes 13 weekly newspapers, performs commercial printing at its five printing locations and offers other products and services.

Dow Jones products targeting enterprise customers combine news and information with technology and tools designed to inform decisions and to aid awareness, research and understanding. As our solutions are increasingly integral to the success of these customers, we expect to sustain strong retention rates by providing high levels of service and continued innovation through news, data and tools that meet their specific needs. These products include the following:

•

Factiva. Factiva is a leading provider of global business content, built on an archive of important, original publishing sources. This combination of business news and information, plus sophisticated tools, helps professionals find, monitor, interpret and share essential information and, as of the end of fiscal 2012, had approximately 1.9 million registered users worldwide. Factiva offers content from nearly 35,000 global news and information sources from nearly 200 countries and in 28 languages. Thousands of our sources are not available for free on the Internet and more than 3,700 sources make information available via Factiva on or before the date of publication by the source. Factiva leverages complex metadata extraction and text-mining to help our customers build precise searches and alerts to access and monitor this data.

•

Dow Jones Newswires. Dow Jones Newswires distributes real-time business news, information, analysis, commentary and statistical data to financial professionals and investors worldwide. It publishes over 19,000 news items in 14 languages each day via terminals and trading platforms reaching hundreds of thousands of financial professionals. This content also reaches millions of individual investors via customer portals and intranets of brokerage and trading firms, as well as digital media publishers.

•

Dow Jones Sales & Trading. Dow Jones Sales & Trading products provide traders, analysts and risk managers with low latency, corporate and economic news and data feeds for algorithmic trading models. We also make archives available for model back-testing. Products include Dow Jones Elementized Newsfeed and Dow Jones News & Archives for Algorithmic Applications.

•

Dow Jones Private Equity & Venture Capital. Dow Jones Private Equity & Venture Capital products provide news and comprehensive data on venture and private-equity backed private companies, and their investors, to help venture capitalists, financial professionals and other service providers identify deal and partnership opportunities, perform comprehensive due diligence and examine trends in venture capital investment, fund-raising and liquidity. Products include VentureSource, LP Source, VentureWire, Private Equity Analyst and LBO Wire.

•

Risk and Compliance. Dow Jones Risk and Compliance products provide data solutions for customers focused on anti-corruption, anti-money laundering and monitoring embargo and sanction lists. Our solutions allow customers to filter their business transactions against our data to identify regulatory, corporate and reputational risk, and request follow-up due diligence reports. Products include Dow Jones Watchlist, Dow Jones Anti-Corruption, Dow Jones Sanction Alert and Dow Jones Due Diligence.

News Limited

News Limited is the largest general news provider in Australia by readership and circulation, owning approximately 140 newspapers covering a national, regional and suburban footprint. Its daily, Sunday, weekly and bi-weekly newspapers account for more than 63% of the total circulation of newspapers in Australia. In addition, its digital mastheads and other websites are among the leading digital properties in Australia based on monthly site visits. News Limited’s news portfolio includes:

•	The Australian (National). The Australian is published Monday through Saturday. Average paid circulation for the year ended September 30, 2012 was approximately 157,000.

•

The Daily Telegraph and The Sunday Telegraph (Sydney). The Daily Telegraph is published Monday through Saturday. Average paid circulation for the year ended September 30, 2012 was approximately 340,000 for The Daily Telegraph and 609,000 for The Sunday Telegraph.

•

Herald Sun and Sunday Herald Sun (Melbourne). Herald Sun is published Monday through Saturday. Average paid circulation for the year ended September 30, 2012 was approximately 470,000 for Herald Sun and 542,000 for Sunday Herald Sun.

•

The Courier Mail and The Sunday Mail (Brisbane). The Courier Mail is published Monday through Saturday. Average paid circulation for the year ended September 30, 2012 was approximately 203,000 for The Courier Mail and 465,000 for The Sunday Mail.

•

The Advertiser and Sunday Mail (Adelaide). The Advertiser is published Monday through Saturday. Average paid circulation for the year ended September 30, 2012 was approximately 184,000 for The Advertiser and 276,000 for Sunday Mail.

News Limited has launched paid-for digital platforms for The Australian and Herald Sun websites and plans to implement digital subscription models for other Australian mastheads in the upcoming year. News Limited’s broad portfolio of digital properties also comprises a number of other premier assets, including leading general interest sites in Australia such as news.com.au, which provides business, entertainment, lifestyle, news and sports information, and kids.com.au, a leading parenting website. Other digital media assets include a 50% stake in CareerOne.com.au (a joint venture with Monster.com), a 50% stake in carsguide.com.au (a joint venture with a consortium of leading car dealers), an 89.5% stake in the SportingPulse (which supplies a scheduling tool for sports organizations), and 100% of Business Spectator and Eureka Report (online business and investment news and commentary services).

News International

News International (“NI”) publishes The Sun, The Times and The Sunday Times, which are leading newspapers in the U.K. Sales of these three titles account for approximately one-third of all national newspaper sales in the U.K. NI also distributes content through thesun.co.uk, thetimes.co.uk and the sundaytimes.co.uk. Revenue is derived primarily from advertising and subscriptions to our print and digital products. NI’s newspapers (except some Saturday and Sunday supplements) are printed at world-class printing facilities in England, Scotland and Ireland. NI also generates revenue by providing third party printing services through these facilities and is now the largest contract printer in the U.K. In addition, NI has developed a portfolio of highly complementary ancillary product offerings, including Sun Bingo, the U.K.’s largest online bingo platform, as well as newer products such as Sunday Times Driving, a digital classified offering, and The Times Whisky Club, which supplies premium products and accompanying editorial content.

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The Sun. The Sun newspaper is published Monday through Saturday and on Sunday as of February 25, 2012. Based on National Readership Survey data, The Sun is the most read national newspaper in the U.K. Average paid circulation for the year ended September 30, 2012 was approximately 2,595,000 for The Sun and 2,343,000 for The Sun on Sunday. The Sun iPad edition is expected to launch in early 2013.

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The Times. The Times newspaper is published Monday through Saturday with approximately 1.3 million readers as of September 30, 2012 based on National Readership Survey data. Average paid circulation for the year ended September 30, 2012 was approximately 404,000. The Times is also distributed through online and mobile applications. As of September 30, 2012 The Times had approximately 123,000 paid print subscribers and 133,000 paid digital subscribers. NI also publishes The Times Literary Supplement, a weekly literary review.

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The Sunday Times. The Sunday Times is the largest Sunday newspaper in the U.K. with approximately 2.5 million readers as of September 30, 2012 based on National Readership Survey data. Average paid circulation for the year ended September 30, 2012 was approximately 937,000. The Sunday Times is also distributed through online and mobile applications. As of September 30, 2012, The Sunday Times had approximately 151,000 paid print subscribers and 125,000 paid digital subscribers.

New York Post

The New York Post (the “Post”) is the oldest continuously published daily newspaper in the U.S., with a focus on coverage of the New York metropolitan area. The print version of the Post is primarily distributed in New York and throughout the Northeast, as well as Florida and California. The Post provides a variety of general interest content ranging from breaking news to business analysis, and is known in particular for its comprehensive sports coverage, famous headlines and its iconic Page Six section, the authority on celebrity news. The Post’s digital platforms feature all the sections of the print version as well as continually updated breaking news and other content and extend the reach of the Post to a national audience. For the twelve month period ended September 30, 2012, average weekday circulation, including digital editions, was approximately 539,000. The Post is printed in a printing facility in the Bronx, New York and uses third party printers in its other markets in the U.S. Our Community Newspaper Group also owns several local newspapers and other publications distributed in the New York metropolitan area.

News America Marketing Group

NAMG is a leading provider of coupon promotions, special offers and other direct consumer marketing solutions through a network of over 1,700 publications, 55,000 retail stores and 300 partner sites including SmartSource.com as well as through the expanding app, SmartSource Xpress for iPad and iPhone. NAMG offers direct consumer marketing solutions for companies that include consumer packaged goods manufacturers, financial services, pharmaceutical manufacturers, quick-service and casual restaurants, retailers and other marketers in the U.S. and Canada. NAMG has developed broad, long-standing relationships with many well-known brands, including Procter & Gamble, General Mills, Kraft, Glaxo Smith Kline, Walmart, Kroger, American Express, Target, Loblaws, Citibank and DirectTV.

NAMG’s marketing solutions are available via multiple distribution channels, including newspapers, in-store and digital, primarily under the SmartSource brand name. NAMG provides customers with “one-stop shopping” for their direct-to-consumer marketing needs through its three primary business areas:

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Free-Standing Inserts: Free-standing inserts are multiple-page marketing booklets containing coupons, rebates and other consumer offers, which are distributed to consumers through insertion primarily into local Sunday newspapers. NAMG is one of the two largest publishers of free-standing inserts in the U.S. Advertisers, primarily packaged goods companies, pay NAMG to produce free-standing inserts, often on an exclusive basis within their product category. NAMG contracts with and pays, newspaper publishers, among others, to include the free-standing inserts in their papers. NAMG’s free-standing insert products are distributed 44 times a year to over 74 million households.

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In-Store Advertising and Merchandising: NAMG is a leading provider of in-store marketing products and services, primarily to consumer packaged goods manufacturers. NAMG’s marketing products include: at-shelf advertising such as coupon, information and sample-dispensing machines as well as container, floor and shopping-cart advertising, among others, and are found in more than 55,000 supermarkets, drug stores, dollar stores, office supply stores and mass merchandisers across North America. NAMG also provides in-store merchandising, including instant-redeemable coupons, on-pack stockers, shipper assembly, display set-up and refilling, shelf management and new product cut-ins.

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SmartSource Digital: SmartSource Digital manages NAMG’s portfolio of database and electronic-marketing solutions. The database-marketing business, branded SmartSource Direct, provides direct-mail solutions via access to a national network of retailer frequent-shopper card databases offering information on the purchase behavior of more than 100 million cardholders. The SmartSource Savings Network, which includes SmartSource.com and SmartSource Xpress, encompasses all of NAMG’s electronic couponing and sampling solutions accessed through the web, mobile and tablet-based programming and reaches an audience of more than 85 million consumers.

NAMG’s programs have key advantages when compared to other marketing options available to packaged goods companies, retailers and other marketers. NAMG offers cost-effective programs that reach a national audience of engaged consumers who are actively seeking coupons or discounts and who are at a critical moment in their purchase decision. By delivering an immediate incentive or brand message to shoppers as they are making brand decisions, free-standing inserts and in-store advertising have an advantage over other mass media such as radio and television.

Competition

Our news and information services products compete with a wide range of media businesses, including both print publications and digital media and information services.

Our newspapers, magazines and digital publications compete for readership and advertising with local and national newspapers, web and application-based media, social media sources and other traditional media such as television, magazines and radio. Competition for print and digital subscriptions is based on the news and editorial content, subscription pricing, cover price and, from time to time, various promotions. Competition for advertising is based upon advertisers’ judgments as to the most effective media for their advertising budgets, which is in turn based upon various factors including circulation volume, readership levels, audience demographics, advertising rates and advertising effectiveness results. In recent years, the newspaper industry has experienced difficulty increasing or maintaining circulation volume and revenue due to, among other factors, increased competition from new media formats and sources and shifting preferences among some consumers to receive all or a portion of their news from sources other than a newspaper, including digital sources available free of charge to consumers. We believe that these changes will continue to pose opportunities and challenges within the newspaper industry, and that we are well positioned to continue to benefit from the transition to digital consumption. We plan to leverage our global reach and brand recognition and our proprietary technology to expand our digital offerings, many of which are in early stages and have significant potential for growth.

Dow Jones’ business targeting enterprise customers also competes with select information service providers across its various product offerings. Dow Jones Newswires competes with other global financial newswires, including Thomson Reuters and Bloomberg L.P., as well as many Internet-based providers of financial news and information. Factiva competes with various business information service providers, such as LexisNexis, as well as various Internet-based information search services.

NAMG competes against other providers of advertising, marketing and merchandising products and services, including those that provide promotional or advertising inserts, direct mailers of promotional or advertising materials, providers of point-of-purchase and other in-store programs, other merchandising services companies and providers of savings and/or grocery-focused digital applications. Competition is based on, among other things, rates, availability of markets, quality of products and services provided and their effectiveness, rate of coupon redemption, store coverage and other factors. We believe that NAMG’s large reach of over 74 million households for its free-standing inserts and 55,000 retail outlets for its in-store advertising, provides significantly broader consumer access than many of its competitors.

DIGITAL REAL ESTATE SERVICES

Our Digital Real Estate Services segment consists of our 61.6% interest in REA Group Limited, a publicly-traded company on the Australian Securities Exchange (ASX: REA) that is a leading digital advertising business specializing in real estate services. Established in Melbourne in 1995, REA owns and operates Australia’s number one residential and commercial property websites, realestate.com.au and realcommerical.com.au, as well as the market-leading Italian property site, casa.it, and other property sites and apps across Europe and Hong Kong. REA is used by approximately 21,000 agents, and REA’s flagship sites realestate.com.au and realcommercial.com.au have approximately 20 million monthly visits combined based on Nielsen total audience ratings for the month of August 2012.

REA’s Australian operations include realestate.com.au, a residential real estate service, realcommercial.com.au, a commercial real estate service and REA Media. Realestate.com.au derives the majority of its revenue via residential monthly advertising subscriptions and advertising listing upgrades from real estate offices. Agents subscribing to the website may upload unlimited listings for sale or rent. Additionally, realestate.com.au offers a variety of targeted products, including brand-building services for real estate agents and products used to sell or rent properties directly by homeowners / landlords, which are sold per individual listing for a limited timeframe. Realcommercial.com.au generates revenue through three main sources, agent subscription revenue, agent branding revenue and listing revenue. REA Media offers unique advertising opportunities on both realestate.com.au and realcommercial.com.au, as well as via mobile ad placements. Its revenue is generated primarily from commercial developers and banks / financial institutions which benefit from being able to target REA’s substantial audience base.

REA’s international operations include property sites in Italy, Luxembourg, France, Germany and Hong Kong. Casa.it, with a monthly unique audience of 1.9 million in 2012, is Italy’s leading residential property site. Casa.it’s award winning social media strategy saw it named one of the 10 most popular brands in Italy. Squarefoot.com.hk is

REA Group’s English and Chinese language property site in Hong Kong with approximately 165,000 unique browsers monthly. The atHome business operates the number one property site in Greater Luxembourg as well as sites in France and Germany.

REA continuously invests in new technology and capabilities that enable it to offer its customers innovative solutions, such as its new Diamond premium subscription package which allows real estate agents to connect and streamline their marketing across a broad range of digital channels including the Internet, mobile applications and social media. REA has leveraged these value-added products to generate increased revenue per customer.

Competition

REA competes primarily with other real estate websites in its geographic markets, including domain.com.au in Australia.

BOOK PUBLISHING

Our Book Publishing segment consists of HarperCollins Publishers (“HarperCollins”), the third largest English-language consumer publisher in the world based on global revenue, with operations in the U.S., the U.K., Canada, Australia, New Zealand and India. HarperCollins publishes and distributes consumer books globally through print, digital and audio formats. Our digital formats include electronic books for devices such as the Apple iPad, Amazon’s Kindle, Google’s Nexus and Barnes & Noble’s NOOK as well as audio downloads for smartphones and MP3 players. HarperCollins owns over 60 branded imprints and a catalog which comprises over 100,000 SKUs, approximately 30,000 of which are available in digital formats. HarperCollins publishes fiction and nonfiction, with a focus on general, children’s and religious content. In July 2012, HarperCollins completed its acquisition of Thomas Nelson, Inc. (“Thomas Nelson”), a leading publisher in the Christian publishing market. Additionally, in the U.K., HarperCollins publishes titles for the equivalent of the K-12 educational market.

HarperCollins is rapidly transitioning from print production to digital with leading e-book offerings. As of September 30, 2012, HarperCollins offered approximately 30,000 e-book titles, which accounted for over 15% of global revenues in the quarter. With the rapid adoption of electronic formats by consumers, HarperCollins is publishing many titles in digital formats before, or instead of, publishing a print edition. For example, through its popular romance imprint, Avon, HarperCollins launched a “digital-first” series which releases one new title per week in the romance category. The series has already generated three New York Times electronic bestsellers since its launch.

During fiscal 2012, HarperCollins U.S. had 144 titles on the New York Times bestseller list, with 17 titles hitting number one, including American Sniper by Chris Kyle with Scott McEwen and Jim DeFelice, The Pioneer Woman Cooks: Food from My Frontier by Ree Drummond, Act Like a Lady, Think Like a Man by Steve Harvey, The Capture of the Earl of Glencrae by Stephanie Laurens, Loving by Karen Kingsbury, Divergent by Veronica Roth, If You Give a Dog a Donut by Laura Numeroff, Pete the Cat and His Four Groovy Buttons by Eric Litwin, Insurgent by Veronica Roth, Pete the Cat: Rocking in My School Shoes by Eric Litwin, The Night Before Christmas by Clement C. Moore, The Power of Six by Pittacus Lore, Every Thing On It by Shel Silverstein, Pinkalicious and the Pink Pumpkin by Victoria Kann, Fancy Nancy and the Mermaid Ballet by Jane O’Connor, One Direction: Dare to Dream by One Direction and The Fame Game by Lauren Conrad.

HarperCollins derives its revenue from the sale of print and digital books to a customer base that includes global technology companies, traditional brick and mortar booksellers, wholesale clubs and discount stores, including Amazon, Apple, Barnes & Noble and Tesco. As our digital products continue to account for more of our business, we expect to benefit from increased profit contribution and improved working capital dynamics due to diminishing physical plant requirements, inventory and returns related to our print business as well as faster payments for ebooks.

Competition

The book publishing business operates in a highly competitive market that is quickly changing and continues to see technological innovations, including electronic book devices sold by Amazon, Apple, Google and Barnes & Noble. HarperCollins competes with other large publishers, such as Random House, Penguin Group, Simon & Schuster and Hachette Livre, as well as with numerous smaller publishers, for the rights to works by well-known authors and public personalities; competition could also come from new entrants, since barriers to entry in book publishing are low. In addition, HarperCollins competes for readership with other media formats and sources. We believe HarperCollins is well positioned in the evolving book publishing market with significant size and brand recognition across multiple categories and geographies and as an early adopter of the digital model, where it is an industry leader with approximately 30,000 e-book titles. Furthermore, HarperCollins is a leader in children’s and religious books, categories which have been less impacted by the transition to digital consumption.

CABLE NETWORK PROGRAMMING

Our Cable Network Programming segment consists of FOX SPORTS Australia, the leading sports programming provider in Australia based on total subscribers. FOX SPORTS Australia is focused on live national and international sports events and provides featured original and licensed premium sports content tailored to the Australian market, including live sports such as National Rugby League, the domestic football league, English Premier League, Australian and international cricket, as well as the NFL and NBA. FOX SPORTS Australia offers seven standard definition television channels, high definition versions of five of those channels, an interactive viewing application and one IPTV channel. Its channels include FOX SPORTS, FOX FOOTY, FOX SPORTS NEWS, FUEL TV, SPEED and SPORTS Play that broadcast an average of 23 hours of live sports per day reaching approximately 2.2 million subscribing households and over seven million potential viewers as of June 30, 2012. FOX SPORTS Australia is distributed via longstanding carriage agreements with various pay-TV providers (mainly Foxtel) in Australia and generates revenue primarily through affiliate fees payable under these carriage agreements, as well as advertising sales. FOX SPORTS Australia’s access to compelling local and international sports programming, as well as its production of high-quality original sports content has made it the leading sports programming provider in Australia.

FOX SPORTS Australia has made technological advances in recent years, becoming the first TV network ever to feature a live 3D sporting event in Australia on May 24, 2010. FOX SPORTS Australia also operates foxsports.com.au, a leading general sports website in Australia, and offers an IPTV channel and several interactive mobile and tablet applications that extend the reach of our content across multiple new platforms.

Prior to November 2012, we owned a 50% interest in FOX SPORTS Australia, which we accounted for as an equity investment. In November 2012, we acquired CMH, a media investment company that owned the remaining 50% interest in FOX SPORTS Australia. As a result of the CMH acquisition, our ownership interest in FOX SPORTS Australia increased to 100% and accordingly, the results of FOX SPORTS Australia are included within a new Cable Network Programming segment beginning in November 2012.

Competition

FOX SPORTS Australia competes primarily with ESPN, the FTA channels and certain telecommunications companies in Australia.

OTHER

The Other segment includes Amplify, our digital education business, and general corporate overhead expenses.

Amplify

In July 2012, we launched Amplify, the brand for our education business. Amplify is dedicated to improving K-12 education by creating digital products and services that empower teachers, students and parents in new ways. Amplify is focused on transforming teaching and learning by creating and scaling digital innovations in three areas:

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Amplify Insight: Amplify’s successful analytics and assessment business, which operates under the brand Wireless Generation, commenced operations in 2000 and was acquired by Parent in 2010. Wireless Generation’s offerings include student assessment tools and analytic technologies, intervention programs, enterprise education information systems, and professional development and consulting services. Key products include mClassTM, a suite of products that enable teachers to easily and quickly monitor individual and class progression through standards and access detailed analysis, custom grouping and instructional planning tools. Through Wireless Generation, Amplify products serve over 200,000 teachers and 3 million students in all 50 states, including 40% of the top 200 school districts based on student enrollment.

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Amplify Learning: Amplify’s nascent digital curriculum business is developing new content in English Language Arts, Science and Math, including software that will combine interactive, game-like experiences with rigorous analytics, all driven by adaptive technologies that respond to individual students’ needs as they evolve. Amplify Learning’s digital curriculum will incorporate the new Common Core State Standards that will be implemented in 45 states beginning with the 2014-2015 school year. Amplify launched pilots of its new digital English and Science curriculum for students in the middle grades during the 2013 fiscal year.

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Amplify Access: Amplify’s distribution platform business, which is developing new distribution and delivery mechanisms, consists of a mobile-based platform that will offer third-party as well as proprietary curricular and extracurricular content, sophisticated analytic capabilities, a tablet, and 4G connectivity to facilitate personalized instruction and enable anywhere, anytime learning. Amplify launched pilots of its new distribution platform for the classroom during the 2013 fiscal year.

Amplify’s digital products are or will generally be available on a subscription basis. We also expect to market and sell some supplemental print-based materials, as well as instructional and information technology-related services. In addition, while each of Amplify’s products will be available on a stand-alone basis, we also anticipate that we will have the ability to cross-sell products between our three business areas and offer bundled solutions to our customers.

Competition

Amplify competes with existing K-12 education publishers and content providers such as Pearson plc and McGraw-Hill Education, large platform companies such as Google, Apple, and Amazon that market their tablet or e-reader products for educational use, as well as a number of smaller content, analytics and distribution platform companies. We believe that Amplify’s capabilities across analytics and assessment, content and curriculum and distribution and delivery make it well-positioned to offer schools a unique integrated learning solution.

EQUITY INVESTMENTS

Foxtel

We and Telstra, an Australian telecommunications company, each own 50% of Foxtel, the largest pay-TV provider in Australia. Foxtel served approximately 2.2 million subscribing households throughout Australia, or over 30% of the country’s population, as of June 30, 2012 through both cable and satellite distribution (including to subscribers of Optus, an Australian telecommunications company, and subscribers acquired as a result of Foxtel’s acquisition of Austar United Communications Limited in May 2012).

Foxtel delivers more than 200 channels (including standard definition channels, high definition versions of some of those channels, and audio and interactive channels) covering news, sport, general entertainment, movies, documentaries, music and children’s programming. Foxtel’s premium content includes FOX SPORTS Australia’s suite of sports channels and TV shows from HBO, BSkyB and the BBC, among others. An extensive range of movie programming is sourced through arrangements with major U.S. studios. Foxtel’s channels are distributed to subscribers via both Telstra’s hybrid fibrecoaxial cable network and a long-term contracted satellite platform provided by Optus. Foxtel offers limited versions of its services to set top units via broadband, to the Xbox platform, to a number of Virgin Australia aircraft, to mobile devices and tablets and via the Internet to personal computers.

Competition

Foxtel competes primarily with the four major FTA networks in Australia for subscribers, as well as other pay-TV operators and IPTV providers. Foxtel provides a 200-plus channel selection with premium and exclusive content and a wide array of digital and mobile features that are not available to viewers on the FTA networks. Through innovations such as digital HD channels, the extension of pay-TV programming to mobile devices and the use of DVR and Electronic Program Guide technology, we believe Foxtel offers subscribers a compelling alternative to FTA TV and Foxtel’s other competitors.

Governmental Regulation

General

Various aspects of New News Corporation’s activities are subject to regulation in numerous jurisdictions around the world. New News Corporation believes that it is in material compliance with the requirements imposed by those laws and regulations described herein. The introduction of new laws and regulations in countries where New News Corporation’s products and services are produced or distributed (and changes in the enforcement of existing laws and regulations in those countries) could have a negative impact on the interests of New News Corporation.

Australian Television

New News Corporation’s subscription television interests are subject to Australia’s regulatory framework for the broadcasting industry. The key regulatory body for the Australian broadcasting industry is the Australian Communications and Media Authority (“ACMA”).

Key regulatory issues for subscription television providers include: (a) anti-siphoning restrictions—under the ‘anti-siphoning’ provisions of the Australian Broadcasting Services Act 1992 (Cth), subscription television providers are prevented from acquiring exclusive rights to televise certain listed events (for example, the Olympic Games and certain Australian rules football and cricket matches) until a right is offered first to the two major government owned broadcasters (ABC and SBS) or to commercial FTA television broadcasters reaching more than 50% of the Australian population; (b) the Broadcasting Services Act—this legislation may impact our ownership structure and operations and restrict our ability to take advantage of acquisition or investment opportunities including, for example, preventing us from exercising control of a commercial television broadcasting license, a commercial radio license and a newspaper in the same license area; and (c) Convergence review—on April 30, 2012, the Minister for Broadband, Communications and the Digital Economy released the Final Report of a comprehensive review of Australia’s communications and media regulation in light of increasing convergence in media platforms. The report covered a number of broad areas, including media ownership laws, media content standards, the ongoing production and distribution of Australian and local content and the allocation of radio communications spectrum. It is not yet clear whether there will be any changes to the Australian regulatory framework as a result of the findings of the report.

U.K. Press Regulation

On July 13, 2011, Prime Minister David Cameron announced a two-part inquiry into the U.K. press and appointed Lord Justice Leveson as Chairman of the Inquiry. The inquiry was triggered by allegations of illegal voicemail interception at our former publication, The News of the World. Hearings opened on November 14, 2011 with respect to the first part of the inquiry, and Lord Justice Leveson published his report on November 29, 2012.

The report made recommendations on the future of press regulation and governance in the U.K., which have been the subject of debate in the U.K. parliament, as well as discussion both among newspaper groups (including NI) and the industry and the government.

It is unclear at this time whether all of the report’s recommendations will be adopted in full but it is expected to result in the U.K. press (including newspapers) being subject to greater regulation and oversight. Any new regulatory regime is likely to be designed to be independent from the industry, and may be underpinned by statute. The new regulator may, among other things, introduce and oversee a revised press code, require members to implement appropriate internal governance processes and require self-reporting of any failures, provide a complaints handling service, have the ability to require publications to print corrections and apologies, have the power to investigate serious or systemic breaches of the press code and be able to levy fines up to a maximum of £1 million. The report also contemplates the establishment of an arbitration service to resolve claims against publications and changes to data protection legislation.

If adopted, the new regime may impose regulatory burdens on the print media that represent competitive disadvantages versus other forms of media including Internet sources of news and entertainment, and more generally may increase the costs of compliance.

A date has yet to be set for the second part of the inquiry.

Internet

The Children’s Online Privacy Protection Act of 1998 (“COPPA”) prohibits websites from collecting personally identifiable information online from children under age 13 without prior parental consent. The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) regulates the distribution of unsolicited commercial emails, or “spam.” Online services provided by New News Corporation may be subject to COPPA and CAN-SPAM requirements.

Federal regulators’ interest in issues of privacy, cybersecurity and data security has been steadily increasing. On February 23, 2012, the Obama administration issued a white paper on consumer data privacy that includes a Consumer Privacy Bill of Rights. The Obama administration is convening a multi-stakeholder process to implement the Bill of Rights through industry codes of conduct that would be enforceable by the Federal Trade Commission (“FTC”) and State Attorneys General. The Obama administration also announced it would work with Congress to implement these rights through legislation. On March 26, 2012, the FTC released a report on consumer privacy, which sets forth a detailed privacy framework and urges industry to accelerate the pace of adoption of self-regulatory measures, including more widespread adoption of a Do-Not-Track browser mechanism. The report also recommends that Congress consider baseline privacy legislation incorporating the principles articulated in the framework. A number of privacy and data security bills have been introduced in both Houses of Congress that address the collection, maintenance and use of personal information, web browsing and geolocation data, data security and breach notification requirements, and cybersecurity. Several Congressional hearings have examined privacy implications for online, offline and mobile data. Some state legislatures have already adopted legislation that regulates how businesses operate on the Internet, including measures relating to privacy, data security and data breaches. The industry released a set of self-regulatory online behavioral advertising principles in 2009, which have been implemented by web publishers, online advertisers and online advertising networks. In November 2011, these principles were extended to the use of online consumer data for purposes other than advertising. It is unclear whether these and other industry self-regulatory efforts alone will address the concerns expressed by some federal and state officials about the collection of anonymous data online or via mobile applications to serve targeted content and advertising. It is not possible to predict whether proposed privacy and data security legislation will be enacted or to determine what effect such legislation might have on New News Corporation’s business.

Foreign governments are raising similar privacy and data security concerns. In particular, the EU has proposed a new privacy regulation (the “EU Regulation”) that would replace the current Data Protection Directive, would tighten regulation of the collection, use and security of online data and would continue to restrict the trans-border flow of data. European industry has implemented a self-regulatory regime for online behavioral advertising that is largely consistent with the U.S. self-regulatory framework. The proposed EU Regulation will not be effective for at least three or four years and may undergo many changes before it is adopted. It is unclear how the final EU Regulation would affect New News Corporation’s business.

New News Corporation monitors pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments.

Education

The availability of funding for K-12 education is affected by changes in legislation, both at the federal and state level, as well as changes in the state procurement process. Future changes in federal funding and the state and local tax base could create an unfavorable environment, leading to budget issues resulting in a decrease in educational funding.

Intellectual Property

New News Corporation’s intellectual property assets include: copyrights in newspapers, books, television programming and other content and technologies; trademarks in names and logos; domain names; patents or patent applications for inventions related to its products, business methods and/or services; and licenses of intellectual property rights. New News Corporation derives value and revenue from these assets through, among other things, print and digital newspaper and magazine subscriptions and sales, the sale, distribution and/or licensing of print and digital books, the sale of subscriptions to its content and information services, the operation of websites and other digital properties and the distribution and/or licensing of its television programming to cable and satellite television services.

New News Corporation devotes significant resources to protecting its intellectual property in the U.S., the U.K., Australia and other foreign territories. To protect these assets, New News Corporation relies upon a combination of copyright, trademark, unfair competition, patent, trade secret and other laws and contract provisions. However, there can be no assurance of the degree to which these measures will be successful in any given case. Policing unauthorized use of New News Corporation’s products, services and content and related intellectual property is often difficult and the steps taken may not in every case prevent the infringement by unauthorized third parties of New News Corporation’s intellectual property. New News Corporation seeks to limit that threat through a combination of approaches, including pursuing legal sanctions for infringement, promoting appropriate legislative initiatives and international treaties and enhancing public awareness of the meaning and value of intellectual property and intellectual property laws. Piracy, including in the digital environment, continues to present a threat to revenues from products and services based on intellectual property.

Third parties may challenge the validity or scope of New News Corporation’s intellectual property from time to time, and such challenges could result in the limitation or loss of intellectual property rights. Irrespective of their validity, such claims may result in substantial costs and diversion of resources that could have an adverse effect on New News Corporation’s operations. Moreover, effective intellectual property protection may be either unavailable or limited in certain foreign territories. Therefore, New News Corporation engages in efforts to strengthen and update intellectual property protection around the world, including efforts to ensure the effective enforcement of intellectual property laws and remedies for infringement.

Raw Materials

As a major publisher of newspapers, magazines, free-standing inserts and books, New News Corporation utilizes substantial quantities of various types of paper. In order to obtain the best available prices, substantially all of New News Corporation’s paper purchasing is done on a regional, volume purchase basis, and draws upon major paper manufacturing countries around the world. New News Corporation believes that under present market conditions, its sources of paper supply used in its publishing activities are adequate.

Employees

As of September 30, 2012, we had approximately 24,000 employees, of whom approximately 9,000 were located in the U.S., 4,000 were located in the U.K. and 9,000 were located in Australia. In addition, as of September 30, 2012, FOX SPORTS Australia had approximately 500 employees. Of our employees, approximately 7,000 were represented by various employee unions. The contracts with such unions will expire during various times over the next several years. We believe our current relationships with employees are generally good.

Properties

New News Corporation owns and leases various real properties in the U.S., Europe, Australia and Asia that are utilized in the conduct of its businesses. Each of these properties is considered to be in good condition, adequate for its purpose and suitably utilized according to the individual nature and requirements of the relevant operations. New News Corporation’s policy is to improve and replace property as considered appropriate to meet the needs of the individual operation.

United States

New News Corporation’s principal real properties in the U.S. are the following:

(a)	The U.S. headquarters of New News Corporation, located at 1211 Avenue of the Americas, New York, New York and the offices of New News Corporation located at 1185 Avenue of the Americas, New York, New York, each of which will be subleased from Parent. These spaces include the executive and corporate offices of New News Corporation, the executive and editorial offices of Dow Jones, the editorial offices of the Post, the executive offices of NAMG and the corporate offices of Amplify;

(b)	The leased offices of HarperCollins U.S. in New York, New York;

(c)	The leased office and warehouse facilities of HarperCollins U.S. in Scranton, Pennsylvania;

(d)	The owned office and warehouse facilities of Thomas Nelson in Nashville, Tennessee;

(e)	The printing plant of the Post located in Bronx, New York owned by New News Corporation;

(f)	The leased offices of Wireless Generation in Brooklyn, New York; and

(g)	The office space campus owned by New News Corporation in South Brunswick, New Jersey.

Europe

New News Corporation’s principal real properties in Europe are the following:

(a)	The newspaper production and printing facilities for its U.K. newspapers, which consist of:

1.	The leased office space at each of Thomas More Square, London, England; Fleet House, Peterborough, England; Dublin, Ireland and Glasgow City Centre, Scotland; and

2.	The freehold interests in each of a publishing and printing facility in Broxbourne, England and printing facilities in Knowsley, England and North Lanarkshire, Scotland.

(b)	The leased headquarters and editorial offices of HarperCollins Publishers Limited in London, England;

(c)	The leased executive and editorial offices of Dow Jones in London, England; and

(d)	The leased warehouse and office facilities of HarperCollins Publishers Limited in Glasgow, Scotland.

Australia and Asia

New News Corporation’s principal real properties in Australia and Asia are the following:

(a)	The Australian newspaper production and printing facilities which consist of:

1.	New News Corporation-owned print center and office building in Sydney, Australia at which The Australian, the Daily Telegraph and The Sunday Telegraph are printed and published;

2.	New News Corporation-owned print center and the leased facility in Melbourne, Australia at which Herald-Sun and the Sunday Herald-Sun are printed and published;

3.	New News Corporation-owned print center and office building in Adelaide, Australia utilized in the printing and publishing of The Advertiser and The Sunday Mail;

4.	New News Corporation-owned print center and office building in Brisbane, Australia at which The Courier Mail and Sunday Mail are printed and published;

5.	The two New News Corporation-owned buildings in Perth, Australia used to print and publish The Sunday Times; and

(b)	The leased office space of Dow Jones in Hong Kong.

Legal Proceedings

We routinely are involved in legal proceedings, claims and governmental inspections or investigations, or other legal matters, arising in the ordinary course of our business.

U.K. Newspaper Matters

On July 19, 2011, a purported class action lawsuit captioned Wilder v. News Corp., et al. was filed on behalf of all purchasers of Parent’s common stock between March 3, 2011 and July 11, 2011, in the U.S. District Court for the Southern District of New York. The plaintiff brought claims under Section 10(b) and Section 20(a) of the Securities Exchange Act, alleging that false and misleading statements were issued regarding alleged acts of voicemail interception at The News of the World. The suit names as defendants Parent, Rupert Murdoch, James Murdoch and Rebekah Brooks, and seeks compensatory damages, rescission for damages sustained, and costs.

This litigation and certain other Parent stockholder lawsuits are all now before the same judge. On June 5, 2012, the court issued an order appointing the Avon Pension Fund (“Avon”) as lead plaintiff in the litigation and Robbins Geller Rudman & Dowd as lead counsel. Thereafter, on July 3, 2012, the court issued an order providing that an amended consolidated complaint was to be filed by July 31, 2012. Avon filed an amended consolidated complaint on July 31, 2012, which among other things, added as defendants our subsidiary, NI Group Limited, and Les Hinton, and expanded the class period to include February 15, 2011 to July 18, 2011. Defendants filed their motion to dismiss on September 25, 2012, and the parties have completed briefing on the motion. The court has not yet set a date for oral argument.

Parent and New News Corporation management believe these Parent stockholder claims are entirely without merit, and we intend to vigorously defend this action.

In addition, U.K. and U.S. regulators and governmental authorities continue to conduct investigations initiated in 2011 with respect to the U.K. Newspaper Matters. We, together with Parent, are cooperating with these investigations. It is possible that these proceedings could damage our reputation and might impair our ability to conduct our business.

We are not able to predict the ultimate outcome or cost associated with these investigations. Violations of law may result in civil, administrative or criminal fines or penalties. We have admitted liability in a number of civil cases related to the phone hacking allegations and have settled a number of cases. As of September 30, 2012, we have provided for our best estimate of the liability for the claims that have been filed. We have announced a process under which parties can pursue claims against us, and management believes that it is probable that additional claims will be filed. It is not possible to estimate the liability for such additional claims given the information that is currently available to us. If more claims are filed and additional information becomes available, we will update the liability provision for such matters. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by us in connection with the various proceedings could affect our results of operations and financial condition.

HarperCollins

Commencing on August 9, 2011, twenty-nine purported consumer class actions have been filed in the U.S. District Courts for the Southern District of New York and for the Northern District of California, which relate to the decisions by certain publishers, including HarperCollins Publishers L.L.C. (“HarperCollins”), to begin selling their eBooks pursuant to an agency relationship. The Judicial Panel on Multidistrict Litigation has transferred the various class actions to the Honorable Denise L. Cote in the Southern District of New York. On January 20, 2012, plaintiffs filed a consolidated amended complaint, again alleging that certain named defendants, including HarperCollins, violated the antitrust and unfair competition laws by virtue of the switch to the agency model for eBooks. The actions seek as relief treble damages, injunctive relief and attorney’s fees. On June 25, 2012, Judge Cote issued a scheduling order for the multi-district litigation going forward. Additional information about In re MDL Electronic Books Antitrust Litigation, Civil Action No. 11-md-02293 (DLC), can be found on Public Access to Court Electronic Records (PACER). While it is not possible to predict with any degree of certainty the ultimate outcome of these class actions, HarperCollins believes it was compliant with applicable antitrust and competition laws.

Following an investigation, on April 11, 2012, the Department of Justice (the “DOJ”) filed an action in the U.S. District Court for the Southern District of New York against certain publishers, including HarperCollins, and Apple, Inc. The DOJ’s complaint alleges antitrust violations relating to defendants’ decisions to begin selling eBooks pursuant to an agency relationship. This case was assigned to Judge Cote. Simultaneously, the DOJ announced that it had reached a proposed settlement with three publishers, including HarperCollins, and filed a Proposed Final Judgment and related materials detailing that agreement. Among other things, the Proposed Final Judgment requires that HarperCollins terminate its agreements with certain eBook retailers and places certain restrictions on any agreements subsequently entered into with such retailers. On September 5, 2012, Judge Cote entered the Final Judgment. A third party has filed a motion to intervene in the case for the purpose of appealing Judge Cote’s decision entering the Final Judgment to the U.S. Court of Appeals for the Second Circuit. Additional information about the Final Judgment can be found on the DOJ’s website.

Following an investigation, on April 11, 2012, 16 State Attorneys General led by Texas and Connecticut (the “AGs”) filed a similar action against certain publishers and Apple, Inc. in the Western District of Texas. On April 26, 2012, the AGs’ action was transferred to Judge Cote. On May 17, 2012, 33 AGs filed a second amended complaint. As a result of a memorandum of understanding agreed upon with the AGs for Texas and Connecticut, HarperCollins was not named as a defendant in this action. Pursuant to the terms of the memorandum of understanding, HarperCollins entered into a settlement agreement with the AGs for Texas, Connecticut and Ohio on June 11, 2012. By August 28, 2012, forty-nine states (all but Minnesota) and five U.S. territories had signed on to that settlement agreement. On August 29, 2012, the AGs simultaneously filed a complaint against HarperCollins and two other publishers, a motion for preliminary approval of that settlement agreement and a proposed distribution plan. On September 14, 2012, Judge Cote granted the AGs’ motion for preliminary approval of the settlement agreement and approved the AGs’ proposed distribution plan. Notice was subsequently sent to potential class members, and a fairness hearing scheduled for February 8, 2013. If the settlement agreement receives final approval, it would resolve all damage claims of individual citizens from those states and territories, including those represented in the purported class actions.

While the settlement agreement with the AGs is still subject to final approval by the court, New News Corporation believes that the proposed settlement, as currently drafted, will not have a material impact on the results of operations or the financial position of New News Corporation. However, New News Corporation can make no assurances that the proposed settlement will receive final approval.

On October 12, 2012, HarperCollins received a Civil Investigative Demand from the Attorney General from the State of Minnesota. HarperCollins complied with the Demand on November 16, 2012 and is cooperating with that investigation. While it is not possible to predict with any degree of certainty the ultimate outcome of the inquiry, HarperCollins believes it was compliant with applicable antitrust laws.

The European Commission conducted an investigation into whether certain companies in the book publishing and distribution industry, including HarperCollins, violated the antitrust laws by virtue of the switch to the agency model for eBooks. HarperCollins settled the matter with the European Commission on terms substantially similar to the settlement with the DOJ. On December 13, 2012, the European Commission formally adopted the settlement.

Commencing on February 24, 2012, five purported consumer class actions were filed in the Canadian provinces of British Columbia, Quebec and Ontario, which relate to the decisions by certain publishers, including HarperCollins, to begin selling their eBooks in Canada pursuant to an agency relationship. The actions seek as relief special, general and punitive damages, injunctive relief and the costs of the litigations. While it is not possible to predict with any degree of certainty the ultimate outcome of these class actions, especially given their early stages, HarperCollins believes it was compliant with applicable antitrust and competition laws and intends to defend itself vigorously.

In early July 2012, HarperCollins Canada, a wholly-owned subsidiary of HarperCollins, learned that the Canadian Competition Bureau (“CCB”) had commenced an inquiry regarding the sale of eBooks in Canada. HarperCollins currently is cooperating with the CCB with respect to its inquiry. While it is not possible to predict with any degree of certainty the ultimate outcome of the inquiry, HarperCollins believes it was compliant with applicable antitrust and competition laws.

Other

Our operations are subject to tax in various domestic and international jurisdictions and as a matter of course, we are regularly audited by federal, state and foreign tax authorities. We believe we have appropriately accrued for the expected outcome of all pending tax matters and do not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on our consolidated financial condition, future results of operations or liquidity.

Geographical Information

Our primary operations are located in North America, Australia and the U.K. For the fiscal years ended 2012, 2011, and 2010, we generated revenue of approximately $3.7 billion, $3.8 billion and $3.8 billion in North America, $2.8 billion, $2.9 billion and $2.5 billion in Australia and $1.7 billion, $2.0 billion and $2.0 billion in the U.K., respectively. For additional information about our geographical operations, see “Note 13 to the Combined Financial Statements of New News Corporation.”

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents New News Corporation’s selected historical combined financial data as of September 30, 2012 and for the three months ended September 30, 2012 and 2011, and as of and for each of the fiscal years in the five-year period ended June 30, 2012. The selected historical combined financial data as of September 30, 2012 and for the three months ended September 30, 2012 and 2011 was derived from New News Corporation’s unaudited combined financial statements included elsewhere in this information statement. The selected historical combined financial data as of June 30, 2012 and 2011 and for each of the fiscal years in the three-year period ended June 30, 2012 was derived from New News Corporation’s audited combined financial statements included elsewhere in this information statement. The selected historical combined financial data as of June 30, 2010 and as of and for the fiscal years ended June 30, 2009 and 2008 was derived from New News Corporation’s unaudited combined financial statements that are not included in this information statement. In management’s opinion, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented.

New News Corporation’s historical combined financial statements include certain expenses of Parent that were allocated to New News Corporation for certain functions, including general corporate expenses related to finance, legal, insurance, compliance, information technology and human resources activities. These costs may not be representative of the future costs New News Corporation will incur as an independent public company. In addition, New News Corporation’s historical financial information does not reflect changes that New News Corporation will experience in the future as a result of the distribution of New News Corporation by Parent, including changes in cost structure, personnel needs, tax structure, financing and business operations. Consequently, the financial information included here may not necessarily reflect New News Corporation’s financial position and results of operations in the future or what New News Corporation’s financial position and results of operations would have been had New News Corporation been an independent, publicly traded company during the periods presented.

	For the three months ended September 30,		For the years ended June 30,
	2012 (a)	2011 (a)	2012 (b)	2011 (b)	2010 (b)	2009 (c)	2008 (d)
			(in millions)
STATEMENT OF OPERATIONS DATA:
Revenues	$2,133	$2,165	$8,654	$9,095	$8,752	$8,338	$8,950
Net (loss) income attributable to New News Corporation	(92)	38	(2,075)	678	243	(2,365)	876

	As of September 30, 2012	As of June 30,
		2012	2011	2010	2009	2008
		(in millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$1,010	$1,133	$2,022	$1,080	$844	$573
Total assets	13,335	13,090	17,008	14,326	14,776	18,962

(a)

See Notes 2 and 3 to the Unaudited Combined Financial Statements of New News Corporation for information with respect to significant acquisitions, restructuring charges and other transactions during the three months ended September 30, 2012 and 2011.

(b)

See Notes 3, 4, 5, 7 and 10 to the Combined Financial Statements of New News Corporation for information with respect to significant acquisitions, disposals, impairment charges, restructuring charges, legal settlements and other transactions during fiscal 2012, 2011 and 2010.

(c)

Fiscal 2009 results included non-cash impairment charges of approximately $3.1 billion ($2.8 billion, net of tax) consisting of a write-down of $2.4 billion of goodwill, a write-down of intangible assets of $0.5 billion and a write-down of fixed assets of $0.2 billion. In fiscal 2009, New News Corporation recorded restructuring charges of approximately $111 million consisting of $78 million recorded at the newspaper businesses and $33 million recorded at the book publishing business.
(d)

Fiscal 2008 results included New News Corporation’s acquisition of Dow Jones for consideration of approximately $5.7 billion. The consideration consisted of approximately $5.2 billion in cash, assumed net debt of $330 million and $200 million in equity instruments of Parent. In June 2008, New News Corporation sold a parcel of land it owned in the U.K., for total consideration of $163 million. The consideration at closing was comprised of $91 million in cash and a $72 million note, secured by the land, payable in three equal annual installments. New News Corporation recorded a pre-tax gain of $126 million on the transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis presented below refer to and should be read in conjunction with the audited combined financial statements and related notes, the unaudited interim combined financial statements and related notes and the unaudited pro forma combined financial statements, each included elsewhere in this information statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this information statement, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” We believe the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect our results of operations, financial position and cash flows in the future or what they would have been had we been a separate, stand-alone company during the periods presented.

INTRODUCTION

The Proposed Distribution

On June 28, 2012, Parent announced its intent to pursue the separation of its business into two separate independent public companies, one of which will hold Parent’s global media and entertainment businesses and another which will hold the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. On December 4, 2012, the board of directors of Parent authorized management to proceed with the proposed distribution, subject to the satisfaction or waiver of certain conditions and the board of directors’ ongoing consideration of the transaction and its final approval, which may not be granted.

To effect the distribution, Parent will first undertake an internal reorganization. Following the internal reorganization, Parent will distribute all of the shares of New News Corporation common stock to its stockholders on a pro rata basis. After the distribution, Parent will not own any equity interest in New News Corporation, and New News Corporation will operate independently from Parent. Parent’s stockholders will not be required to vote to effectuate the distribution. However, in order to effectuate the distribution in the manner discussed in this information statement, Parent will be required to amend its Restated Certificate of Incorporation, and Parent will hold a Special Meeting in connection therewith.

The internal reorganization and, in turn, the distribution, are subject to the satisfaction, or waiver by Parent, of a number of conditions. Additionally, Parent may determine not to complete the internal reorganization or the distribution if, at any time, the board of directors of Parent determines, in its sole and absolute discretion, that the distribution is not in the best interest of Parent or its stockholders or is otherwise not advisable.

Subsequent to the distribution, New News Corporation expects to incur expenditures consisting primarily of employee-related costs, costs to start up certain stand-alone functions, information technology systems and other transaction-related costs. Additionally, New News Corporation will incur costs as a result of becoming an independent, publicly-traded company, for transition services and from establishing or expanding the corporate support for its business, including information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, governance, legal, procurement and other services. New News Corporation believes its cash flows from operations, together with its access to capital markets, will be sufficient to fund these corporate expenses.

Basis of presentation

These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Parent. These statements reflect the combined historical results of operations, financial position and cash flows of Parent’s publishing businesses, its education division and other Australian assets in accordance with U.S. generally accepted accounting principles (“GAAP”). For ease of reference, these combined financial statements are collectively referred to as those of New News Corporation.

These financial statements are presented as if such businesses had been combined for all periods presented. All intercompany transactions and accounts within New News Corporation have been eliminated. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the separation all of the assets and liabilities presented are wholly-owned by Parent and are being transferred to the New News Corporation combined group at carry-over basis, although, New News Corporation’s investment in Sky Network Television Ltd. will be retained by Parent post-distribution. The combined statements of operations include allocations for certain support functions that are provided on a centralized basis within Parent and not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. Parent does not routinely allocate these costs to any of its business units. These expenses have been allocated to New News Corporation on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, operating income, headcount or other measures of New News Corporation. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Parent are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by New News Corporation and may not reflect New News Corporation’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if New News Corporation had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

The income tax benefit (expense) in the combined statements of operations has been calculated as if New News Corporation filed a separate tax return and was operating as a stand-alone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of New News Corporation’s actual tax balances prior to or subsequent to the distribution.

Management’s discussion and analysis of financial condition and results of operations is intended to help provide an understanding of New News Corporation’s financial condition, changes in financial condition and results of operations for the fiscal periods presented. This discussion is organized as follows:

•

Overview of New News Corporation’s Business—This section provides a general description of New News Corporation’s businesses, as well as developments that occurred during fiscal 2012 or fiscal 2013 that New News Corporation believes are important in understanding its results of operations and financial condition or to disclose known trends.

•

Results of Operations—This section provides an analysis of New News Corporation’s results of operations for the three months ended September 30, 2012 and 2011 and for the three fiscal years ended June 30, 2012, respectively. This analysis is presented on both a combined and a segment basis. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed.

•

Liquidity and Capital Resources—This section provides an analysis of New News Corporation’s cash flows for the three months ended September 30, 2012 and 2011 and for the three fiscal years ended June 30, 2012, respectively, as well as a discussion of New News Corporation’s financial arrangements and outstanding commitments, both firm and contingent, that existed as of June 30, 2012.

•

Critical Accounting Policies—This section discusses accounting policies considered important to New News Corporation’s financial condition and results of operations, and which require significant judgment and estimates on the part of management in application. In addition, Note 2 to the accompanying Combined Financial Statements of New News Corporation summarizes New News Corporation’s significant accounting policies, including the critical accounting policy discussion found in this section.

OVERVIEW OF NEW NEWS CORPORATION’S BUSINESSES

New News Corporation manages and reports its businesses in the following four segments:

•

News and Information Services—The News and Information Services segment includes the global product offerings of The Wall Street Journal and Barron’s publications, The Wall Street Journal Digital Network (“WSJDN”) and New News Corporation’s suite of information services, including Dow Jones Newswires and Factiva. In addition to WSJ.com and Barrons.com, WSJDN includes MarketWatch, AllThingsD and related services. New News Corporation also owns, among other publications, The Australian, Herald Sun, The Daily Telegraph and The Courier Mail in Australia, The Times, The Sunday Times and The Sun in the U.K. and the New York Post in the U.S. This segment also includes the integrated marketing services business, News America Marketing Group (“NAMG”), a leading provider of free-standing coupon inserts, in-store marketing products and digital-savings marketing solutions. NAMG’s customers include many of the largest consumer packaged goods advertisers in the U.S. and Canada.

•

Digital Real Estate Services—New News Corporation owns 61.6% of REA Group Limited (“REA”), a publicly traded company listed on the Australian Securities Exchange (ASX: REA) that is a leading digital advertising business specializing in real estate services. REA operates Australia’s largest residential property website, realestate.com.au, as well as Australia’s leading commercial property website, realcommercial.com.au. REA also operates a market-leading Italian property site, casa.it, and other property sites and apps across Europe and Hong Kong.

•

Book Publishing—The HarperCollins book publishing segment is one of the largest English-language consumer publishers in the world, with particular strengths in general fiction, nonfiction, children’s and religious publishing, and an industry leader in digital publishing. HarperCollins includes over 60 branded publishing imprints including Avon, Harper, HarperCollins Children’s Publishers, William Morrow and Christian publishers Zondervan and Thomas Nelson, and publishes works by well-known authors such as J.R.R. Tolkien, Paulo Coelho, Rick Warren and Agatha Christie and popular titles such as The Hobbit, Goodnight Moon and To Kill a Mockingbird.

•

Other—The Other segment primarily consists of Amplify, New News Corporation’s digital education business focused on the K-12 learning market, and general corporate overhead expenses. Amplify focuses on three areas of business: assessment and analytics; digital content and curriculum; and mobile distribution systems designed for education. Amplify’s assessment and analytics division operates as Wireless Generation, Inc. (“Wireless Generation”), which commenced operations in 2000 and was acquired by Parent in fiscal 2011. Wireless Generation provides premium assessment and analytics services to enable real-time personalization of educational content. Through its Amplify Learning division, Amplify is creating innovative digital curricula for K-12 education designed to enhance teaching and learning in English Language Arts, Science and Math. Through its Amplify Access division, Amplify is developing an open, tablet-based education platform that integrates its existing assessment and analytics tools and services with its digital curricula as well as third-party content and interactive applications.

In November 2012, New News Corporation acquired Consolidated Media Holdings Ltd. (“CMH”), a media investment company that operates in Australia, for approximately $2 billion. CMH had a 25% interest in Foxtel and a 50% interest in FOX SPORTS Australia. Foxtel is the largest pay-TV provider in Australia, serving approximately 2.2 million subscribing households in Australia, or over 30% of the country’s population. Foxtel’s 200-plus channel selection (which includes standard definition channels, high definition versions of some of those channels, and audio and interactive channels) provides premium and exclusive content and a wide array of digital and mobile features. The remaining 50% of Foxtel is owned by Telstra Corporation Limited, one of Australia’s leading telecommunications companies. FOX SPORTS Australia is the leading sports programming provider in Australia with seven standard definition television channels, high definition versions of five of these channels, an interactive viewing application and one IPTV channel and rights to live sporting events in Australia including: National Rugby League, the domestic football league, English Premier League, Australian and international cricket as well as the NFL and NBA. The acquisition doubled New News Corporation’s stakes in FOX SPORTS Australia and Foxtel to 100% and 50%, respectively. Accordingly, the results of FOX SPORTS Australia will be included within a new Cable Network Programming segment beginning in November 2012. Prior to November 2012, New News Corporation accounted for its investment in FOX SPORTS Australia under the equity method of accounting. New News Corporation’s investment in Foxtel was and continues to be accounted for under the equity method of accounting. Due to the limited time since the acquisition date the initial accounting for the business combination is incomplete at this time. As a result, we are unable to provide amounts recognized as of the acquisition date for major classes of assets and liabilities acquired and resulting from the transaction. Also, because the initial accounting for the transaction is incomplete, we are unable to provide the supplemental pro forma revenue and earnings of the combined entity.

News and Information Services

Revenue at the News and Information Services segment is derived from the sale of advertising space, circulation and subscriptions, as well as licensing. Adverse changes in general market conditions for advertising may affect revenues. Circulation and subscription revenues can be greatly affected by changes in the prices of New News Corporation’s and/or competitors’ products, as well as by promotional activities.

Operating expenses include costs related to paper, production, distribution, editorial and commissions. Selling, general and administrative expenses include promotional expenses, salaries, employee benefits, rent and other routine overhead.

The News and Information Services segment’s advertising volume, circulation and the price of paper are the key variables whose fluctuations can have a material effect on New News Corporation’s operating results and cash flow. New News Corporation has to anticipate the level of advertising volume, circulation and paper prices in managing its businesses to maximize operating profit during expanding and contracting economic cycles. New News Corporation continues to be exposed to risks associated with paper used for printing. Paper is a basic commodity and its price is sensitive to the balance of supply and demand. New News Corporation’s expenses are affected by the cyclical increases and decreases in the price of paper. The News and Information Services segment’s products compete for readership and advertising with local and national competitors and also compete with other media alternatives in their respective markets. Competition for circulation and subscriptions is based on the content of the products provided, pricing and, from time to time, various promotions. The success of these products depends upon advertisers’ judgments as to the most effective use of their advertising budgets. Competition for advertising is based upon the reach of the products, advertising rates and advertiser results. Such judgments are based on factors such as cost, availability of alternative media, distribution and quality of readership demographics.

Like other newspaper groups, New News Corporation faces challenges to its traditional print business model from new media formats and shifting consumer preferences. New News Corporation is also exposed to the impact of long-term structural movements in advertising spending, in particular, the move in classified advertising from print to digital. These new media formats could impact New News Corporation’s overall performance, positively or negatively.

As a multi-platform news provider, New News Corporation recognizes the importance of maximizing revenues from new media, both in terms of paid-for content and in new advertising models, and continues to invest in its digital products. The development of technologies such as smartphones, tablets and similar devices and their related applications provides continued opportunities for New News Corporation to make its journalism available to a new audience of readers, introduce new or different pricing schemes, develop its products to continue to attract advertisers and/or affect the relationship between publisher and consumer. New News Corporation continues to develop and implement strategies to exploit its content in new media channels, including the introduction of digital subscriptions.

Digital Real Estate Services

The Digital Real Estate Services segment sells listing and subscription services on its residential real estate and commercial property advertising sites. Significant expenses associated with these sites include development costs, advertising and promotional expenses, salaries, employee benefits and other routine overhead.

Consumers are increasingly turning to the Internet and mobile devices for real estate information. The Digital Real Estate Services segment’s success depends on its continued innovation to provide products and services that make its websites and mobile applications useful for consumers and real estate and mortgage professionals and attractive to its advertisers.

Book Publishing

The Book Publishing segment derives revenues from the sale of general fiction, nonfiction, children’s and religious books in the U.S. and internationally. The revenues and operating results of the Book Publishing segment are significantly affected by the timing of New News Corporation’s releases and the number of its books in the marketplace. The book publishing marketplace is subject to increased periods of demand in the summer months and during the end-of-year holiday season. This marketplace continues to change due to technical innovations, electronic book devices and other factors. Each book is a separate and distinct product, and its financial success depends upon many factors, including public acceptance.

Major new title releases represent a significant portion of New News Corporation’s sales throughout the fiscal year. Print-based consumer books are generally sold on a fully returnable basis, resulting in the return of unsold books. In the domestic and international markets, New News Corporation is subject to global trends and local economic conditions.

Operating expenses for the Book Publishing segment include costs related to paper, printing, authors’ royalties, editorial, art and design expenses. Selling, general and administrative expenses include promotional expenses, salaries, employee benefits, rent and other routine overhead.

The book publishing business has been affected in recent years by new electronic distribution methods and models. New News Corporation expects that electronic books will represent an increasing portion of book publishing revenues in coming years.

Other

The Other segment consists primarily of Amplify, New News Corporation’s digital education business and general corporate overhead expenses. Amplify focuses on three areas of business: assessment and analytics; digital content and curriculum; and mobile distribution systems designed for education. Significant expenses associated with New News Corporation’s digital education business include salaries, employee benefits and other routine overhead.

Other Business Developments

In July 2011, Parent announced that it would close its publication, The News of the World, after allegations of phone hacking and payments to public officials. As a result of Parent’s approval of the shutdown of The News of the World, Parent reorganized portions of the U.K. newspaper business and recorded restructuring charges in fiscal 2013 and 2012 primarily for termination benefits and certain organizational restructuring at the U.K. newspapers. (See Note 4 to the Combined Financial Statements of New News Corporation). Parent and New News Corporation are subject to several ongoing investigations by U.K. and U.S. regulators and governmental authorities relating to phone hacking, illegal data access, inappropriate payments to public officials and related matters at The News of the World and The Sun. New News Corporation, together with Parent, is cooperating with these investigations. In addition, New News Corporation has admitted liability in a number of civil cases related to the phone hacking allegations and has settled a number of cases. Parent created an independently-chaired Management & Standards Committee (the “MSC”) to ensure cooperation with all relevant investigations and inquiries into The News of the World matters and all other related issues. The MSC conducts its own internal investigation where appropriate. The MSC has an independent Chairman, Lord Grabiner QC, and reports directly to Gerson Zweifach, Senior Executive Vice President and Group General Counsel of Parent. Mr. Zweifach reports to the independent members of the Board of Directors of Parent (the “Parent Board”) through their representative Viet Dinh, an independent director and Chairman of Parent’s Nominating and Corporate Governance Committee. The independent directors of the Parent Board have retained independent outside counsel and are actively engaged in these matters. The MSC conducted an internal investigation of the three other titles at NI Group Limited (“News International”) and engaged independent outside counsel to advise it on these investigations and all other matters it handles. As a result of these matters, News International has instituted governance reforms and issued certain enhanced policies to its employees. (See Note 10 to the Combined Financial Statements of New News Corporation.)

In July 2011, New News Corporation acquired Kidspot.com.au Limited, a pregnancy and parenting website, for approximately $50 million in cash.

In May 2012, New News Corporation sold its former U.K. newspaper division headquarters located in East London, which it relocated from in August 2010, for consideration of approximately £150 million (approximately $235 million), of which £25 million (approximately $39 million) was received on closing of the sale. The remaining £125 million (approximately $196 million) is in the form of a secured note and New News Corporation will receive £25 million (approximately $39 million) on May 31, 2013, and annually thereafter until May 31, 2017.

In May 2012, Foxtel, in which New News Corporation at the time owned a 25% interest, purchased Austar United Communications Ltd (“Austar”) to create a national subscription television service in Australia. The transaction was funded by Foxtel bank debt and Foxtel’s shareholders made pro rata capital contributions in the form of subordinated shareholder notes based on their respective ownership interest. New News Corporation’s share of the funding contribution was approximately $230 million. The subordinated shareholder note has a maximum term of 15 years, with interest payable on June 30th each year and at maturity. The subordinated shareholder note can be repaid in 10 years provided that Foxtel’s senior debt has been repaid. Upon maturity, the principal advanced will be repayable.

In July 2012, New News Corporation acquired Thomas Nelson, Inc. (“Thomas Nelson”), one of the leading Christian book publishers in the U.S., for approximately $200 million in cash.

In July 2012, New News Corporation acquired Australian Independent Business Media Pty Limited (“AIBM”) for approximately $30 million in cash. AIBM publishes a subscription-based online newsletter for investors and a business news and commentary website.

RESULTS OF OPERATIONS

Results of Operations—For the three months ended September 30, 2012 versus the three months ended September 30, 2011

The following table sets forth New News Corporation’s operating results for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011.

	For the three months ended September 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$1,041	$1,156	$(115)	(10)%
Circulation and Subscription	608	608	—	—
Consumer	326	283	43	15%
Other	158	118	40	34%

Total Revenues	2,133	2,165	(32)	(1)%
Operating expenses	(1,334)	(1,299)	(35)	3%
Selling, general and administrative	(710)	(663)	(47)	7%
Depreciation and amortization	(125)	(120)	(5)	4%
Impairment and restructuring charges	(115)	(64)	(51)	80%
Equity earnings of affiliates	26	30	(4)	(13)%
Interest, net	11	16	(5)	(31)%
Other, net	3	1	2	* *

(Loss) income before income tax benefit (expense)	(111)	66	(177)	* *
Income tax benefit (expense)	28	(21)	49	* *

Net (loss) income	(83)	45	(128)	* *
Less: Net income attributable to noncontrolling interests	(9)	(7)	(2)	29%

Net (loss) income attributable to New News Corporation	$(92)	$38	$(130)	* *

**	not meaningful

Revenues—Revenues decreased 1% for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012, primarily due to decreased revenues at the News and Information Services segment principally resulting from lower advertising revenues. The revenue decreases were partially offset by higher revenues at the Book Publishing segment resulting from the inclusion of revenues from Thomas Nelson which was acquired in fiscal 2013, higher revenues at the Digital Real Estate Services segment due to higher advertising revenues and increased revenues at the Other segment due to higher revenues at the digital education business.

Operating Expenses—Operating expenses increased 3% for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012, primarily due to increased operating expenses at the Book Publishing segment resulting from the inclusion of operating expenses from Thomas Nelson in fiscal 2013.

Selling, general and administrative expenses—Selling, general and administrative expenses increased 7% for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012, primarily due to an increase of $46 million in legal and professional fees related to The News of the World investigations and litigation and costs for related civil settlements.

Depreciation and amortization—Depreciation and amortization increased 4% for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012, primarily due to the inclusion of Thomas Nelson depreciation and amortization at the Book Publishing segment in fiscal 2013.

Impairment and restructuring charges—During the three months ended September 30, 2012, New News Corporation recorded restructuring charges of $115 million, of which $112 million related to the newspaper businesses. The restructuring charges primarily related to the reorganization of the Australian newspaper businesses which was announced at the end of fiscal 2012 and the continued reorganization of the U.K. newspaper business. The restructuring charges were primarily for termination benefits in Australia and contract termination payments in the U.K.

During the three months ended September 30, 2011, New News Corporation recorded restructuring charges of $64 million related to the newspaper businesses. New News Corporation commenced the reorganization of portions of the newspaper businesses and recorded a restructuring charge primarily for termination benefits as a result of the shutdown of The News of the World and certain organizational restructurings at other newspapers.

Equity earnings of affiliates—Equity earnings of affiliates decreased $4 million for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012, primarily due to decreased earnings from Foxtel.

	For the three months ended September 30,
	2012	2011	Change	% Change
	(in millions, except %)
Direct Broadcast Satellite and Cable Channel equity affiliates	$27	$32	$(5)	(16)%
Other equity affiliates	(1)	(2)	1	(50)%

Total Equity earnings of affiliates	$26	$30	$(4)	(13)%

Interest, net—Interest, net decreased $5 million for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012, primarily due to lower cash balances.

Income tax benefit (expense)—New News Corporation’s effective income tax rate for the three months ended September 30, 2012 was lower than the statutory rate, primarily due to our foreign operations which are subject to lower tax rates and permanent differences.

The effective income tax rate for the three months ended September 30, 2011 was lower than the statutory rate, primarily due to our foreign operations which are subject to lower tax rates.

Net (loss) income—New News Corporation recorded a net loss for the three months ended September 30, 2012 as compared to net income in the corresponding period of fiscal 2012, primarily due to the lower revenues, the increased legal and professional fees related to The News of the World investigations and litigation costs for related civil settlements and the higher restructuring charges noted above.

Net income attributable to noncontrolling interests—Net income attributable to noncontrolling interests increased for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012, due to higher results at REA.

Segment Analysis

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest expense, interest income, other, net, income tax expense and net income attributable to noncontrolling interests. Management believes that Total Segment EBITDA is an appropriate measure for evaluating the operating performance of New News Corporation’s business segments because it is the primary measure used by New News Corporation’s chief operating decision maker to evaluate the performance and allocate resources within New News Corporation’s businesses. Total Segment EBITDA provides management, investors and equity analysts a measure to analyze operating performance of each of New

News Corporation’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing New News Corporation’s financial performance. The following table reconciles Total Segment EBITDA to (Loss) income before income tax benefit (expense).

	For the three months ended September 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues	$2,133	$2,165	$(32)	(1)%
Operating expenses	(1,334)	(1,299)	(35)	3%
Selling, general and administrative expenses	(710)	(663)	(47)	7%

Total Segment EBITDA	89	203	(114)	(56)%
Depreciation and amortization	(125)	(120)	(5)	4%
Impairment and restructuring charges	(115)	(64)	(51)	80%
Equity earnings of affiliates	26	30	(4)	(13)%
Interest, net	11	16	(5)	(31)%
Other, net	3	1	2	* *

(Loss) income before income tax benefit (expense)	$(111)	$66	$(177)	* *

** not meaningful

	For the three months ended September 30, 2012
	Revenues	Segment EBITDA
	(in millions)
News and Information Services	$1,666	$126
Digital Real Estate Services	81	35
Book Publishing	352	40
Other	34	(112)

Total	$2,133	$89

	For the three months ended September 30, 2011
	Revenues	Segment EBITDA
	(in millions)
News and Information Services	$1,768	$191
Digital Real Estate Services	70	28
Book Publishing	301	31
Other	26	(47)

Total	$2,165	$203

News and Information Services (78% and 82% of New News Corporation’s combined revenues in the first three months of fiscal 2013 and 2012, respectively)

	For the three months ended September 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$960	$1,082	$(122)	(11)%
Circulation and Subscription	600	598	2	—
Other	106	88	18	20%

Total Revenues	1,666	1,768	(102)	(6)%
Operating expenses	(1,061)	(1,065)	4	—
Selling, general and administrative	(479)	(512)	33	(6)%

Segment EBITDA	$126	$191	$(65)	(34)%

For the three months ended September 30, 2012, revenues at the News and Information Services segment decreased $102 million, or 6%, as compared to the corresponding period of fiscal 2012, due to lower advertising revenues primarily at the Australian newspapers. The revenue decreases were partially offset by increased revenues at the U.K. newspapers primarily due to the launch of the Sunday edition of The Sun in February 2012 and third party printing contracts. The strengthening of the U.S. dollar against local currencies resulted in a revenue decrease of approximately $15 million for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012.

For the three months ended September 30, 2012, Segment EBITDA at the News and Information Services segment decreased $65 million, or 34%, as compared to the corresponding period of fiscal 2012, primarily due to the revenue decreases noted above, partially offset by expense decreases primarily resulting from the effect of cost containment initiatives.

Digital Real Estate Services (4% and 3% of New News Corporation’s combined revenues in the first three months of fiscal 2013 and 2012, respectively)

	For the three months ended September 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$81	$70	$11	16%

Total Revenues	81	70	11	16%
Selling, general and administrative	(46)	(42)	(4)	10%

Segment EBITDA	$35	$28	$7	25%

For the three months ended September 30, 2012, revenues at the Digital Real Estate Services segment increased $11 million, or 16%, as compared to the corresponding period of fiscal 2012, primarily due to the take-up of new products in Australia.

For the three months ended September 30, 2012, Segment EBITDA at the Digital Real Estate Services Segment increased $7 million, or 25%, as compared to the corresponding period of fiscal 2012, primarily due to the revenue increases noted above, partially offset by an increase in expenses directly related to revenue growth to support innovation, development and sale of real-estate advertising products.

Book Publishing (16% and 14% of New News Corporation’s combined revenues in the first three months of fiscal 2013 and 2012, respectively)

	For the three months ended September 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Consumer	$326	$283	$43	15%
Other	26	18	8	44%

Total Revenues	352	301	51	17%
Operating expenses	(261)	(225)	(36)	16%
Selling, general and administrative	(51)	(45)	(6)	13%

Segment EBITDA	$40	$31	$9	29%

For the three months ended September 30, 2012, revenues at the Book Publishing segment increased $51 million, or 17%, as compared to the corresponding period of fiscal 2012, primarily due to the inclusion of revenues from Thomas Nelson which was acquired in fiscal 2013. During the three months ended September 30, 2012, HarperCollins had 56 titles on The New York Times Bestseller List with 4 titles reaching the number one position.

For the three months ended September 30, 2012, Segment EBITDA at the Book Publishing segment increased $9 million, or 29%, as compared to the corresponding period of fiscal 2012, primarily due to the inclusion of Segment EBITDA from Thomas Nelson in fiscal 2013.

Other (2% and 1% of New News Corporation’s combined revenues in the first three months of fiscal 2013 and 2012, respectively)

	For the three months ended September 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$—	$4	$(4)	*	*
Circulation and Subscription	8	10	(2)	(20)%
Other	26	12	14	*	*

Total Revenues	34	26	8	31%
Operating expenses	(12)	(9)	(3)	33%
Selling, general and administrative	(134)	(64)	(70)	*	*

Segment EBITDA	$(112)	$(47)	$(65)	*	*

**	not meaningful

For the three months ended September 30, 2012, revenues at the Other segment increased $8 million, or 31%, as compared to the corresponding period of fiscal 2012, primarily due to higher consulting revenues at the digital education business.

Segment EBITDA at the Other segment for the three months ended September 30, 2012 decreased $65 million as compared to the corresponding period of fiscal 2012, primarily due to an increase of $46 million in legal and professional fees related to The News of the World investigations and litigation and costs for related civil settlements and increased product development costs at the digital education business.

Results of Operations—Fiscal 2012 versus Fiscal 2011

The following table sets forth New News Corporation’s operating results for fiscal 2012 as compared to fiscal 2011.

	For the years ended June 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$4,693	$4,945	$(252)	(5)%
Circulation and Subscription	2,365	2,549	(184)	(7)%
Consumer	1,123	1,124	(1)	—
Other	473	477	(4)	(1)%

Total Revenues	8,654	9,095	(441)	(5)%
Operating expenses	(5,122)	(5,234)	112	(2)%
Selling, general and administrative	(2,750)	(2,648)	(102)	4%
Depreciation and amortization	(483)	(430)	(53)	12%
Impairment and restructuring charges	(2,763)	(25)	(2,738)	* *
Equity earnings of affiliates	90	109	(19)	(17)%
Interest, net	56	47	9	19%
Other, net	(59)	47	(106)	* *

(Loss) income before income tax benefit (expense)	(2,377)	961	(3,338)	* *
Income tax benefit (expense)	337	(257)	594	* *

Net (loss) income	(2,040)	704	(2,744)	* *
Less: Net income attributable to noncontrolling interests	(35)	(26)	(9)	35%

Net (loss) income attributable to New News Corporation	$(2,075)	$678	$(2,753)	* *

**	not meaningful

Revenues—Revenues decreased 5% for the fiscal year ended June 30, 2012 as compared to fiscal 2011, primarily due to lower revenues at New News Corporation’s newspaper businesses in the U.K., principally resulting from the closure of The News of the World in July 2011, lower revenues at the Australian newspapers and lower advertising revenues at the integrated marketing services business resulting from lower volume of in-store marketing products. These decreases were partially offset by the inclusion of revenues from Wireless Generation, which was acquired in fiscal 2011.

Operating Expenses—Operating expenses decreased 2% for the fiscal year ended June 30, 2012 as compared to fiscal 2011, primarily due to a decrease at the News and Information Services segment principally resulting from the closure of The News of the World and lower production and distribution costs. Paper costs were relatively consistent year over year as lower volume was offset by higher pricing.

Selling, general and administrative expenses—Selling, general and administrative expenses increased 4% for the fiscal year ended June 30, 2012 as compared to fiscal 2011, primarily due to $199 million of legal and professional fees related to The News of the World investigations and litigation and costs for related civil settlements and the inclusion of expenses related to Wireless Generation. These increases were partially offset by the positive impact from cost savings initiatives at Dow Jones. In addition, fiscal 2011 included a litigation settlement charge of $125 million at the News and Information Services segment which did not recur in fiscal 2012.

Depreciation and amortization—Depreciation and amortization increased 12% for the fiscal year ended June 30, 2012 as compared to fiscal 2011, primarily due to additional property, plant and equipment placed into service at the News and Information Services segment and additional depreciation and amortization from the acquisition of Wireless Generation at the Other segment.

Impairment and restructuring charges—During the fourth quarter of fiscal 2012, New News Corporation completed its annual impairment review of goodwill and indefinite-lived intangible assets. As a result of the impairment review performed, New News Corporation recorded non-cash impairment charges of approximately $2.6 billion ($2.2 billion, net of tax) for the fiscal year ended June 30, 2012. The charges consisted of a write-down of New News Corporation’s goodwill of approximately $1.3 billion and a write-down of the indefinite-lived intangible assets (primarily newspaper mastheads and distribution networks) of approximately $1.3 billion. These impairment charges were primarily the result of adverse trends affecting several businesses in New News Corporation’s News and Information Services segment, including secular declines in the economic environment in Australia, a decline in in-store advertising spend by consumer packaged goods manufacturers in the U.S. and lower forecasted revenues from certain businesses utilizing various trade names owned by New News Corporation’s newspaper operations. The charges also reflected the expected sale of certain assets at a value below their carrying value.

In fiscal 2012, New News Corporation recorded restructuring charges of $156 million, of which $151 million related to the newspaper businesses. New News Corporation commenced the reorganization of portions of the newspaper businesses and recorded restructuring charges primarily for termination benefits as a result of the shutdown of The News of the World, certain organizational restructurings at other newspapers and the shutdown of a regional newspaper.

In fiscal 2011, New News Corporation recorded restructuring charges of approximately $25 million related to termination benefits recorded at the newspaper businesses.

Equity earnings of affiliates—Equity earnings of affiliates decreased $19 million for the fiscal year ended June 30, 2012 as compared to fiscal 2011, primarily due to a $14 million impairment of New News Corporation’s investment in a newspaper business in fiscal 2012.

	For the years ended June 30,
	2012	2011	Change	% Change
	(in millions, except %)
Direct Broadcast Satellite and Cable Channel equity affiliates	$114	$114	$—	—
Other equity affiliates	(24)	(5)	(19)	*	*

Total Equity earnings of affiliates	$90	$109	$(19)	(17)%

**	not meaningful

Interest, net—Interest, net for the fiscal year ended June 30, 2012 increased $9 million as compared to fiscal 2011, primarily due to higher cash balances.

Other, net—

	For the years ended June 30,
	2012	2011
	(in millions)
Loss on sale of U.K. newspaper headquarters (a)	$(22)	$—
Gain on the financial indexes business transaction (a)	—	43
Investment write-offs (b)	(30)	—
Other	(7)	4

Total Other, net	$(59)	$47

(a)	See Note 3 to the Combined Financial Statements of New News Corporation.
(b)	See Note 5 to the Combined Financial Statements of New News Corporation.

Income tax benefit (expense)— New News Corporation’s tax benefit and tax rate for the fiscal year ended June 30, 2012 were lower than the statutory rate primarily due to the impact of non-deductible goodwill impairment charges and our foreign operations which are subject to lower tax rates.

New News Corporation’s tax provision and tax rate for the fiscal year ended June 30, 2011 were lower than the statutory rate primarily due to our foreign operations which are subject to lower tax rates and permanent differences.

Net (loss) income— New News Corporation recorded a net loss for the fiscal year ended June 30, 2012 as compared to net income in fiscal 2011, primarily due to the higher impairment and restructuring charges and the revenue decreases noted above.

Net income attributable to noncontrolling interests— Net income attributable to noncontrolling interests increased for the fiscal year ended June 30, 2012 as compared to fiscal 2011, due to higher results at REA.

Segment Analysis

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest expense, interest income, other, net, income tax expense and net income attributable to noncontrolling interests. Management believes that Total Segment EBITDA is an appropriate measure for evaluating the operating performance of New News Corporation’s business segments because it is the primary measure used by New News Corporation’s chief operating decision maker to evaluate the performance and allocate resources within New News Corporation’s businesses. Total Segment EBITDA provides management, investors and equity analysts a measure to analyze operating performance of each of New News Corporation’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing New News Corporation’s financial performance. The following table reconciles Total Segment EBITDA to (Loss) income before income tax benefit (expense).

	For the years ended June 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues	$8,654	$9,095	$(441)	(5)%
Operating expenses	(5,122)	(5,234)	112	(2)%
Selling, general and administrative expenses	(2,750)	(2,648)	(102)	4%

Total Segment EBITDA	782	1,213	(431)	(36)%
Depreciation and amortization	(483)	(430)	(53)	12%
Impairment and restructuring charges	(2,763)	(25)	(2,738)	**
Equity earnings of affiliates	90	109	(19)	(17)%
Interest, net	56	47	9	19%
Other, net	(59)	47	(106)	* *

(Loss) income before income tax benefit (expense)	$(2,377)	$961	$(3,338)	* *

**	not meaningful

	For the year ended June 30, 2012
		Segment EBITDA
	Revenues
	(in millions)
News and Information Services	$7,058	$939
Digital Real Estate Services	286	129
Book Publishing	1,189	86
Other	121	(372)

Total	$8,654	$782

	For the year ended June 30, 2011
		Segment EBITDA
	Revenues
	(in millions)
News and Information Services	$7,576	$1,153
Digital Real Estate Services	235	102
Book Publishing	1,195	93
Other	89	(135)

Total	$9,095	$1,213

News and Information Services (82% and 83% of New News Corporation’s combined revenues in fiscal 2012 and 2011, respectively)

	For the years ended June 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$4,388	$4,694	$(306)	(7)%
Circulation and Subscription	2,326	2,522	(196)	(8)%
Other	344	360	(16)	(4)%

Total Revenues	7,058	7,576	(518)	(7)%
Operating expenses	(4,195)	(4,294)	99	(2)%
Selling, general and administrative	(1,924)	(2,129)	205	(10)%

Segment EBITDA	$939	$1,153	$(214)	(19)%

For the fiscal year ended June 30, 2012, revenues at the News and Information Services segment decreased $518 million, or 7%, as compared to fiscal 2011, primarily due to lower circulation and advertising revenues in the U.K., principally resulting from the absence of $226 million in revenue resulting from the shutdown of The News of the World in July 2011, lower advertising and circulation revenues at the Australian newspapers and lower advertising revenues at the integrated marketing services business resulting from lower volume of in-store marketing products. The weakening of the U.S. dollar against local currencies, primarily the Australian dollar, resulted in a revenue increase of approximately $101 million for the fiscal year ended June 30, 2012 as compared to fiscal 2011.

For the fiscal year ended June 30, 2012, Segment EBITDA at the News and Information Services segment decreased $214 million, or 19%, as compared to fiscal 2011, primarily due to the advertising and circulation revenue decreases noted above and the absence of $122 million in Segment EBITDA resulting from the shutdown of The News of the World, partially offset by the positive impact of cost saving initiatives at Dow Jones. In addition, fiscal 2011 included a litigation settlement charge of $125 million at the integrated marketing services business which did not recur in fiscal 2012. The weakening of the U.S. dollar against local currencies, primarily the Australian dollar, resulted in an increase in Segment EBITDA of approximately $16 million for the fiscal year ended June 30, 2012 as compared to fiscal 2011.

Digital Real Estate Services (3% of New News Corporation’s combined revenues in fiscal 2012 and 2011, respectively)

	For the years ended June 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$286	$235	$51	22%

Total Revenues	286	235	51	22%
Selling, general and administrative	(157)	(133)	(24)	18%

Segment EBITDA	$129	$102	$27	26%

For the fiscal year ended June 30, 2012, revenues at the Digital Real Estate Services segment increased $51 million, or 22%, as compared to fiscal 2011, primarily due to increased take-up of value-added products and development of new products such as Diamond Subscription and Highlight. Media and developer revenues increased 36%, primarily due to developer display advertising and an ongoing focus on innovation.

For the fiscal year ended June 30, 2012, segment EBITDA at the Digital Real Estate Services Segment increased $27 million, or 26%, as compared to fiscal 2011, primarily due to the revenue increases noted above, partially offset by an increase in expenses resulting from increased marketing costs, employee costs and the continued expansion of the business.

Book Publishing (14% and 13% of New News Corporation’s combined revenues in fiscal 2012 and 2011, respectively)

	For the years ended June 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Consumer	$1,123	$1,124	$(1)	—
Other	66	71	(5)	(7)%

Total Revenues	1,189	1,195	(6)	(1)%
Operating expenses	(886)	(906)	20	(2)%
Selling, general and administrative	(217)	(196)	(21)	11%

Segment EBITDA	$86	$93	$(7)	(8)%

For the fiscal year ended June 30, 2012, revenues at the Book Publishing segment decreased $6 million, or 1%, as compared to fiscal 2011, primarily due to lower print book sales at the U.S. General Books division and lower distribution revenues, partially offset by strong growth in digital book sales. The decrease in revenues was also partially offset by strong sales in the U.K. due to the success of A Dance with Dragons by George RR Martin. During the fiscal year ended June 30, 2012, HarperCollins had 144 titles on The New York Times Bestseller List with 17 titles reaching the number one position.

For the fiscal year ended June 30, 2012, Segment EBITDA at the Book Publishing segment decreased $7 million, or 8%, as compared to fiscal 2011, primarily due to the revenue decreases noted above and a fiscal 2012 litigation settlement related to an e-books antitrust action, partially offset by lower manufacturing costs reflecting the continued shift to digital book sales.

Other (1% of New News Corporation’s combined revenues in fiscal 2012 and 2011, respectively)

	For the years ended June 30,
	2012	2011	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$19	$16	$3	19%
Circulation and Subscription	39	27	12	44%
Other	63	46	17	37%

Total Revenues	121	89	32	36%
Operating expenses	(41)	(34)	(7)	21%
Selling, general and administrative	(452)	(190)	(262)	* *

Segment EBITDA	$(372)	$(135)	$(237)	* *

**	not meaningful

For the fiscal year ended June 30, 2012, revenues at the Other segment increased $32 million, or 36%, as compared to fiscal 2011, primarily due to the inclusion of revenues from Wireless Generation which was acquired in fiscal 2011.

Segment EBITDA at the Other segment for the fiscal year ended June 30, 2012 decreased $237 million as compared to fiscal 2011, primarily due to $199 million of legal and professional fees related to The News of the World investigations and litigation and costs for related civil settlements.

Results of Operations—Fiscal 2011 versus Fiscal 2010

The following table sets forth New News Corporation’s operating results for fiscal 2011 as compared to fiscal 2010.

	For the years ended June 30,
	2011	2010	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$4,945	$4,639	$306	7%
Circulation and Subscription	2,549	2,477	72	3%
Consumer	1,124	1,153	(29)	(3)%
Other	477	483	(6)	(1)%

Total Revenues	9,095	8,752	343	4%
Operating expenses	(5,234)	(5,008)	(226)	5%
Selling, general and administrative	(2,648)	(2,931)	283	(10)%
Depreciation and amortization	(430)	(414)	(16)	4%
Impairment and restructuring charges	(25)	(19)	(6)	32%
Equity earnings of affiliates	109	95	14	15%
Interest, net	47	28	19	68%
Other, net	47	(42)	89	* *

Income before income tax expense	961	461	500	* *
Income tax expense	(257)	(202)	(55)	27%

Net income	704	259	445	* *
Less: Net income attributable to noncontrolling interests	(26)	(16)	(10)	63%

Net income attributable to New News Corporation	$678	$243	$435	* *

**	not meaningful

Overview—Revenues increased 4% for the fiscal year ended June 30, 2011 as compared to fiscal 2010 primarily due to favorable foreign exchange rate fluctuations from Australian operations at the News and Information Services segment, higher advertising and circulation revenues at The Wall Street Journal and the inclusion of revenues from Wireless Generation which was acquired in fiscal 2011. These revenue increases were partially offset by the absence of revenues from the financial indexes business which was disposed of in fiscal 2010, lower book sales due to fewer new releases and lower licensing fees resulting from a settlement received at HarperCollins in fiscal 2010.

Operating expenses—Operating expenses increased 5% for the fiscal year ended June 30, 2011 as compared to fiscal 2010 primarily due to unfavorable foreign exchange rate fluctuations from Australian operations at the News and Information Services segment. The operating expense increase was partially offset by lower manufacturing costs at the Book Publishing segment principally driven by the shift to digital book sales.

Selling, general and administrative expenses—Selling, general and administrative expenses decreased 10% for the fiscal year ended June 30, 2011 as compared to fiscal 2010 due to lower litigation settlement costs at the News and Information Services segment. In fiscal 2011, New News Corporation recognized litigation settlement costs of $125 million as compared to $500 million in fiscal 2010. The selling, general and administrative expenses decrease was partially offset by higher expenses at the Other segment due to the inclusion of expenses from Wireless Generation.

Depreciation and amortization—Depreciation and amortization for the fiscal year ended June 30, 2011 increased $16 million as compared to fiscal 2010 primarily due to additional property, plant and equipment placed into service.

Impairment and restructuring charges—In fiscal 2011, New News Corporation recorded restructuring charges of approximately $25 million related to termination benefits recorded at the newspaper businesses.

In fiscal 2010, New News Corporation recorded restructuring charges of approximately $19 million related to termination benefits recorded at the newspaper businesses.

Equity earnings of affiliates—Equity earnings of affiliates for the fiscal year ended June 30, 2011 increased $14 million as compared to fiscal 2010, primarily due to improved results from Foxtel and Sky Network Television. The increase was partially offset by the sale of New News Corporation’s investment in STOXX AG during fiscal 2010.

	For the years ended June 30,
	2011	2010	Change	% Change
	(in millions, except %)
Direct Broadcast Satellite and Cable Channel equity affiliates	$114	$94	$20	21%
Other equity affiliates	(5)	1	(6)	* *

Total Equity earnings of affiliates	$109	$95	$14	15%

**	not meaningful

Interest, net—Interest, net for the fiscal year ended June 30, 2011 increased $19 million as compared to fiscal 2010, primarily due to higher cash balances.

Other, net—

	For the years ended June 30,
	2011	2010
	(in millions)
Gain (loss) on the financial indexes business transaction (a)	$43	$(23)
Investment write-offs (b)	—	(3)
Other	4	(16)

Total Other, net	$47	$(42)

(a)	See Note 3 to the Combined Financial Statements of New News Corporation.
(b)	See Note 5 to the Combined Financial Statements of New News Corporation.

Income tax expense—New News Corporation’s tax provision and tax rate for the fiscal year ended June 30, 2011 were lower than the statutory rate primarily due to our foreign operations which are subject to lower tax rates and permanent differences.

New News Corporation’s tax provision and tax rate for the fiscal year ended June 30, 2010 were higher than the statutory rate primarily due to the disposition of the financial indexes business, which included non-deductible goodwill, offset in part by our foreign operations which are subject to lower tax rates.

Net income—Net income increased for the fiscal year ended June 30, 2011 as compared to fiscal 2010, primarily due to the higher revenues and lower litigation settlement costs noted above.

Net income attributable to noncontrolling interests—Net income attributable to noncontrolling interests increased for the fiscal year ended June 30, 2011 as compared to fiscal 2010, due to higher results at REA.

Segment Analysis

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest expense, interest income, other, net, income tax expense and net income attributable to noncontrolling interests. Management believes that Total Segment EBITDA is an appropriate measure for evaluating the operating performance of New News Corporation’s business segments because it is the primary measure used by New News Corporation’s chief operating decision maker to evaluate the performance and allocate resources within New News Corporation’s businesses. Total Segment EBITDA provides management, investors and equity analysts a measure to analyze operating performance of each of New News Corporation’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing New News Corporation’s financial performance. The following table reconciles Total Segment EBITDA to Income before income tax expense.

	For the years ended June 30,
	2011	2010	Change	Change %
	(in millions, except %)
Revenues	$9,095	$8,752	$343	4%
Operating expenses	(5,234)	(5,008)	(226)	5%
Selling, general and administrative expenses	(2,648)	(2,931)	283	(10)%

Total Segment EBITDA	1,213	813	400	49%
Depreciation and amortization	(430)	(414)	(16)	4%
Impairment and restructuring charges	(25)	(19)	(6)	32%
Equity earnings of affiliates	109	95	14	15%
Interest, net	47	28	19	68%
Other, net	47	(42)	89	* *

Income before income tax expense	$961	$461	$500	* *

**	not meaningful

	For the year ended June 30, 2011
	Revenues	Segment EBITDA
	(in millions)
News and Information Services	$7,576	$1,153
Digital Real Estate Services	235	102
Book Publishing	1,195	93
Other	89	(135)

Total	$9,095	$1,213

	For the year ended June 30, 2010
	Revenues	Segment EBITDA
	(in millions)
News and Information Services	$7,242	$734
Digital Real Estate Services	172	67
Book Publishing	1,269	106
Other	69	(94)

Total	$8,752	$813

News and Information Services (83% of New News Corporation’s combined revenues in fiscal 2011 and 2010, respectively)

	For the years ended June 30,
	2011	2010	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$4,694	$4,452	$242	5%
Circulation	2,522	2,467	55	2%
Other	360	323	37	11%

Total Revenues	7,576	7,242	334	5%
Operating expenses	(4,294)	(4,003)	(291)	7%
Selling, general and administrative	(2,129)	(2,505)	376	(15)%

Segment EBITDA	$1,153	$734	$419	57%

For the fiscal year ended June 30, 2011, revenues at the News and Information Services segment increased $334 million, or 5%, as compared to fiscal 2010. The increase in revenues was primarily due to favorable foreign exchange rate fluctuations in Australia and higher advertising and circulation revenues at The Wall Street Journal. These revenue increases were partially offset by the absence of revenues from the financial indexes business which was disposed of in fiscal 2010, and lower advertising revenues at the integrated marketing services business resulting from lower volume of in-store marketing products. The weakening of the U.S. dollar against the Australian dollar and British pound sterling resulted in a revenue increase of approximately $288 million for the fiscal year ended June 30, 2011 as compared to fiscal 2010.

For the fiscal year ended June 30, 2011, Segment EBITDA at the News and Information Services segment increased $419 million, or 57%, as compared to fiscal 2010 primarily due to the revenue increases noted above, $375 million of lower litigation settlement costs at the integrated marketing services business and favorable foreign exchange rate fluctuations at the Australian and U.K. newspapers. The weakening of the U.S. dollar against the Australian dollar and British pound sterling resulted in a Segment EBITDA increase of approximately $62 million for the fiscal year ended June 30, 2011 as compared to fiscal 2010.

Digital Real Estate Services (3% and 2% of New News Corporation’s combined revenues in fiscal 2011 and 2010, respectively)

	For the years ended June 30,
	2011	2010	Change	% Change
	(in millions, except %)
Revenues
Advertising	$235	$172	$63	37%

Total Revenues	235	172	63	37%
Selling, general and administrative	(133)	(105)	(28)	27%

Segment EBITDA	$102	$67	$35	52%

For the fiscal year ended June 30, 2011, Digital Real Estate Services segment revenues increased $63 million, or 37%, as compared to fiscal 2010, primarily due to increased advertising revenues in Australia. Australian residential agent revenues increased 35% on an Average Revenue per Agent increase of 29%. Commercial Agent revenues increased 33% while Media revenues increased 41%.

Segment EBITDA at the Digital Real Estate Services segment for the fiscal year ended June 30, 2011 increased $35 million, or 52% as compared to fiscal 2010, primarily due to the revenue increases noted above, partially offset by increased expenses resulting from the expansion of the business and an increased focus on brand and consumer marketing activities.

Book Publishing (13% and 14% of New News Corporation’s combined revenues in fiscal 2011 and 2010, respectively)

	For the years ended June 30,
	2011	2010	Change	% Change
	(in millions, except %)
Revenues:
Consumer	$1,124	$1,153	$(29)	(3)%
Other	71	116	(45)	(39)%

Total Revenues	1,195	1,269	(74)	(6)%
Operating expenses	(906)	(968)	62	(6)%
Selling, general and administrative	(196)	(195)	(1)	1%

Segment EBITDA	$93	$106	$(13)	(12)%

For the fiscal year ended June 30, 2011, revenues at the Book Publishing segment decreased $74 million, or 6%, as compared to fiscal 2010, primarily due to lower other revenues resulting from the absence of revenues from licensing fees received from a settlement in fiscal 2010 and lower consumer revenues at the General Books division principally due to the success of Going Rogue by Sarah Palin in fiscal 2010, with no comparable titles released in fiscal 2011. The decrease in consumer revenues was primarily due to lower physical book sales, partially offset by higher digital book sales. During the fiscal year ended June 30, 2011, HarperCollins had 166 titles on The New York Times Bestseller List with 18 titles reaching the number one position.

For the fiscal year ended June 30, 2011, Segment EBITDA at the Book Publishing segment decreased $13 million, or 12%, as compared to fiscal 2010, primarily due to the revenue decreases noted above, partially offset by lower manufacturing costs reflecting the shift to digital book sales.

Other (1% of New News Corporation’s combined revenues in fiscal 2011 and 2010, respectively)

	For the years ended June 30,
	2011	2010	Change	% Change
	(in millions, except %)
Revenues:
Advertising	$16	$15	$1	7%
Circulation and Subscription	27	10	17	* *
Other	46	44	2	5%

Total Revenues	89	69	20	29%
Operating expenses	(34)	(37)	3	(8)%
Selling, general and administrative	(190)	(126)	(64)	51%

Segment EBITDA	$(135)	$(94)	$(41)	44%

**	not meaningful

Revenues at the Other segment increased $20 million, or 29%, for the fiscal year ended June 30, 2011, as compared to fiscal 2010. The increases were primarily due to the inclusion of revenues from Wireless Generation which was acquired in fiscal 2011.

Segment EBITDA for the fiscal year ended June 30, 2011 decreased $41 million, or 44%, as compared to fiscal 2010, primarily due to the inclusion of losses from Wireless Generation.

LIQUIDITY AND CAPITAL RESOURCES

Current Financial Condition

Historically, Parent has provided capital, cash management and other treasury services to New News Corporation. Parent will continue to provide these services to New News Corporation until the distribution is consummated. As part of these services, the majority of the domestic cash balances are swept to Parent on a daily basis and New News Corporation receives capital from Parent for New News Corporation’s domestic cash needs and Parent has transferred cash from foreign subsidiaries to also meet cash needs. As a result, the cash and cash equivalents balances presented in New News Corporation’s combined financial statements consist primarily of cash held at international subsidiaries for international cash needs. However, cash held at the Digital Real Estate Services segment is not readily accessible to New News Corporation.

New News Corporation’s primary future cash needs will be centered on operating activities, working capital and strategic investments. Following the distribution, New News Corporation’s capital structure and sources of liquidity will change significantly from its historical capital structure. New News Corporation will no longer participate in capital management with Parent, but rather New News Corporation’s ability to fund its cash needs will depend on its ongoing ability to generate and raise cash in the future. Although we believe that our future cash from operations, together with our access to capital markets, will provide adequate resources to fund our operating and financing needs, our access to, and the availability of, financing on acceptable terms in the future will be affected by many factors, including: (i) our credit rating, (ii) the liquidity of the overall capital markets and (iii) the current state of the economy. There can be no assurances that we will continue to have access to capital markets on terms acceptable to us. See “Risk Factors” for a further discussion.

As of June 30, 2012, New News Corporation’s combined assets included $1.1 billion in cash and cash equivalents, of which the majority was held by its foreign subsidiaries. New News Corporation earns income outside the U.S., which is deemed to be permanently reinvested in certain foreign jurisdictions. New News Corporation does not currently intend to repatriate these funds. Should New News Corporation require more capital in the U.S. than is generated by and/or available to its domestic operations, New News Corporation could elect to transfer funds held in foreign jurisdictions. The transfer of funds from foreign jurisdictions may be cumbersome due to local regulations, foreign exchange control and withholding taxes. Additionally, the transfer of funds from foreign jurisdictions may result in higher effective tax rates and higher cash paid for income taxes for New News Corporation.

The principal uses of cash that affect New News Corporation’s liquidity position include the following: operational expenditures including employee costs, paper purchases and capital expenditures; income tax payments; investments in associated entities and acquisitions.

In addition to the acquisitions, sales and possible acquisitions disclosed elsewhere, New News Corporation has evaluated, and expects to continue to evaluate, possible acquisitions and dispositions of certain businesses. Such transactions may be material and may involve cash, the issuance of New News Corporation securities or the assumption of indebtedness.

Sources and Uses of Cash—For the three months ended September 30, 2012 versus the three months ended September 30, 2011

Net cash (used in) provided by operating activities for the three months ended September 30, 2012 and 2011 was as follows (in millions):

For the three months ended September 30,	2012	2011
Net cash (used in) provided by operating activities	$(87)	$169

The change in net cash used in operating activities during the three months ended September 30, 2012 as compared to net cash provided by operating activities in the corresponding period of fiscal 2012 was primarily due to lower advertising receipts.

Net cash used in investing activities for the three months ended September 30, 2012 and 2011 was as follows (in millions):

For the three months ended September 30,	2012	2011
Net cash used in investing activities	$(294)	$(161)

The change in net cash used in investing activities during the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012 was primarily due to the acquisition of Thomas Nelson in fiscal 2013.

Net cash provided by (used in) financing activities for the three months ended September 30, 2012 and 2011 was as follows (in millions):

For the three months ended September 30,	2012	2011
Net cash provided by (used in) financing activities	$244	$(188)

The change in net cash provided by (used in) financing activities for the three months ended September 30, 2012 as compared to the corresponding period of fiscal 2012 was primarily due to net transfers from Parent and affiliates of $255 million during the three months ended September 30, 2012 as compared to net transfers to Parent and affiliates of $188 million in the corresponding period of fiscal 2012.

Sources and Uses of Cash—Fiscal 2012 vs. Fiscal 2011

Net cash provided by operating activities for the fiscal years ended June 30, 2012 and 2011 was as follows (in millions):

For the years ended June 30,	2012	2011
Net cash provided by operating activities	$851	$1,331

The decrease in net cash provided by operating activities during the fiscal year ended June 30, 2012 as compared to fiscal 2011 was primarily due to lower advertising receipts, the absence of contributions from The News of the World and costs incurred for The News of the World investigations and litigation and related civil settlements.

Net cash used in investing activities for the fiscal years ended June 30, 2012 and 2011 was as follows (in millions):

For the years ended June 30,	2012	2011
Net cash used in investing activities	$(659)	$(881)

The decrease in net cash used in investing activities during the fiscal year ended June 30, 2012 as compared to fiscal 2011 reflects lower capital expenditures, lower cash paid for acquisitions and higher proceeds from dispositions. This decrease was partially offset by New News Corporation’s loan funding to Foxtel in fiscal 2012. In fiscal 2012, New News Corporation acquired Kidspot.com.au Limited and sold its former U.K. newspaper division headquarters. In fiscal 2011, New News Corporation acquired Wireless Generation and received additional consideration on the sale of its STOXX AG investment.

Net cash (used in) provided by financing activities for the fiscal years ended June 30, 2012 and 2011 was as follows (in millions):

For the years ended June 30,	2012	2011
Net cash (used in) provided by financing activities	$(1,006)	$270

The change in net cash (used in) provided by financing activities for the fiscal year ended June 30, 2012 as compared to fiscal 2011 was primarily due to net transfers to Parent and affiliates of $993 million in fiscal 2012 as compared to net transfers from Parent and affiliates of $293 million in fiscal 2011.

Sources and Uses of Cash—Fiscal 2011 vs. Fiscal 2010

Net cash provided by operating activities for the fiscal years ended June 30, 2011 and 2010 was as follows (in millions):

For the years ended June 30,	2011	2010
Net cash provided by operating activities	$1,331	$1,047

The increase in net cash provided by operating activities during the fiscal year ended June 30, 2011 as compared to fiscal 2010 was primarily due to lower litigation settlement payments at the News and Information Services segment.

Net cash (used in) provided by investing activities for the fiscal years ended June 30, 2011 and 2010 was as follows (in millions):

For the years ended June 30,	2011	2010
Net cash (used in) provided by investing activities	$(881)	$405

The change in net cash used in investing activities during the fiscal year ended June 30, 2011 as compared to net cash provided by investing activities in fiscal 2010 was primarily due to the absence of proceeds from the dispositions of the financial indexes businesses in fiscal 2010, cash utilized for the acquisition of Wireless Generation and higher capital expenditures in fiscal 2011. The increase in capital expenditures was primarily due to higher facility and equipment purchases at the News and Information services segment.

Net cash provided by (used in) financing activities for the fiscal years ended June 30, 2011 and 2010 was as follows (in millions):

For the years ended June 30,	2011	2010
Net cash provided by (used in) financing activities	$270	$(1,230)

The change in net cash provided by (used in) financing activities for the fiscal year ended June 30, 2011 as compared to fiscal 2010 was primarily due to net transfers from Parent and affiliates of $293 million in fiscal 2011 as compared to net transfers to Parent and affiliates of $1,226 million in fiscal 2010.

Commitments and Guarantees

New News Corporation has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes New News Corporation’s material firm commitments as of June 30, 2012.

	As of June 30, 2012
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Purchase obligations (a)	$2,581	$627	$771	$356	$827
Operating leases (b)
Land and buildings	747	116	182	134	315
Plant and machinery	22	11	10	1	—

Total commitments and contractual obligations	$3,350	$754	$963	$491	$1,142

(a)	New News Corporation has commitments under purchase obligations related to printing contracts, capital projects, marketing agreements, and other legally binding commitments.
(b)

New News Corporation leases office facilities, warehouse facilities, printing plants and equipment. These leases, which are classified as operating leases, are expected to be paid at certain dates through fiscal 2062.

In connection with the transaction related to the Dow Jones Indexes business, New News Corporation agreed to indemnify CME Group Inc. (“CME”) with respect to any payments of principal, premium and interest CME makes under its guarantee of the venture financing. (See Note 3 to the Combined Financial Statements of New News Corporation for further discussion of this transaction.) New News Corporation does not expect that this contingent guarantee will result in any material amounts being paid by New News Corporation in the foreseeable future. The timing of the amounts presented in the table below reflect when the maximum contingent guarantee will expire and does not indicate that New News Corporation expects to incur an obligation to make payments during that time frame.

	As of June 30, 2012
	Total Amounts Committed	Amount of Guarantee Expiration Per Period
Contingent guarantees:		1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Indemnity	$774	$27	$54	$54	$639

The table excludes New News Corporation’s direct pension, other postretirement benefits (“OPEB”) obligations and the gross unrecognized tax benefits for uncertain tax positions as New News Corporation is unable to reasonably predict the ultimate amount and timing. New News Corporation made contributions of $48 million and $45 million to its direct pension plans in fiscal 2012 and fiscal 2011, respectively. These contributions were a combination of required and voluntary contributions made to improve the funding status of the direct plans. Future direct plan contributions are dependent upon actual direct plan asset returns and interest rates and statutory requirements. Assuming that actual direct plan asset returns are consistent with New News Corporation’s expected plan returns in fiscal 2012 and beyond, and that interest rates remain constant, New News Corporation anticipates that it would make contributions similar to fiscal 2012. New News Corporation expects to make a required contribution of approximately $35 million to its direct pension plans and may make a voluntary contribution in fiscal 2013. Payments due to participants under New News Corporation’s direct pension plans are primarily paid out of underlying trusts. Payments due under New News Corporation’s direct OPEB plans are not required to be funded in advance, but are paid as medical costs are incurred by covered retiree populations, and are principally dependent upon the future cost of retiree medical benefits under New News Corporation’s direct OPEB plans. New News Corporation expects its net direct OPEB payments to approximate $13 million in fiscal 2013 (See Note 11 to the Combined Financial Statements of New News Corporation for further discussion of New News Corporation’s pension and OPEB plans.)

Other than as disclosed in the notes to New News Corporation’s unaudited combined financial statements, New News Corporation’s commitments as of September 30, 2012 have not changed significantly from the disclosures included in the June 30, 2012 audited combined financial statements. New News Corporation’s guarantees as of September 30, 2012 have not changed significantly from disclosures included in the June 30, 2012 audited combined financial statements.

Contingencies

As disclosed in the notes to the Combined Financial Statements of New News Corporation, U.K. and U.S. regulators and governmental authorities are conducting investigations relating to phone hacking, illegal data access, inappropriate payments to public officials and related matters at its former publication, The News of the World, and at The Sun. New News Corporation, together with Parent, is cooperating with these investigations. It is possible that these proceedings could damage New News Corporation’s reputation and might impair its ability to conduct its business or have other adverse consequences on its results of operations or financial condition.

New News Corporation is not able to predict the ultimate outcome or cost associated with these investigations. Violations of law may result in civil, administrative or criminal fines or penalties. New News Corporation has admitted liability in a number of civil cases related to the phone hacking allegations and has settled a number of cases. As of June 30, 2012 and September 30, 2012, New News Corporation has provided for its best estimate of the liability for the claims that have been filed. New News Corporation has announced a process under which parties can pursue claims against New News Corporation, and management believes that it is probable that additional claims will be filed. It is not possible to estimate the liability for such additional claims given the information that is currently available to New News Corporation. If more claims are filed and additional information becomes available, New News Corporation will update the liability provision for such matters. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by New News Corporation in connection with the various proceedings could affect New News Corporation’s results of operations and financial condition.

New News Corporation’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, New News Corporation is regularly audited by federal, state and foreign tax authorities. New News Corporation believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. Each member of the Parent consolidated group, which includes Parent, New News Corporation and Parent’s other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, New News Corporation could be liable in the event any such liability is incurred, and not discharged, by any other member of the Parent consolidated group. The tax sharing and indemnification agreement will require Parent to indemnify New News Corporation for any such liability. Disputes or assessments could arise during future audits by the IRS in amounts that New News Corporation cannot quantify.

CRITICAL ACCOUNTING POLICIES

An accounting policy is considered to be critical if it is important to New News Corporation’s financial condition and results and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by management of New News Corporation. For New News Corporation’s summary of significant accounting policies, see Note 2 to the Combined Financial Statements of New News Corporation.

Principles of Combination

The combined financial statements include New News Corporation’s net assets and results of its operations. All significant intracompany transactions and accounts within New News Corporation’s combined businesses have been eliminated.

Intercompany transactions with Parent or its affiliates and New News Corporation are reflected in the historical combined financial statements. The Parent company equity balance represents Parent’s historical investment in New News Corporation and the net effect of transactions with and allocations from Parent.

Use of Estimates

The preparation of New News Corporation’s combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts that are reported in the combined financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that New News Corporation may undertake in the future, actual results may differ from the estimates.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are depreciated on a straight-line method over the estimated useful lives of such assets. Changes in circumstances, such as technological advances, changes to New News Corporation’s business model or capital strategy, could result in the actual useful lives differing from New News Corporation’s estimates. In those cases, where New News Corporation determines that the useful life of buildings and equipment should be shortened, New News Corporation would depreciate the asset over its revised remaining useful life thereby increasing depreciation expense.

Intangible Assets

New News Corporation has a significant amount of intangible assets, including goodwill, newspaper mastheads, distribution networks, publishing rights and other copyright products and trademarks. Intangible assets acquired in business combinations are recorded at their estimated fair value at the date of acquisition. Goodwill is recorded as the difference between the cost of acquiring an entity and the estimated fair values assigned to its tangible and identifiable intangible net assets and is assigned to one or more reporting units for purposes of testing for impairment. The judgments made in determining the estimated fair value assigned to each class of intangible assets acquired, their reporting unit, as well as their useful lives can significantly impact net income.

New News Corporation accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the tangible net assets acquired is recorded as intangibles. Amounts recorded as goodwill are assigned to one or more reporting units. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Identifying reporting units and assigning goodwill to them requires judgment involving the aggregation of business units with similar economic characteristics and the identification of existing business units that benefit from the acquired goodwill. New News Corporation allocates goodwill to disposed businesses using the relative fair value method.

Carrying values of goodwill and intangible assets with indefinite lives are reviewed at least annually for possible impairment in accordance with ASC 350, “Intangibles—Goodwill and Other.” New News Corporation’s impairment review is based on, among other methods, a discounted cash flow approach that requires significant management judgments. New News Corporation uses its judgment in assessing whether assets may have become impaired between annual impairment assessments. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired.

New News Corporation’s goodwill impairment reviews are performed using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill.

In performing the first step, New News Corporation determines the fair value of a reporting unit by primarily using a discounted cash flow analysis and market-based valuation approach methodologies. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, long-term growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the analyses are based on New News Corporation’s estimated outlook and various growth rates have been assumed for years beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In assessing the reasonableness of its determined fair values, New News Corporation evaluates its results against other value indicators, such as comparable public company trading values. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The methods used to estimate the fair value measurements of impaired goodwill and indefinite-lived intangible assets included those based on the income approach (including the discounted cash flow and relief-from-royalty methods) and those based on the market approach (primarily the guideline public company method). Significant unobservable inputs utilized in the income approach valuation methods were discount rates (ranging from 9.5%-12.5%), long-term growth rates (ranging from 0.5%-3.0%) and royalty rates (ranging from 2.0%-3.5%). Significant unobservable inputs utilized in the market approach valuation methods were EBITDA multiples from guideline public companies operating in similar industries and a control premium of 10%. The estimates of fair value are most sensitive to changes in the discount rate and EBITDA assumptions.

As a result of the fiscal 2012 annual impairment review performed, New News Corporation recorded non-cash impairment charges of approximately $2.6 billion ($2.2 billion, net of tax) during the fiscal year ended June 30, 2012. The charges consisted of a write-down of goodwill of $1.3 billion and a write-down of indefinite-lived intangible assets of $1.3 billion. The News and Information Services and Other segments have reporting units with approximately $2.2 billion in goodwill as of June 30, 2012 that continues to be at risk for future impairment and with fair values that exceeded their carrying values by less than 10%. New News Corporation will continue to monitor its goodwill and intangible assets for possible future impairment.

Income Taxes

New News Corporation is subject to income taxes in the U.S. and foreign jurisdictions in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining New News Corporation’s tax expense and in evaluating its tax positions including evaluating uncertainties under ASC 740, “Income Taxes.”

New News Corporation records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In making this assessment, management analyzes future taxable income, reversing temporary differences and ongoing tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, New News Corporation would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

Employee Costs

New News Corporation provides defined benefit pension, postretirement health care, defined contribution and medical benefits to New News Corporation’s eligible employees and retirees. Certain of New News Corporation’s employees participate in defined benefit pension plans sponsored by Parent. The combined statements of operations includes expenses related to these shared plans including direct expenses related to New News Corporation employees as well as allocations of expenses related to corporate employees through the corporate expense allocations (see Note 1 to the Combined Financial Statements of New News Corporation).

Certain employee benefit plans are the direct obligations of New News Corporation and have been recorded within New News Corporation’s historical combined financial statements. New News Corporation records amounts relating to these direct plans based on calculations specified by GAAP. The measurement and recognition of costs of New News Corporation’s direct pension and other postretirement benefit plans require the use of significant management judgments, including discount rates, expected return on plan assets, future compensation and other actuarial assumptions. For financial reporting purposes, direct net periodic pension expense (income) is calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations and an expected rate of return on plan assets. Current market conditions, including changes in investment returns and interest rates, were considered in making these assumptions. In developing the expected long-term rate of return, the direct pension portfolio’s past average rate of returns, and future return expectations of the various asset classes were considered. The expected long-term rate of return is based on a direct asset allocation assumption of 38% equities, 46% fixed-income securities and 16% in cash and other investments. Total direct benefit plan net expenses recorded for these direct plans by New News Corporation were $31 million, $38 million and $53 million, for the years ended June 30, 2012, 2011 and 2010, respectively.

The discount rate reflects the market rate for high-quality fixed-income investments on New News Corporation’s annual measurement date of June 30 and is subject to change each fiscal year. The discount rate assumptions used to account for direct pension and other postretirement benefit plans reflect the rates at which the benefit obligations could be effectively settled. The rate was determined by matching New News Corporation’s expected benefit payments for the direct plans to a hypothetical yield curve developed using a portfolio of several hundred high-quality non-callable corporate bonds.

The key assumptions used in developing New News Corporation’s fiscal 2012, 2011 and 2010 net periodic pension expense for its direct plans consist of the following:

	2012	2011	2010
	($ in millions, except %)
Discount rate used to determine net periodic benefit cost	5.7%	5.8%	7.0%
Assets:
Expected rate of return	7.0%	7.0%	7.0%
Expected return	$82	$74	$66
Actual return	$39	$157	$132

(Loss)/Gain	$(43)	$83	$66

One year actual return	2.7%	13.8%	15.3%
Five year actual return	1.6%	3.5%	3.4%

The weighted average discount rate is volatile from year to year because it is determined based upon the prevailing rates in the U.S., the U.K. and Australia as of the measurement date. New News Corporation will utilize a weighted average discount rate of 4.5% in calculating the direct fiscal 2013 net periodic pension expense. New News Corporation will use a weighted average long-term rate of return of 6.75% for fiscal 2013 based principally on a combination of direct asset mix and historical experience of direct actual plan returns. The accumulated net pre-tax losses on New News Corporation’s direct pension plans as of June 30, 2012 were approximately $455 million which increased from approximately $313 million as of June 30, 2011. This increase of approximately $142 million was due primarily to a decrease in the discount rate used to measure the benefit obligation as of June 30, 2012. The accumulated pre-tax net losses as of June 30, 2012 were primarily the result of changes in discount rates and deferred asset losses. Lower discount rates increase present values of benefit obligations and increase New News Corporation’s deferred losses and also increase subsequent-year pension expense. Higher discount rates decrease the present values of benefit obligations and reduce New News Corporation’s accumulated net loss and also decrease subsequent-year pension expense. These deferred losses are being systematically recognized in future net periodic pension expense in accordance with ASC 715, “Compensation—Retirement Benefits.” Unrecognized losses in excess of 10% of the greater of the market-related value of plan assets or the plans projected benefit obligation are recognized over the average future service of the plan participants or average life expectancy for plan participants for plans where majority of plan participants aren’t accruing additional benefits.

New News Corporation made contributions of $48 million, $45 million and $51 million to its direct pension plans in fiscal 2012, 2011 and 2010, respectively. The majority of these contributions were voluntarily made to improve the funding status of the plans which were impacted by the economic conditions noted above. Future plan contributions are dependent upon actual plan asset returns, statutory requirements and interest rate movements. Assuming that actual plan returns are consistent with New News Corporation’s expected plan returns in fiscal 2012 and beyond, and that interest rates remain constant, New News Corporation anticipates that it would make contributions similar to fiscal 2012. New News Corporation will continue to make voluntary contributions as necessary to improve funded status (See Note 11 to the Combined Financial Statements of New News Corporation for further discussion of New News Corporation’s pension plans).

Changes in net periodic pension expense may occur in the future due to changes in New News Corporation’s expected rate of return on plan assets and discount rate resulting from economic events. The following table highlights the sensitivity of New News Corporation’s pension obligations and expense to changes in these assumptions, assuming all other assumptions remain constant:

Changes in Assumption	Impact on Annual Pension Expense	Impact on PBO
0.25 percentage point decrease in discount rate	Increase $1 million	Increase $41 million
0.25 percentage point increase in discount rate	Decrease $1 million	Decrease $39 million
0.25 percentage point decrease in expected rate of return on assets	Increase $3 million	—
0.25 percentage point increase in expected rate of return on assets	Decrease $3 million	—

Recent Accounting Pronouncements

See Note 2 to the Combined Financial Statements of New News Corporation for discussion of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

New News Corporation has exposure to different types of market risk including changes in foreign currency exchange rates and stock prices. New News Corporation neither holds nor issues financial instruments for trading purposes.

The following sections provide quantitative information on New News Corporation’s exposure to foreign currency exchange rate risk and stock price risk. New News Corporation makes use of sensitivity analyses that are inherently limited in estimating actual losses in fair value that can occur from changes in market conditions.

Foreign Currency Exchange Rates

New News Corporation conducts operations in three principal currencies: the U.S. dollar; the Australian dollar; and the British pound sterling. These currencies operate as the functional currency for New News Corporation’s U.S., Australian and U.K. operations, respectively. Cash is managed centrally within each of the three regions with net earnings reinvested locally and working capital requirements met from existing liquid funds. To the extent such funds are not sufficient to meet working capital requirements, funding in the appropriate local currencies is made available from intercompany capital. New News Corporation does not hedge its investments in the net assets of its Australian and U.K. foreign operations.

Stock Prices

New News Corporation has two common stock investments in publicly traded companies that are subject to market price volatility. One of these investments is an equity method investment and one is a cost method investment. These investments had an aggregate fair value of approximately $725 million and $662 million as of September 30, 2012 and June 30, 2012, respectively. A hypothetical decrease in the market price of these investments of 10% would result in a fair value of approximately $652 million and $596 million as of September 30, 2012 and June 30, 2012, respectively. Such a hypothetical decrease would be immaterial as any changes in fair value of New News Corporation’s equity method affiliates are not recognized unless deemed other-than-temporary.

Credit Risk

Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

New News Corporation’s receivables did not represent significant concentrations of credit risk as of September 30, 2012, June 30, 2012 or June 30, 2011 due to the wide variety of customers, markets and geographic areas to which New News Corporation’s products and services are sold.

New News Corporation monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments. New News Corporation is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. As of September 30, 2012 and June 30, 2012, New News Corporation did not anticipate nonperformance by any of the counterparties.

MANAGEMENT

Directors and Executive Officers Following the Distribution

The following table sets forth information as of December 17, 2012 regarding individuals who are expected to serve as our executive officers and/or directors. We are in the process of identifying individuals who will serve on our board of directors following the distribution, and we expect to provide information regarding these individuals in an amendment to this information statement. After the completion of the distribution, we expect to have a board of directors initially consisting of [•] directors. Our amended and restated certificate of incorporation will provide that there be no fewer than [•] nor more than [•] directors. A majority of our directors will be independent directors who meet the criteria for independence set forth in [•]. In addition, we are committed to achieving a supermajority of independent directors as our company evolves after the distribution.

Name	Age	Position
K. Rupert Murdoch	81	Executive Chairman
Robert Thomson	51	Chief Executive Officer
Bedi Ajay Singh	53	Chief Financial Officer
Gerson Zweifach	59	General Counsel

Biographies of Executive Officers and Directors

K. Rupert Murdoch AC—K. Rupert Murdoch AC will serve as our Executive Chairman. He has been Chief Executive Officer of Parent since 1979 and its Chairman since 1991. Mr. Murdoch served as a Director of British Sky Broadcasting plc (“BSkyB”) from 1990 to 2007, as a Director of Gemstar-TV Guide International Inc. (“Gemstar-TV Guide”) from 2001 to 2008 and as a Director of The DIRECTV Group, Inc. (“DIRECTV”) from 2003 to 2008.

Robert Thomson—Robert Thomson will serve as our Chief Executive Officer. He has served as Editor-in-Chief of Dow Jones and Managing Editor of The Wall Street Journal since 2008. Mr. Thomson previously served as Publisher of Dow Jones from 2007 to 2008, after serving as Editor of The Times of London from 2002 to 2007. Prior to that role, he was Managing Editor of the U.S. edition of the Financial Times.

Bedi Ajay Singh—Bedi Ajay Singh will serve as our Chief Financial Officer. He most recently served as President, Finance and Administration & CFO for MGM Studios from 2008 to 2010. Previously, Mr. Singh served as Chief Financial Officer at Gemstar-TV Guide from 2006 to 2008, as Chief Finance and Administration Officer at Novartis Pharma A.G. from 2004 to 2006 and as Executive Vice President and Chief Financial Officer of Sony Pictures Entertainment from 1999 to 2003. Before joining Sony Pictures Entertainment, he held a number of positions at Parent, including senior finance roles at News International as Financial Controller and Fox Filmed Entertainment as Deputy Chief Financial Officer. Mr. Singh is a Fellow of the UK Institute of Chartered Accountants and started his business career with Arthur Andersen in London.

Gerson Zweifach—Gerson Zweifach will serve as our General Counsel. Gerson Zweifach has been a Senior Executive Vice President and Group General Counsel of Parent since February 2012. He also serves as Chief Compliance Officer of Parent. Mr. Zweifach served as an attorney at Williams & Connolly LLP where he was a partner from 1988 to February 2012 and currently serves as Of Counsel. Mr. Zweifach has been a member of the Bar of the District of Columbia since 1981 and the Bar of the State of New York since 1980.

Committees of Our Board of Directors

Effective upon the completion of the distribution, our board of directors will have the following committees, each of which will operate under a written charter that will be posted to our website prior to the distribution.

Audit Committee

The Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee will assist the board of directors in its oversight of (i) the integrity of our financial statements and our financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of our independent registered public accounting firm and the performance of our corporate auditors and corporate audit function, (iii) our compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on our financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee will provide an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the board of directors.

The Audit Committee will be comprised of members that meet the independence requirements set forth in the [•] Listing Rules and in accordance with the Audit Committee charter. Each of the members of the Audit Committee will be financially literate and have accounting or related financial management expertise as such terms are interpreted by the board of directors in its business judgment and we expect that each member will meet the definition of audit committee financial expert. None of our Audit Committee members will simultaneously serve on more than two other public company audit committees unless the board of directors specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit Committee. The members of the Audit Committee will be identified by amendment to this information statement.

Compensation Committee

The primary responsibilities of the Compensation Committee will be: (i) to review and approve goals and objectives relevant to the compensation of our chief executive officer, to evaluate the performance of our chief executive officer in light of these goals and objectives and other factors the Compensation Committee deems appropriate, and, based on this review and evaluation, to recommend to our board of directors the compensation of our chief executive officer; (ii) to consider, authorize and oversee our incentive compensation plans and equity-based plans and recommend changes in such plans to our board of directors as needed, and to exercise all authority of our board of directors with respect to the administration of such plans, including the granting of awards under our incentive compensation plans and equity-based plans; (iii) to review and approve compensation, benefits and terms of employment of our executive officers (as defined by the [•] Listing Rules) and such other senior executives identified by the Compensation Committee after consultation with our chief executive officer and other members of management; (iv) to review and approve or ratify the principal employment terms for each employment arrangement (excluding arrangements for talent) where the sum of the base salary, bonus target and long-term incentive target for the contract period is equal to or greater than a threshold amount set by the Compensation Committee; (v) to review and approve separation obligations that exceed by more than a certain amount set by the Compensation Committee (excluding consideration for outstanding equity awards) those contractually provided for in an employment agreement approved or ratified by the Compensation Committee pursuant to (iv) above; (vi) to review our recruitment, retention, compensation, termination and severance policies for certain senior executives; (vii) to review and assist with the development of executive succession plans and to consult with our chief executive officer regarding the selection of senior executives; (viii) to review the compensation of non-executive directors for service on our board of directors and its committees and recommend changes in compensation to the board of directors; and (ix) to review our compensation policies and practices to determine whether they create risk-taking incentives that are reasonably likely to have a material adverse impact on us.

The Compensation Committee will be comprised of members that meet the independence requirements set forth by the SEC and in the [•] Listing Rules. The members of the Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). None of our directors have interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K. The initial members of the Compensation Committee will be identified by amendment to this information statement.

Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee will be: (i) to review the qualifications of candidates for director suggested by board of director members, stockholders, management and others in accordance with criteria recommended by the Nominating and Corporate Governance Committee and approved by our board of directors; (ii) to consider the performance of incumbent directors in determining whether to nominate them for re-election; (iii) to recommend to our board of directors a slate of nominees for election or re-election to our board of directors at each annual meeting of stockholders; (iv) to recommend to our board of directors candidates to be elected to our board of directors as necessary to fill vacancies and newly created directorships; and (v) to advise and make recommendations to our board of directors on corporate governance matters. The Nominating and Corporate Governance Committee will also make recommendations to our board of directors as to determinations of director independence and conduct an annual self-evaluation for our board of directors.

The Nominating and Corporate Governance Committee will be comprised of members that meet the independence requirements set forth by the SEC and in the [•] Listing Rules and in accordance with the Nominating and Corporate Governance Committee charter. The initial members of the Nominating and Corporate Governance Committee will be identified by amendment to this information statement.

Standards of Business Conduct and Code of Ethics

Prior to the completion of the distribution, we intend to adopt Standards of Business Conduct. These Standards of Business Conduct will confirm our commitment to conduct our affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Standards of Business Conduct will also apply to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. We intend that the spirit, as well as the letter, of the Standards of Business Conduct be followed by all directors, officers and employees of us and our subsidiaries and divisions. This will be communicated to each new director, officer and employee.

To promote further ethical and responsible decision-making, our board of directors intends to establish a Code of Ethics for the chief executive officer and senior financial officers that will be incorporated by reference into the Standards of Business Conduct.

A copy of our Standards of Business Conduct and Code of Ethics will be available on our website immediately prior to the distribution.

Director Nomination Process

Our initial board of directors will be selected by the Parent’s board of directors. We intend to establish a Nominating and Corporate Governance Committee which will develop criteria for filling vacant board of director positions, taking into consideration such factors as it deems appropriate, including the candidate’s education and background; his or her general business experience and familiarity with our businesses; and whether he or she possesses unique expertise or perspective that will be of value to us. We believe candidates should not have any interests that would materially impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to us and our stockholders. Directors must demonstrate personal integrity and ethical character, and value and appreciate these qualities in others. It is expected that each director will devote the necessary time to the fulfillment of his or her duties as a director. In this regard, the Nominating and Corporate Governance Committee will consider the number and nature of each director’s other commitments, including other directorships. Although we do not anticipate the board of directors will have a formal policy with respect to diversity in identifying director nominees, the Nominating and Corporate Governance Committee will seek to promote through the nomination process an appropriate diversity on the board of directors of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

After completing this evaluation, the Nominating and Corporate Governance Committee will make recommendations to the full board of directors which in turn will make the final determination whether to nominate or appoint the new director after considering the Nominating and Corporate Governance Committee’s recommendation.

EXECUTIVE COMPENSATION

Introduction

Prior to the distribution, we have been a wholly-owned subsidiary of Parent. Until the distribution, our compensation decisions will be made by Parent’s senior management and the compensation committee of Parent’s board of directors. We expect that our executive compensation program following the distribution will generally include the same elements as Parent’s executive compensation program. Our Compensation Committee will review all aspects of compensation and may make adjustments that it believes are appropriate in structuring our executive compensation arrangements. We have presented information below under “—Key Elements of Expected Compensation from New News Corporation” concerning future compensation from New News Corporation for each of our executive officers other than Mr. Zweifach, our General Counsel, whose services will be provided to us under a transition services agreement with Parent and who will receive no compensation directly from us.

Compensation Philosophy

The compensation philosophy of Parent and its compensation committee for our company is described below. Following the distribution, our Compensation Committee will review and consider this philosophy and may make adjustments as appropriate. The current compensation philosophy for our company aims to achieve the following:

•	Provide a compensation program that drives performance;

•	Ensure our compensation policies and practices support both annual and long-term growth for stockholders; and

•	Structure compensation packages to attract, retain and motivate the top executive talent necessary for our success.

In designing compensation for our executive officers, Parent and its compensation committee are guided by the following objectives:

•

Our compensation programs should incorporate a mix of fixed and performance-based compensation in the form of base salary, performance-based annual bonus compensation, performance-based long-term incentives and retirement and other benefit programs to enable us to attract the highest quality talent. Performance-related compensation is awarded at the sole discretion of the Compensation Committee and earned based on the company’s and the individual’s performance.

•

Our individual pay decisions should consider trends in the industry in which we operate and compete and the executive’s performance, contributions, breadth and complexity of the role, and individual skills.

•	Our compensation programs should be communicated and implemented as clearly, specifically and transparently as possible.

•

Our equity programs should align our executive officers’ compensation with our long-term performance and link our executive officers’ interests directly with our stockholders’ interests, and also provide a strong link between pay and performance.

Primary Elements of Compensation

Base Salary: One element of compensation needed to attract and retain an employee in any organization is base salary. Base salary is the fixed element of an executive officer’s annual cash compensation and does not vary with performance. We expect that the base salaries for our executive officers will be established in the context of the nature of the executive officer’s particular position, the responsibilities associated with that position, length of service with the company, experience, expertise, knowledge and qualifications, market factors, the industry in which we operate and compete, recruitment and retention factors, our Executive Chairman’s and Chief Executive Officer’s recommendations (with the exception of their own base salaries) and our overall compensation philosophy. As further described below, the respective employment arrangements of our executive officers provide for a specified or minimum base salary determined in accordance with these criteria.

Annual Bonus Compensation: Our executive officers also are expected to be eligible for annual bonus compensation. The executive officers have a direct influence on our operations and strategy. We expect that our Compensation Committee will adopt an annual bonus framework which fosters a performance-driven, pay-for-performance culture that aligns our executive officers’ interests with those of our stockholders while also rewarding the executive officers for superior individual achievements. As further described below, the respective employment arrangements of our executive officers provide for an annual bonus with performance criteria to be determined in accordance with this framework.

Performance-Based Long-Term Equity-Based Incentive Awards: We anticipate having our executive officers participate in performance-based long-term equity incentive compensation programs, including a performance stock unit (“PSU”) program. We are still evaluating and determining the design of our long-term equity incentive plans, and we expect these plans to be similar to the program presently maintained by Parent. As further described below, the respective employment arrangements of our executive officers provide for long-term incentive awards.

Executive Officers of New News Corporation

Our initial executive officers will consist of our Executive Chairman, Mr. K. Rupert Murdoch, our Chief Executive Officer, Mr. Robert Thomson, our Chief Financial Officer, Mr. Bedi Singh, and our General Counsel, Mr. Gerson Zweifach. Our company was formed in connection with this transaction, and we paid no compensation to our executive officers for the fiscal year ended June 30, 2012.

Key Elements of Expected Compensation from New News Corporation

Mr. K. Rupert Murdoch, our Executive Chairman, will retain his role as Chairman and Chief Executive Officer of Parent. Prior to the distribution, Parent’s compensation committee will determine his compensation for his role as our Executive Chairman and his compensation for his role as Chief Executive Officer of Parent. We expect that his overall compensation for both roles will increase modestly compared to his current total compensation as Chairman and Chief Executive Officer of Parent for the fiscal year ended 2012 which is reflected in the “Executive Compensation” sections of Parent’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on September 4, 2012 relating to Parent’s 2012 annual meeting of stockholders (“Parent’s Proxy”).

Mr. Thomson, our Chief Executive Officer, will be entitled to a base salary at an annual rate of $2,000,000, a performance-based annual bonus with a target of $2,000,000 and, beginning with the 2014-2016 performance period, annual grants of a performance-based long-term PSU incentive award that vest after a three-year performance period with a target amount to be determined by the Compensation Committee. The annual bonus and the PSU performance targets for our executive officers are determined at the sole discretion of the Compensation Committee (subject to any employment agreements) and are earned based on our executive officers’ achievement of company and individual performance metrics. Parent is continuing to negotiate with Mr. Thomson the remaining terms of his employment agreement governing his compensation at and after the distribution, which will be further described by amendment to this information statement.

On November 26, 2012, a subsidiary of Parent entered into an employment agreement with Mr. Singh (the “Singh Agreement”), which will be assigned to us at the distribution. The term of the Singh Agreement, under which, as of the distribution, Mr. Singh serves as our Chief Financial Officer, extends through June 30, 2016. Pursuant to the Singh Agreement, Mr. Singh receives a base salary at an annual rate of not less than $1,100,000.

He will be entitled to receive a performance-based annual bonus with a target of no less than $1,000,000, which for the fiscal year ending June 30, 2013 will be prorated based on the number of days Mr. Singh was employed by us or our affiliates in the fiscal year compared to the total number of days in the fiscal year (the “Proration Formula”). The criteria for the achievement of the performance-based bonus amount shall be based on metrics to be agreed upon in good faith.

Beginning with the fiscal 2014-2016 performance period, Mr. Singh is entitled to receive annual grants of performance-based PSUs (the “PSU Bonus”) that vest after a three-year performance period with a target amount of no less than $1,000,000. If after the expiration date of the Singh Agreement Mr. Singh is not offered an extension or renewal on similar or better terms, he will be entitled to receive the full value of any PSU Bonus awarded during the term of his employment. Mr. Singh received a one-time inducement equity grant equivalent in value to $500,000 in Parent Class A Common Stock. This grant will be converted to the number of shares of our Class A Common Stock based on a ratio used to convert other Parent equity awards to our equity awards, and will vest over three years.

Mr. Singh is entitled to participate in incentive or benefit plans or arrangements in effect or to be adopted by us or our affiliates and to such other perquisites as are applicable to our other senior executives of equal rank, including any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan and any profit sharing, pension, group medical, dental, disability, life insurance or other similar benefit plans. Mr. Singh also receives a car allowance in the amount of $1,200 per month. Additionally, the Singh Agreement provides for certain payments and benefits to Mr. Singh upon his separation from us, and provides Mr. Singh with reimbursement for reasonable legal expenses up to $20,000 incurred by him in connection with the negotiation and preparation of the Singh Agreement.

In connection with the distribution, we entered into a transition services agreement with Parent pursuant to which we compensate Parent for the services that it provides to us. See “Certain Relationships and Related Person Transactions.” As part of that agreement, Parent will provide to us the services of its Group General Counsel, Mr. Zweifach. Mr. Zweifach will receive no compensation from us for those services. Mr. Zweifach’s compensation for his services to Parent is reflected in the “Executive Compensation” sections of Parent’s Proxy.

For information concerning the compensation paid to our executive officers, including Messrs. K. Rupert Murdoch and Zweifach, for their service to Parent for the year ended June 30, 2012, please see the “Executive Compensation” sections of Parent’s Proxy.

The amount and timing of any additional equity-based compensation to be paid to our executive officers at or following the distribution will be determined by the compensation committee of our board of directors. Any equity incentive awards granted to our executive officers following the distribution will generally be granted pursuant to the new equity incentive plan, which is described under “—New Equity Incentive Plan” below.

New Equity Incentive Plan

Information regarding our new equity incentive plan will be provided by amendment to this information statement.

COMPENSATION OF DIRECTORS

Following the distribution, director compensation will be reviewed and recommended by the Compensation Committee of the board of directors and set by the board of directors.

It is anticipated that directors’ fees will not be paid to directors who are our executives or employees (the “executive directors”) because the responsibilities of board of directors membership are considered in determining compensation paid as part of the executives’ normal employment conditions.

However, we expect the Compensation Committee will periodically review the basic fees payable to the directors who are not our executives (collectively, the “non-executive directors”). Non-executive directors’ compensation will be evaluated against our peers and the Compensation Committee will consider the appropriateness of the form and amount of director compensation and make recommendations to the board of directors concerning director compensation with a view toward attracting and retaining qualified directors.

It is anticipated that such compensation will consist of an annual cash retainer in the amount of $[•] and an annual deferred stock unit (“DSU”) retainer of approximately $[•] and a [•]-year vesting term. In addition, we anticipate that the chair of the audit committee will receive an additional cash retainer in the amount of $[•] per year, the chairs of the Compensation Committee, Nominating and Corporate Governance and the members of the Audit Committee will receive an additional cash retainer in the amount of $[•] per year and that the members of the Compensation Committee and of the Nominating and Corporate Governance Committee will receive an additional cash retainer in the amount of $[•] per year. As described above, we will not provide directors who are also our employees any additional compensation for serving as a director.

We anticipate that the value of the Class A Common Stock underlying each DSU will be paid to the respective non-executive director in cash at the market value of the Class A Common Stock on the fifth anniversary date of when it was credited to that director’s account, unless that director leaves the board of directors before that date. Upon a non-executive director’s end of service on the board of directors, such director will be paid in cash the value of the shares of Class A Common Stock credited to his or her account at the market value of those shares of Class A Common Stock as of the date of the director’s end of service.

In addition, we expect all non-executive directors will be reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the board of directors and its committees.

The following table sets forth information concerning the fiscal year 2012 compensation paid by Parent to non-employee directors of Parent who are expected to be our non-employee directors after the distribution.

Director Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

We are currently in the process of developing our procedures for the approval of related person transactions and will be providing such policy in an amendment to this information statement.

Related Person Transactions

Mrs. Prudence MacLeod is the daughter of K. Rupert Murdoch and is a member of the board of directors of Advertiser Newspapers Pty Limited, a subsidiary of New News Corporation, and a member of the board of directors of Times Newspapers Holding Limited, a subsidiary of New News Corporation. She receives customary director fees for such services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of the outstanding shares of our common stock will be owned beneficially and of record by Parent. The following table sets forth information regarding the anticipated beneficial ownership of our Class A Common Stock and Class B Common Stock immediately following the completion of the distribution for each person who is known by us to beneficially own more than 5% of Parent Class B Common Stock. The beneficial ownership of our common stock presented in the table is based on beneficial ownership of Parent Class A Common Stock and Class B Common Stock, calculated as of December 17, 2012, and the distribution of [•] share[s] of our Class A Common Stock and Class B Common Stock for each share of Parent Class A Common Stock and Class B Common Stock, respectively.

Security Ownership of Certain Beneficial Owners

	Common Stock Beneficially Owned (1)
	Number of Shares Beneficially Owned				Option Shares	Percent of Class (3)
Name (2)	Non-Voting Class A Common Stock		Voting Class B Common Stock (4)		Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock (4)
Murdoch Family Trust (5) c/o McDonald Carano Wilson LLP 100 W. Liberty Street 10th Floor Reno, NV 89501	[	•]	[	•]	0	*	38.4%
HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (6) c/o Kingdom Holding Company Kingdom Centre—Floor 66 P.O. Box Riyadh, 11321 Kingdom of Saudi Arabia	0		[	•]	0	0	7.0%
K. Rupert Murdoch (7)	[	•]	[	•]	0	*	39.7%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A Common Stock or Class B Common Stock, as applicable, on December 17, 2012.
(1)	This table does not include, unless otherwise indicated, any shares of Class A Common Stock or any shares of Class B Common Stock or other equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.
(2)	The address for Mr. K.R. Murdoch is c/o New News Corporation, 1211 Avenue of the Americas, New York, New York 10036.
(3)	Applicable percentage of ownership is based on 1,536,104,283 shares of Parent Class A Common Stock and 798,520,953 shares of Parent Class B Common Stock outstanding as of December 17, 2012, together with the exercisable stock options, for such stockholder or group of stockholders, as applicable. In computing the number of shares of Parent common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of December 17, 2012 are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(4)	Beneficial ownership of our Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of our Class B Common Stock represents both sole voting and sole investment power.
(5)	Beneficial ownership of 57,000 shares of Parent Class A Common Stock is as of November 10, 2008 as reported on Form 4 filed with the SEC on November 13, 2008. Beneficial Ownership of 306,623,480 shares of Parent Class B Common Stock is as of December 31, 2008, as reported on Schedule 13G/A filed with the SEC on February 17, 2009. Cruden Financial Services LLC, a Delaware limited liability company (“Cruden Financial Services”), the corporate trustee of the Murdoch Family Trust, has the power to vote and to dispose or direct the vote and disposition of the reported Parent Class B Common Stock. In addition, Cruden Financial Services has the power to exercise the limited vote and to dispose or direct the limited vote and disposition of the reported Parent Class A Common Stock. As a result of Mr. K.R. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares.

(6)	Beneficial ownership of 56,237,915 shares of Parent Class B Common Stock is as of December 31, 2011 as reported on Schedule 13G/A filed by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (“HRH”) on February 14, 2012. Based on the Schedule 13G/A, 11,815,336 shares of Parent Class B Common Stock are owned by Kingdom 5-KR-134, Ltd. (“KR-134”), 1,250,000 shares of Parent Class B Common Stock are owned by Kingdom 5-KR-137, Ltd. (“KR-137”), 5,605,500 shares of Parent Class B Common Stock are owned by Kingdom 5-KR-138, Ltd. (“KR-138”), 8,094,249 shares of Parent Class B Common Stock are owned by Kingdom 5-KR-146, Ltd. (“KR-146”), 21,659,246 shares of Parent Class B Common Stock are owned by Kingdom 5-KR-222, Ltd. (“KR-222”), and 7,813,584 shares of Parent Class B Common Stock are owned by Kingdom Holding Company (“KHC”). KR-134, KR-137 and KR-138 are wholly-owned subsidiaries of Kingdom 5-KR-11, Ltd. (“KR-11”). KR-11, KR-146 and KR-222 are wholly-owned subsidiaries of KHC. HRH, as the majority stockholder of KHC, has the power to elect a majority of the directors of KHC and, through this power, has the power to appoint a majority of the directors of KR-11, KR-146 and KR-222, and in turn, KR-11, as sole stockholder of KR-134, KR-137 and KR-138 has the power to appoint a majority of the directors of KR-134, KR-137 and KR-138. Accordingly, for purposes of Regulations 13D-G under the Exchange Act, HRH can indirectly control the disposition and voting of the shares of Parent Class B Common Stock held by KR-11, KR-134, KR-137, KR-138, KR-146, KR-222 and KHC.
(7)	Beneficial ownership of 8,791,232 shares of Parent Class A Common Stock and 317,290,709 shares of Parent Class B Common Stock includes 57,000 shares of Parent Class A Common Stock and 306,623,480 shares of Parent Class B Common Stock beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership also includes 10,646,571 shares of Parent Class B Common Stock held by the K.R. Murdoch 2004 Revocable Trust of which Mr. K.R. Murdoch holds a beneficial and trustee interest. Beneficial ownership also includes 4,800 shares of Parent Class A Common Stock and 4,540 shares of Parent Class B Common Stock held by certain members of Mr. K.R. Murdoch’s family. Beneficial ownership also includes 8,729,432 shares of Parent Class A Common Stock held by the GCM Trust that is administered by independent trustees for the benefit of Mr. K.R. Murdoch’s minor children. Mr. K.R. Murdoch, however, disclaims beneficial ownership of such shares. A portion of the shares held by Mr. K.R. Murdoch may be pledged from time to time to secure a line of credit.

Security Ownership of Directors and Named Executive Officers

The following table sets forth the expected beneficial ownership of our common stock immediately following the completion of the distribution by of each of (1) our directors, (2) our named executive officers, and (3) our directors and named executive officers as a group, calculated as of [•], 2013, based upon the distribution of [•] share[s] of our Class A Common Stock and Class B Common Stock for each share of Parent’s Class A Common Stock and Class B Common Stock, respectively. The address of each director, director nominee and executive officer shown in the table below is c/o •.

Common Stock Beneficially Owned
	Number of Shares Beneficially Owned		Option Shares	Percent of Class
Name	Non-Voting Class A Common Stock	Voting Class B Common Stock	Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock
[•]	[•]	[•]	[•]	[•]	[•]

OUR RELATIONSHIP WITH PARENT FOLLOWING THE DISTRIBUTION

Following the distribution, we and Parent will operate separately, each as an independent public company. Prior to the distribution, we and Parent will enter into certain agreements that will effect the separation, provide a framework for our relationship with Parent after the distribution and provide for the allocation between us and Parent of Parent’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution. The following is a summary of the terms of the material agreements that we intend to enter into with Parent prior to the distribution. When used in this section, “distribution date” refers to the date on which Parent distributes our common stock to the holders of Parent’s common stock.

The material agreements described below will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect following the distribution have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to our distribution from Parent.

The Separation and Distribution Agreement

The following discussion summarizes the material provisions of the separation and distribution agreement. The separation and distribution agreement sets forth, among other things, our agreements with Parent regarding the principal transactions necessary to separate us from Parent. It also sets forth other agreements that govern certain aspects of our relationship with Parent after the distribution date, including with respect to transition services, employee benefits, tax matters, intellectual property, commercial and financing arrangements. We entered into the separation and distribution agreement on •, 2013.

Internal Reorganization

The separation and distribution agreement will provide for the transfers of the entities and their related assets and liabilities that are necessary in advance of the distribution so that Parent retains the entities associated with Parent’s entertainment and media business and we retain the entities associated with Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. We are currently a wholly-owned subsidiary of Parent. In connection with the distribution, Parent will undertake a series of internal reorganization transactions so that we will hold only the entities associated with Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia and certain specified liabilities that we will assume and Parent will hold only the media and entertainment business entities and certain specified legacy liabilities.

Conditions to the Distribution

The separation and distribution agreement provides that the distribution is subject to the satisfaction (or waiver by Parent) of the following conditions:

•	the approval by the board of directors of Parent of the distribution and all related transactions (and such approval not having been withdrawn);

•

the affirmative vote of the holders of Parent’s Class A Common Stock and Class B Common Stock, each voting as a separate class, approving certain amendments to Parent’s Restated Certificate of Incorporation, as described more fully in the Proxy Statement filed under Schedule 14A by Parent;

•	the completion of the internal reorganization;

•

Parent’s receipt of the private letter rulings from the IRS in a form satisfactory to Parent in its sole and absolute discretion, to the effect that, among other things, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the contribution of Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia to us and the distribution will qualify for non-recognition of gain or loss to Parent and its stockholders under Sections 368 and 355 of the Code, except to the extent of cash received in lieu of fractional shares;

•

Parent’s receipt of the ATO Class Ruling or other evidence in a form satisfactory to Parent in its sole and absolute discretion, confirming that, in the circumstances of the distribution (i) no part of the distribution of New News Corporation shares will be a dividend; and (ii) the Commissioner of Taxation will not make a determination under either section 45A or 45B to deem all or part of the distribution of New News Corporation shares to be an unfranked dividend;

•

Parent’s receipt of an opinion from Hogan Lovells US LLP, in form and substance satisfactory to Parent in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the internal reorganization described under “Our Relationship with Parent Following the Distribution—The Separation and Distribution Agreement” will qualify for non-recognition of gain or loss to Parent and its stockholders pursuant to Sections 368 and 355 of the Code and (ii) the distribution will qualify for non-recognition of gain or loss to Parent and Parent’s stockholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares;

•

no order, injunction or decree that would prevent the consummation of the distribution will be threatened, pending or issued (and still in effect) by any governmental entity of competent jurisdiction and no other legal restraint or prohibition preventing consummation of the distribution will be in effect;

•

no events or developments having occurred prior to the distribution that, in the judgment of the board of directors of Parent, would result in the distribution having a material adverse effect on Parent or its stockholders;

•

Parent’s and New News Corporation’s execution of the separation and distribution agreement, the tax sharing and indemnification agreement, the transition services agreement, and all other ancillary agreements relating to the distribution;

•	Parent’s election of the individuals to be listed as members of our board of directors post-distribution, as described in this information statement, immediately prior to the distribution date;

•	the SEC having declared effective the Form 10, of which this information statement forms a part;

•	no rating agency action having occurred that is likely to result in either Parent or us being downgraded below investment grade after giving effect to the distribution; and

•

our Class A Common Stock and Class B Common Stock having been approved for listing on [•] and CDIs representing the Class A Common Stock and Class B Common Stock having been approved for quotation on the Australian Securities Exchange.

There can be no assurance that any or all of these conditions that are outstanding will be met. For further information about these conditions, see “The Distribution—Conditions to the Distribution.”

Representations and Warranties

In general, neither we nor Parent will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the separation and distribution agreement, all assets will be transferred on an “as is,” “where is” basis.

Intercompany Accounts

All trade related intercompany accounts payable or accounts receivable, between us, on the one hand, and Parent and its affiliates, on the other hand, will be settled as of the distribution. All agreements, arrangements, commitments and understanding between us, on one hand, and Parent and its affiliates, on the other hand, will continue after the distribution through the entry into the separation and distribution agreement, the transition services agreement, the tax sharing and indemnification agreement, and all other ancillary agreements entered into in connection with the separation and distribution agreement, except as specified in such agreements and arrangements.

Mutual Releases and Indemnification

General

In the separation and distribution agreement, effective as of the distribution date, we will generally release and discharge Parent, and certain related parties, from all liabilities relating to our businesses existing or arising from acts and events occurring, or failing to occur (or alleged to have occurred or to have failed to occur), and all conditions existing (or alleged to have existed) before, on or after the distribution date, and Parent will similarly release and discharge us from liabilities relating to its retained businesses, in each case, other than, among other things, liabilities provided in or resulting from continuing agreements between us and Parent.

We and Parent will each generally agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against these liabilities and certain liabilities incurred in connection with the distribution and our and Parent’s respective businesses. The amount of either Parent’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The separation and distribution agreement will also specify procedures regarding claims subject to indemnification. In addition, the separation and distribution agreement provides that if indemnification is unavailable or insufficient to hold the indemnified party harmless, the indemnifying party will contribute to the amount paid or payable in a manner appropriate to reflect all relevant equitable considerations.

Further Assurances

On and after the distribution date, Parent and we shall cooperate to consummate the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

Access to Information

We and Parent will agree to provide each other with reasonable access to information relating to the party requesting information. We and Parent will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the distribution date or as amended after the distribution date in accordance with the separation and distribution agreement.

The Distribution

The separation and distribution agreement will govern Parent’s and our respective rights and obligations regarding the proposed distribution. Prior to the distribution, Parent will deliver all of the issued and outstanding shares of our common stock to the distribution agent. Following the distribution date, the distribution agent will electronically deliver the shares of our common stock to Parent’s stockholders based on the distribution ratio. Parent’s board of directors will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution.

Termination

At any time prior to the distribution, Parent may terminate the separation and distribution agreement without the prior approval of any person, including New News Corporation.

Transition Services Agreement

Prior to the distribution, we and Parent will enter into a transition services agreement pursuant to which Parent and we will provide to each other certain specified services on a transitional basis, including, among others, payroll, employee benefits and pension administration, information systems, insurance, legal, real estate and other corporate services, as well as procurement and sourcing support. The charges for the transition services are generally intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit.

We have been preparing for the transition of the services to be provided by Parent under the transition services agreement from Parent, or third-party providers on behalf of Parent, to us. We anticipate that we will generally be in a position to complete the transition of most services (excluding certain information technology-related, legal and other services) on or before 24 months following the distribution date.

The services provided under the transition services agreement will terminate at various times specified in the agreement (generally ranging from 6 to 24 months after the completion of the distribution), but the receiving party may terminate certain specified services by giving prior written notice to the provider of such services.

Tax Sharing and Indemnification Agreement

Before the distribution, we will enter into a tax sharing and indemnification agreement with Parent that will govern our and Parent’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns.

Among other matters, as subsidiaries of Parent, we and each of our domestic subsidiaries have joint and several liability with Parent for the consolidated U.S. federal income taxes of the Parent consolidated group relating to any taxable periods during which we or any of such subsidiaries is or was a member of the Parent consolidated group. Under the tax sharing and indemnification agreement, Parent will indemnify us for any such liability.

The tax sharing and indemnification agreement will provide that we will generally indemnify Parent against taxes attributable to our assets or operations for all tax periods or portions thereof after the distribution. For taxable periods or portions thereof prior to the distribution, Parent will generally indemnify us against consolidated and combined taxes attributable to such periods and we will indemnify Parent against our separately filed taxes for such periods.

The tax sharing and indemnification agreement will also contain restrictions on our ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the distribution to fail to qualify for tax free treatment for U.S. federal income tax purposes. These restrictions will apply for the two year period after the distribution, unless we obtain the consent of Parent to take such an action.

Moreover, the tax sharing and indemnification agreement generally will provide that if the distribution or the internal transactions that were intended not to be subject to U.S. federal income tax are determined to be subject to U.S. federal income tax and such determination was the result of certain actions taken, or omitted to be taken, after the distribution by us or any of our subsidiaries that (1) were inconsistent with any representation or covenant made in connection with the private letter ruling or opinion of Hogan Lovells US LLP, (2) violated any representation or covenant in the tax sharing and indemnification agreement, or (3) we or any of our subsidiaries know or reasonably should expect may result in any such determination, we will be responsible for any taxes imposed on Parent as a result of such determination.

DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation and by-laws will be amended and restated prior to the distribution. The following is a summary of the material terms of our capital stock that will be contained in the amended and restated certificate of incorporation and amended and restated by-laws, and is qualified in its entirety by reference to these documents. You should refer to our amended and restated certificate of incorporation and amended and restated by-laws, which are included as exhibits to the registration statement of which this information statement is a part, along with the applicable provisions of Delaware law.

Authorized Capital Stock

Prior to the distribution date, Parent, as our sole stockholder, will approve and adopt our amended and restated certificate of incorporation, and our board of directors will approve and adopt our amended and restated by-laws. Under our amended and restated certificate of incorporation, our authorized share capital will consist of [•] shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), [•] shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”), [•] shares of Series Common Stock, par value $0.01 per share (“Series Common Stock”) and [•] shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Description of Class A Common Stock and Class B Common Stock

Class A Common Stock Voting Rights

A holder of Class A Common Stock may only vote under the following circumstances:

•

on a proposal to dissolve New News Corporation or to adopt a plan of liquidation of New News Corporation, and with respect to any matter to be voted on by our stockholders following adoption of a proposal to dissolve New News Corporation or to adopt a plan of liquidation of New News Corporation;

•	on a proposal to sell, lease or exchange all or substantially all of New News Corporation’s property and assets;

•

on a proposal to adopt an agreement of merger or consolidation in which New News Corporation is a constituent corporation, as a result of which our stockholders prior to the merger or consolidation would own less than 60% of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

•

with respect to any matter to be voted on by our stockholders during a period during which a dividend (or part of a dividend) in respect of the Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof).

Other than as set forth in the preceding paragraph and as provided by law, a holder of a share of Class A Common Stock has no right to vote.

The holders of the Class A Common Stock entitled to vote on a particular matter shall vote in the same manner and subject to the same conditions as the holders of our Class B Common Stock, Preferred Stock or Series Common Stock.

At annual and extraordinary general meetings of stockholders:

•	a majority in voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes; and

•	each holder of Class A Common Stock represented at a meeting of stockholders shall be entitled to cast one vote for each share of Class A Common Stock entitled to vote at the meeting.

All voting, except as may be required by law, including voting for the election of directors may be by a voice vote; provided, however, that upon demand by a stockholder entitled to vote or by his or her proxy, or upon resolution by our board of directors in its discretion or by action of the chairman of the meeting, in his or her discretion, a stock vote may be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

Unless otherwise provided by our amended and restated certificate of incorporation, our amended and restated by-laws, the rules or regulations of any stock exchange applicable to us or applicable law or pursuant to any regulation applicable to us or our securities, (a) at all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect directors and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.

Class B Common Stock Voting Rights

As a general matter, holders of Class B Common Stock are entitled to one vote per share on all matters on which stockholders have the right to vote.

All voting, except as may be required by law, including voting for the election of directors may be by a voice vote; provided, however, that upon demand by a stockholder entitled to vote or by his or her proxy, or upon resolution by our board of directors in its discretion or by action of the chairman of the meeting, in his or her discretion, a stock vote may be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

Unless otherwise provided by our amended and restated certificate of incorporation, our amended and restated by-laws, the rules or regulations of any stock exchange applicable to us, applicable law or pursuant to any regulation applicable to us or our securities, (a) at all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect directors, and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.

Dividends

Holders of Class A Common Stock and Class B Common Stock are, generally, entitled to such dividends, if any, as may be declared by our board of directors from time to time in its sole discretion out of our assets or legally available funds, subject to the following provisions:

•

if dividends are declared on the Class A Common Stock or Class B Common Stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for common stock (as defined in our amended and restated certificate of incorporation), the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of such class of common stock), respectively; and

•

in no event shall the shares of the Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

Any dividends declared by our board of directors on a share of common stock shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock (as determined in good faith by our board of directors in its sole discretion), provided that in the case of dividends payable in shares of our common stock, or securities convertible into, or exercisable or exchangeable for, our common stock, or dividends or other distributions (including, without limitation, any distribution pursuant to a stock dividend or a “spin-off,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity which immediately prior to the time of the distribution is a subsidiary of New News Corporation and which possesses authority to issue class A common stock or equity interests and class B common stock or equity interests (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of New News Corporation Class A Common Stock and New News Corporation Class B Common Stock, respectively, such dividends shall be paid as provided for in our amended and restated certificate of incorporation.

Anti-Takeover Effects of Various Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Size of Board and Vacancies; Removal

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, our amended and restated certificate of incorporation and amended and restated by-laws provide that the total number of directors constituting the entire board of directors shall be not less than three (3), with the then-authorized number of directors being fixed from time to time exclusively by the board of directors. Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director so chosen shall hold office until the next election of directors and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Stockholder Action by Written Consent

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, our amended and restated certificate of incorporation and amended and restated by-laws provide that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Amendment of By-laws

Our amended and restated certificate of incorporation provides that the board of directors is authorized to adopt, repeal, alter or amend our by-laws by a vote of a majority of the entire board of directors. In addition to any requirements of law and any other provision of our amended and restated certificate of incorporation, our stockholders may, with the affirmative vote of holders of 65% or more of the combined voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, adopt, amend or repeal any provision of our by-laws.

Transfer Restrictions

Our amended and restated certificate of incorporation will provide that an Owner (as defined in our amended and restated certificate of incorporation) of shares of Class A Common Stock or Class B Common Stock may not sell, exchange or otherwise transfer Ownership (as defined in our amended and restated certificate of incorporation) of such shares to any person who has made an Offer (as defined in our amended and restated certificate of incorporation) pursuant to such Offer unless such Offer relates to both Class A Common Stock and

Class B Common Stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both Class A Common Stock and Class B Common Stock, and the terms and conditions of such Offer or Offers as they relate to each of the shares of Class A Common Stock and the Class B Common Stock are Comparable (as defined in our amended and restated certificate of incorporation). We shall, to the extent required by law, note on the certificates of our common stock that shares represented by such certificates are subject to the restrictions set forth in this paragraph.

Additionally, it should be noted that based on existing shareholdings of Parent, we anticipate that New News Corporation will be subject to FATA following the distribution. As a result, an acquisition by a foreign person of the stock of New News Corporation may trigger section 18 of FATA. Failure to comply with the Australian legislation or policy may entitle the Australian Treasurer, upon a determination that the acquisition is against Australia’s national interest, to make a number of orders, including divestment of shares and the seeking of various other orders from an Australian court. An Australian court is specifically empowered under the legislation to make an order requiring New News Corporation to divest itself of its Australian businesses if such an order is considered the most appropriate means of protecting Australia’s national interest from excessive foreign control of Australian businesses. Our amended and restated certificate of incorporation will grant our board of directors the power to refuse to permit or honor transfers of our shares, or to redeem shares, where such transfers could result in any regulatory violation or certain other adverse consequences to our company.

The Australian Government has adopted a foreign investment policy in relation to investments in media (which includes daily newspapers, television and radio). Under this policy all foreign persons need to notify the Australian Government and get prior approval to make investments of 5% or more in the media sector, regardless of the value of the investment. There are also certain compulsory notification requirements under FATA where a person acquires a substantial interest in an Australian company, which may through the tracing provisions in FATA be triggered upon an acquisition of 15% or more of New News Corporation.

Stockholder Meetings

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, our amended and restated certificate of incorporation and amended and restated by-laws provide that special meetings of stockholders (i) may be called by the board of directors pursuant to a resolution approved by a majority of the total number of directors then constituting the entire board of directors, (ii) may be called by the chairman or a vice or deputy chairman of our board of directors or (iii) shall be called by the secretary of New News Corporation upon the written request of holders of record of not less than 20% of the outstanding shares of Class B Common Stock, proposing a proper matter for stockholder action under the DGCL at such special meeting, provided that (a) no such special meeting of stockholders shall be called pursuant to clause (iii) if the written request by such holders is received less than 135 days prior to the first anniversary of the date of the preceding annual meeting of stockholders of New News Corporation and (b) any special meeting called pursuant to clause (iii) shall be held not later than 100 days following receipt of the written request by such holders, on such date and at such time and place as determined by the board of directors.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, our amended and restated by-laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our board of directors or proposing other business must give our secretary written notice of the proposal at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. These stockholder proposal deadlines are subject to exceptions if the annual meeting date is set more than 30 days before or 70 days after such anniversary date, in which case notice by such stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the date of the current year’s annual meeting and not later than the close of business on the later of the 90th day prior to the date of the current year’s annual meeting, or the 10th day following the day on which public announcement of the date of the current year’s annual meeting is first made. If a special meeting of stockholders is called for the election of directors, a stockholder proposing to nominate a person for that election must give our secretary written notice of the proposal at our principal executive offices not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting. Our amended and restated by-laws prescribe specific information that any such stockholder notice must contain, including, without limitation, a description of the proposal, the reasons for the proposal, and other specified matters.

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and Preferred Stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of New News Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock or Series Common Stock, the holders of shares of Class A Common Stock, Class B Common Stock and, to the extent fixed by our board of directors with respect thereto, the Series Common Stock and Preferred Stock shall be entitled to receive all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the Series Common Stock or Preferred Stock, as so fixed by our board of directors).

Preferred Stock and Series Common Stock

Our amended and restated certificate of incorporation will authorize our board of directors to designate and issue from time to time one or more series of Preferred Stock or Series Common Stock without stockholder approval, provided that our board of directors shall not issue any shares of Preferred Stock or Series Common Stock which entitle the holders thereof to more than one vote per share without an affirmative vote of the majority of the holders capital stock of New News Corporation entitled to vote generally in the election of directors. Under the terms of our amended and restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to issue up to [•] shares of Preferred Stock and up to [•] shares of Series Common Stock, each in one or more series, without further action by the holders of our common stock. Our board of directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of Preferred Stock or Series Common Stock, the number of shares constituting any such class or series and the voting powers for each class or series.

Our board of director’s authority to issue Preferred Stock or Series Common Stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. See “Description of Our Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.” Our board of directors may issue Preferred Stock or Series Common Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of Preferred Stock and our board of directors has no present intention to issue any shares of Preferred Stock or Series Common Stock.

No Preemptive Rights

No holder of any New News Corporation common stock or any class authorized at the distribution date will have any preemptive rights to subscribe to any New News Corporation securities of any kind or class.

Listing

We intend to apply to list our shares of Class A Common Stock and Class B Common Stock on [•] under the symbols “[•]” and “[•],” respectively and intend that CDIs representing an interest in underlying Class A Common Stock and Class B Common Stock will be listed on the Australian Securities Exchange under the symbols “[•]” and “[•],” respectively.

Sale of Unregistered Securities

In connection with the internal reorganization, we issued [•] shares of our Class A Common Stock and [•] shares of our Class B Common Stock to Parent. We did not register the issuances of these shares under the Securities Act because such issuances did not constitute public offerings.

Limitation of Liability for Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation and amended and restated by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages by reason of the fact that he or she is or was a director or officer of New News Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of New News Corporation as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any expense, as the case may be. Our amended and restated by-laws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under such by-laws or the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance, at our own expense, to protect us, our directors, officers and certain employees for some liabilities, whether we would have the power to indemnify our directors, officers or employees from such liabilities under the DGCL or not. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, this provision does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We intend to obtain insurance policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance will provide coverage, subject to its terms and conditions, if New News Corporation is unable to (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement or the registration statement filed on Form 10.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

NEW NEWS CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of News Corporation:

We have audited the accompanying combined balance sheets of New News Corporation (the Company) as of June 30, 2012 and 2011, and the related combined statements of operations, comprehensive (loss) income, cash flows, and equity for each of the three years in the period ended June 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of New News Corporation at June 30, 2012 and 2011, and the combined results of its operations and its cash flows for each of the three years in the period ended June 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young LLP

New York, New York

December 20, 2012

NEW NEWS CORPORATION

COMBINED STATEMENTS OF OPERATIONS

(IN MILLIONS)

	For the years ended June 30,
	2012	2011	2010
Revenues	$8,654	$9,095	$8,752
Operating expenses	(5,122)	(5,234)	(5,008)
Selling, general and administrative	(2,750)	(2,648)	(2,931)
Depreciation and amortization	(483)	(430)	(414)
Impairment and restructuring charges	(2,763)	(25)	(19)
Equity earnings of affiliates	90	109	95
Interest, net	56	47	28
Other, net	(59)	47	(42)

(Loss) income before income tax benefit (expense)	(2,377)	961	461
Income tax benefit (expense)	337	(257)	(202)

Net (loss) income	(2,040)	704	259
Less: Net income attributable to noncontrolling interests	(35)	(26)	(16)

Net (loss) income attributable to New News Corporation	$(2,075)	$678	$243

The accompanying notes are an integral part of these audited combined financial statements.

NEW NEWS CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(IN MILLIONS)

	For the years ended June 30,
	2012	2011	2010
Net (loss) income	$(2,040)	$704	$259
Other comprehensive (loss) income:
Foreign currency translation adjustments	(345)	1,356	254
Unrealized holding gains on securities	—	2	1
Benefit plan adjustments	(144)	(10)	(10)

Other comprehensive (loss) income	(489)	1,348	245

Comprehensive (loss) income	(2,529)	2,052	504

Less: Net income attributable to noncontrolling interests	(35)	(26)	(16)
Less: Other comprehensive loss (income) attributable to noncontrolling interests	5	(14)	(1)

Comprehensive (loss) income attributable to New News Corporation	$(2,559)	$2,012	$487

The accompanying notes are an integral part of these audited combined financial statements.

NEW NEWS CORPORATION

COMBINED BALANCE SHEETS

(IN MILLIONS)

	As of June 30,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$1,133	$2,022
Receivables, net	1,369	1,503
Other	613	469

Total current assets	3,115	3,994

Non-current assets:
Investments	1,126	1,035
Property, plant and equipment, net	3,274	3,725
Intangible assets, net	2,461	3,925
Goodwill	2,588	3,966
Other non-current assets	526	363

Total assets	$13,090	$17,008

Liabilities and Equity:
Current liabilities:
Accounts payable	$284	$314
Accrued expenses	996	1,006
Deferred revenue	386	447
Other current liabilities	801	801

Total current liabilities	2,467	2,568

Non-current liabilities:
Other liabilities	778	632
Deferred income taxes	926	1,379

Commitments and contingencies

Total equity	8,919	12,429

Total liabilities and equity	$13,090	$17,008

The accompanying notes are an integral part of these audited combined financial statements.

NEW NEWS CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the years ended June 30,
	2012	2011	2010
Operating activities:
Net (loss) income	$(2,040)	$704	$259
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	483	430	414
Equity earnings of affiliates	(90)	(109)	(95)
Cash distributions received from affiliates	185	159	90
Impairment charges (net of tax of $454 million for the year ended June 30, 2012)	2,153	—	—
Other, net	59	(47)	42
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	96	132	(67)
Inventories, net	(6)	(13)	25
Accounts payable and other liabilities	11	75	379

Net cash provided by operating activities	851	1,331	1,047

Investing activities:
Property, plant and equipment, net of acquisitions	(375)	(549)	(328)
Acquisitions, net of cash acquired	(92)	(397)	(77)
Investments in equity affiliates	(33)	(10)	(45)
Other investments	(230)	1	(1)
Proceeds from dispositions	71	74	856

Net cash (used in) provided by investing activities	(659)	(881)	405

Financing activities:
Net transfers (to) from Parent and affiliates	(993)	293	(1,226)
Borrowings	—	16	—
Repayment of borrowings	—	(16)	(1)
Dividends paid	(13)	(10)	(5)
Purchase of subsidiary shares from noncontrolling interests	—	(13)	—
Other, net	—	—	2

Net cash (used in) provided by financing activities	(1,006)	270	(1,230)

Net (decrease) increase in cash and cash equivalents	(814)	720	222
Cash and cash equivalents, beginning of year	2,022	1,080	844
Exchange movement on opening cash balance	(75)	222	14

Cash and cash equivalents, end of year	$1,133	$2,022	$1,080

The accompanying notes are an integral part of these audited combined financial statements.

NEW NEWS CORPORATION

COMBINED STATEMENTS OF EQUITY

(IN MILLIONS)

	Parent Company Investment	Accumulated Other Comprehensive (Loss) Income	Total New News Corporation Equity	Noncontrolling Interests	Total Equity
Balance, June 30, 2009	$10,800	$(47)	$10,753	$56	$10,809
Net income	243	—	243	16	259
Other comprehensive income	—	244	244	1	245
Other	—	—	—	(14)	(14)
Net decrease in Parent company investment	(1,207)	—	(1,207)	—	(1,207)

Balance, June 30, 2010	9,836	197	10,033	59	10,092
Net income	678	—	678	26	704
Other comprehensive income	—	1,334	1,334	14	1,348
Other	—	—	—	(4)	(4)
Net increase in Parent company investment	289	—	289	—	289

Balance, June 30, 2011	10,803	1,531	12,334	95	12,429
Net (loss) income	(2,075)	—	(2,075)	35	(2,040)
Other comprehensive loss	—	(484)	(484)	(5)	(489)
Other	—	—	—	(15)	(15)
Net decrease in Parent company investment	(966)	—	(966)	—	(966)

Balance, June 30, 2012	$7,762	$1,047	$8,809	$110	$8,919

The accompanying notes are an integral part of these audited combined financial statements.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Proposed Distribution

On June 28, 2012, News Corporation (“Parent”) announced its intent to pursue the separation of its business into two separate independent public companies, one of which will hold Parent’s global media and entertainment businesses and another which will hold the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. On December 4, 2012, the board of directors of Parent authorized management to proceed with the proposed distribution, subject to the satisfaction or waiver of certain conditions and the board of directors’ ongoing consideration of the transaction and its final approval, which may not be granted.

To effect the distribution, Parent will first undertake an internal reorganization. Following the internal reorganization, Parent will distribute all of the shares of New News Corporation common stock to its stockholders on a pro rata basis. After the distribution, Parent will not own any equity interest in New News Corporation, and New News Corporation will operate independently from Parent. Parent’s stockholders will not be required to vote to effectuate the distribution. However, in order to effectuate the distribution in the manner discussed in this information statement, Parent will be required to amend its Restated Certificate of Incorporation, and Parent will hold a Special Meeting in connection therewith.

The internal reorganization and, in turn, the distribution, are subject to the satisfaction, or waiver by Parent, of a number of conditions. Additionally, Parent may determine not to complete the internal reorganization or the distribution if, at any time, the board of directors of Parent determines, in its sole and absolute discretion, that the distribution is not in the best interest of Parent or its stockholders or is otherwise not advisable.

Unless the context otherwise requires, references in these Notes to the Combined Financial Statements to New News Corporation, “we”, “us” and “our” refer to New News Corporation and its combined subsidiaries. References in these Notes to “Parent” refers to News Corporation, a Delaware corporation and its consolidated subsidiaries (other than, after the distribution, New News Corporation and its combined subsidiaries), unless the context requires.

Basis of presentation

These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Parent. These statements reflect the combined historical results of operations, financial position and cash flows of Parent’s publishing businesses, its education division and other Australian assets in accordance with U.S. generally accepted accounting principles (“GAAP”). For ease of reference, these combined financial statements are collectively referred to as those of New News Corporation.

These financial statements are presented as if such businesses had been combined for all periods presented. All intercompany transactions and accounts within New News Corporation have been eliminated. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the distribution all of the assets and liabilities presented are wholly-owned by Parent and are being transferred to the New News Corporation combined group at carry-over basis, although, New News Corporation’s investment in Sky Network Television Ltd. will be retained by Parent post-distribution. The combined statements of operations include allocations for certain support functions that are provided on a centralized basis within Parent and not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. Parent does not routinely allocate these costs to any of its business units. These expenses have been allocated to New News Corporation on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, operating income, headcount or other measures of New News Corporation. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Parent are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by New News Corporation and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if New News Corporation had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Cash is managed centrally with net earnings reinvested locally and working capital requirements met from existing liquid funds. Accordingly, the cash and cash equivalents held by Parent at the corporate level were not attributed to New News Corporation for any of the periods presented. New News Corporation reflects transfers of cash to and from Parent’s cash management system as a component of Net parent company investment.

The income tax (benefit) provision in the combined statements of operations has been calculated as if New News Corporation filed a separate tax return and was operating as a stand-alone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of New News Corporation’s actual tax balances prior to or subsequent to the distribution.

New News Corporation manages and reports its businesses in the following four segments (News and Information Services, Digital Real Estate Services, Book Publishing and Other). (See Note 13—Segment Information for further discussion of each of the segments).

New News Corporation doubled its stake in FOX SPORTS Australia to 100% as part of its acquisition of Consolidated Media Holdings Ltd. (“CMH”), in November 2012. Accordingly, the results of FOX SPORTS Australia will be included within a new Cable Network Programming segment beginning in November 2012. (See Note 16 – Subsequent Events for further discussion of the CMH acquisition).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The combined financial statements include certain assets and liabilities that have historically been held at Parent’s corporate level but are specifically identifiable or otherwise attributable to New News Corporation. All significant intracompany transactions and accounts within New News Corporation’s combined businesses have been eliminated. All significant intercompany transactions between Parent and New News Corporation have been included within Parent company investment in these combined financial statements.

Changes in New News Corporation’s ownership interest in a consolidated subsidiary where a controlling financial interest is retained are accounted for as a capital transaction. When New News Corporation ceases to have a controlling interest in a consolidated subsidiary New News Corporation will recognize a gain or loss in the combined statements of operations upon deconsolidation.

New News Corporation’s fiscal year ends on the Sunday closest to June 30. Fiscal 2012 and fiscal 2010 included 52 weeks, while fiscal 2011 included 53 weeks with the 53rd week falling in the fourth fiscal quarter. All references to June 30, 2012, June 30, 2011 and June 30, 2010 relate to the twelve month periods ended July 1, 2012, July 3, 2011 and June 27, 2010, respectively. For convenience purposes, New News Corporation continues to date its financial statements as of June 30.

Use of estimates

The preparation of New News Corporation’s combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the combined financial statements and accompanying disclosures. Actual results could differ from those estimates.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

Concentration of credit risk

Cash and cash equivalents are maintained with several financial institutions. New News Corporation has deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

Receivables, net

Receivables are presented net of an allowance for returns and doubtful accounts, which is an estimate of amounts that may not be collectible. In determining the allowance for returns, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of New News Corporation’s products. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return. The allowance for doubtful accounts is estimated based on historical experience, receivable aging, current economic trends and specific identification of certain receivables that are at risk of not being paid.

Receivables, net consist of:

	As of June 30,
	2012	2011
	(in millions)
Receivables	$1,555	$1,730
Allowances for returns and doubtful accounts	(186)	(227)

Receivables, net	$1,369	$1,503

New News Corporation’s receivables did not represent significant concentrations of credit risk as of June 30, 2012 or June 30, 2011 due to the wide variety of customers, markets and geographic areas to which New News Corporation’s products and services are sold.

Inventories

Inventories are valued at the lower of cost or market. Cost is primarily determined by the weighted average cost method or by specific identification. New News Corporation records a reserve for excess and obsolete inventory based upon a calculation using the historical usage rates, sales patterns of its products and specifically identified obsolete inventory.

Prepublication costs

New News Corporation capitalizes the art, prepress, outside editorial, digital conversion and other costs incurred in the creation of the master copy of a book or other media (the “prepublication costs”). Prepublication costs are amortized from the year of publication over their estimated useful lives, using the straight-line method. New News Corporation regularly reviews the recoverability of the capitalized costs based on expected future

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

revenues. Prepublications costs capitalized as of June 30, 2012 and 2011 were $32 million and $36 million, respectively. Amortization of prepublication costs for the fiscal years ended June 30, 2012, 2011 and 2010 was $37 million, $36 million and $39 million, respectively.

Investments

Investments in and advances to equity or joint ventures in which New News Corporation has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when New News Corporation owns an interest between 20% and 50% and exercises significant influence.

Under the equity method of accounting New News Corporation includes its investment and amounts due to and from its equity method investments in its combined balance sheets. New News Corporation’s combined statements of operations include New News Corporation’s share of the investees’ earnings (losses) and New News Corporation’s combined statements of cash flows include all cash received from or paid to the investee.

The difference between New News Corporation’s investment and its share of the fair value of the underlying net assets of the investee is first allocated to either finite-lived intangibles or indefinite-lived intangibles and the balance is attributed to goodwill. New News Corporation follows ASC 350, “Intangibles—Goodwill and Other” (“ASC 350”), which requires that equity method finite-lived intangibles be amortized over their estimated useful life while indefinite-lived intangibles and goodwill are not amortized.

Investments in which New News Corporation has no significant influence (generally less than a 20% ownership interest) or does not exert significant influence are designated as available-for-sale investments if readily determinable market values are available. If an investment’s fair value is not readily determinable, New News Corporation accounts for its investment at cost. New News Corporation reports available-for-sale investments at fair value based on quoted market prices. Unrealized gains and losses on available-for-sale investments are included in accumulated other comprehensive income, net of applicable taxes and other adjustments until the investment is sold or considered impaired. Dividends and other distributions of earnings from available-for-sale investments and cost investments are included in Interest, net in the combined statements of operations when declared.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of 3 to 50 years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred. Changes in circumstances, such as technological advances or changes to New News Corporation’s business model or capital strategy could result in the actual useful lives differing from New News Corporation’s estimates. In those cases where New News Corporation determines that the useful life of buildings and equipment should be shortened, New News Corporation would depreciate the asset over its revised remaining useful life, thereby increasing depreciation expense.

Capitalized Software

In accordance with ASC 350-40 “Internal-use Software”, New News Corporation capitalizes certain costs incurred in connection with developing or obtaining internal use software. Costs incurred in the preliminary project stage are expensed. All direct external costs incurred to develop internal use software during the

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

development stage are capitalized and amortized using the straight-line method over the remaining useful lives. Costs such as maintenance and training are expensed as incurred.

New News Corporation also capitalized certain costs in accordance with ASC 985-20 “Costs of Software to Be Sold, Leased, or Marketed.” The costs incurred for the development of computer software are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Amortization of capitalized software development costs begins when the product is available for general release to customers and is computed on a product-by-product basis at a rate not less than the straight-line method over the remaining estimated useful life of the product, generally five years. Research and development costs are charged to expense as incurred.

Royalty Advances to Authors

Royalty advances are initially capitalized and subsequently expensed as related revenues are earned or when New News Corporation determines future recovery is not probable, usually within 6 to 12 months of publication. New News Corporation has a long history of providing authors with royalty advances, and it tracks each advance earned with respect to the sale of the related publication. Historically, the longer the unearned portion of the advance remains outstanding, the less likely it is that New News Corporation will recover the advance through the sale of the publication. New News Corporation applies this historical experience to its existing outstanding royalty advances to estimate the likelihood of recovery and a provision is established to write-off the unearned advance between 6 and 12 months after publication. Additionally, New News Corporation reviews its portfolio of unpublished royalty advances to determine if individual royalty advances are not recoverable for discrete reasons, such as the death of an author prior to completion of a title or titles, a company decision to not publish a title, poor market demand or other relevant factors that could impact recoverability. Based on this information, the portion of any advance that New News Corporation believes is not recoverable is expensed.

Goodwill and intangible assets

New News Corporation has a significant amount of intangible assets, including goodwill, newspaper mastheads, distribution networks, publishing rights and other copyright products and trademarks. Goodwill is recorded as the difference between the cost of acquiring entities and amounts assigned to their tangible and identifiable intangible net assets. In accordance with ASC 350, New News Corporation’s goodwill and indefinite-lived intangible assets are tested annually for impairment or earlier if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. Intangible assets with finite lives are generally amortized over their estimated useful lives. The impairment assessment of indefinite-lived intangibles compares the fair value of these intangible assets to their carrying value.

New News Corporation’s goodwill impairment reviews are performed using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Asset impairments

Investments

Equity method investments are regularly reviewed for impairment by initially comparing their fair value to their respective carrying amounts each quarter. New News Corporation determines the fair value of its public company investments by reference to their publicly traded stock price. With respect to private company investments, New News Corporation makes its estimate of fair value by considering other available information, including recent investee equity transactions, discounted cash flow analyses, estimates based on comparable public company operating multiples and, in certain situations, balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of the time and extent to which the market value has been below cost, the financial condition and near-term prospects of the issuer, the intent and ability of New News Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value and other factors influencing the fair market value, such as general market conditions.

New News Corporation regularly reviews available-for-sale investment securities for other-than-temporary impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, New News Corporation’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security.

New News Corporation regularly reviews investments accounted for at cost for other-than-temporary impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related estimated fair value, the duration of the estimated fair value decline, New News Corporation’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security.

Long-lived assets

ASC 360, “Property, Plant, and Equipment,” (“ASC 360”) and ASC 350 require that New News Corporation periodically reviews the carrying amounts of its long-lived assets, including property, plant and equipment and finite-lived intangible assets, to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized if the carrying value of such asset exceeds its fair value. New News Corporation generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less their costs to sell.

Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the fees are fixed or determinable, the product or service has been delivered and collectability is reasonably assured. New News Corporation considers the terms of each arrangement to determine the appropriate accounting treatment.

News and Information Services

Advertising revenues from the publication of newspapers are recognized when advertisements are published in newspapers or placed on digital platforms or, with respect to certain digital advertising, each time a user either

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clicks on or views certain ads, net of commissions and provisions for estimated sales incentives including rebates, rate adjustments and discounts. Advertising revenues from integrated marketing services are recognized when free standing inserts are published or over the time period in which in-store marketing services are performed. Billings to clients and payments received in advance of the performance of services or delivery of products, are recorded as deferred revenue until the services are performed or the product is delivered.

Circulation and information services revenues include single-copy and subscription revenues. Circulation revenues are based on the number of copies of the printed newspaper (through home-delivery subscriptions and single-copy sales) and digital subscriptions sold and the rates charged to the respective customers. Single-copy revenue is recognized based on date of publication, net of provisions for related returns. Proceeds from print, digital and electronic information service subscription revenues are deferred at the time of sale and are recognized in earnings on a pro rata basis over the terms of the subscriptions.

Other revenues are recognized when the related services are performed or the product has been delivered.

Book Publishing

Revenue from the sale of books for distribution in the retail channel is primarily recognized when risks and benefits transfer to the customer, or when the product is on sale and available to the public. Revenue for e-books, which is the net amount received from the retailer, is generally recognized upon electronic delivery to the customer by the retailer. Revenue is also reported net of any amounts billed to customers for taxes which are remitted to government authorities.

Digital Real Estate Services

Advertising revenues from providing real estate online advertising and related services are recognized when the service is delivered.

Sales returns

Consistent with industry practice, certain of New News Corporation’s products, such as books and newspapers, are sold with the right of return. New News Corporation records, as a reduction of revenue, the estimated impact of such returns. In determining the estimate of product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of New News Corporation’s product. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return.

Barter transactions

New News Corporation also enters into transactions that exchange advertising space in our publications for advertising within other media publications which are recorded at the lesser of estimated fair value of the advertising received or given in accordance with the provisions of ASC 605-20-25, “Advertising Barter Transactions.” Revenue from barter transactions is recognized when advertising is provided, and expenses are recognized when services are received. Revenue from barter transactions included in the combined statements of operations was $36 million in fiscal 2012, $33 million in fiscal 2011 and $32 million in fiscal 2010. Expense from barter transactions included in the combined statements of operations was $36 million in fiscal 2012 and fiscal 2011 and $32 million in fiscal 2010.

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Advertising expenses

New News Corporation expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses—Advertising Cost.” Advertising and promotional expenses recognized totaled $388 million, $390 million and $339 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

Shipping and Handling

Costs incurred for shipping and handling are reflected in Operating expenses in the combined statements of operations.

Translation of foreign currencies

Foreign subsidiaries and affiliates are translated into U.S. dollars using the current rate method, whereby trading results are converted at the average rate of exchange for the period and assets and liabilities are converted at the closing rates on the period end date. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income. Gains and losses from foreign currency transactions are included in income for the period.

Income taxes

New News Corporation accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries to the extent amounts are expected to be reinvested indefinitely.

Equity based compensation

New News Corporation employees have historically participated in Parent’s equity-based compensation plans. Equity-based compensation expense has been allocated to New News Corporation based on the awards and terms previously granted to New News Corporation employees. Until consummation of the distribution, New News Corporation will continue to participate in Parent’s equity-based compensation plans and record equity-based compensation expense based on the equity-based awards granted to New News Corporation’s employees. Equity-based awards are accounted for in accordance with ASC 718, “Compensation—Stock Compensation” (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees. (See Note 8—Equity Based Compensation).

Fair Value Measurements

New News Corporation has various financial instruments that are measured at fair value on a recurring basis, including certain marketable securities and derivatives. New News Corporation also applies the provisions

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of fair value measurement to various non-recurring measurements for New News Corporation’s non-financial assets and liabilities. In accordance with ASC 820 “Fair Value Measurements,” New News Corporation measures assets and liabilities using inputs from the following three levels of the fair value hierarchy: (i) inputs that are quoted prices in active markets (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) inputs that require the entity to use its own assumptions about market participant assumptions (“Level 3”).

New News Corporation’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. New News Corporation reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually as of June 30 for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

Financial Instruments and Derivatives

The carrying value of New News Corporation’s financial instruments, including cash and cash equivalents and cost investments, approximate fair value. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market which are considered to be Level 2 measurements. New News Corporation monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments. New News Corporation is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. As of June 30, 2012, New News Corporation did not anticipate nonperformance by any of the counterparties.

ASC 815, “Derivatives and Hedging” (“ASC 815”), requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet at fair value as either an asset or a liability. ASC 815 also requires that changes in the fair value of recorded derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. New News Corporation uses financial instruments to hedge its limited exposures to foreign currency exchange risks primarily associated with payments made to manufacturers and author royalty payments. These derivative contracts are economic hedges and are not designated as cash flow hedges. New News Corporation records the changes in the fair value of these items in current earnings. The notional amount of foreign exchange forward contracts with foreign currency risk outstanding as of June 30, 2012 and June 30, 2011 was not material. Foreign exchange forward contracts recorded in the underlying hedged balances as of June 30, 2012 and June 30, 2011 were not material.

Recently Issued Accounting Guidance

In September 2011, the FASB issued ASU 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value before applying the two-step goodwill impairment model that is currently in place. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. ASU 2011-08 is effective for New News Corporation for annual and interim goodwill impairment tests performed beginning July 1, 2012. The adoption of ASU 2011-08 did not have a significant impact on New News Corporation’s combined financial statements.

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In July 2012, the FASB issued ASU 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”), which permits an entity to make a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit’s indefinite-lived intangible asset is less than the asset’s carrying value before applying a quantitative impairment assessment. If it is determined through the qualitative assessment that the fair value of a reporting unit’s indefinite-lived intangible asset is more likely than not greater than the asset’s carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. ASU 2012-02 is effective for New News Corporation for annual and interim indefinite-lived intangible asset impairment tests performed beginning July 1, 2013, however, early adoption is permitted. New News Corporation does not expect the adoption of ASU 2012-02 will have a significant impact on its combined financial statements.

NOTE 3. ACQUISITIONS, DISPOSALS AND OTHER TRANSACTIONS

Fiscal 2012

Acquisitions

In July 2011, New News Corporation acquired Kidspot.com.au Limited, a pregnancy and parenting website, for approximately $50 million in cash.

Dispositions

In May 2012, New News Corporation sold its former U.K. newspaper division headquarters located in East London, which it relocated from in August 2010, for consideration of approximately £150 million (approximately $235 million), of which £25 million (approximately $39 million) was received on closing of the sale. The remaining £125 million (approximately $196 million) is in the form of a secured note and New News Corporation will receive £25 million (approximately $39 million) on May 31, 2013, and annually thereafter until May 31, 2017. New News Corporation recorded a loss of approximately $22 million on this transaction, which was included in Other, net in the combined statements of operations for the fiscal year ended June 30, 2012.

Other

In July 2011, Parent announced that it would close its publication, The News of the World, after allegations of phone hacking and payments to public officials. As a result of Parent’s approval of the shutdown of The News of the World, Parent reorganized portions of the U.K. newspaper business and recorded restructuring charges in fiscal 2012 primarily for termination benefits and certain organizational restructuring at the U.K. newspapers. (See Note 4—Restructuring Programs). Parent and New News Corporation are subject to several ongoing investigations by U.K. and U.S. regulators and governmental authorities relating to phone hacking, illegal data access, inappropriate payments to public officials and related matters at The News of the World and The Sun. New News Corporation, together with Parent, is cooperating with these investigations. In addition, New News Corporation has admitted liability in a number of civil cases related to the phone hacking allegations and has settled a number of cases. Parent created an independently-chaired Management & Standards Committee (the “MSC”) to ensure cooperation with all relevant investigations and inquiries into The News of the World matters and all other related issues. The MSC conducts its own internal investigation where appropriate. The MSC has an independent Chairman, Lord Grabiner QC, and reports directly to Gerson Zweifach, Senior Executive Vice President and Group General Counsel of Parent. Mr. Zweifach reports to the independent members of the Board of Directors of Parent (the “Parent Board”) through their representative Viet Dinh, an independent director and Chairman of Parent’s Nominating and Corporate Governance Committee. The independent directors of the

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Parent Board have retained independent outside counsel and are actively engaged in these matters. The MSC conducted an internal investigation of the three other titles at NI Group Limited (“News International”) and engaged independent outside counsel to advise it on these investigations and all other matters it handles. As a result of these matters, News International has instituted governance reforms and issued certain enhanced policies to its employees. (See Note 10—Commitments and Contingencies)

Fiscal 2011

In fiscal 2011, New News Corporation acquired Wireless Generation, a digital education company, for cash. Total consideration was approximately $390 million, which included the equity purchase and the repayment of Wireless Generation’s outstanding debt.

Fiscal 2010

During fiscal year 2010, New News Corporation completed two transactions related to its financial indexes businesses:

New News Corporation sold its 33% interest in STOXX AG (“STOXX”), a European market index provider, to its partners, Deutsche Börse AG and SIX Group AG, for approximately $295.8 million in cash. New News Corporation was entitled to receive additional consideration if STOXX achieved certain revenue targets in calendar year 2010. These revenue targets were met and in June 2011, New News Corporation received additional consideration of approximately $43 million which was included in Other, net in the combined statements of operations for the fiscal year ended June 30, 2011.

New News Corporation and CME Group Inc. (“CME”) formed a joint venture to operate a global financial index service business (the “Venture”), to which New News Corporation contributed its Dow Jones Indexes business valued at $675 million. This represents the estimated exit price to sell the asset group based upon a third party valuation considering offers received from market participants interested in purchasing the business at $675 million (which included New News Corporation’s agreement to provide to the Venture an annual media credit for advertising on New News Corporation’s Dow Jones media properties averaging approximately $3.5 million a year for a ten year term). CME contributed a business to the Venture which provides certain market data services valued at $608 million. New News Corporation and CME own 10% and 90% of the Venture, respectively. The Venture issued approximately $613 million in third-party debt due in March 2018 that has been guaranteed by CME (the “Venture Financing”). The Venture used the proceeds from the debt issuance to make a special distribution at the time of the closing of approximately $600 million solely to New News Corporation. New News Corporation agreed to indemnify CME with respect to any payments of principal, premium and interest that CME makes under its guarantee of the Venture Financing and certain refinancing of such debt. In the event New News Corporation is required to perform under this indemnity, New News Corporation will be subrogated to and acquire all rights of CME. The maximum potential amount of undiscounted future payments related to this indemnity was approximately $775 million as of June 30, 2012. New News Corporation has made a determination that there is no recognition of this potential future payment in the accompanying financial statements as the likelihood of New News Corporation having to perform under this indemnity is not probable.

New News Corporation has the right to cause the Venture to purchase its 10% interest at fair market value in 2016 and the Venture has the right to call New News Corporation’s 10% interest at fair market value in 2017.

New News Corporation’s interest in the Venture was recorded at fair value of $67.5 million, which was determined using an earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple and

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

market-based valuation approach methodologies, and is now accounted for under the cost method of accounting. The net income, assets, liabilities, and cash flow attributable to the Dow Jones Indexes business are not material to New News Corporation in any of the periods presented and, accordingly, have not been presented separately.

New News Corporation recorded a combined loss of approximately $23 million on both of these transactions, which was included in Other, net in the combined statements of operations for the fiscal year ended June 30, 2010. The combined loss of $23 million was comprised of the loss on the disposition of the Dow Jones Indexes business and a gain on the sale of New News Corporation’s STOXX investment. The disposition of the Dow Jones Indexes business resulted in a loss of $76.7 million. New News Corporation calculated the loss in accordance with ASC 810 “Consolidation” as the fair value of the consideration received, which included cash and New News Corporation’s 10% interest retained in the joint venture less a) the aggregate carrying amount of Dow Jones Indexes’ assets and liabilities and b) the 10-year annual media credit for advertising on New News Corporation’s Dow Jones media properties.

	For the year ended June 30, 2010
	Dow Jones Indexes		STOXX	Combined
	(in millions)
Cash received		$607.5	$295.8	$903.3
Fair value of 10% interest retained in joint venture		67.5	—	67.5
Less: aggregate carrying amount		(717.0)	(242.2)	(959.2)
Less: 10-year annual media credit for advertising		(34.7)	—	(34.7)

(Loss) gain on disposition (a)	$(76.7)		$53.6	$(23.1)

(a)

As noted above, New News Corporation received additional consideration of approximately $43 million relating to the STOXX transaction which was included in Other, net in the combined statements of operations for the fiscal year ended June 30, 2011.

In fiscal 2012, CME and The McGraw-Hill Companies Inc. (“McGraw-Hill”) entered into an agreement to form a new index business joint venture (the “new Venture”). Under this agreement, CME contributed the Dow Jones Indexes business and McGraw-Hill contributed the S&P Indexes business. New News Corporation, CME and McGraw-Hill own approximately 3%, 24% and 73% of the new Venture, respectively.

NOTE 4. RESTRUCTURING PROGRAMS

Fiscal 2012

In fiscal 2012, New News Corporation recorded restructuring charges of $156 million, of which $151 million related to the newspaper businesses. New News Corporation commenced the reorganization of portions of the newspaper businesses and recorded restructuring charges primarily for termination benefits as a result of the shutdown of The News of the World, certain organizational restructurings at other newspapers and the shutdown of a regional newspaper.

Fiscal 2011

In fiscal 2011, New News Corporation recorded restructuring charges of approximately $25 million related to termination benefits recorded at the newspaper businesses.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Fiscal 2010

In fiscal 2010, New News Corporation recorded restructuring charges of approximately $19 million related to termination benefits recorded at the newspaper businesses.

Changes in the program liabilities were as follows:

	One time termination benefits	Facility related costs	Other costs	Total
	(in millions)
Balance, June 30, 2009	$32	$14	$2	$48
Additions	19	—	—	19
Payments	(29)	(2)	(2)	(33)
Other	(2)	—	—	(2)

Balance, June 30, 2010	$20	$12	$—	$32
Additions	25	—	—	25
Payments	(23)	(2)	—	(25)
Other	1	—	—	1

Balance, June 30, 2011	$23	$10	$—	$33
Additions	126	2	28	156
Payments	(98)	(4)	(15)	(117)
Other	—	—	(13)	(13)

Balance, June 30, 2012	$51	$8	$—	$59

New News Corporation expects to record an additional $16 million of restructuring charges, principally related to additional termination benefits at the newspaper businesses. As of June 30, 2012, restructuring liabilities of approximately $53 million and $6 million were included in the combined balance sheets in other current liabilities and other liabilities, respectively.

Dow Jones

As a result of the Dow Jones acquisition, in fiscal 2008, New News Corporation established and approved plans to integrate the acquired operations into New News Corporation’s News and Information Services segment. The cost to implement these plans consisted of separation payments for certain Dow Jones executives under the change in control plan Dow Jones had established prior to the acquisition, non-cancelable lease commitments and lease termination charges for leased facilities and other contract termination costs associated with the restructuring activities. As of June 30, 2012, all of the material aspects of the plans have been completed and the substantial remaining obligation pertains to the lease termination charges for leased facilities of approximately $40 million.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. INVESTMENTS

New News Corporation’s investments were comprised of the following:

		Ownership Percentage	As of June 30,
			2012		2011
			(in millions)
Equity method investments:
Sky Network Television Ltd. (a)	New Zealand media company	44%		$390	$424
Foxtel	Australia pay television	25%		198	176
FOX SPORTS Australia	Australia sports cable network programming	50%		171	200
Other equity method investments		various		35	129
Other investments		various		332	106

Total Investments			$1,126		$1,035

(a)

The market value of New News Corporation’s investment in Sky Network Television Ltd. was $657 million and was valued using quoted market prices as of June 30, 2012. For the fiscal years ended June 30, 2012 and 2011, New News Corporation received dividends from Sky Network Television Ltd. of $64 million and $19 million, respectively.

Equity Earnings of Affiliates

New News Corporation’s share of the earnings of its equity affiliates was as follows:

	For the years ended June 30,
	2012		2011	2010
	(in millions)
Direct Broadcast Satellite and Cable Channel equity affiliates	$114		$114	$94
Other equity affiliates		(24)	(5)	1

Total Equity earnings of affiliates (a)		$90	$109	$95

(a)

New News Corporation’s investment in one of its affiliates exceeded its equity in the underlying net assets by approximately $203 million and $215 million as of June 30, 2012 and 2011, respectively, which represented the excess cost over New News Corporation’s proportionate share of its investment’s underlying net assets. This has been allocated between finite-lived intangible assets, indefinite-lived intangible assets and goodwill. The finite-lived intangible assets primarily represent trade names and subscriber lists with a weighted average useful life as of June 30, 2012 and 2011 of 17 years.

In accordance with ASC 350, New News Corporation amortized $2 million in both fiscal 2012 and fiscal 2011, related to amounts allocated to finite-lived intangible assets. Such amortization is reflected in Equity earnings of affiliates in the combined statements of operations.

In May 2012, Foxtel, a cable and satellite television service in Australia, in which New News Corporation at the time owned a 25% interest, purchased Austar United Communications Ltd. (“Austar”) to create a national subscription television service in Australia. The transaction was funded by Foxtel bank debt and Foxtel’s shareholders made pro rata capital contributions in the form of subordinated shareholder notes based on their respective ownership interest. New News Corporation’s share of the funding contribution was approximately $230 million and is reflected as other investments. The subordinated shareholder note has a maximum term of 15 years, with interest payable on June 30th each year and at maturity. The subordinated shareholder note can be repaid in 10 years provided that Foxtel’s senior debt has been repaid. Upon maturity, the principal advanced will be repayable.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Impairments of investments

New News Corporation regularly reviews its investments for impairments based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, New News Corporation’s ability to hold its investment until recovery and the investment’s financial strength and specific prospects. New News Corporation recorded write-offs of its investments in the fiscal years ended June 30, 2012, 2011 and 2010 of $30 million, nil and $3 million, respectively. These write-offs were reflected in Other, net in the combined statements of operations. In addition, New News Corporation recorded an impairment charge of $14 million related to one of its equity method investments during the fiscal year ended June 30, 2012 which was reflected in Equity earnings of affiliates in the combined statements of operations. These write-offs and impairment were taken as a result of either the deteriorating financial position of the investee or due to a permanent impairment resulting from sustained losses and limited prospects for recovery.

Summarized financial information

Summarized financial information for the significant equity affiliates, including FOX SPORTS Australia, Foxtel and Sky Network Television Ltd., accounted for under the equity method was as follows:

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Revenues	$3,610	$3,226	$2,731
Operating income	470	468	367
Net income	352	357	273

	As of June 30,
	2012	2011
	(in millions)
Current assets	$789	$550
Non-current assets	5,064	2,636
Current liabilities	958	720
Non-current liabilities	4,153	1,676

Summarized financial information for FOX SPORTS Australia was as follows:

	For the years ended June 30,
	2012		2011	2010
	(in millions)
Revenues	$484		$444	$373
Operating income (a)		137	135	126
Net income		79	82	82

	As of June 30,
	2012		2011
	(in millions)
Current assets	$176		$189
Non-current assets		495	438
Current liabilities		120	116
Non-current liabilities		395	421

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

(a)

Includes Depreciation and amortization of $9 million, $9 million and $7 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively. Operating income less depreciation and amortization was $146 million, $144 million and $133 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

	Useful Lives	As of June 30,
		2012		2011
		(in millions)
Land		$190		$229
Buildings and leaseholds	3 to 50 years		2,029	2,412
Machinery and equipment (a)	3 to 30 years		3,186	3,149

			5,405	5,790
Less: accumulated depreciation and amortization (b)			(2,310)	(2,350)

			3,095	3,440
Construction in progress			179	285

Total Property, plant and equipment, net		$3,274		$3,725

(a)	Includes capitalized software of approximately $521 million and $426 million as of June 30, 2012 and 2011, respectively.
(b)	Includes accumulated amortization of capitalized software of approximately $176 million and $116 million as of June 30, 2012 and 2011, respectively.

Depreciation and amortization related to property, plant and equipment was $406 million, $356 million and $337 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively. This includes amortization of capitalized software of $122 million, $84 million and $77 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

Total operating lease expense was approximately $147 million, $155 million and $154 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying values of New News Corporation’s intangible assets and related accumulated amortization for the fiscal years ended June 30, 2012 and 2011 were as follows:

	Intangible Assets Not Subject to Amortization						Amortizable Intangible Assets, Net
	Newspaper Mastheads		Distribution Networks	Imprints	Other	Total	Publishing Rights (a)	Other Intangible Assets, Net (b)	Total		Total Intangible Assets, Net
	(in millions)
Balance, June 30, 2010	$2,010		$751	$162	$13	$2,936	$315	$432	$747		$3,683
Acquisitions		—	—	—	—	—	—	85		85	85
Foreign exchange		224	3	1	3	231	—	8		8	239
Amortization		—	—	—	—	—	(13)	(61)		(74)	(74)
Dispositions		(5)	—	—	—	(5)	—	(3)		(3)	(8)

Balance, June 30, 2011		$2,229	$754	$163	$16	$3,162	$302	$461	$763		$3,925

Acquisitions		—	—	—	—	—	—	31		31	31
Foreign exchange		(65)	(3)	—	(1)	(69)	—	(2)		(2)	(71)
Amortization		—	—	—	—	—	(13)	(64)		(77)	(77)
Impairments		(947)	(353)	—	—	(1,300)	—	—		—	(1,300)
Adjustments (c)		(47)	—	—	—	(47)	—	—		—	(47)

Balance, June 30, 2012		$1,170	$398	$163	$15	$1,746	$289	$426		$715	$2,461

(a)	Net of accumulated amortization of $62 million and $49 million as of June 30, 2012 and 2011, respectively. The average useful life of publishing rights is 30 years.
(b)	Net of accumulated amortization of $303 million and $239 million as of June 30, 2012 and 2011, respectively. The average useful life of other intangible assets ranges from 2 to 40 years.
(c)	Related to assets held for sale.

Amortization related to amortizable intangible assets, net was $77 million, $74 million and $77 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

Based on the current amount of amortizable intangible assets, net, the estimated amortization expense for each of the succeeding five fiscal years is as follows: 2013—$77 million; 2014—$71 million; 2015—$66 million; 2016—$58 million; and 2017—$54 million. These amounts may vary as acquisitions and disposals occur in the future and as purchase price allocations are finalized.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

The changes in the carrying value of goodwill, by segment, are as follows:

	News and Information Services	Digital Real Estate Services	Book Publishing	Other	Total Goodwill
	(in millions)
Balance, June 30, 2010	$3,166	$67	$3	$47	$3,283
Acquisitions	—	—	—	333	333
Foreign exchange movements	330	15	—	11	356
Adjustments	(6)	—	—	—	(6)

Balance, June 30, 2011	$3,490	$82	$3	$391	$3,966

Acquisitions	41	—	—	7	48
Foreign exchange movements	(100)	(6)	—	(4)	(110)
Impairments	(1,282)	—	—	(25)	(1,307)
Adjustments	—	—	—	(9)	(9)

Balance, June 30, 2012	$2,149	$76	$3	$360	$2,588

The carrying amount of goodwill as of June 30, 2012 and 2011 included accumulated impairments, principally relating to the News and Information Services segment, of $3.1 billion and $2.0 billion, respectively.

Annual Impairment Review

Goodwill is reviewed for impairment at a reporting unit level. Reporting units are determined based on an evaluation of New News Corporation’s operating segments and the components making up those operating segments. For purposes of goodwill impairment review, New News Corporation has identified Dow Jones, Australian Newspapers, U.K. Newspapers, News America Marketing Group, REA Group and the Digital Education business, as its reporting units. New News Corporation’s goodwill impairment reviews are performed using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, New News Corporation determines the fair value of a reporting unit by primarily using a discounted cash flow analysis and market-based valuation approach methodologies. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, long-term growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the analyses are based on New News Corporation’s estimated outlook and various growth rates have been assumed for years beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In assessing the reasonableness of its determined fair values, New News Corporation evaluates its results against other value indicators, such as comparable public company trading values. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

New News Corporation also performs impairment reviews on its indefinite-lived intangibles assets, including newspaper mastheads, distribution networks and imprints. Newspaper mastheads and book publishing imprints are reviewed at a reporting unit level. Distribution networks are reviewed individually.

During the fourth quarter of fiscal 2012, New News Corporation completed its annual impairment review of goodwill and indefinite-lived intangible assets. As a result of the impairment review performed, New News Corporation recorded non-cash impairment charges of approximately $2.6 billion ($2.2 billion, net of tax) for the fiscal year ended June 30, 2012. The charges consisted of a write-down of New News Corporation’s goodwill of approximately $1.3 billion and a write-down of the indefinite-lived intangible assets (primarily newspaper mastheads and distribution networks) of approximately $1.3 billion. These impairment charges were primarily the result of adverse trends affecting several businesses in New News Corporation’s News and Information Services segment, including secular declines in the economic environment in Australia, a decline in in-store advertising spend by consumer packaged goods manufacturers in the U.S. and lower forecasted revenues from certain businesses utilizing various trade names owned by New News Corporation’s newspaper operations. Australia, in particular, has experienced weakness in newspaper advertising reflecting a combination of a softening economy and declines in paid circulation. During the fourth quarter, the business announced a number of major new initiatives to extend the business into multi-platforms and to address these challenges. As part of the annual review process, New News Corporation determined that it was more likely than not that certain assets would be sold. The impairment charges also reflect the potential sale of these assets at a value below their carrying value. As of June 30, 2012, these net assets of approximately $126 million were classified as held for sale and included in other current assets in the combined balance sheets. The methods used to estimate the fair value measurements of impaired goodwill and indefinite-lived intangible assets included those based on the income approach (including the discounted cash flow and relief-from-royalty methods) and those based on the market approach (primarily the guideline public company method). The resulting fair value measurements of the assets are considered to be Level 3 measurements. Significant unobservable inputs utilized in the income approach valuation methods were discount rates (ranging from 9.5%-12.5%), long-term growth rates (ranging from 0.5%-3.0%) and royalty rates (ranging from 2.0%-3.5%). Significant unobservable inputs utilized in the market approach valuation methods were EBITDA multiples from guideline public companies operating in similar industries and a control premium of 10%. The estimates of fair value are most sensitive to changes in the discount rate and EBITDA assumptions. Significant increases (decreases) in royalty rates, growth rates, control premium and multiples, assuming no change in discount rates, would result in a significantly higher (lower) fair value measurement. Significant decreases (increases) in discount rates, assuming no changes in royalty rates, growth rates, control premium and multiples, would result in a significantly higher (lower) fair value measurement.

Other than the impairments noted above, New News Corporation determined that the goodwill and indefinite-lived intangible assets included in the combined balance sheets were not impaired. The News and Information Services and Other segments have reporting units with approximately $2.2 billion in goodwill as of June 30, 2012 that continues to be at risk for future impairment and with fair values that exceeded their carrying values by less than 10%.

NOTE 8. EQUITY BASED COMPENSATION

Until consummation of the distribution from Parent, New News Corporation’s employees participate in Parent’s equity plans. Parent has plans authorized to grant equity awards of Parent stock to New News Corporation’s employees. The share-based payment expense recorded by New News Corporation, in the periods presented, includes the expense associated with the employees historically attributable to New News Corporation’s operations, as well as the expense associated with the allocation of stock compensation expense for corporate employees.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

News Corporation Incentive Plans

New News Corporation participates in Parent’s plans, (the “Plans”) under which equity-based compensation, including stock options, performance stock units (“PSUs”), restricted stock, restricted stock units (“RSUs”) and other types of awards, may be granted. New News Corporation’s employees are eligible to participate in the Plans. The Compensation Committee of Parent’s Board (“Parent’s Compensation Committee”) determines the recipients, type of award to be granted and amounts of awards to be granted under the Plans. Stock options awarded under the Plans will be granted at exercise prices which are equal to or exceed the market price at the date of grant.

The fair value of equity-based compensation under the Plan will be calculated according to the type of award issued.

Performance Stock Units

PSUs are fair valued on the date of grant and expensed using a straight-line method as the awards cliff vest at the end of the three year performance period. Parent also estimates the number of shares expected to vest which is based on Parent management’s determination of the probable outcome of the performance condition, which requires considerable judgment. Parent records a cumulative adjustment in periods that its estimate of the number of shares expected to vest changes. Additionally, Parent ultimately adjusts the expense recognized to reflect the actual vested shares following the resolution of the performance conditions. The number of shares that will be issued upon vesting of PSUs can range from 0% to 200% (certain executives are limited to 150%) of the target award, based on Parent’s three-year total shareholder return (“TSR”) as measured against the three-year TSR of the companies that comprise the Standard and Poor’s 500 Index (excluding financial and energy sector companies) and other company specific performance measures. The fair value of the PSUs is determined using a Monte Carlo simulation model.

In the first quarter of fiscal 2012, certain executives of New News Corporation responsible for various business units each received a grant of PSUs that has a three year performance measurement period beginning in July 2011. The awards are subject to the achievement of pre-defined goals for operating profit, cash flow and key divisional performance indicators for the applicable performance period. The majority of these awards will be settled in shares of Parent’s Class A Common Stock.

In fiscal 2012 and 2011, a total of 1.8 million and 0.4 million target PSUs were granted to New News Corporation’s employees, respectively, of which 1.2 million and 0.4 million, respectively, will be settled in shares of Parent’s Class A Common Stock.

Restricted Stock Units

RSU awards are grants that entitle the holder to shares of Parent’s Class A Common Stock or the value of shares of Parent’s Class A Common Stock as the award vests, subject to the Plans and such other terms and conditions as Parent’s Compensation Committee may establish. RSUs issued under the Plans are fair valued based upon the fair market value of Parent’s Class A Common Stock on the grant date. Any person who holds RSUs shall have no ownership interest in the shares of Parent’s Class A Common Stock to which such RSUs relate until and unless shares of Parent’s Class A Common Stock are delivered to the holder. All shares of Parent’s Class A Common Stock reserved for cancelled or forfeited equity-based compensation awards become available for future grants. Certain RSU awards are settled in cash and are subject to terms and conditions of the Plans and such other terms and conditions as Parent’s Compensation Committee may establish.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Certain executives responsible for various business units within New News Corporation had the opportunity to earn a grant of RSUs under the Plans in fiscal 2012, 2011 and 2010. These awards (the “Performance Awards”) were conditioned upon the attainment of pre-determined operating profit goals for fiscal 2012, 2011 and 2010 by the executive’s particular business unit. If the actual fiscal 2012, 2011 and 2010 operating profit of the executive’s business unit as compared to its pre-determined target operating profit for the fiscal year was within a certain performance goal range, the executive was entitled to receive a grant of RSUs pursuant to a Performance Award. To the extent that it was determined that the business unit’s actual fiscal 2012, 2011 and 2010 operating profit fell within the performance goal range for that fiscal year, the executive received a percentage of his or her annualized base salary, ranging from 0% to 100%, in time-vested RSUs representing shares of Parent’s Class A Common Stock. The RSUs are generally payable in shares of Parent’s Class A Common Stock upon vesting and are subject to the participants’ continued employment with Parent.

During the fiscal years ended June 30, 2012, 2011 and 2010, 1.0 million, 3.1 million and 0.4 million RSUs were granted to New News Corporation’s employees, respectively, which primarily vest over four years. Outstanding RSUs held by New News Corporation’s employees as of June 30, 2012 are payable in shares of the Parent’s Class A Common Stock, upon vesting, except for approximately 0.6 million RSUs outstanding that will be settled in cash. During the fiscal years ended June 30, 2012, 2011 and 2010, approximately 395,000, 449,000 and 313,000 of cash-settled RSUs held by New News Corporation’s employees vested, respectively. Cash paid to New News Corporation’s employees for vested cash-settled RSUs was approximately $6 million in the fiscal years ended June 30, 2012 and 2011 and $3 million in the fiscal year ended June 30, 2010.

The following table summarizes the activity related to the RSUs and target PSUs granted to New News Corporation’s employees to be settled in Parent’s Class A Common Stock (RSUs and PSUs in thousands):

	Fiscal 2012		Fiscal 2011		Fiscal 2010
	Number of shares	Weighted average grant- date fair value	Number of shares	Weighted average grant- date fair value	Number of shares	Weighted average grant- date fair value
RSUs and PSUs
Unvested units at beginning of the year	2,204	$13.52	1,645	$16.73	2,530	$17.80
Granted	2,189	15.14	2,344	13.85	386	9.64
Vested (a)	(991)	13.14	(1,656)	16.68	(1,198)	16.56
Cancelled	(326)	14.61	(129)	16.89	(73)	19.08

Unvested units at the end of the year (b)	3,076	$14.81	2,204	$13.52	1,645	$16.73

(a)

The fair value of RSUs held by New News Corporation’s employees that vested during the fiscal years ended June 30, 2012, 2011 and 2010 was approximately $16 million, $24 million and $14 million, respectively.

(b)	The intrinsic value of unvested RSUs and target PSUs held by New News Corporation’s employees as of June 30, 2012 was approximately $69 million.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Other

New News Corporation operates employee share ownership schemes in the U.K. and Ireland. These plans enable employees to enter into fixed-term savings contracts with independent financial institutions linked to Parent’s Class A Common Stock. The savings contracts can range from three to seven years with an average expected life of four years. New News Corporation has not granted any stock options under this scheme since fiscal 2009.

The following table summarizes information about stock option transactions for New News Corporation’s employees stock option plans (options in thousands):

	Fiscal 2012			Fiscal 2011			Fiscal 2010
	Options	Weighted average exercise price		Options	Weighted average exercise price		Options	Weighted average exercise price
		(in US$)	(in A$)		(in US$)	(in A$)		(in US$)	(in A$)
Outstanding at the beginning of the year	9,094	$12.36	$18.98	13,145	$14.34	$21.58	17,803	$15.33	$21.99
Exercised	(2,303)	9.28	15.40	(357)	12.29	15.90	(237)	13.23	16.64
Cancelled	(2,705)	14.92	23.09	(3,694)	19.39	28.51	(4,421)	18.41	23.52

Outstanding at the end of the year (a)	4,086	$12.40	$18.27	9,094	$12.36	$18.98	13,145	$14.34	$21.58

Vested and unvested expected to vest at June 30, 2012	4,086
Exercisable at the end of the year	3,722			8,094			11,787

(a)	The intrinsic value of options outstanding held by New News Corporation’s employees as of June 30, 2012, 2011 and 2010 was $18.4 million, $13.4 million, and $4.8 million, respectively.

The fair value of each outstanding stock option award was estimated on the date of grant using the Black-Scholes option valuation model that uses the following assumptions: expected volatility was based on historical volatility of Parent’s Class A Common Stock; expected term of stock options granted was derived from the historical activity of Parent’s stock options and represented the period of time that stock options granted were expected to be outstanding; weighted average risk-free interest rate was an average of the interest rates of U.S. government bonds with similar lives on the dates of the stock option grants; and dividend yield was calculated as an average of a ten year history of Parent’s yearly dividend divided by the fiscal year’s closing stock price.

The exercise prices for the stock options issued prior to Parent’s reorganization in November 2004 are in Australian dollars. The U.S. dollar equivalents presented above have been converted at historical exchange rates; therefore, the proceeds from the exercise of these stock options may differ due to fluctuations in exchange rates in periods subsequent to the date of the grant.

The following table summarizes information about stock option transactions for New News Corporation’s employees (options in thousands):

Tranches	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Exercisable Options	Weighted Average Exercise Price
(in US$)		(in US$)			(in US$)
$3.72	2	$3.72	0.46	2	$3.72
$6.83 to $8.83	988	8.39	0.87	690	8.79
$10.43 to $15.58	2,801	13.21	1.42	2,738	13.18
$16.91 to $18.36	295	18.20	1.57	292	18.20

	4,086	$12.40		3,722	$12.76

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes New News Corporation’s equity-based compensation:

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Equity-based compensation—New News Corporation’s employees	$30	$28	$32
Equity-based compensation—Allocated (a)	14	11	6

Equity-based compensation—Total	$44	$39	$38

Total intrinsic value of stock options exercised	$12	$1	$1

(a)	The allocated expense includes both executive directors and corporate executives of Parent, allocated using a proportional allocation driver, which management has deemed to be reasonable.

As of June 30, 2012, total compensation cost not yet recognized for all plans presented related to unvested awards held by New News Corporation’s employees was approximately $37 million and is expected to be recognized over a weighted average period between one and two years.

The tax benefit recognized on vested RSUs for New News Corporation’s employees and stock options exercised by New News Corporation’s employees was $3 million, $8 million and $12 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

NOTE 9. RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT

Related Party Transactions

In the ordinary course of business, New News Corporation enters into transactions with related parties, such as equity affiliates, to purchase and/or sell advertising and administrative services. The following table sets forth the net revenue from related parties included in the combined statements of operations:

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Related party revenue, net of expense	$61	$72	$75

The following table sets forth the amount of accounts receivable due from and payable to related parties outstanding on the combined balance sheets:

	As of June 30,
	2012	2011
	(in millions)
Accounts receivable from related parties	$13	$13
Accounts payable to related parties	165	130

Corporate Allocations and Parent Company Investment

Historically, Parent has provided services to and funded certain expenses for New News Corporation that have been included as a component of Parent company equity such as: global real estate and occupancy; and employee benefits. In addition, New News Corporation’s combined financial statements include general corporate expenses of Parent which were not historically allocated to New News Corporation for certain support

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

functions that are provided on a centralized basis within Parent and not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others (“General Corporate Expenses”). For purposes of these stand-alone financial statements, the General Corporate Expenses have been allocated to New News Corporation. The General Corporate Expenses are included in the combined statements of operations in selling, general and administrative expenses and accordingly as a component of Parent company equity. These expenses have been allocated to New News Corporation on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, operating income, headcount or other measures of New News Corporation. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating General Corporate Expenses from Parent are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect New News Corporation’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if New News Corporation had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The General Corporate Expenses allocated to New News Corporation during the fiscal years ended June 30, 2012, 2011 and 2010 were approximately $102 million, $97 million and $83 million, respectively.

All significant intercompany transactions between New News Corporation and Parent have been included in these combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as Parent company investment.

The following table summarizes the components of the net (decrease) increase in Parent company investment for the years ended June 30, 2012, 2011 and 2010:

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Cash pooling and general financing activities	$(1,178)	$98	$(1,380)
Corporate allocations	212	191	173

Net (decrease) increase in Parent company investment	$(966)	$289	$(1,207)

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10. COMMITMENTS AND CONTINGENCIES

New News Corporation has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes New News Corporation’s material firm commitments as of June 30, 2012:

	As of June 30, 2012
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Purchase obligations (a)	$2,581	$627	$771	$356	$827
Operating leases (b)
Land and buildings	747	116	182	134	315
Plant and machinery	22	11	10	1	—

Total commitments and contractual obligations	$3,350	$754	$963	$491	$1,142

(a)	New News Corporation has commitments under purchase obligations related to printing contracts, capital projects, marketing agreements and other legally binding commitments.
(b)

New News Corporation leases office facilities, warehouse facilities, printing plants and equipment. These leases, which are classified as operating leases, are expected to be paid at certain dates through fiscal 2062.

In connection with the Dow Jones Indexes business transaction, New News Corporation agreed to indemnify CME with respect to any payments of principal, premium and interest CME makes under its guarantee of the venture financing. (See Note 3—Acquisitions, Disposals and Other Transactions for further discussion of this transaction). New News Corporation does not expect that this contingent guarantee will result in any material amounts being paid by New News Corporation in the foreseeable future. The timing of the amounts presented in the table below reflect when the maximum contingent guarantee will expire and does not indicate that New News Corporation expects to incur an obligation to make payments during that time frame.

	As of June 30, 2012
		Amount of Guarantees Expiration Per Period
Contingent guarantees:	Total Amounts Committed	1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Indemnity	$774	$27	$54	$54	$639

In accordance with ASC 715 “Compensation—Retirement Benefits” (“ASC 715”), the total accrued benefit liability for pension and other postretirement benefit plans recognized as of June 30, 2012 was approximately $497 million. (See Note 11—Pensions and Other Postretirement Benefits) This amount is affected by, among other items, statutory funding levels, changes in plan demographics and assumptions and investment returns on plan assets. Because of the current overall funded status of New News Corporation’s material plans, the accrued liability does not represent expected near-term liquidity needs and, accordingly, this amount is not included in the contractual obligations table.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Contingencies

U.K. Newspapers Matters

On July 19, 2011, a purported class action lawsuit captioned Wilder v. News Corp., et al. was filed on behalf of all purchasers of Parent’s common stock between March 3, 2011 and July 11, 2011, in the U.S. District Court for the Southern District of New York. The plaintiff brought claims under Section 10(b) and Section 20(a) of the Securities Exchange Act, alleging that false and misleading statements were issued regarding alleged acts of voicemail interception at The News of the World. The suit names as defendants Parent, Rupert Murdoch, James Murdoch and Rebekah Brooks, and seeks compensatory damages, rescission for damages sustained, and costs.

This litigation and certain other Parent stockholder lawsuits are all now before the same judge. On June 5, 2012, the court issued an order appointing the Avon Pension Fund (“Avon”) as lead plaintiff in the litigation and Robbins Geller Rudman & Dowd as lead counsel. Thereafter, on July 3, 2012, the court issued an order providing that an amended consolidated complaint was to be filed by July 31, 2012. Avon filed an amended consolidated complaint on July 31, 2012, which among other things, added as defendants New News Corporation’s subsidiary, NI Group Limited, and Les Hinton, and expanded the class period to include February 15, 2011 to July 18, 2011. Defendants filed their motion to dismiss on September 25, 2012, and the parties have completed briefing on the motion. The court has not yet set a date for oral argument.

Parent and New News Corporation’s management believe these Parent stockholder claims are entirely without merit, and New News Corporation intends to vigorously defend this action.

In addition, U.K. and U.S. regulators and governmental authorities continue to conduct investigations initiated in 2011 with respect to phone hacking, illegal data access, inappropriate payments to public officials and related matters at New News Corporation’s former publication, The News of the World, and at The Sun (the “U.K. Newspaper Matters”). New News Corporation, together with Parent, is cooperating with these investigations. It is possible that these proceedings could damage New News Corporation’s reputation and might impair its ability to conduct its business.

New News Corporation is not able to predict the ultimate outcome or cost associated with these investigations. Violations of law may result in civil, administrative or criminal fines or penalties. New News Corporation has admitted liability in a number of civil cases related to the phone hacking allegations and has settled a number of cases. As of September 30, 2012, New News Corporation has provided for its best estimate of the liability for the claims that have been filed. New News Corporation has announced a process under which parties can pursue claims against it, and management believes that it is probable that additional claims will be filed. It is not possible to estimate the liability for such additional claims given the information that is currently available to New News Corporation. If more claims are filed and additional information becomes available, New News Corporation will update the liability provision for such matters. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by New News Corporation in connection with the various proceedings could affect its results of operations and financial condition.

HarperCollins

Commencing on August 9, 2011, twenty-nine purported consumer class actions have been filed in the U.S. District Courts for the Southern District of New York and for the Northern District of California, which relate to the decisions by certain publishers, including HarperCollins Publishers L.L.C. (“HarperCollins”), to begin selling their eBooks pursuant to an agency relationship. The Judicial Panel on Multidistrict Litigation has

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

transferred the various class actions to the Honorable Denise L. Cote in the Southern District of New York. On January 20, 2012, plaintiffs filed a consolidated amended complaint, again alleging that certain named defendants, including HarperCollins, violated the antitrust and unfair competition laws by virtue of the switch to the agency model for eBooks. The actions seek as relief treble damages, injunctive relief and attorneys’ fees. On June 25, 2012, Judge Cote issued a scheduling order for the multi-district litigation going forward. Additional information about In re MDL Electronic Books Antitrust Litigation, Civil Action No. 11-md-02293 (DLC), can be found on Public Access to Court Electronic Records (PACER). While it is not possible to predict with any degree of certainty the ultimate outcome of these class actions, HarperCollins believes it was compliant with applicable antitrust and competition laws.

Following an investigation, on April 11, 2012, the Department of Justice (the “DOJ”) filed an action in the U.S. District Court for the Southern District of New York against certain publishers, including HarperCollins, and Apple, Inc. The DOJ’s complaint alleges antitrust violations relating to defendants’ decisions to begin selling eBooks pursuant to an agency relationship. This case was assigned to Judge Cote. Simultaneously, the DOJ announced that it had reached a proposed settlement with three publishers, including HarperCollins, and filed a Proposed Final Judgment and related materials detailing that agreement. Among other things, the Proposed Final Judgment requires that HarperCollins terminate its agreements with certain eBook retailers and places certain restrictions on any agreements subsequently entered into with such retailers. On September 5, 2012, Judge Cote entered the Final Judgment. A third party has filed a motion to intervene in the case for the purpose of appealing Judge Cote’s decision entering the Final Judgment to the U.S. Court of Appeals for the Second Circuit. Additional information about the Final Judgment can be found on the DOJ’s website.

Following an investigation, on April 11, 2012, 16 state Attorneys General led by Texas and Connecticut (the “AGs”) filed a similar action against certain publishers and Apple, Inc. in the Western District of Texas. On April 26, 2012, the AGs’ action was transferred to Judge Cote. On May 17, 2012, 33 AGs filed a second amended complaint. As a result of a memorandum of understanding agreed upon with the AGs for Texas and Connecticut, HarperCollins was not named as a defendant in this action. Pursuant to the terms of the memorandum of understanding, HarperCollins entered into a settlement agreement with the AGs for Texas, Connecticut and Ohio on June 11, 2012. By August 28, 2012, forty-nine states (all but Minnesota) and five U.S. territories had signed on to that settlement agreement. On August 29, 2012, the AGs simultaneously filed a complaint against HarperCollins and two other publishers, a motion for preliminary approval of that settlement agreement and a proposed distribution plan. On September 14, 2012, Judge Cote granted the AGs’ motion for preliminary approval of the settlement agreement and approved the AGs’ proposed distribution plan. Notice was subsequently sent to potential class members, and a fairness hearing scheduled for February 8, 2013. If the settlement agreement receives final approval, it would resolve all damage claims of individual citizens from those states and territories, including those represented in the purported class actions.

While the settlement agreement with the AGs is still subject to final approval by the court, New News Corporation believes that the proposed settlement, as currently drafted, will not have a material impact on the results of operations or the financial position of New News Corporation. However, New News Corporation can make no assurances that the proposed settlement will receive final approval.

On October 12, 2012, HarperCollins received a Civil Investigative Demand from the Attorney General from the State of Minnesota. HarperCollins complied with the Demand on November 16, 2012 and is cooperating with that investigation. While it is not possible to predict with any degree of certainty the ultimate outcome of the inquiry, HarperCollins believes it was compliant with applicable antitrust laws.

The European Commission conducted an investigation into whether certain companies in the book publishing and distribution industry, including HarperCollins, violated the antitrust laws by virtue of the switch

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

to the agency model for eBooks. HarperCollins settled the matter with the European Commission on terms substantially similar to the settlement with the DOJ. On December 13, 2012, the European Commission formally adopted the settlement.

Commencing on February 24, 2012, five purported consumer class actions were filed in the Canadian provinces of British Columbia, Quebec and Ontario, which relate to the decisions by certain publishers, including HarperCollins, to begin selling their eBooks in Canada pursuant to an agency relationship. The actions seek as relief special, general and punitive damages, injunctive relief and the costs of the litigations. While it is not possible to predict with any degree of certainty the ultimate outcome of these class actions, especially given their early stages, HarperCollins believes it was compliant with applicable antitrust and competition laws and intends to defend itself vigorously.

In early July 2012, HarperCollins Canada, a wholly-owned subsidiary of HarperCollins, learned that the Canadian Competition Bureau (“CCB”) had commenced an inquiry regarding the sale of eBooks in Canada. HarperCollins currently is cooperating with the CCB with respect to its inquiry. While it is not possible to predict with any degree of certainty the ultimate outcome of the inquiry, HarperCollins believes it was compliant with applicable antitrust and competition laws.

News America Marketing

Valassis Communication, Inc.

On January 18, 2006, Valassis Communication, Inc. (“Valassis”) sued News America Incorporated, News America Marketing FSI, LLC and News America Marketing Services, In-Store, LLC (collectively “News America”), in the U.S. District Court for the Eastern District of Michigan (the “Valassis Federal Action”). Valassis’ operative complaint alleged that News America possesses monopoly power in a claimed in-store advertising and promotions market (the “in-store market”) and has used that power to gain an unfair advantage over Valassis in a purported market for coupons distributed by free-standing inserts (“FSIs”). Valassis alleged that News America is attempting to monopolize the purported FSI market by leveraging its alleged monopoly power in the purported in-store market, thereby allegedly violating Section 2 of the Sherman Antitrust Act of 1890, as amended (the “Sherman Act”). Valassis further alleged that News America has unlawfully bundled the sale of in-store marketing products with the sale of FSIs and that such bundling constitutes unlawful tying in violation of Sections 1 and 3 of the Sherman Act. Additionally, Valassis alleged that News America is predatorily pricing its FSI products in violation of Section 2 of the Sherman Act. Valassis also asserted that News America violated various state antitrust statutes and has tortuously interfered with Valassis’ actual or expected business relationships. Valassis’ complaint sought injunctive relief, damages, fees and costs.

On March 9, 2007, Valassis filed a two-count complaint in Michigan state court against News America (the “Valassis Michigan Action”). That lawsuit, which was based on the same factual allegations as the Valassis Federal Action, alleged that News America tortuously interfered with Valassis’ business relationships and that News America unfairly competed with Valassis. The complaint sought injunctive relief, damages, fees and costs.

On March 12, 2007, Valassis filed a three-count complaint in California state court against News America (the “Valassis California Action”). That lawsuit, which is based on the same factual allegations as the Valassis Federal and Michigan Actions, alleged that News America violated the Cartwright Act (California’s state antitrust law) by unlawfully tying its FSI products to its in-store products, violated California’s Unfair Practices Act by predatorily pricing its FSI products, and unfairly competed with Valassis. The Valassis California Action sought injunctive relief, damages, fees and costs. On May 4, 2007, News America filed a motion to dismiss or, in the alternative stay, that complaint. On June 28, 2007, the court issued a tentative ruling denying the motion and reassigned the case to the Complex Litigation Program. On July 19, 2007, the court denied the motion. The Valassis California Action was stayed until March 2010.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Trial in the Valassis Michigan Action commenced on May 27, 2009. On July 23, 2009, a jury returned a verdict in the amount of $300 million for Valassis. News America filed a motion for new trial, which was denied. News America filed an appeal and posted a bond for $25 million, the maximum bond required under Michigan law.

Trial in the Valassis Federal Action was set to commence on February 2, 2010. As a result of pretrial proceedings and negotiations that occurred in late January 2010 related to the Valassis Federal Action, on January 30, 2010, Parent announced that News America had reached a settlement agreement with Valassis pursuant to which all claims filed by Valassis in all matters have been dismissed with prejudice. The U.S. District Court for the Eastern District of Michigan oversaw the settlement discussions and approved the terms of the settlement. As part of the settlement, News America paid Valassis $500 million and entered into a ten-year shared mail distribution agreement with Valassis Direct Mail, a Valassis subsidiary. Additionally, the parties also have agreed to a process by which the U.S. District Court for the Eastern District of Michigan may assess certain future business practices of News America and Valassis. In connection with the settlement, the Valassis Federal Action has been dismissed with prejudice. In addition, the judgment in the Valassis Michigan Action from July 2009 has been satisfied with all related appeals dismissed, and the Valassis California Action has been dismissed with prejudice.

As a result of the settlement, New News Corporation recorded a charge of $500 million in Selling, general and administrative expenses during the fiscal year ended June 30, 2010. The cost of the new distribution agreement, which was entered into on a fair value basis, will be accounted for prospectively, consistent with the accounting for other similar agreements.

Insignia Systems, Inc.

On September 23, 2004, Insignia Systems, Inc. (“Insignia”) filed an action against News America Marketing In-Store Inc. (“News America”) in the U.S. District Court for the District of Minnesota. The operative complaint alleges, among other things, disparagement of Insignia by News America in violation of the Lanham Act and Minnesota state law and various federal and state antitrust violations arising out of Insignia’s and News America’s competition in the domestic in-store advertising market. The trial began on February 8, 2011. On February 9, 2011, the parties settled the lawsuit. Under the terms of the settlement, which included no admission of liability, News America paid Insignia $125 million, which was recorded in Selling, general and administrative expenses during the fiscal year ended June 30, 2011. In addition, Insignia paid News America $4 million in relation to a 10-year exclusive business arrangement between the companies.

Other

New News Corporation’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, it is regularly audited by federal, state and foreign tax authorities. New News Corporation believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. Each member of the Parent consolidated group, which includes Parent, New News Corporation and Parent’s other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, New News Corporation could be liable in the event any such liability is incurred, and not discharged, by any other member of the Parent consolidated group. The tax sharing and indemnification agreement will require Parent to indemnify New News Corporation for any such liability. Disputes or assessments could arise during future audits by the IRS in amounts that New News Corporation cannot quantify.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

New News Corporation establishes an accrued liability for legal claims when it determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Legal fees associated with litigation and similar proceedings that are not expected to provide a benefit in future periods are expensed as incurred. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by New News Corporation in connection with the various proceedings could affect its results of operations and financial condition. For the contingencies disclosed above for which there is at least a reasonable possibility that a loss may be incurred, New News Corporation was unable to estimate the amount of loss or range of loss.

NOTE 11. PENSION AND OTHER POSTRETIREMENT BENEFITS

Certain of our U.S. employees participate in defined benefit pension plans (“Shared Plans”) sponsored by Parent, which include participants of other Parent subsidiaries. New News Corporation accounts for the Shared Plans as multiemployer benefit plans. Accordingly, New News Corporation does not record an asset or liability to recognize the funded status of the Shared Plans. New News Corporation recognizes a liability only for any required contributions to the Shared Plans that are accrued and unpaid at the balance sheet date. The related pension expenses allocated to New News Corporation are based primarily on pensionable compensation of active participants.

Plans in the U.S., U.K. and Australia that are sponsored by entities included in New News Corporation (“Direct Plans”) are accounted for as defined benefit pension plans. Accordingly, the funded and unfunded position of each Direct Plan is recorded in our combined balance sheet. Actuarial gains and losses that have not yet been recognized through income are recorded in accumulated other comprehensive income net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and the recognition of expenses related to Direct Plans are dependent on various assumptions. The major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, and future compensation increases. Management develops each assumption using relevant company experience in conjunction with market-related data for each individual country in which such plans exist. The funded status of the Direct Plans can change from year to year, but the assets of the funded plans have been sufficient to pay all benefits that came due in each of fiscal 2012, 2011 and 2010.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

New News Corporation uses a June 30 measurement date for all direct pension and postretirement benefit plans. The following table sets forth the change in the projected benefit obligation, change in the fair value of Direct Plans plan assets and funded status:

	Pension benefits		Postretirement benefits
	As of June 30,
	2012	2011	2012	2011
	(in millions)
Projected benefit obligation, beginning of the year	$1,366	$1,177	$190	$194
Service cost	19	21	2	2
Interest cost	73	70	10	10
Benefits paid	(68)	(52)	(13)	(13)
Settlements (a)	(72)	(43)	—	—
Actuarial loss (b)	129	72	41	7
Foreign exchange rate changes	(36)	116	—	1
Amendments, transfers and other	5	5	—	(11)

Projected benefit obligation, end of the year	1,416	1,366	230	190

Change in the fair value of plan assets for New News Corporation’s benefit plans:
Fair value of plan assets, beginning of the year	1,229	1,012	—	—
Actual return on plan assets	39	157	—	—
Employer contributions	48	45	—	—
Benefits paid	(68)	(52)	—	—
Settlements (a)	(72)	(43)	—	—
Foreign exchange rate changes	(32)	107	—	—
Amendments, transfers and other	5	3	—	—

Fair value of plan assets, end of the year	1,149	1,229	—	—

Funded status	$(267)	$(137)	$(230)	$(190)

(a)	Amounts related to payments made to former employees of New News Corporation in full settlement of their deferred pension benefits.
(b)	Actuarial losses primarily related to changes in the discount rate and the strengthening of the mortality tables utilized in measuring plan obligations as of June 30, 2012 and 2011, respectively.

Amounts recognized in the combined balance sheets consist of:

	Pension benefits		Postretirement benefits
	As of June 30,
	2012	2011	2012	2011
	(in millions)
Accrued pension/postretirement liabilities	$(267)	$(137)	$(230)	$(190)

Net amount recognized	$(267)	$(137)	$(230)	$(190)

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Amounts recognized in accumulated other comprehensive income consist of:

	Pension benefits		Postretirement benefits
	As of June 30,
	2012	2011	2012	2011
	(in millions)
Actuarial losses	$455	$313	$56	$16
Prior service cost (benefit)	—	—	(40)	(55)

Net amounts recognized	$455	$313	$16	$(39)

Amounts in accumulated other comprehensive income expected to be recognized as a component of net periodic pension cost in fiscal 2013:

	Pension benefits	Postretirement benefits
	As of June 30,
	2012	2012
	(in millions)
Actuarial losses	$20	$4
Prior service cost (benefit)	—	(13)

Net amounts recognized	$20	$(9)

Accumulated pension benefit obligations as of June 30, 2012 and 2011 were $1,406 million and $1,360 million, respectively. Below is information about funded and unfunded pension plans.

	Funded Plans		Unfunded Plans
	As of June 30,
	2012	2011	2012	2011
	(in millions)
Projected benefit obligation	$1,352	$1,307	$64	$59
Accumulated benefit obligation	1,343	1,301	63	59
Fair value of plan assets	1,149	1,229	—	—

Below is information about pension plans in which the accumulated benefit obligation exceeds fair value of the plan assets.

	Funded Plans		Unfunded Plans
	As of June 30,
	2012	2011	2012	2011
	(in millions)
Projected benefit obligation	$1,352	$960	$64	$59
Accumulated benefit obligation	1,343	954	63	59
Fair value of plan assets	1,149	881	—	—

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

The components of net periodic benefits costs were as follows:

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2012	2011	2010	2012	2011	2010
	(in millions)
Service cost benefits earned during the period	$19	$21	$15	$2	$2	$2
Interest costs on projected benefit obligations	73	70	76	10	10	12
Expected return on plan assets	(82)	(74)	(66)	—	—	—
Amortization of deferred losses	16	20	19	—	—	—
Other	8	4	6	(15)	(15)	(11)

Net periodic benefits costs- Direct	34	41	50	(3)	(3)	3
Employees participation in Parent plans	10	12	10	N/A	N/A	N/A
Corporate allocations	4	5	5	N/A	N/A	N/A

Net periodic benefits costs- Total	$48	$58	$65	$(3)	$(3)	$3

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2012	2011	2010	2012	2011	2010
Additional information:
Weighted-average assumptions used to determine benefit obligations
Discount rate	4.5%	5.7%	5.8%	3.8%	5.3%	5.5%
Rate of increase in future compensation	3.5%	3.6%	3.9%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	5.7%	5.8%	7.0%	5.3%	5.5%	6.7%
Expected return on plan assets	7.0%	7.0%	7.0%	N/A	N/A	N/A
Rate of increase in future compensation	3.6%	3.9%	4.4%	N/A	N/A	N/A

N/A – not applicable

The following assumed health care cost trend rates as of June 30 were also used in accounting for postretirement benefits:

	Postretirement benefits
	Fiscal 2012	Fiscal 2011
Health care cost trend rate	7.0%	7.4%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.2%
Year that the rate reaches the ultimate trend rate	2019	2019

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. The effect of a one percentage point increase and one percentage point decrease in the assumed health care cost trend rate would have the following effects on the results for fiscal 2012:

	Service and interest costs	Benefit obligation
	(in millions)
One percentage point increase	$2	$29
One percentage point decrease	$(1)	$(24)

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth the estimated benefit payments for the next five fiscal years, and in aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same assumptions used to measure New News Corporation’s benefit obligation at the end of the fiscal year and include benefits attributable to estimated future employee service:

	Expected benefit payments
	Pension benefits	Postretirement benefits
	(in millions)
Fiscal year:
2013	$91	$11
2014	86	11
2015	85	12
2016	85	12
2017	89	12
2018-2022	478	61

The above table shows expected benefits payments for the postretirement benefits after adjusting for U.S. Medicare subsidy receipts. The annual receipts are expected to range from $1 million to $2 million.

Shared Pension Plans

Certain of New News Corporation’s employees participate in defined benefit pension plans sponsored by Parent. The combined statements of operations include expenses related to these Shared Plans including direct expenses related to New News Corporation employees as well as allocations of expenses related to corporate employees. Direct expenses related to these plans were $10 million, $12 million and $10 million, for the years ended June 30, 2012, 2011 and 2010, respectively. Total defined benefit plan expenses allocated to New News Corporation were $4 million for the year ended June 30, 2012 and $5 million for the years ended June 30, 2011 and 2010, respectively.

Plan Assets

New News Corporation applies the provisions of ASC 715, which required disclosures include: (i) investment policies and strategies; (ii) the major categories of plan assets; (iii) the inputs and valuation techniques used to measure plan assets; (iv) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (v) significant concentrations of risk within plan assets.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

The table below presents New News Corporation’s Direct Plan assets by level within the fair value hierarchy, as described in Note 2—Summary of Accounting Policies, as of June 30, 2012 and 2011:

	As of June 30, 2012				As of June 30, 2011
		Fair Value Measurements at Reporting Date Using				Fair Value Measurements at Reporting Date Using
Description	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
	(in millions)
Assets
Short-term investments	$—	$—	$—	$—	$—	$—	$—	$—
Pooled funds: (a)
Money market funds	24	—	24	—	17	—	17	—
Domestic equity funds	13	13	—	—	14	14	—	—
International equity funds	318	118	200	—	381	257	124	—
Domestic fixed income funds	34	34	—	—	49	49	—	—
International fixed income funds	302	—	302	—	309	—	309	—
Balanced funds	379	16	363	—	380	32	348	—
Common stocks (b)
U.S. common stocks	28	28	—	—	26	25	1	—
Government and agency obligations (c)
Domestic government obligations	3	—	3	—	2	—	2	—
Domestic agency obligations	12	—	12	—	11	—	11	—
International government obligations	8	—	8	—	10	—	10	—
Corporate obligations (c)	3	—	3	—	3	—	3	—
Partnership interests (d)	4	—	—	4	3	—	—	3
Other	21	6	3	12	24	12	2	10

Total	$1,149	$215	$918	$16	$1,229	$389	$827	$13

(a)

Open-ended pooled funds that are registered and/or available to the general public are valued at the daily published net asset value (“NAV”). Other pooled funds are valued at the NAV provided by the fund issuer.

(b)	Common stocks that are publicly traded are valued at the closing price reported on active markets in which the individual securities are traded.
(c)	The fair value of corporate, government and agency obligations are valued based on a compilation of primary observable market information or a broker quote in a non-active market.
(d)	The fair values of partnerships that are not publicly traded are based on fair value obtained from the general partner.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

The table below sets forth a summary of changes in the fair value of investments reflected as Level 3 assets as of June 30, 2012 and 2011:

	Partnership Interests	Other	Total
	(in millions)
Balance, June 30, 2010	$3	$10	$13
Actual return on plan assets:
Relating to assets still held at end of period	—	1	1
Relating to assets sold during the period	—	—	—
Purchases, sales, settlements and issuances	—	—	—
Transfers in and out of Level 3	—	(1)	(1)

Balance, June 30, 2011	$3	$10	$13
Actual return on plan assets:
Relating to assets still held at end of period	—	3	3
Relating to assets sold during the period	—	—	—
Purchases, sales, settlements and issuances	1	—	1
Transfers in and out of Level 3	—	(1)	(1)

Balance, June 30, 2012	$4	$12	$16

New News Corporation’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits while maintaining adequate funding levels. New News Corporation’s practice is to conduct a periodic strategic review of its asset allocation. New News Corporation’s current broad strategic targets are to have a pension asset portfolio comprising of 38% equity securities, 46% fixed income securities and 16% in cash and other investments. In developing the expected long-term rate of return, New News Corporation considered the pension asset portfolio’s past average rate of returns and future return expectations of the various asset classes. A portion of the other allocation is reserved in short-term cash to provide for expected benefits to be paid in short term. New News Corporation’s equity portfolios are managed in such a way as to achieve optimal diversity. New News Corporation’s fixed income portfolio is investment grade in the aggregate. New News Corporation does not manage any assets internally.

New News Corporation’s benefit plan weighted-average asset allocations, by asset category, are as follows:

	Pension benefits
	As of June 30,
	2012	2011
Asset Category:
Equity securities	37%	51%
Debt securities	44%	39%
Real estate	1%	1%
Cash and other	18%	9%

Total	100%	100%

Required pension plan contributions for the next fiscal year are expected to be approximately $35 million; however, actual contributions may be affected by pension asset and liability valuation changes during the year. New News Corporation will continue to make voluntary contributions as necessary to improve funded status.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Multi-employer Pension and Postretirement Plans

New News Corporation contributes to various multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover certain of its union-represented employees, primarily at the Newspaper businesses. The risks of participating in these multiemployer pension plans are different from single-employer pension plans such that (i) contributions made by New News Corporation to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if New News Corporation chooses to stop participating in certain of these multiemployer pension plans, it may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan being borne by its remaining participating employers. While no multiemployer pension plan that New News Corporation contributed to is individually significant to New News Corporation, New News Corporation was listed on certain Form 5500s as providing more than 5% of total contributions based on the current information available. The financial health of a multiemployer plan is indicated by the zone status, as defined by the Pension Protection Act of 2006, which represents the funded status of the plan as certified by the plan’s actuary. Plans in the red zone are less than 65% funded, the yellow zone are between 65% and 80% funded, and green zone are at least 80% funded. The funded status of one of the plans which New News Corporation was listed as providing more than 5% of total contributions reported yellow zone status for the plan year beginning June 1, 2012 to the Department of Labor and is implementing a funding improvement plan. Total contributions made by New News Corporation to multiemployer pension plans for the fiscal years ended June 30, 2012, 2011 and 2010 were approximately $5 million, respectively.

Defined Contribution Plans

New News Corporation has defined contribution plans for the benefit of substantially all employees meeting certain eligibility requirements. Employer contributions to such plans were $141 million, $148 million and $146 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

Deferred Compensation Plan

New News Corporation has non-qualified deferred compensation plans for the benefit of certain management employees. The investment funds offered to the participants generally correspond to the funds offered in New News Corporation’s 401(k) plan, and the account balance fluctuates with the investment returns on those funds. The unfunded obligation of the plan as of June 30, 2012 and 2011 was $31 million and $30 million, respectively and the majority of these plans are closed to new employees.

NOTE 12. INCOME TAXES

The income tax provision/(benefit) in the combined statements of operations has been calculated as if New News Corporation filed separate tax returns and was operating as a stand-alone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of New News Corporation’s actual tax balances prior to or subsequent to the distribution.

(Loss) income before income tax benefit (expense) was attributable to the following jurisdictions:

	For the years ended June 30,
	2012	2011	2010
	(in millions)
U.S. (including exports)	$(829)	$41	$(275)
Foreign	(1,548)	920	736

(Loss) income before income tax benefit (expense)	$(2,377)	$961	$461

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Significant components of New News Corporation’s (benefit) provision for income taxes were as follows:

	For the years ended June 30,
	2012	2011	2010
	(in millions)

Current:
U.S.
Federal	$29	$10	$30
State & local	11	5	6
Foreign	104	191	177

Total current	144	206	213

Deferred	(481)	51	(11)

Total (benefit) provision for income taxes	$(337)	$257	$202

The reconciliation between the effective tax rate and the U.S. statutory rate was:

	For the years ended June 30,
	2012	2011	2010
U.S. federal income tax rate	35%	35%	35%
Disposition of financial indexes business (a)	—	—	23
State and local taxes	1	(1)	(4)
Effect of foreign operations	(4)	(9)	(14)
Non-deductible goodwill on asset impairment (b)	(16)	—	—
Permanent differences and other	(2)	2	4

Effective tax rate	14%	27%	44%

(a)	See Note 3—Acquisitions, Disposals and Other Transactions
(b)	See Note 7—Goodwill and Other Intangible Assets

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

The following is a summary of the components of the deferred tax accounts:

	As of June 30,
	2012	2011
	(in millions)
Deferred tax assets:
Net operating loss carryforwards	$61	$54
Capital loss carryforwards	1,170	1,252
Accrued liabilities	140	122
Other	211	202

Total deferred tax assets	1,582	1,630

Deferred tax liabilities:
Basis difference and amortization	(1,170)	(1,699)
Other	(5)	(22)

Total deferred tax liabilities	(1,175)	(1,721)

Net deferred tax asset (liability) before valuation allowance	407	(91)
Less: valuation allowance	(1,261)	(1,312)

Net deferred tax liabilities	$(854)	$(1,403)

New News Corporation had net current deferred tax assets of $86 million and $87 million as of June 30, 2012 and 2011, respectively, and noncurrent deferred tax assets of $56 million and $27 million as of June 30, 2012 and 2011, respectively. New News Corporation also had current deferred tax liabilities of $70 million and $138 million as of June 30, 2012 and 2011, respectively, and non-current deferred tax liabilities of $926 million and $1,379 million as of June 30, 2012 and 2011, respectively.

As of June 30, 2012, New News Corporation had approximately $273 million of net operating loss carryforwards ($61 million tax-effected) available to offset future taxable income. In accordance with New News Corporation’s accounting policy, valuation allowances of $47 million and $40 million have been established to reflect the expected realization of these net operating loss carryforwards as of June 30, 2012 and 2011, respectively.

As of June 30, 2012, New News Corporation had approximately $4.3 billion of capital loss carryforwards ($1.2 billion tax-effected) available to offset future taxable income having no expiration. In accordance with New News Corporation’s accounting policy, valuation allowances of $1.2 billion and $1.3 billion have been established to reflect the expected realization of these capital loss carryforwards as of June 30, 2012 and 2011, respectively.

The following table sets forth the change in the accrual for uncertain tax positions, excluding interest and penalties:

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Balance, beginning of period	$14	$14	$19
Reduction for prior year tax positions	—	—	(5)

Balance, end of period	$14	$14	$14

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

New News Corporation recognizes interest and penalty charges related to unrecognized tax benefits as income tax expense, which is consistent with the recognition in prior reporting periods. New News Corporation recognized interest charges of $1 million during the fiscal year ended June 30, 2012 and nil during the fiscal years ended 2011 and 2010, respectively. New News Corporation recorded liabilities for accrued interest of approximately $5 million and $4 million as of June 30, 2012 and 2011, respectively.

New News Corporation is subject to tax in various domestic and international jurisdictions and, as a matter of ordinary course, New News Corporation is regularly audited by federal, state and foreign tax authorities. New News Corporation believes it has appropriately accrued for the expected outcome of all other pending tax matters and does not currently anticipate that the ultimate resolution of other pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. The U.S. Internal Revenue Service is currently examining Parent’s returns for fiscal years 2008 and 2009. Additionally, New News Corporation’s income tax returns for the years 2000 through 2010 are subject to examination in various foreign jurisdictions. Consequently, it is reasonably possible that uncertain tax positions may decrease in the next twelve months. However, actual developments in this area could differ from those currently expected. As of June 30, 2012 and 2011, approximately $14 million would affect New News Corporation’s effective income tax rate, if and when recognized in future fiscal years. New News Corporation has filed refunds to claim certain losses in a foreign jurisdiction. The foreign tax authority has disputed our claim, and the matter is currently pending. New News Corporation is not certain when this claim will be resolved. Depending upon the final outcome of this uncertainty, New News Corporation may receive a refund of taxes of nil to $600 million plus interest. It is reasonably possible that this matter will be resolved within the next twelve months.

During the fourth quarter of fiscal 2011, New News Corporation paid one-time dividends of $84 million back to the U.S. related to foreign earnings. As these dividends were one-time dividends, they did not change New News Corporation’s assertion related to the remaining amount of undistributed earnings. Therefore, New News Corporation has not provided for U.S. taxes on the remaining undistributed earnings of foreign subsidiaries as they are considered to be reinvested indefinitely. Calculation of the unrecognized deferred tax liability for temporary differences related to these earnings is not practicable. Undistributed earnings of foreign subsidiaries considered to be indefinitely reinvested amounted to approximately $7.7 billion as of June 30, 2012.

New News Corporation paid $88 million, $169 million and $80 million for income taxes in fiscal 2012, 2011 and 2010, respectively.

NOTE 13. SEGMENT INFORMATION

New News Corporation manages and reports its businesses in the following four segments:

•

News and Information Services—The News and Information Services segment includes the global product offerings of The Wall Street Journal and Barron’s publications, The Wall Street Journal Digital Network (“WSJDN”) and New News Corporation’s suite of information services including Dow Jones Newswires and Factiva. In addition to WSJ.com and Barrons.com, WSJDN includes MarketWatch, AllThingsD, and related services. New News Corporation also owns, among other publications, The Australian, Herald Sun, The Daily Telegraph and The Courier Mail in Australia, The Times, The Sunday Times and The Sun in the U.K. and the New York Post in the U.S. This segment also includes the integrated marketing services business, News America Marketing Group (“NAMG”), a leading provider of free-standing coupon inserts, in-store marketing products and digital-savings marketing solutions. NAMG’s customers include many of the largest consumer packaged goods advertisers in the U.S. and Canada.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

•

Digital Real Estate Services—New News Corporation owns 61.6% of REA Group Limited (“REA”), a publicly traded company listed on the Australian Securities Exchange (ASX: REA) that is a leading digital advertising business specializing in real estate services. REA operates Australia’s largest residential property website, realestate.com.au, as well as Australia’s leading commercial property website, realcommercial.com.au. REA also operates a market-leading Italian property site, casa.it, and other property sites and apps across Europe and Hong Kong.

•

Book Publishing—The HarperCollins book publishing segment is one of the largest English-language consumer publishers in the world, with particular strengths in general fiction, nonfiction, children’s and religious publishing, and an industry leader in digital publishing. HarperCollins includes over 60 branded publishing imprints including Avon, Harper, HarperCollins Children’s Publishers, William Morrow and Christian publishers Zondervan and Thomas Nelson, and publishes works by well-known authors such as J.R.R. Tolkien, Paulo Coelho, Rick Warren and Agatha Christie and popular titles such as The Hobbit, Goodnight Moon and To Kill a Mockingbird.

•

Other—The Other segment primarily consists of Amplify, New News Corporation’s digital education business focused on the K-12 learning market, and general corporate overhead expenses. Amplify focuses on three areas of business: assessment and analytics; digital content and curriculum; and mobile distribution systems designed for education. Amplify’s assessment and analytics division operates as Wireless Generation, Inc. (“Wireless Generation”), which commenced operations in 2000 and was acquired by Parent in fiscal 2011. Wireless Generation provides premium assessment and analytics services to enable real-time personalization of educational content. Through its Amplify Learning division, Amplify is creating innovative digital curricula for K-12 education designed to enhance teaching and learning in English Language Arts, Science and Math. Through its Amplify Access division, Amplify is developing an open, tablet-based education platform that integrates its existing assessment and analytics tools and services with its digital curricula as well as third-party content and interactive applications.

New News Corporation doubled its stake in FOX SPORTS Australia to 100% as part of its acquisition of CMH in November 2012. Accordingly, the results of FOX SPORTS Australia will be included within a new Cable Network Programming segment beginning in November 2012. (See Note 16 – Subsequent Events for further discussion of the CMH acquisition).

New News Corporation’s operating segments have been determined in accordance with its internal management structure, which is organized based on operating activities and has aggregated its newspaper and information services business with its integrated marketing services business into one reportable segment due to their similarities. New News Corporation evaluates performance based upon several factors, of which the primary financial measure is Segment EBITDA.

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax expense and net income attributable to noncontrolling interests. New News Corporation believes that information about Segment EBITDA assists all users of New News Corporation’s combined financial statements by allowing them to evaluate changes in the operating results of New News Corporation’s portfolio of businesses separate from non-operational factors that affect net (loss) income, thus providing insight into both operations and the other factors that affect reported results.

Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net (loss) income, cash flow and other measures of financial performance reported in accordance with GAAP. In

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing New News Corporation’s financial performance.

Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of New News Corporation’s business. Segment EBITDA provides management, investors and equity analysts measures to analyze operating performance of New News Corporation’s business and its enterprise value against historical data and competitors’ data, although historical results, including Segment EBITDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Revenues:
News and Information Services	$7,058	$7,576	$7,242
Digital Real Estate Services	286	235	172
Book Publishing	1,189	1,195	1,269
Other	121	89	69

Total Revenues	8,654	9,095	8,752

Segment EBITDA:
News and Information Services	$939	$1,153	$734
Digital Real Estate Services	129	102	67
Book Publishing	86	93	106
Other	(372)	(135)	(94)

Total Segment EBITDA	782	1,213	813

Depreciation and amortization	(483)	(430)	(414)
Impairment and restructuring charges	(2,763)	(25)	(19)
Equity earnings of affiliates	90	109	95
Interest, net	56	47	28
Other, net	(59)	47	(42)

(Loss) income before income tax benefit (expense)	(2,377)	961	461
Income tax benefit (expense)	337	(257)	(202)

Net (loss) income	(2,040)	704	259
Less: Net income attributable to noncontrolling interests	(35)	(26)	(16)

Net (loss) income attributable to New News Corporation	$(2,075)	$678	$243

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Depreciation and amortization:
News and Information Services	$416	$379	$374
Digital Real Estate Services	16	11	7
Book Publishing	27	29	29
Other	24	11	4

Total depreciation and amortization	$483	$430	$414

Capital expenditures:
News and Information Services	$301	$501	$294
Digital Real Estate Services	21	21	13
Book Publishing	13	7	18
Other	40	20	3

Total capital expenditures	$375	$549	$328

	As of June 30,
	2012	2011
	(in millions)
Total assets:
News and Information Services	$9,662	$13,564
Digital Real Estate Services	346	310
Book Publishing	1,290	1,380
Other	666	719
Investments	1,126	1,035

Total assets	$13,090	$17,008

Goodwill and intangible assets, net:
News and Information Services	$4,060	$6,851
Digital Real Estate Services	85	93
Book Publishing	454	467
Other	450	480

Total goodwill and intangible assets, net	$5,049	$7,891

Geographic Segments

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Revenues:
U.S. and Canada (a)	$3,727	$3,805	$3,835
Europe (b)	1,960	2,243	2,208
Australasia and Other (c)	2,967	3,047	2,709

Total revenues	$8,654	$9,095	$8,752

(a)	Revenues include approximately $3.6 billion for both fiscal 2012 and 2011 and $3.7 billion for fiscal 2010 from customers in the U.S.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

(b)	Revenues include approximately $1.7 billion for fiscal 2012 and $2.0 billion for both fiscal 2011 and 2010 from customers in the U.K.
(c)	Revenues include approximately $2.8 billion, $2.9 billion and $2.5 billion from customers in Australia in fiscal 2012, 2011, and 2010, respectively.

	As of June 30,
	2012	2011
	(in millions)
Long-lived assets: (a)
U.S. and Canada	$1,176	$1,230
Europe	1,292	1,455
Australasia and Other	1,276	1,376

Total long-lived assets	$3,744	$4,061

(a)	Reflects total assets less current assets, goodwill, intangible assets, investments and non-current deferred tax assets.

There is no material reliance on any single customer. Revenues are attributed to countries based on location of customers.

Australasia comprises Australia, Asia, Fiji, Papua New Guinea and New Zealand.

NOTE 14. VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of year	Additions	Acquisitions and disposals	Utilization	Foreign exchange	Balance at end of year
	(in millions)
Fiscal 2012
Allowances for returns and doubtful accounts	$(227)	$(159)	$—	$196	$4	$(186)
Deferred tax valuation allowance	(1,312)	(34)	—	35	50	(1,261)

Fiscal 2011
Allowances for returns and doubtful accounts	(223)	(202)	—	214	(16)	(227)
Deferred tax valuation allowance	(1,102)	(71)	—	41	(180)	(1,312)

Fiscal 2010
Allowances for returns and doubtful accounts	(220)	(170)	1	167	(1)	(223)
Deferred tax valuation allowance	(1,121)	(6)	—	11	14	(1,102)

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15. ADDITIONAL FINANCIAL INFORMATION

Other Current Assets

The following table sets forth the components of Other current assets included in the combined balance sheets:

	As of June 30,
	2012	2011
	(in millions)
Inventory (a)	$246	$242
Assets held for sale	126	—
Deferred tax assets	86	87
Other	155	140

Total Other current assets	$613	$469

(a)	Inventory as of June 30, 2012 and 2011 was primarily comprised of books, newsprint, printing ink and plate material for New News Corporation’s publishing operations.

Other Non-Current Assets

The following table sets forth the components of Other non-current assets included in the combined balance sheets:

	As of June 30,
	2012	2011
	(in millions)
Royalty advances	$218	$223
Notes receivable (a)	146	—
Deferred tax assets	56	27
Other	106	113

Total Other non-current assets	$526	$363

(a)	Notes receivable relates to New News Corporation’s sale of its former U.K. newspaper division headquarters. (See Note—3 Acquisitions, Disposals and Other Transactions)

Other Current Liabilities

The following table sets forth the components of Other current liabilities included in the combined balance sheets:

	As of June 30,
	2012	2011
	(in millions)
Current tax payable (a)	$316	$295
Associated creditors	165	130
Current deferred income tax	70	138
Royalties and commissions payable	135	144
Other	115	94

Total Other current liabilities	$801	$801

(a)

As discussed in Note 1—Description of Business and Basis of Presentation, income tax items have been calculated as if New News Corporation filed a separate return and was operating as a stand-alone business. Therefore, tax balances reflected in the combined financial statements may not be reflective of New News Corporation’s actual tax balances prior to or subsequent to the distribution.

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Other Non-Current Liabilities

The following table sets forth the components of Other non-current liabilities included in the combined balance sheets:

	As of June 30,
	2012	2011
	(in millions)
Retirement benefit obligations	$490	$322
Other non-current liabilities	288	310

Total Other non-current liabilities	$778	$632

Other, net

The following table sets forth the components of Other, net included in the combined statements of operations:

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Loss on sale of U.K. newspaper division headquarters (a)	$(22)	$—	$—
Gain (loss) on the financial indexes business transaction (a)	—	43	(23)
Investment write-offs (b)	(30)	—	(3)
Other	(7)	4	(16)

Total Other, net	$(59)	$47	$(42)

(a)	See Note 3—Acquisitions, Disposals and Other Transactions
(b)	See Note 5—Investments

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

Accumulated Other Comprehensive Income (Loss)

The components of accumulated comprehensive income (loss) were as follows:

	For the years ended June 30,
	2012	2011	2010
	(in millions)
Accumulated other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities:
Balance, beginning of year	$1	$(1)	$(2)
Fiscal year activity	—	2	1

Balance, end of year	1	1	(1)

Pension plans:
Balance, beginning of year	(214)	(204)	(194)
Fiscal year activity	(144)	(10)	(10)

Balance, end of year	(358)	(214)	(204)

Foreign currency translation:
Balance, beginning of year	1,744	402	149
Fiscal year activity(a)	(340)	1,342	253

Balance, end of year	1,404	1,744	402

Total accumulated other comprehensive income (loss), net of tax:
Balance, beginning of year	1,531	197	(47)
Fiscal year activity, net of income tax benefit (expense) of $49 million, $(5) million and $17 million	(484)	1,334	244

Balance, end of year	$1,047	$1,531	$197

(a)	Excludes $(5) million, $14 million and $1 million relating to noncontrolling interests for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

NOTE 16. SUBSEQUENT EVENTS

In July 2012, New News Corporation acquired Thomas Nelson, Inc., one of the leading Christian book publishers in the U.S., for approximately $200 million in cash.

In July 2012, New News Corporation acquired Australian Independent Business Media Pty Limited (“AIBM”) for approximately $30 million in cash. AIBM publishes a subscription-based online newsletter for investors and a business news and commentary website.

In November 2012, New News Corporation acquired Consolidated Media Holdings Ltd. (“CMH”), a media investment company that operates in Australia, for approximately $2 billion. CMH had a 25% interest in Foxtel and a 50% interest in FOX SPORTS Australia. Foxtel is the largest pay-TV provider in Australia, serving approximately 2.2 million subscribing households in Australia, or over 30% of the country’s population. Foxtel’s 200-plus channel selection (which includes standard definition channels, high definition versions of some of those channels, and audio and interactive channels) provides premium and exclusive content and a wide array of digital and mobile features. The remaining 50% of Foxtel is owned by Telstra Corporation Limited, one of Australia’s

NEW NEWS CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

leading telecommunications companies. FOX SPORTS Australia is the leading sports programming provider in Australia with seven standard definition television channels, high definition versions of five of these channels, an interactive viewing application and one IPTV channel and rights to live sporting events in Australia including: National Rugby League, the domestic football league, English Premier League, Australian and international cricket as well as the NFL and NBA. The acquisition doubled New News Corporation’s stakes in FOX SPORTS Australia and Foxtel to 100% and 50%, respectively. Accordingly, the results of FOX SPORTS Australia will be included within a new Cable Network Programming segment beginning in November 2012. Prior to November 2012, New News Corporation accounted for its investment in FOX SPORTS Australia under the equity method of accounting. New News Corporation’s investment in Foxtel was and continues to be accounted for under the equity method of accounting. Due to the limited time since the acquisition date the initial accounting for the business combination is incomplete at this time. As a result, we are unable to provide amounts recognized as of the acquisition date for major classes of assets and liabilities acquired and resulting from the transaction. Also, because the initial accounting for the transaction is incomplete, we are unable to provide the supplemental pro forma revenue and earnings of the combined entity.

NEW NEWS CORPORATION

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

(IN MILLIONS)

	For the three months ended September 30,
	2012	2011
Revenues	$2,133	2,165

Operating expenses	(1,334)	(1,299)
Selling, general and administrative	(710)	(663)
Depreciation and amortization	(125)	(120)
Impairment and restructuring charges	(115)	(64)
Equity earnings of affiliates	26	30
Interest, net	11	16
Other, net	3	1

(Loss) income before income tax benefit (expense)	(111)	66
Income tax benefit (expense)	28	(21)

Net (loss) income	(83)	45
Less: Net income attributable to noncontrolling interests	(9)	(7)

Net (loss) income attributable to New News Corporation	$(92)	$38

The accompanying notes are an integral part of these unaudited combined financial statements.

NEW NEWS CORPORATION

UNAUDITED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(IN MILLIONS)

	For the three months ended September 30,
	2012	2011
Net (loss) income	$(83)	$45
Other comprehensive income (loss):
Foreign currency translation adjustments	107	(682)
Unrealized holding losses on securities	—	(1)
Benefit plan adjustments	(5)	9

Other comprehensive income (loss)	102	(674)

Comprehensive income (loss)	19	(629)

Less: Net income attributable to noncontrolling interests	(9)	(7)
Less: Other comprehensive (income) loss attributable to noncontrolling interests	(1)	9

Comprehensive income (loss) attributable to New News Corporation	$9	$(627)

The accompanying notes are an integral part of these unaudited combined financial statements.

NEW NEWS CORPORATION

COMBINED BALANCE SHEETS

(IN MILLIONS)

	As of September 30, 2012	As of June 30, 2012
	(unaudited)	(audited)
Assets:
Current assets:
Cash and cash equivalents	$1,010	$1,133
Receivables, net	1,426	1,369
Other	690	613

Total current assets	3,126	3,115

Non-current assets:
Investments	1,145	1,126
Property, plant and equipment, net	3,302	3,274
Intangible assets, net	2,581	2,461
Goodwill	2,629	2,588
Other non-current assets	552	526

Total assets	$13,335	$13,090

Liabilities and Equity:
Current liabilities:
Accounts payable	$277	$284
Accrued expenses	980	996
Deferred revenue	413	386
Other current liabilities	772	801

Total current liabilities	2,442	2,467

Non-current liabilities:
Other liabilities	772	778
Deferred income taxes	927	926
Commitments and contingencies

Total equity	9,194	8,919

Total liabilities and equity	$13,335	$13,090

The accompanying notes are an integral part of these unaudited combined financial statements.

NEW NEWS CORPORATION

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the three months ended September 30,
	2012	2011
Operating activities:
Net (loss) income	$(83)	$45
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization	125	120
Equity earnings of affiliates	(26)	(30)
Cash distributions received from affiliates	16	61
Other, net	(3)	(1)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(25)	(41)
Inventories, net	(21)	(38)
Accounts payable and other liabilities	(70)	53

Net cash (used in) provided by operating activities	(87)	169

Investing activities:
Property, plant and equipment, net of acquisitions	(64)	(100)
Acquisitions, net of cash acquired	(228)	(51)
Investments in equity affiliates	(2)	(12)
Proceeds from dispositions	—	2

Net cash used in investing activities	(294)	(161)

Financing activities:
Net transfers from (to) Parent and affiliates	255	(188)
Dividends paid	(11)	—

Net cash provided by (used in) financing activities	244	(188)

Net decrease in cash and cash equivalents	(137)	(180)
Cash and cash equivalents, beginning of period	1,133	2,022
Exchange movement on opening cash balance	14	(153)

Cash and cash equivalents, end of period	$1,010	$1,689

The accompanying notes are an integral part of these unaudited combined financial statements.

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The Proposed Distribution

On June 28, 2012, News Corporation (“Parent”) announced its intent to pursue the separation of its business into two separate independent public companies, one of which will hold Parent’s global media and entertainment businesses and another which will hold the businesses comprising Parent’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. On December 4, 2012, the board of directors of Parent authorized management to proceed with the proposed distribution, subject to the satisfaction or waiver of certain conditions and the board of directors’ ongoing consideration of the transaction and its final approval, which may not be granted.

To effect the distribution, Parent will first undertake an internal reorganization. Following the internal reorganization, Parent will distribute all of the shares of New News Corporation common stock to its stockholders on a pro rata basis. After the distribution, Parent will not own any equity interest in New News Corporation, and New News Corporation will operate independently from Parent. Parent’s stockholders will not be required to vote to effectuate the distribution. However, in order to effectuate the distribution in the manner discussed in this information statement, Parent will be required to amend its Restated Certificate of Incorporation, and Parent will hold a Special Meeting in connection therewith.

The internal reorganization and, in turn, the distribution, are subject to the satisfaction, or waiver by Parent, of a number of conditions. Additionally, Parent may determine not to complete the internal reorganization or the distribution if, at any time, the board of directors of Parent determines, in its sole and absolute discretion, that the distribution is not in the best interest of Parent or its stockholders or is otherwise not advisable.

Unless the context otherwise requires, references in these Notes to the Combined Financial Statements to New News Corporation, “we”, “us” and “our” refer to New News Corporation and its combined subsidiaries. References in these Notes to “Parent” refers to News Corporation, a Delaware corporation and its consolidated subsidiaries (other than, after the distribution, New News Corporation and its combined subsidiaries), unless the context requires.

These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Parent. These statements reflect the combined historical results of operations, financial position and cash flows of Parent’s publishing businesses, its education division and other Australian assets in accordance with U.S. generally accepted accounting principles (“GAAP”). For ease of reference, these combined financial statements are collectively referred to as those of New News Corporation.

These financial statements are presented as if such businesses had been combined for all periods presented. All intercompany transactions and accounts within New News Corporation have been eliminated. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the distribution all of the assets and liabilities presented are wholly-owned by Parent and are being transferred to the New News Corporation combined group at carry-over basis, although, New News Corporation’s investment in Sky Network Television Ltd. will be retained by Parent post-distribution. The combined statements of operations include allocations for certain support functions that are provided on a centralized basis within Parent and not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. Parent does not routinely allocate these costs to any of its business units. These expenses have been allocated to New News Corporation on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, operating income, headcount or other measures of New News Corporation. Management believes the assumptions underlying the

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

combined financial statements, including the assumptions regarding allocating general corporate expenses from Parent are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by New News Corporation and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if New News Corporation had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

The combined financial statements include certain assets and liabilities that have historically been held at Parent’s corporate level but are specifically identifiable or otherwise attributable to New News Corporation. All significant intracompany transactions and accounts within New News Corporation’s combined businesses have been eliminated. All significant intercompany transactions between Parent and New News Corporation have been included within Parent company investment in these combined financial statements.

Changes in New News Corporation’s ownership interest in a consolidated subsidiary where a controlling financial interest is retained are accounted for as a capital transaction. When New News Corporation ceases to have a controlling interest in a consolidated subsidiary New News Corporation will recognize a gain or loss in the combined statements of operations upon deconsolidation.

The preparation of combined financial statements in conformity with GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Our critical accounting estimates are disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in this information statement. Since the year ended June 30, 2012, there have been no material changes to our critical accounting policies and estimates.

New News Corporation’s fiscal year ends on the Sunday closest to June 30. Fiscal 2013 and fiscal 2012 include 52 weeks. All references to September 30, 2012 and September 30, 2011 relate to the three months ended September 30, 2012 and October 2, 2011, respectively. For convenience purposes, New News Corporation continues to date its financial statements as of September 30.

NOTE 2. ACQUISITIONS, DISPOSALS AND OTHER TRANSACTIONS

Acquisitions

In July 2012, New News Corporation acquired Thomas Nelson, Inc. (“Thomas Nelson”), one of the leading Christian book publishers in the U.S., for approximately $200 million in cash. In accordance with Accounting Standards Codification (“ASC”) 350, “Intangibles—Goodwill and Other,” the purchase price has been preliminarily allocated to intangibles. The amount allocated to intangibles is subject to change pending the completion of final valuations of certain assets and liabilities. A change in the purchase price allocation and any estimates of useful lives could result in a change in the value allocated to the intangible assets that could impact future amortization expense.

In July 2012, New News Corporation acquired Australian Independent Business Media Pty Limited (“AIBM”) for approximately $30 million in cash. AIBM publishes a subscription-based online newsletter for investors and a business news and commentary website.

In July 2011, New News Corporation acquired Kidspot.com.au Limited, a pregnancy and parenting website, for approximately $50 million in cash.

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Other

In July 2011, Parent announced that it would close its publication, The News of the World, after allegations of phone hacking and payments to public officials. As a result of Parent’s approval of the shutdown of The News of the World, Parent reorganized portions of the U.K. newspaper business and recorded restructuring charges in fiscal 2013 and 2012 primarily for termination benefits and certain organizational restructuring at the U.K. newspapers. (See Note 3—Restructuring Programs). Parent and New News Corporation are subject to several ongoing investigations by U.K. and U.S. regulators and governmental authorities relating to phone hacking, illegal data access, inappropriate payments to public officials and related matters at The News of the World and The Sun. New News Corporation, together with Parent, is cooperating with these investigations. In addition, New News Corporation has admitted liability in a number of civil cases related to the phone hacking allegations and has settled a number of cases. Parent created an independently-chaired Management & Standards Committee (the “MSC”) to ensure cooperation with all relevant investigations and inquiries into The News of the World matters and all other related issues. The MSC conducts its own internal investigation where appropriate. The MSC has an independent Chairman, Lord Grabiner QC, and reports directly to Gerson Zweifach, Senior Executive Vice President and Group General Counsel of Parent. Mr. Zweifach reports to the independent members of the Board of Directors of Parent (the “Parent Board”) through their representative Viet Dinh, an independent director and Chairman of Parent’s Nominating and Corporate Governance Committee. The independent directors of the Parent Board have retained independent outside counsel and are actively engaged in these matters. The MSC conducted an internal investigation of the three other titles at NI Group Limited (“News International”) and engaged independent outside counsel to advise it on these investigations and all other matters it handles. As a result of these matters, News International has instituted governance reforms and issued certain enhanced policies to its employees. (See Note 9—Commitments and Contingencies.)

NOTE 3. RESTRUCTURING PROGRAMS

Fiscal 2013

During the three months ended September 30, 2012, New News Corporation recorded restructuring charges of $115 million, of which $112 million related to the newspaper businesses. The restructuring charges primarily related to the reorganization of the Australian newspaper businesses which was announced at the end of fiscal 2012 and the continued reorganization of the U.K. newspaper business. The restructuring charges recorded in the first quarter of fiscal 2013 were primarily for termination benefits in Australia and contract termination payments in the U.K.

Fiscal 2012

During the three months ended September 30, 2011, New News Corporation recorded restructuring charges of $64 million related to the newspaper businesses. New News Corporation reorganized portions of the U.K. newspaper business and recorded restructuring charges in the first quarter of fiscal 2012 primarily for termination benefits as a result of the shutdown of The News of the World and certain organizational restructurings at other newspapers.

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Changes in program liabilities were as follows:

	For the three months ended September 30,
	2012				2011
	One time termination benefits	Facility related costs	Other costs	Total	One time termination benefits	Facility related costs	Other costs	Total
	(in millions)
Balance, beginning of period	$51	$8	$—	$59	$23	$10	$—	$33
Additions	64	—	51	115	50	—	14	64
Payments	(70)	(1)	(49)	(120)	(20)	(1)	(10)	(31)
Other	—	—	(2)	(2)	(2)	—	(4)	(6)

Balance, end of period	$45	$7	$—	$52	$51	$9	$—	$60

New News Corporation expects to record an additional $16 million of restructuring charges, principally related to additional termination benefits at the newspaper businesses. As of September 30, 2012, restructuring liabilities of approximately $46 million and $6 million were included in the combined balance sheets in other current liabilities and other liabilities, respectively.

NOTE 4. INVESTMENTS

New News Corporation’s investments were comprised of the following:

		Ownership Percentage	As of September 30, 2012	As of June 30, 2012
			(in millions)
Equity method investments:
Sky Network Television Ltd. (a)	New Zealand media company	44%	$399	$390
Foxtel	Australia pay television	25%	206	198
FOX SPORTS Australia	Australia sports cable network programming	50%	170	171
Other equity method investments		various	34	35
Other investments		various	336	332

Total Investments			$1,145	$1,126

(a)	The market value of New News Corporation’s investment in Sky Network Television Ltd. was $719 million and was valued using quoted market prices as of September 30, 2012.

NOTE 5. GOODWILL AND OTHER INTANGIBLE ASSETS

The increase in the carrying value of Intangible assets, net and Goodwill of $161 million during the three months ended September 30, 2012, was primarily due to the acquisitions of Thomas Nelson at the Book Publishing segment and AIBM at the News and Information Services segment and foreign currency adjustments.

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. EQUITY

The following table summarizes changes in equity:

	For the three months ended September 30,
	2012			2011
	Total New News Corporation Equity	Noncontrolling Interests	Total Equity	Total New News Corporation Equity	Noncontrolling Interests	Total Equity
	(in millions)
Balance, beginning of period	$8,809	$110	$8,919	$12,334	$95	$12,429
Net (loss) income	(92)	9	(83)	38	7	45
Other comprehensive income (loss)	101	1	102	(665)	(9)	(674)
Other	—	(11)	(11)	—	—	—
Net increase (decrease) in Parent company investment	267	—	267	(182)	—	(182)

Balance, end of period	$9,085	$109	$9,194	$11,525	$93	$11,618

NOTE 7. EQUITY BASED COMPENSATION

Until consummation of the distribution from Parent, New News Corporation’s employees participate in Parent’s equity plans. Parent has plans authorized to grant equity awards of Parent stock to New News Corporation’s employees. The share-based payment expense recorded by New News Corporation, in the periods presented, includes the expense associated with the employees historically attributable to New News Corporation’s operations, as well as the expense associated with the allocation of stock compensation expense for corporate employees.

The following table summarizes New News Corporation’s equity-based compensation transactions:

	For the three months ended September 30,
	2012	2011
	(in millions)
Equity-based compensation—New News Corporation’s Employees	$15	$7
Equity-based compensation—Allocated	1	2

Equity-based compensation—Total	$16	$9

As of September 30, 2012, total compensation cost related to restricted stock units (“RSUs”) and performance stock units (“PSUs”) not yet recognized for all equity-based compensation plans was approximately $60 million, and is expected to be recognized over a weighted average period between one and two years. Compensation expense on all equity-based awards is generally recognized on a straight-line basis over the vesting period of the entire award. However, certain performance based awards are recognized on an accelerated basis.

The intrinsic value of stock options exercised during the three months ended September 30, 2012 and 2011 was $7 million and nil, respectively. The intrinsic value of the stock options outstanding as of September 30, 2012 and June 30, 2012 was $17 million and $8 million, respectively.

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

New News Corporation recognized a tax benefit on vested RSUs and stock options exercised of approximately nil and $1 million for the three months ended September 30, 2012 and 2011, respectively.

NOTE 8. RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT

Corporate Allocations and Parent Company Investment

Historically, Parent has provided services to and funded certain expenses for New News Corporation that have been included as a component of Parent company equity such as: global real estate and occupancy; and employee benefits. In addition, New News Corporation’s combined financial statements include general corporate expenses of Parent which were not historically allocated to New News Corporation for certain support functions that are provided on a centralized basis within Parent and not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others (“General Corporate Expenses”). For purposes of these stand-alone financial statements, the General Corporate Expenses have been allocated to New News Corporation. The General Corporate Expenses are included in the combined statements of operations in selling, general and administrative expenses and accordingly as a component of Parent company equity. These expenses have been allocated to New News Corporation on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, operating income, headcount or other measures of New News Corporation. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating General Corporate expenses from Parent are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The General Corporate Expenses allocated to New News Corporation during the three months ended September 30, 2012 and 2011 were approximately $26 million and $19 million, respectively.

All significant intercompany transactions between New News Corporation and Parent have been included in these combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the combined balance sheets as Parent company investment.

NOTE 9. COMMITMENTS AND GUARANTEES

Commitments

New News Corporation has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. Other than as previously disclosed in these notes to New News Corporation’s unaudited combined financial statements, New News Corporation’s commitments have not changed significantly from the disclosures included in the June 30, 2012 audited combined financial statements.

Guarantees

New News Corporation’s guarantees as of September 30, 2012 have not changed significantly from disclosures included in the June 30, 2012 audited combined financial statements.

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Contingencies

U.K. Newspaper Matters

On July 19, 2011, a purported class action lawsuit captioned Wilder v. News Corp., et al. was filed on behalf of all purchasers of Parent’s common stock between March 3, 2011 and July 11, 2011, in the U.S. District Court for the Southern District of New York. The plaintiff brought claims under Section 10(b) and Section 20(a) of the Securities Exchange Act, alleging that false and misleading statements were issued regarding alleged acts of voicemail interception at The News of the World. The suit names as defendants Parent, Rupert Murdoch, James Murdoch and Rebekah Brooks, and seeks compensatory damages, rescission for damages sustained, and costs.

This litigation and certain other Parent stockholder lawsuits are all now before the same judge. On June 5, 2012, the court issued an order appointing the Avon Pension Fund (“Avon”) as lead plaintiff in the litigation and Robbins Geller Rudman & Dowd as lead counsel. Thereafter, on July 3, 2012, the court issued an order providing that an amended consolidated complaint was to be filed by July 31, 2012. Avon filed an amended consolidated complaint on July 31, 2012, which among other things, added as defendants New News Corporation’s subsidiary, NI Group Limited, and Les Hinton, and expanded the class period to include February 15, 2011 to July 18, 2011. Defendants filed their motion to dismiss on September 25, 2012, and the parties have completed briefing on the motion. The court has not yet set a date for oral argument.

Parent and New News Corporation’s management believe these Parent stockholder claims are entirely without merit, and New News Corporation intends to vigorously defend this action.

In addition, U.K. and U.S. regulators and governmental authorities continue to conduct investigations initiated in 2011 with respect to phone hacking, illegal data access, inappropriate payments to public officials and related matters at New News Corporation’s former publication, The News of the World, and at The Sun (the “U.K. Newspaper Matters”). New News Corporation, together with Parent, is cooperating with these investigations. It is possible that these proceedings could damage New News Corporation’s reputation and might impair its ability to conduct its business.

New News Corporation is not able to predict the ultimate outcome or cost associated with these investigations. Violations of law may result in civil, administrative or criminal fines or penalties. New News Corporation has admitted liability in a number of civil cases related to the phone hacking allegations and has settled a number of cases. As of September 30, 2012, New News Corporation has provided for its best estimate of the liability for the claims that have been filed. New News Corporation has announced a process under which parties can pursue claims against it, and management believes that it is probable that additional claims will be filed. It is not possible to estimate the liability for such additional claims given the information that is currently available to New News Corporation. If more claims are filed and additional information becomes available, New News Corporation will update the liability provision for such matters. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by New News Corporation in connection with the various proceedings could affect its results of operations and financial condition.

HarperCollins

Commencing on August 9, 2011, twenty-nine purported consumer class actions have been filed in the U.S. District Courts for the Southern District of New York and for the Northern District of California, which relate to the decisions by certain publishers, including HarperCollins Publishers L.L.C. (“HarperCollins”), to begin selling their eBooks pursuant to an agency relationship. The Judicial Panel on Multidistrict Litigation has transferred the

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

various class actions to the Honorable Denise L. Cote in the Southern District of New York. On January 20, 2012, plaintiffs filed a consolidated amended complaint, again alleging that certain named defendants, including HarperCollins, violated the antitrust and unfair competition laws by virtue of the switch to the agency model for eBooks. The actions seek as relief treble damages, injunctive relief and attorneys’ fees. On June 25, 2012, Judge Cote issued a scheduling order for the multi-district litigation going forward. Additional information about In re MDL Electronic Books Antitrust Litigation, Civil Action No. 11-md-02293 (DLC), can be found on Public Access to Court Electronic Records (PACER). While it is not possible to predict with any degree of certainty the ultimate outcome of these class actions, HarperCollins believes it was compliant with applicable antitrust and competition laws.

Following an investigation, on April 11, 2012, the Department of Justice (the “DOJ”) filed an action in the U.S. District Court for the Southern District of New York against certain publishers, including HarperCollins, and Apple, Inc. The DOJ’s complaint alleges antitrust violations relating to defendants’ decisions to begin selling eBooks pursuant to an agency relationship. This case was assigned to Judge Cote. Simultaneously, the DOJ announced that it had reached a proposed settlement with three publishers, including HarperCollins, and filed a Proposed Final Judgment and related materials detailing that agreement. Among other things, the Proposed Final Judgment requires that HarperCollins terminate its agreements with certain eBook retailers and places certain restrictions on any agreements subsequently entered into with such retailers. On September 5, 2012, Judge Cote entered the Final Judgment. A third party has filed a motion to intervene in the case for the purpose of appealing Judge Cote’s decision entering the Final Judgment to the U.S. Court of Appeals for the Second Circuit. Additional information about the Final Judgment can be found on the DOJ’s website.

Following an investigation, on April 11, 2012, 16 state Attorneys General led by Texas and Connecticut (the “AGs”) filed a similar action against certain publishers and Apple, Inc. in the Western District of Texas. On April 26, 2012, the AGs’ action was transferred to Judge Cote. On May 17, 2012, 33 AGs filed a second amended complaint. As a result of a memorandum of understanding agreed upon with the AGs for Texas and Connecticut, HarperCollins was not named as a defendant in this action. Pursuant to the terms of the memorandum of understanding, HarperCollins entered into a settlement agreement with the AGs for Texas, Connecticut and Ohio on June 11, 2012. By August 28, 2012, forty-nine states (all but Minnesota) and five U.S. territories had signed on to that settlement agreement. On August 29, 2012, the AGs simultaneously filed a complaint against HarperCollins and two other publishers, a motion for preliminary approval of that settlement agreement and a proposed distribution plan. On September 14, 2012, Judge Cote granted the AGs’ motion for preliminary approval of the settlement agreement and approved the AGs’ proposed distribution plan. Notice was subsequently sent to potential class members, and a fairness hearing scheduled for February 8, 2013. If the settlement agreement receives final approval, it would resolve all damage claims of individual citizens from those states and territories, including those represented in the purported class actions.

While the settlement agreement with the AGs is still subject to final approval by the court, New News Corporation believes that the proposed settlement, as currently drafted, will not have a material impact on the results of operations or the financial position of New News Corporation. However, New News Corporation can make no assurances that the proposed settlement will receive final approval.

On October 12, 2012, HarperCollins received a Civil Investigative Demand from the Attorney General from the State of Minnesota. HarperCollins complied with the Demand on November 16, 2012 and is cooperating with that investigation. While it is not possible to predict with any degree of certainty the ultimate outcome of the inquiry, HarperCollins believes it was compliant with applicable antitrust laws.

The European Commission conducted an investigation into whether certain companies in the book publishing and distribution industry, including HarperCollins, violated the antitrust laws by virtue of the switch

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

to the agency model for eBooks. HarperCollins settled the matter with the European Commission on terms substantially similar to the settlement with the DOJ. On December 13, 2012, the European Commission formally adopted the settlement.

Commencing on February 24, 2012, five purported consumer class actions were filed in the Canadian provinces of British Columbia, Quebec and Ontario, which relate to the decisions by certain publishers, including HarperCollins, to begin selling their eBooks in Canada pursuant to an agency relationship. The actions seek as relief special, general and punitive damages, injunctive relief and the costs of the litigations. While it is not possible to predict with any degree of certainty the ultimate outcome of these class actions, especially given their early stages, HarperCollins believes it was compliant with applicable antitrust and competition laws and intends to defend itself vigorously.

In early July 2012, HarperCollins Canada, a wholly-owned subsidiary of HarperCollins, learned that the Canadian Competition Bureau (“CCB”) had commenced an inquiry regarding the sale of eBooks in Canada. HarperCollins currently is cooperating with the CCB with respect to its inquiry. While it is not possible to predict with any degree of certainty the ultimate outcome of the inquiry, HarperCollins believes it was compliant with applicable antitrust and competition laws.

Other

New News Corporation’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, New News Corporation is regularly audited by federal, state and foreign tax authorities. New News Corporation believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. Each member of the Parent consolidated group, which includes Parent, New News Corporation and Parent’s other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, New News Corporation could be liable in the event any such liability is incurred, and not discharged, by any other member of the Parent consolidated group. The tax sharing and indemnification agreement will require Parent to indemnify New News Corporation for any such liability. Disputes or assessments could arise during future audits by the IRS in amounts that New News Corporation cannot quantify.

New News Corporation establishes an accrued liability for legal claims when it determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Legal fees associated with litigation and similar proceedings that are not expected to provide a benefit in future periods are expensed as incurred. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by New News Corporation in connection with the various proceedings could affect New News Corporation’s results of operations and financial condition. For the contingencies disclosed above for which there is at least a reasonable possibility that a loss may be incurred, New News Corporation was unable to estimate the amount of loss or range of loss.

NOTE 10. PENSION AND OTHER POSTRETIREMENT BENEFITS

Plans in the U.S., U.K. and Australia that are sponsored by entities included in New News Corporation (“Direct Plans”) are accounted for as defined benefit pension plans and these costs are included in the net periodic benefit costs—Direct below. Certain of our U.S. employees participate in defined benefit pension plans

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

(“Shared Plans”) sponsored by Parent, which include participants of other Parent subsidiaries and these costs are included in the net periodic benefit costs—Employees participation in Parent plans below. In addition, a portion of the remaining Shared Plans expense was allocated to New News Corporation and these costs are included in net periodic benefit costs—Corporate allocations.

The components of net periodic benefits costs were as follows:

	Pension benefits		Postretirement benefits
	For the three months ended September 30,
	2012	2011	2012	2011
	(in millions)
Service cost benefits earned during the period	$5	$5	$—	$1
Interest costs on projected benefit obligations	15	19	2	2
Expected return on plan assets	(19)	(21)	—	—
Amortization of deferred losses	5	4	—	—
Other	—	—	(2)	(4)

Net periodic benefits costs—Direct	6	7	—	(1)
Employees participation in Parent plans	5	2	N/A	N/A
Corporate allocations	1	1	N/A	N/A

Net periodic benefits costs—Total	$12	$10	$—	$(1)

Cash contributions	$9	$7	$3	$3

N/A—not applicable

NOTE 11. SEGMENT INFORMATION

New News Corporation manages and reports its businesses in the following four segments:

•

News and Information Services—The News and Information Services segment includes the global product offerings of The Wall Street Journal and Barron’s publications, The Wall Street Journal Digital Network (“WSJDN”) and New News Corporation’s suite of information services including Dow Jones Newswires and Factiva. In addition to WSJ.com and Barrons.com, WSJDN includes MarketWatch, AllThingsD and related services. New News Corporation also owns, among other publications, The Australian, Herald Sun, The Daily Telegraph and The Courier Mail in Australia, The Times, The Sunday Times and The Sun in the U.K. and The New York Post in the U.S. This segment also includes the integrated marketing services business, News America Marketing Group (“NAMG”), a leading provider of free-standing coupon inserts, in-store marketing products and digital-savings marketing solutions. NAMG’s customers include many of the largest consumer packaged goods advertisers in the U.S. and Canada.

•

Digital Real Estate Services—New News Corporation owns 61.6% of REA Group Limited (“REA”), a publicly traded company listed on the Australian Securities Exchange (ASX: REA) that is a leading digital advertising business specializing in real estate services. REA operates Australia’s largest residential property website, realestate.com.au, as well as Australia’s leading commercial property website, realcommercial.com.au. REA also operates a market-leading Italian property site, casa.it, and other property sites and apps across Europe and Hong Kong.

•

Book Publishing—The HarperCollins book publishing segment is one of the largest English-language consumer publishers in the world, with particular strengths in general fiction, nonfiction, children’s and religious publishing, and an industry leader in digital publishing. HarperCollins includes over 60

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

branded publishing imprints including Avon, Harper, HarperCollins Children’s Publishers, William Morrow and Christian publishers Zondervan and Thomas Nelson, and publishes works by well-known authors such as J.R.R. Tolkien, Paulo Coelho, Rick Warren and Agatha Christie and popular titles such as The Hobbit, Goodnight Moon and To Kill a Mockingbird.

•

Other—The Other segment primarily consists of Amplify, New News Corporation’s digital education business focused on the K-12 learning market, and general corporate overhead expenses. Amplify focuses on three areas of business: assessment and analytics; digital content and curriculum; and mobile distribution systems designed for education. Amplify’s assessment and analytics division operates as Wireless Generation, Inc. (“Wireless Generation”), which commenced operations in 2000 and was acquired by Parent in fiscal 2011. Wireless Generation provides premium assessment and analytics services to enable real-time personalization of educational content. Through its Amplify Learning division, Amplify is creating innovative digital curricula for K-12 education designed to enhance teaching and learning in English Language Arts, Science and Math. Through its Amplify Access division, Amplify is developing an open, tablet-based education platform that integrates its existing assessment and analytics tools and services with its digital curricula as well as third-party content and interactive applications.

New News Corporation doubled its stake in FOX SPORTS Australia to 100% as part of its acquisition of Consolidated Media Holdings Ltd. (“CMH”), in November 2012. Accordingly, the results of FOX SPORTS Australia will be included within a new Cable Network Programming segment in New News Corporation’s combined results of operations beginning in November 2012. (See Note 13 – Subsequent Events for further discussion of the CMH acquisition.)

New News Corporation’s operating segments have been determined in accordance with its internal management structure, which is organized based on operating activities and has aggregated its newspaper and information services business with its integrated marketing services business into one reportable segment due to their similarities. New News Corporation evaluates performance based upon several factors, of which the primary financial measure is Segment EBITDA.

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax expense and net income attributable to noncontrolling interests. New News Corporation believes that information about Segment EBITDA assists all users of its combined financial statements by allowing them to evaluate changes in the operating results of New News Corporation’s portfolio of businesses separate from non-operational factors that affect net (loss) income, thus providing insight into both operations and the other factors that affect reported results.

Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net (loss) income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing New News Corporation’s financial performance.

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of New News Corporation’s business. Segment EBITDA provides management, investors and equity analysts measures to analyze operating performance of the New News Corporation’s business and its enterprise value against historical data and competitors’ data, although historical results, including Segment EBITDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

	For the three months ended September 30,
	2012	2011
	(in millions)
Revenues:
News and Information Services	$1,666	$1,768
Digital Real Estate Services	81	70
Book Publishing	352	301
Other	34	26

Total Revenues	2,133	2,165

Segment EBITDA:
News and Information Services	$126	$191
Digital Real Estate Services	35	28
Book Publishing	40	31
Other	(112)	(47)

Total Segment EBITDA	89	203

Depreciation and amortization	(125)	(120)
Impairment and restructuring charges	(115)	(64)
Equity earnings of affiliates	26	30
Interest, net	11	16
Other, net	3	1

(Loss) income before income tax benefit (expense)	(111)	66
Income tax benefit (expense)	28	(21)

Net (loss) income	(83)	45
Less: Net income attributable to noncontrolling interests	(9)	(7)

Net (loss) income attributable to New News Corporation	$(92)	$38

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

	As of September 30, 2012	As of June 30, 2012
	(in millions)
Total assets:
News and Information Services	$9,607	$9,662
Digital Real Estate Services	349	346
Book Publishing	1,542	1,290
Other	692	666
Investments	1,145	1,126

Total assets	$13,335	$13,090

Goodwill and intangible assets, net:
News and Information Services	$4,097	$4,060
Digital Real Estate Services	87	85
Book Publishing	579	454
Other	447	450

Total goodwill and intangible assets, net	$5,210	$5,049

NOTE 12. ADDITIONAL FINANCIAL INFORMATION

Income Taxes

New News Corporation’s effective income tax rate for the three months ended September 30, 2012 was lower than the statutory rate, primarily due to our foreign operations which are subject to lower tax rates and permanent differences. The effective income tax rate for the three months ended September 30, 2011 was lower than the statutory rate, primarily due to our foreign operations which are subject to lower tax rates.

At the end of each interim period, New News Corporation estimates the annual effective tax rate and applies that rate to its ordinary quarterly earnings. The tax expense or benefit related to significant, unusual or extraordinary items that will be separately reported or reported net of their related tax effect, and are individually computed, are recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

New News Corporation paid $29 million and $53 million for income taxes during the three months ended September 30, 2012 and 2011, respectively.

Receivables, net

Receivables are presented net of an allowance for returns and doubtful accounts, which is an estimate of amounts that may not be collectible. In determining the allowance for returns, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of New News Corporation’s products. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return. The allowance for doubtful accounts is estimated based on historical experience, receivable aging, current economic trends and specific identification of certain receivables that are at risk of not being paid.

NEW NEWS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Receivables, net consist of:

	As of September 30, 2012	As of June 30, 2012
	(in millions)
Receivables	$1,611	$1,555
Allowances for returns and doubtful accounts	(185)	(186)

Receivables, net	$1,426	$1,369

NOTE 13. SUBSEQUENT EVENTS

In November 2012, New News Corporation acquired Consolidated Media Holdings Ltd. (“CMH”), a media investment company that operates in Australia, for approximately $2 billion. CMH had a 25% interest in Foxtel and a 50% interest in FOX SPORTS Australia. Foxtel is the largest pay-TV provider in Australia, serving approximately 2.2 million subscribing households in Australia, or over 30% of the country’s population. Foxtel’s 200-plus channel selection (which includes standard definition channels, high definition versions of some of those channels, and audio and interactive channels) provides premium and exclusive content and a wide array of digital and mobile features. The remaining 50% of Foxtel is owned by Telstra Corporation Limited, one of Australia’s leading telecommunications companies. FOX SPORTS Australia is the leading sports programming provider in Australia with seven standard definition television channels, high definition versions of five of these channels, an interactive viewing application and one IPTV channel and rights to live sporting events in Australia including: National Rugby League, the domestic football league, English Premier League, Australian and international cricket as well as the NFL and NBA. The acquisition doubled New News Corporation’s stakes in FOX SPORTS Australia and Foxtel to 100% and 50%, respectively. Accordingly, the results of FOX SPORTS Australia will be included within a new Cable Network Programming segment in New News Corporation’s combined results of operations beginning in November 2012. Prior to November 2012, New News Corporation accounted for its investment in FOX SPORTS Australia under the equity method of accounting. New News Corporation’s investment in Foxtel was and continues to be accounted for under the equity method of accounting. Due to the limited time since the acquisition date the initial accounting for the business combination is incomplete at this time. As a result, we are unable to provide amounts recognized as of the acquisition date for major classes of assets and liabilities acquired and resulting from the transaction. Also, because the initial accounting for the transaction is incomplete, we are unable to provide the supplemental pro forma revenue and earnings of the combined entity.

FORM OF PROXY FOR CLASS A COMMON STOCK

IMPORTANT NOTICE TO STOCKHOLDERS

of News Corporation

The Special Meeting of Stockholders will be held at

[•]

on [•], 2013

[•] a.m. ([•] Time)

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF NEWS CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS, [•], 2013

The undersigned, a stockholder of News Corporation, a Delaware corporation (“Parent”), acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders and the accompanying proxy statement, and revoking any proxy previously given, hereby constitutes and appoints Messrs. K. Rupert Murdoch, Chase Carey and David F. DeVoe and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of Class A common stock of Parent, standing in the name of undersigned at the Special Meeting of Stockholders of Parent to be held on [•], 2013 at [•] a.m. ([•] Time) at [•].

(continued and to be signed on the other side)

FORM OF PROXY FOR CLASS A COMMON STOCK

Please Detach and Mail in the Envelope Provided

PRIOR TO THE MAILING OF THIS PROXY CARD, THE BOARD WILL HAVE

RECOMMENDED A VOTE “FOR” PROPOSALS 1 AND 2

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☐

1.	Proposal to amend Parent’s Restated Certificate of Incorporation to clarify Parent’s ability to structure separation transactions, including the contemplated separation of Parent’s media and entertainment business and Parent’s publishing business (the “Separation”), such that Parent can make distributions to its stockholders in separate classes of stock of its subsidiaries comparable to the classes of stock currently held by them.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	Proposal to amend Parent’s Restated Certificate of Incorporation to allow Parent to make certain non-cash distributions on shares of its stock held by its wholly-owned subsidiaries (“Subsidiary-Owned Shares”) in separation transactions and to create additional Subsidiary-Owned Shares with similar rights to distributions, each to enable Parent to consummate the Separation in the manner contemplated.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. ANY FAILURE OF STOCKHOLDERS TO APPROVE PROPOSALS 1 AND 2 WILL RESULT IN THE ABANDONMENT BY PARENT OF THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION AND, AS A RESULT, THE SEPARATION.

Signature of Stockholder	Dated	, 2013

Signature of Stockholder	Dated	, 2013

NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FORM OF PROXY FOR CLASS B COMMON STOCK

IMPORTANT NOTICE TO STOCKHOLDERS

of News Corporation

The Special Meeting of Stockholders will be held at

[•]

on [•], 2013

[•] a.m. ([•] Time)

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF NEWS CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS, [•], 2013

The undersigned, a stockholder of News Corporation, a Delaware corporation (“Parent”), acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders and the accompanying proxy statement, and revoking any proxy previously given, hereby constitutes and appoints Messrs. K. Rupert Murdoch, Chase Carey and David F. DeVoe and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of Class B common stock of Parent, standing in the name of undersigned at the Special Meeting of Stockholders of Parent to be held on [•], 2013 at [•] a.m. ([•] Time) at [•].

(continued and to be signed on the other side)

FORM OF PROXY FOR CLASS B COMMON STOCK

Please Detach and Mail in the Envelope Provided

PRIOR TO THE MAILING OF THIS PROXY CARD, THE BOARD WILL HAVE

RECOMMENDED A VOTE “FOR” PROPOSALS 1, 2, AND 3

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☐

1.	Proposal to amend Parent’s Restated Certificate of Incorporation to clarify Parent’s ability to structure separation transactions, including the contemplated separation of Parent’s media and entertainment business and Parent’s publishing business (the “Separation”), such that Parent can make distributions to its stockholders in separate classes of stock of its subsidiaries comparable to the classes of stock currently held by them.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	Proposal to amend Parent’s Restated Certificate of Incorporation to allow Parent to make certain non-cash distributions on shares of its stock held by its wholly-owned subsidiaries (“Subsidiary-Owned Shares”) in separation transactions and to create additional Subsidiary-Owned Shares with similar rights to distributions, each to enable Parent to consummate the Separation in the manner contemplated.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	Proposal to amend Parent’s Restated Certificate of Incorporation which will change Parent’s name to Fox Group, Inc. upon the consummation of the Separation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	CITIZENSHIP CERTIFICATION: Please mark “YES” if the stock is owned of record or beneficially by a U.S. stockholder, or mark “NO” if such stock is owned of record or beneficially by a non-U.S. stockholder. (Please refer to Appendix B of the Proxy Statement for additional guidance.)

If you do not provide a response to this Item 4, you will be deemed to be a non-U.S. stockholder and the shares will be subject to the suspension of voting rights unless you are a stockholder of record and you previously submitted a U.S. citizenship certification to Parent’s transfer agent or Australian share registrar.

YES	NO
☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. ANY FAILURE OF STOCKHOLDERS TO APPROVE PROPOSALS 1 AND 2 WILL RESULT IN THE ABANDONMENT BY PARENT OF THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION AND, AS A RESULT, THE SEPARATION.

Signature of Stockholder	Dated	, 2013

Signature of Stockholder	Dated	, 2013

NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.